     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2000

                                    REGISTRATION NOS. 333-32074 AND 333-32074-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 METLIFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   6719                                  13-4075851
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                            METLIFE CAPITAL TRUST I
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   6719                                  13-7233755
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                               ONE MADISON AVENUE
                         NEW YORK, NEW YORK 10010-3690
                                 (212) 578-2211

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              GARY A. BELLER, ESQ.
              SENIOR EXECUTIVE VICE-PRESIDENT AND GENERAL COUNSEL
                                 METLIFE, INC.
                               ONE MADISON AVENUE
                            NEW YORK, NY 10010-3690
                                 (212) 578-2211

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

               WOLCOTT B. DUNHAM, JR., ESQ.                                   PHYLLIS G. KORFF, ESQ.
                  JAMES C. SCOVILLE, ESQ.                                    SUSAN J. SUTHERLAND, ESQ.
                   DEBEVOISE & PLIMPTON                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                     875 THIRD AVENUE                                            FOUR TIMES SQUARE
                 NEW YORK, NEW YORK 10022                                    NEW YORK, NEW YORK 10036
                      (212) 909-6000                                              (212) 735-3000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 [MetLife Snoopy Logo]

                  SUBJECT TO COMPLETION. DATED APRIL 4, 2000.


                                20,000,000 UNITS

                                 [METLIFE LOGO]

                            METLIFE CAPITAL TRUST I
                                % EQUITY SECURITY UNITS
                           -------------------------

     Each unit will initially consist of (a) a contract to purchase, for $50, shares of common stock of MetLife, Inc. on May 15, 2003 and (b) a capital security of MetLife Capital Trust I, with a stated liquidation amount of $50.

     The capital securities will initially be held as components of the units and be pledged to secure your obligations under the related purchase contracts.
You will receive distributions on the capital securities at the rate of      %
of $50 per year, paid quarterly, subject to the deferral provisions described in this prospectus. The distribution rate will be reset, and the capital securities remarketed, as described in this prospectus.

     The units have been approved for listing on the New York Stock Exchange under the symbol "MIU", subject to official notice of issuance. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "MET", subject to official notice of issuance.

     MetLife, Inc. will, on a senior and unsecured basis, irrevocably guarantee payments on the capital securities to the extent of available trust funds.

     The offering is being made in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process known as a demutualization.

     Concurrently with this offering, we are also:

     - making an initial public offering of 179,000,000 shares of common stock of MetLife, Inc.; and

     - issuing 493,476,118 shares of common stock of MetLife, Inc. to the MetLife Policyholder Trust for the benefit of policyholders of Metropolitan Life Insurance Company in connection with the demutualization.


     In addition, we will issue concurrently with this offering up to 73,000,000 shares in the aggregate of our common stock to Banco Santander Central Hispano, S.A. and Credit Suisse Group or their respective affiliates in private placements.


     The underwriters have an option to purchase a maximum of 3,000,000 additional units to cover over-allotments of the units.

     INVESTING IN THE UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 28.

                                                              PER UNIT     TOTAL
                                                              --------    --------
Initial public offering price(1)............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to MetLife, Inc. ................   $          $

---------------
(1) Plus, as applicable, accumulated distributions from             , 2000, if
    settlement occurs after that date.

     Delivery of the units will be made on or about             , 2000.

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               Joint Bookrunners
CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.
BANC OF AMERICA SECURITIES LLC
            DONALDSON, LUFKIN AND JENRETTE
                         LEHMAN BROTHERS
                                     MERRILL LYNCH & CO.
                                              MORGAN STANLEY DEAN WITTER
                                                      SALOMON SMITH BARNEY
                    Prospectus dated                , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   28
Use of Proceeds.............................................   46
Dividend Policy.............................................   48
Capitalization..............................................   49
Ratio of Earnings to Fixed Charges..........................   50
Selected Financial Information..............................   51
Pro Forma Consolidated Financial Information................   58
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   66
The Demutualization.........................................  104
Business....................................................  117
Management..................................................  194
Ownership of Common Stock...................................  210
Common Stock Eligible for Future Sale.......................  212
MetLife Capital Trust I.....................................  214
Description of the Units....................................  216
U.S. Federal Income Tax Consequences........................  253
Description of Capital Stock................................  259
Underwriting................................................  266
Legal Matters...............................................  269
Experts.....................................................  270
Additional Information......................................  271
Glossary....................................................  G-1
Index to Financial Statements...............................  F-1
Opinion of Consulting Actuary...............................  A-1


                           -------------------------

     Some statements contained in this prospectus, including those containing the words "believes", "expects", "intends", "estimates", "assumes" and "anticipates", are forward looking. Actual results may differ materially from those suggested by the forward looking statements for various reasons, including those discussed under "Risk Factors".

     You should rely only on the information contained or referred to in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until        , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in the units. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. Unless otherwise stated or the context otherwise requires, references in this prospectus to "we", "our", "us" or "MetLife" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries. All financial information contained in this prospectus, unless otherwise indicated, has been derived from the consolidated financial statements of Metropolitan Life Insurance Company and its subsidiaries and is presented in conformity with generally accepted accounting principles ("GAAP"). The Glossary beginning on page G-1 of this prospectus includes definitions of certain insurance terms. Each term defined in the Glossary is printed in boldface the first time it appears in this prospectus. Information regarding the number of shares of MetLife, Inc. common stock to be outstanding after this offering of units, the private placements and the concurrent initial public offering does not include shares of common stock issuable upon the settlement of the purchase contracts that are a part of the units offered by this prospectus.


                                 METLIFE, INC.

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, ANNUITIES and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. We are:

     - the largest life insurer, with approximately $1.7 trillion of life insurance IN FORCE at December 31, 1999;

     - the largest individual life insurer, with $11.5 billion in individual life insurance and annuity PREMIUMS and deposits in 1999;

     - the largest group life insurer, with $5.3 billion of premiums in 1999;

     - a leading group non-medical health insurer, including the second largest group disability insurer, the second largest commercial dental insurer and the largest group long-term care insurer;

     - a leading issuer of individual variable life insurance and variable annuities; and

     - a leading asset manager, with $373.6 billion of total assets under management at December 31, 1999.

     We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1999 were $25.4 billion and our net income was $617 million. We had total consolidated assets of $225.2 billion and equity of $13.7 billion at December 31, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while FIRST-YEAR PREMIUMS AND DEPOSITS from variable life insurance products have grown at a compound annual rate of 33.1% for the five years ended 1999 and represented 67.4% of our total life insurance sales for Individual Business in 1999. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.1 billion of revenues, or 43.5% of our total revenues, and $565 million of operating income in 1999.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.9 billion in 1999, have grown at a compound annual rate of 10.0% for the three years ended 1999. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 300 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.4 billion of revenues, or 40.8% of our total revenues, and $585 million of operating income in 1999.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research & Management Company, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $189.8 billion of our total assets under management at December 31, 1999, including $54.9 billion of assets in mutual funds and in SEPARATE ACCOUNTS supporting individual variable life and annuity products. For the five years ended 1999, this segment's assets under management grew at a compound annual rate of 14.2%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.5% of our total revenues, and $51 million of operating income in 1999.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels. These channels include the MetLife career agency system, approximately 6,000 independent agents and brokers, which includes those of The St. Paul Companies acquired in 1999, and approximately 385 Auto & Home specialists. We are the leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 14.3% compound annual rate for the five years ended 1999. On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion, substantially increasing the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written. See "Business -- Auto & Home". Auto & Home had $1.9 billion of revenues, or 7.4% of our total revenues, and $54 million of operating income in 1999.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups, and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.4% for the five years ended 1999. International had $0.8 billion of revenues, or 3.1% of our total revenues, and $18 million of operating income in 1999.

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica distributes its products through approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica's subsidiaries also include Reinsurance Group of America, Inc., one of the largest life reinsurers in the United States, and Conning Corporation, a manager of investments for General American Life and other insurance company and pension clients. Upon completion of the acquisition of GenAmerica, we owned approximately 58% and 61% of the outstanding common stock of Reinsurance Group of America (also known as RGA) and Conning, respectively. Both RGA and Conning are publicly-traded. On March 9, 2000, we announced that we had agreed to acquire all of the outstanding shares of Conning common stock not already owned by us for $12.50 per share in cash, or approximately $65 million. The Conning acquisition is subject to customary terms and conditions, including regulatory approvals.

     Subsequent to January 6, 2000, the date on which we acquired GenAmerica, GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which will be separately designated as our Reinsurance segment.

STRATEGY

     As we become a public company, we are committed to providing superior stockholder value through the following growth strategies:

- INCREASING OUR REVENUES AND ASSETS UNDER MANAGEMENT BY:

          Building on widely recognized brand names. We believe that the MetLife name is one of the most well-known brand names in the U.S. and one of our most valuable assets. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group and State Street Research, for specific market segments. We believe our recent acquisition of GenAmerica and RGA further strengthens our brand portfolio.

          Capitalizing on large customer base. We intend to enhance our relationships with our existing individual customers by offering a broad array of products, improving the training of our agents and developing direct marketing programs in partnership with our agency sales force and increasing sales to our institutional customers by expanding the offering of voluntary, or employee-paid, products.

          Expanding multiple distribution channels. We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. We intend to both grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

          Continuing to introduce innovative and competitive products. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include new or revised products covering a substantial portion of our individual product offerings and new voluntary institutional products.

          Increasing focus on asset accumulation products. We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, such as variable life and annuity products, mutual funds and 401(k) products.

          Focusing international operations on growing markets. We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share.

- GROWING OUR EARNINGS AND OPERATING RETURN ON EQUITY BY:

          Reducing operating expenses. We are committed to improving profitability by reducing operating expenses through employee reductions, increased integration of operations and enhanced use of technology.

          Strengthening performance-oriented culture. We have implemented a number of initiatives to significantly enhance the performance of our employees, including establishing a new compensation program, selectively hiring experienced new employees, expanding our training efforts and implementing a new performance measurement and review program.

          Continuing to optimize returns from investment portfolio. The return on our invested assets has contributed significantly to our earnings growth. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

          Enhancing capital efficiency of our operations. We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system and, consistent with a more disciplined approach to capital allocation, have divested operations that did not meet targeted rates of return or growth.

THE DEMUTUALIZATION

     We are conducting the offerings in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process commonly known as a demutualization. On the date the plan of reorganization becomes effective, which will be the date of the closing of the initial public offering, the private placements and the offering of units described below, Metropolitan Life Insurance Company will become a wholly-owned subsidiary of MetLife, Inc. In the demutualization, in exchange for their membership interests, policyholders who are eligible to receive consideration under the plan of reorganization will be entitled to receive consideration in the form of shares of our common stock or, in some cases, cash or an adjustment to their policy values, referred to as "policy credits".

     The shares of our common stock allocated to policyholders who do not receive cash or policy credits under the plan will be held through the MetLife Policyholder Trust on behalf of these policyholders. We are establishing the trust to help us efficiently manage the administration of accounts and the costs associated with the approximately nine million eligible policyholders that we estimate will become beneficiaries of the trust. Subject to certain limitations, trust beneficiaries will be permitted, after specified periods, to instruct the trustee to withdraw their allocated shares of our common stock from the trust for sale or to purchase additional shares commission-free through a purchase and sale program established and administered by a program agent. Trust beneficiaries allocated more than 25,000 shares of our common stock may be limited in their ability to sell shares under the purchase and sale program for the first 300 days after the plan effective date. Beginning on the first anniversary of the closing of the initial public offering, trust beneficiaries may also withdraw all, but not less than all, their allocated shares of our common stock held in the trust in order to hold or sell such shares of our common stock on their own.

     Concurrently with this offering, we are making an initial public offering of 179,000,000 shares of our common stock by means of a separate prospectus.


     In addition, affiliates of Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, in the aggregate not less than 14,900,000 shares nor more than 73,000,000 shares of our common stock in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. We will determine at the time of the pricing of the initial public offering whether to sell any shares to these purchasers in excess of the minimum amount. Any shares in excess of the minimum amount that we determine not to sell to these investors may increase the number of shares available for sale to the general public under this prospectus. The maximum number of shares that each investor, individually, and the investors, in the aggregate, could be obligated to purchase in the private placements represents approximately 4.9% and 9.8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering except for sales to affiliates or pursuant to a tender or exchange offer recommended by a board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities beyond 4.9% (or 5.0% with the New York Superintendent of Insurance's approval) of the outstanding shares, except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.


     The closings of the initial public offering, the private placements and the offering of the equity security units are each conditioned on the concurrent closings of the others.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.


     The board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. As required by law, the plan was approved by more than two-thirds of the eligible policyholders who voted in voting completed on
February 7, 2000. On April   , 2000, the New York Superintendent of Insurance
approved the Plan after a public hearing. At the public hearing, which was held on January 24, 2000, some policyholders and others raised objections to certain aspects of the plan. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits. See "Risk Factors -- A challenge to the New York Superintendent of Insurance's approval may adversely affect the terms of the demutualization and the market price of our common stock".


                            METLIFE CAPITAL TRUST I

     MetLife Capital Trust I is a statutory business trust created under Delaware law. The trust will issue two classes of trust securities: capital securities, which are offered by this prospectus, and common securities, which will be issued to MetLife, Inc. The trust securities represent undivided beneficial ownership interests in the assets of the trust. These assets consist solely of debentures issued by MetLife, Inc. to the trust. Although upon issuance of the capital securities a holder of units will initially be the beneficial owner of the related capital securities, those capital securities will be pledged with the collateral agent to secure the obligations of the unit holder under the related purchase contracts.

     The trust's common securities rank on a parity with the capital securities, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis between the two classes. However, upon the occurrence and during the continuance of an event of default under the debenture indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The aggregate stated liquidation amount of the common securities will equal at least 3% of the total capital of the trust. We are issuing the debentures through the trust in order to comply with requirements in our plan of reorganization regarding the type of securities that may be offered at the effective date of the demutualization.

     MetLife, Inc. will, on a senior and unsecured basis, irrevocably guarantee payments on the capital securities to the extent of available trust funds.

     The financial statements of the trust will be consolidated in our consolidated financial statements, with the capital securities shown on our consolidated balance sheets under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures issued by MetLife, Inc. to the trust. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

     Before the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above $ per share.

                           -------------------------

     MetLife's Inc.'s principal executive offices are located at MetLife, Inc., One Madison Avenue, New York, New York 10010-3690. Our telephone number is (212) 578-2211. The principal offices of the trust will be c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711 and its telephone number will be (302) 451-2500.

                                  THE OFFERING

WHAT ARE THE UNITS?

     Each unit will initially consist of:

     - a purchase contract under which you agree to purchase, for $50, shares of common stock of MetLife, Inc. on May 15, 2003. We will determine the number of shares you will receive by the settlement rate described below, based on the average trading price of the common stock at that time; and

     - a capital security of MetLife Capital Trust I, with a stated liquidation amount of $50.

     The capital securities will initially be pledged to secure your obligations under the purchase contract. We refer in this prospectus to the purchase contracts, together with the pledged capital securities or, after the remarketing described below, together with the specified pledged treasury securities, as "normal units". Each holder of normal units may elect to withdraw the pledged capital securities or treasury securities underlying the normal units, creating "stripped units". A holder might consider it beneficial to either hold the capital securities directly or to realize income from their sale. These investment choices are facilitated by creating stripped units. To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $50 on May 15, 2003, the amount due on such date under the purchase contract, and the pledged capital securities or treasury securities will be released from the pledge agreement and delivered to the holder. The stripped units will not generate cash payments to the holder, although holders continuing to hold capital securities separately will receive cash distributions as described below. We will not initially list either the stripped units or the capital securities on any national securities exchange. In the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list these securities on the exchange on which the normal units are then listed. Holders of stripped units may recreate normal units by re-substituting the capital securities or applicable treasury securities for the treasury securities underlying the stripped units.

WHAT ARE THE CAPITAL SECURITIES?

     The capital securities, and the common securities issued to MetLife, Inc., represent undivided beneficial ownership interests in the assets of MetLife Capital Trust I. These assets consist solely of the debentures issued by MetLife, Inc. to the trust. As a result, holders of capital securities will hold, through the trust, an interest in the debentures, although the trustee of the trust will hold legal title over the debentures. Because each holder has an "undivided" beneficial interest in the trust's assets, the holder has a proportional interest in the collective assets of the trust, rather than in any specific debentures. The debentures will have an interest rate and principal amount that are the same as the distribution rate and stated liquidation amount of the trust securities.

WHAT ARE THE PURCHASE CONTRACTS?

     The purchase contract underlying a unit obligates you to purchase, and us to sell, for $50, on May 15, 2003, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the average trading price of the common stock at that time.

WHAT PAYMENTS WILL BE MADE TO HOLDERS OF THE UNITS AND THE CAPITAL SECURITIES?

     If you hold normal units, you will receive payments, consisting of quarterly cumulative cash distributions on the capital securities, at the annual
rate of      % of the stated liquidation amount of $50 per capital security through and including February 15, 2003. These payments are subject to the deferral provisions described below. On May 15, 2003 you will receive a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate.

     If you hold stripped units, you will not receive distributions on the units.

     If you hold capital securities separately from the units, you will receive distributions on the capital securities. The capital securities, whether held separately from or as part of units, will initially pay distributions at the
annual rate of      % of the stated liquidation amount of $50 per capital
security for the quarterly payments payable on and before February 15, 2003, and the capital securities will pay distributions at the reset rate from that date. If the reset agent cannot establish a reset rate meeting the requirements described in this prospectus, the reset agent will not reset the distribution
rate and the reset rate will continue to be the initial annual rate of      %
until the reset agent can establish such a reset rate meeting the requirements described in this prospectus on a later remarketing date prior to May 15, 2003. The distributions on the capital securities are subject to the deferral provisions described below.

     The trust must pay distributions on the capital securities on the dates payable to the extent that it has funds available for the payment of those distributions. The trust's funds available for distribution to you as a holder of the capital securities will be limited to payments received from MetLife, Inc. on the debentures. MetLife, Inc. will guarantee the payment of distributions on the capital securities out of moneys held by the trust to the extent of available trust funds.

WHAT ARE THE PAYMENT DATES?

     Subject to the deferral provisions described below, distributions will be paid quarterly in arrears on each February 15, May 15, August 15, and November 15, commencing August 15, 2000.

WHAT IS THE RESET RATE?

     In order to facilitate the remarketing of the capital securities at the remarketing price described below, the reset agent will reset the rate of distribution on the capital securities for the quarterly payments payable on and after May 15, 2003. The reset rate is the interest rate on the debentures, and therefore the distribution rate on the capital securities, after February 15, 2003. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding capital securities to be equal to 100.5% of the remarketing value described below. The reset agent will assume for this purpose, even if not true, that all of the capital securities continue to be components of normal units and will be remarketed. Re-setting the distribution rate of the capital securities at this rate should enable the remarketing agent to sell the capital securities in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of the quarterly payment on the normal units due on May 15, 2003.

     The reset rate will be determined by the reset agent on the third business day prior to February 15, 2003. If the reset agent cannot establish a reset rate on the remarketing date meeting these requirements, and as a result the capital securities cannot be sold as described below, the distribution rate will not be reset and will continue to be the initial rate of the capital securities. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the capital securities, on one or more subsequent remarketing dates after the initial remarketing date until May 15, 2003. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. A nationally recognized investment banking firm will act as reset agent.

     The reset of the distribution rate on the capital securities will not change the rate of distributions received by holders of the normal units, which,
as described above, will remain at the initial rate of   % of $50 for the
quarterly payment payable on May 15, 2003.

WHEN CAN WE DEFER DISTRIBUTION PAYMENTS?

     We can, on one or more occasions, defer the interest payments due on the debentures for up to five years, unless an event of default under the debentures has occurred and is continuing. However, we cannot defer interest payments beyond the maturity date of the debentures, which is May 15, 2005, and any deferred period must end on an interest payment date. If we defer interest payments on the debentures, the trust will also defer distributions on the capital securities. The trust will be able to pay distributions on the capital securities only if and to the extent it receives interest payments from us on the debentures. During any deferral period, distributions on the capital securities will continue to accumulate quarterly at the initial annual rate of
  % of the stated liquidation amount of $50 per capital security through and including February 15, 2003, and at the reset rate from that date to May 15, 2005. Also, the deferred distributions will themselves accumulate additional distributions at the deferred rate, to the extent permitted by law. Distribution payments may be deferred if we do not have funds available to make the interest payments on the debentures or for any other reason. However, during any period in which we defer interest payments on the debentures, in general we cannot:

     - declare or pay any dividend or distribution on our capital stock;

     - redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

     - make any interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equally with or junior to the debentures; or

     - make any payment on any guarantee of the debt securities of any of our subsidiaries if the guarantee ranks equal or junior to the debentures.

     If a payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution. For more extensive U.S. federal income tax disclosure, see "U.S. Federal Income Tax Consequences".

WHAT IS REMARKETING?

     In order to provide holders of normal units with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the capital securities of holders of normal units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase U.S. treasury securities, which the participating normal unitholders will pledge to secure obligations under the related purchase contracts. This will be one way for holders to satisfy their obligations to purchase shares of common stock of MetLife, Inc. under the related purchase contracts. The cash that the pledged treasury securities underlying the normal units of such holders pay will be used to satisfy such holders' obligations to purchase our common stock on May 15, 2003, the stock purchase date. Unless a holder elects not to participate in the remarketing, the remarketing agent will remarket the capital securities that are included in the normal units on the remarketing date, which will be the third business day immediately preceding February 15, 2003, unless the remarketing agent delays the remarketing to a later date as described below.

     We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree to use its commercially reasonable best efforts to sell the capital securities which are included in normal units and which are participating in the remarketing on February 15, 2003 at a price equal to 100.5% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

     (a) the value at the remarketing date of such amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date on each capital security which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the capital securities remains at the initial rate;

     (b) the value at the remarketing date of such amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each capital security which is included in a normal unit and which is participating in the remarketing; and

     (c) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each capital security which is included in a normal unit and which is participating in the remarketing, accrued to February 15, 2003.

     The remarketing agent will use the proceeds from the sale of these capital securities in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in
(a) and (b) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose capital securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

     Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the capital securities underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent, applicable to the holder's capital securities, to the purchase contract agent prior to the remarketing date.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SELL THE CAPITAL SECURITIES?

     If, as described above, the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding capital securities to be equal to 100.5% of the remarketing value (assuming, even if not true, that all of the capital securities are held as components of normal units and will be remarketed), and the remarketing agent cannot sell the capital securities offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the capital securities being remarketed, the reset agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the capital securities, on one or more occasions after that date until May 15, 2003. Any such remarketing will be at a price equal to 100.5% of the remarketing value, determined on the basis of the capital securities being remarketed. A holder of normal units may elect not to participate in any such remarketing and retain the capital securities underlying those units by delivering the treasury securities described above to the purchase contract agent prior to the subsequent remarketing date. If the remarketing agent fails to remarket the capital securities underlying the normal units at that price by the business day immediately preceding to the stock purchase date, we will be entitled to exercise our rights as a secured party on that date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY CAPITAL SECURITIES?

     Holders of capital securities that are not included as part of normal units may elect to have their capital securities included in the remarketing in the manner described in "Description of the

Units -- Description of the Purchase Contracts -- Settlement -- Optional Remarketing". The remarketing agent will use its commercially reasonable best efforts to remarket the separately held capital securities included in the remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held capital securities being remarketed. After deducting such remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate capital securities were sold in the remarketing. If a holder of capital securities elects to have its capital securities remarketed but the remarketing agent fails to sell the capital securities on any remarketing date, the capital securities will be promptly returned to the holder.

WHAT IS THE SETTLEMENT RATE?

     The settlement rate is the number of newly issued shares of MetLife, Inc. common stock that MetLife, Inc. is obligated to sell and you are obligated to buy upon settlement of a purchase contract on May 15, 2003.

     The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

     - if the applicable market value of our common stock is equal to or greater
       than $            , the settlement rate will be             shares of our
       common stock per purchase contract;

     - if the applicable market value of our common stock is less than
       $            but greater than $            , the settlement rate will be
       equal to $50 divided by the applicable market value of our common stock per purchase contract; and

     - if the applicable market value of our common stock is less than or equal
       to $            , the settlement rate will be             shares of our
       common stock per purchase contract.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE WILL MY OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

     Your obligations under the purchase contract may also be satisfied:

     - if you have created stripped units or elected not to participate in the remarketing by delivering specified treasury securities in substitution for the capital securities, through the application of the cash payments received on the pledged treasury securities;

     - through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Units -- Description of the Purchase Contracts -- Settlement -- Early Settlement"; and

     - if we are involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Units -- Description of the Purchase Contracts -- Settlement -- Early Settlement upon Merger".

     In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged capital securities or treasury securities will be released and distributed to you.

WHAT IS THE MATURITY OF THE CAPITAL SECURITIES?

     The capital securities do not have a stated maturity. However, the debentures issued by MetLife, Inc. to the trust will mature on May 15, 2005. Upon redemption of the debentures on that date, the trust will redeem the capital securities at their aggregate stated liquidation amount plus any accrued and unpaid distributions.

WHEN MAY METLIFE, INC. DISSOLVE METLIFE CAPITAL TRUST I?

     We, as the holder of all the common securities of the trust, have the right at any time to dissolve the trust. If we dissolve the trust, holders of the capital securities will receive, after satisfaction of liabilities of creditors of the trust, debentures of MetLife, Inc. having a principal amount equal to the stated liquidation amount of the capital securities they hold. In such event, the capital securities will no longer be deemed to be outstanding, and a normal unit that had included capital securities would thereafter include a debenture with a $50 principal amount, which will be pledged to secure the normal unitholder's obligations under the related purchase contract. Following dissolution, the distributed debentures would be subject to the remarketing, settlement and other provisions of the normal units. In addition, if at such time you hold capital securities separately from the units, you will receive the debentures in exchange for your capital securities.

WHAT IS THE EXTENT OF METLIFE, INC.'S GUARANTEE?

     MetLife, Inc. will irrevocably guarantee, on a senior and unsecured basis, the payment in full of the following:

     - distributions on the capital securities to the extent of available trust funds; and

     - the stated liquidation amount of the capital securities to the extent of available trust funds.

     The guarantee will be unsecured and rank equally in right of payment to all of our other senior unsecured debt. In addition, we are a holding company and our assets will consist primarily of the common stock of our subsidiaries. Accordingly, we will depend on dividends and other distributions from our subsidiaries in order to make the principal and interest payments on the debentures. See "Risk Factors -- Dividends and payments on our indebtedness may be affected by limitations imposed on Metropolitan Life Insurance Company and our other subsidiaries". Our guarantee is effectively junior to the debt and other liabilities of our subsidiaries.

     The capital securities, the guarantee and the debentures do not limit MetLife, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness, including indebtedness that ranks equally with the debentures and the guarantee. MetLife, Inc. will have no senior debt other than the debentures upon completion of this offering of units, but it may incur such indebtedness in the future. The companies that will become subsidiaries of MetLife, Inc. after the demutualization had $6.7 billion of total debt at December 31, 1999.

     The guarantee, when taken together with our obligations under the debentures and the indenture and our obligations under the declaration of trust for MetLife Capital Trust I, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the capital securities.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE UNITS AND CAPITAL SECURITIES?


     If you purchase units in the offering, you will be treated for United States federal income tax purposes as having acquired the capital securities and purchase contracts constituting those units. You must allocate the purchase price of the units between those capital securities and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of
each capital security as $          and the fair market value of each purchase
contract as $          . The capital securities will be treated as representing
undivided beneficial ownership interests in the debentures. The United States federal income tax treatment of the situation where the fair market value of a capital security exceeds the purchase price of each unit at the time of purchase is unclear. We expect to report the fair market value of each capital security
at the time of purchase as $          , which exceeds the $50 purchase price of
each unit by $          . To the extent we are required to file information
returns, we expect to treat this $          excess amount as taxable income to
each U.S. holder and to treat each capital security as having an "issue price"
of $          (which would result in a U.S. holder having an initial tax basis
of $          in the capital security and zero in the purchase contract). U.S.
holders should consult their own tax advisors regarding the foregoing.


     For United States federal income tax purposes, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences -- Capital Securities -- Interest Income and Original Issue Discount", the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures, (2) for all accrual periods through
               , 2003, and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the units to the extent attributable to the capital securities. See "U.S. Federal Income Tax Consequences".

WILL THE UNITS BE LISTED ON A STOCK EXCHANGE?

     The normal units have been approved for listing subject to official notice of issuance on the New York Stock Exchange under the symbol "MIU". Neither the stripped units nor the capital securities will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the normal units are then listed.

WHAT ARE YOUR EXPECTED USES OF PROCEEDS FROM THE OFFERING?

     We estimate that we will receive net proceeds from the offering of units of $960 million, or $1,104 million if the underwriters' options to purchase additional units as described under "Underwriting" are exercised in full.

     As required by the plan of reorganization, we will use the net proceeds from this offering, together with an estimated $2,381 million of net proceeds from the initial public offering of common stock, or $2,738 million if the underwriters' options to purchase additional shares are exercised in full, and $1,022 million of proceeds from the private placements (assuming a purchase of 73,000,000 shares at $14.00 per share) as follows:

     - an estimated $397 million to reimburse Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization;

     - an estimated $2,494 million to reimburse Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

     - an estimated $315 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

     - an estimated $361 million to reimburse Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

     - up to $340 million (unless the New York Superintendent of Insurance approves a larger amount) to be retained by MetLife, Inc. and used for working capital, payment of dividends and other general corporate purposes, including payments on the debentures issued by MetLife, Inc. to MetLife Capital Trust I in connection with the offering of the units, and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

     We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay up to $450 million of short-term debt that Metropolitan Life Insurance Company incurred in connection with the acquisition of GenAmerica Corporation.

     The plan of reorganization requires that the aggregate net proceeds from the offerings and the private placements be at least equal to specified amounts. See "The Demutualization -- Summary of the Plan of Reorganization". If the actual proceeds raised in the initial public offering, the private placements or the offerings of the units are different from the amount estimated in this prospectus, we will be required to change the sizes of the other transactions, subject to limits set forth in the plan. The amount of proceeds from the offerings and the private placements and the final terms of the units will depend on market conditions and on our capital needs at the time of issuance.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the capital securities, and the transformation of normal units into stripped units and capital securities. The hypothetical prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of hypothetical prices and percentages shown.

PURCHASE CONTRACTS

     - Normal units and stripped units both include a purchase contract under which the holder agrees to purchase shares of MetLife, Inc. common stock on the stock purchase date.

                                   [GRAPHIC]
---------------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to a holder of normal units or stripped units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each such category, by (b) an amount equal to $50, the stated amount of the unit, divided by the reference price.

(2) If the applicable market value of our common stock is less than or equal to
    $     , the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 15, 2003.

(3) If the applicable market value of our common stock is between $     and
    $     , the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(4) If the applicable market value of our common stock is greater than $     ,
    the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

(5) The "reference price" is $     , which is the initial public offering price
    of our common stock.

(6) The "threshold appreciation price" is equal to $     , which is      % of
    the reference price.

NORMAL UNITS

     - A normal unit consists of two components as described below:

                                   [GRAPHIC]

     - The capital securities represent undivided beneficial ownership interests in MetLife, Inc.'s debentures, interest on which is subject to deferral. After remarketing, the normal units will include specified U.S. treasury securities in lieu of the capital securities.

     - The holder owns the capital securities and, after remarketing, the U.S. treasury securities, but will pledge them to us to secure its obligations under the purchase contract.

STRIPPED UNITS

     - A stripped unit consists of two components as described below:

                                   [GRAPHIC]

     - The holder owns the U.S. treasury security but will pledge it to us to secure its obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912833FS4) that matures on May 15, 2003.

CAPITAL SECURITIES

     - Capital securities have the terms described below:

                                  [FLOW CHART]

     - The capital securities represent undivided beneficial ownership interests in MetLife, Inc.'s debentures.

     - The holder of a capital security that is a component of a normal unit has the option to either:

        - allow the capital security to be included in the remarketing process, the proceeds of which will be used to purchase U.S. treasury securities, which will be applied to settle the purchase contract; or

        - elect not to participate in the remarketing by delivering treasury securities in substitution for the capital security, the proceeds of which will be applied to settle the purchase contract.

     - The holder of a capital security that is separate and not a component of a normal unit has the option to either:

        - continue to hold the capital security whose rate has been reset for the quarterly payments payable on and after May 15, 2003; or

        - deliver the capital security to the remarketing agent to be included in the remarketing.

TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND CAPITAL SECURITIES

     - To create a stripped unit, the holder combines the purchase contract with the specified zero-coupon U.S. treasury security that matures on May 15, 2003.

     - The holder owns the zero coupon U.S. treasury security but will pledge it to us to secure the holder's obligations under the purchase contract.

     - The zero-coupon U.S. treasury security together with the purchase contract constitutes a stripped unit. The capital security (or, after remarketing, U.S. treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

                                  [FLOW CHART]

     - After remarketing, the normal units will include specified U.S. treasury securities in lieu of capital securities.

     - The holder can also transform stripped units and capital securities (or, after remarketing, U.S. treasury securities) into normal units. Following that transformation, the specified zero coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

     - The transformation of normal units into stripped units and capital securities (or, after remarketing, U.S. treasury securities) and the transformation of stripped units and capital securities (or, after remarketing, U.S. treasury securities) into normal units requires certain minimum amounts of securities, as more fully provided in this prospectus.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial information for MetLife. We have derived the consolidated financial information for the years ended December 31, 1999, 1998 and 1997 and at December 31, 1999 and 1998 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated financial information for the years ended December 31, 1996 and 1995 and at December 31, 1997, 1996 and 1995 from our audited consolidated financial statements not included elsewhere in this prospectus. We have prepared the following consolidated statements of income and consolidated balance sheet data, other than the statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from Metropolitan Life Insurance Company's ANNUAL STATEMENTS filed with insurance regulatory authorities and we have prepared the statutory data in accordance with STATUTORY ACCOUNTING PRACTICES. You should read the following information in conjunction with the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                               ---------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                                ----       ----       ----       ----       ----
                                                                              (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
Premiums(1)................................................    $12,088    $11,503    $11,278    $11,345    $11,178
Universal life and investment-type product policy fees.....      1,438      1,360      1,418      1,243      1,177
Net investment income(1)(2)(3).............................      9,816     10,228      9,491      8,978      8,837
Other revenues(1)..........................................      2,154      1,994      1,491      1,246        834
Net realized investment gains (losses)(4)..................        (70)     2,021        787        231       (157)
                                                               -------    -------    -------    -------    -------
                                                                25,426     27,106     24,465     23,043     21,869
Total expenses(1)(3)(5)....................................     23,991     25,019     22,794     21,637     21,125
                                                               -------    -------    -------    -------    -------
Income before provision for income taxes, discontinued
  operations and extraordinary item........................      1,435      2,087      1,671      1,406        744
Provision for income taxes(6)..............................        593        740        468        482        407
                                                               -------    -------    -------    -------    -------
Income before discontinued operations and extraordinary
  item.....................................................        842      1,347      1,203        924        337
(Loss) gain from discontinued operations(7)................         --         --         --        (71)       362
                                                               -------    -------    -------    -------    -------
Income before extraordinary item...........................        842      1,347      1,203        853        699
Extraordinary item -- demutualization expense, net of
  income tax of $35 and $2, respectively...................        225          4         --         --         --
                                                               -------    -------    -------    -------    -------
Net income.................................................    $   617    $ 1,343    $ 1,203    $   853    $   699
                                                               =======    =======    =======    =======    =======

                                                                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1999        1998       1997       1996       1995
                                                                 ----        ----       ----       ----       ----
                                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3)................................    $160,291    $157,278   $154,444   $145,877   $144,277
  Separate account assets..................................      64,941      58,068     48,338     43,399     38,861
                                                               --------    --------   --------   --------   --------
  Total assets.............................................    $225,232    $215,346   $202,782   $189,276   $183,138
  Policyholder liabilities(8)..............................    $124,955    $124,203   $127,358   $122,895   $122,220
  Long-term debt...........................................    $  2,514    $  2,903   $  2,884   $  1,946   $  2,345
  Retained earnings........................................    $ 14,100    $ 13,483   $ 12,140   $ 10,937   $ 10,084
  Accumulated other comprehensive income (loss)............        (410)      1,384      1,867      1,046      1,670
                                                               --------    --------   --------   --------   --------
  Total equity.............................................    $ 13,690    $ 14,867   $ 14,007   $ 11,983   $ 11,754
OTHER DATA
  Operating income(4)(9)...................................    $    990    $     23   $    617   $    818   $    504
  Adjusted operating income(4)(10).........................    $  1,307    $  1,226   $    807   $    921   $    613
  Operating return on equity(11)...........................         7.2%        0.2%       5.3%       7.8%       5.2%
  Adjusted operating return on equity(12)..................         9.5%        9.6%       7.0%       8.8%       6.3%
  Return on equity(13).....................................         4.5%       10.5%      10.4%       8.1%       7.2%
  Operating cash flows.....................................    $  3,865    $    842   $  2,872   $  3,688   $  4,823
  Total assets under management(14)........................    $373,646    $360,703   $338,731   $297,570   $288,000
STATUTORY DATA(15)
  Premiums and deposits....................................    $ 24,643    $ 22,722   $ 20,569   $ 20,611   $ 21,651
  Net income (loss)........................................    $    790    $    875   $    589   $    460   $   (672)
  Policyholder surplus.....................................    $  7,630    $  7,388   $  7,378   $  7,151   $  6,785
  Asset valuation reserve..................................    $  3,109    $  3,323   $  3,814   $  2,635   $  2,038

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which we sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which we sold in 1998 and 1997, respectively:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                              1998     1997      1996      1995
                                                              ----     ----      ----      ----
                                                                    (DOLLARS IN MILLIONS)
  Revenues:
    Premiums................................................  $204    $  463    $  456    $  439
    Net investment income...................................   495       914       877       637
    Other revenues..........................................    33       225       164       192
                                                              ----    ------    ------    ------
                                                              $732    $1,602    $1,497    $1,268
                                                              ====    ======    ======    ======
  Expenses:
    Policyholder benefits and claims........................  $240    $  495    $  459    $  492
    Other expenses..........................................   418       861       606       831
                                                              ----    ------    ------    ------
                                                              $658    $1,356    $1,065    $1,323
                                                              ====    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, we transferred a large block of policies in effect with Metropolitan Life Insurance Company in Canada to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The aggregate amount of the payment is dependent upon the initial public offering price of common stock to be issued at the effective date of the plan. Assuming an initial public offering price of $14.00 per share, and based on actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will be $315 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998 and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------
                                                                    1999     1998     1997    1996    1995
                                                                   ------   ------   ------   -----   -----
                                                                            (DOLLARS IN MILLIONS)
    Gross realized investment gains (losses)....................   $ (137)  $2,629   $1,018   $ 458   $  73
                                                                   ------   ------   ------   -----   -----
    Less amounts allocable to:
      Future policy benefit loss recognition....................       --     (272)    (126)   (203)   (152)
      Deferred policy acquisition costs.........................       46     (240)     (70)     (4)    (78)
      Participating pension contracts...........................       21      (96)     (35)    (20)     --
                                                                   ------   ------   ------   -----   -----
      Total.....................................................       67     (608)    (231)   (227)   (230)
                                                                   ------   ------   ------   -----   -----
    Net realized investment gains (losses)......................   $  (70)  $2,021   $  787   $ 231   $(157)
                                                                   ======   ======   ======   =====   =====

      Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 9 below.

 (5) Total expenses exclude $(67) million, $608 million, $231 million, $227 million and $230 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of deferred policy acquisition costs, future policy benefit loss recognition and credits to participating pension contracts that have been charged against realized investment gains and losses as these amounts are directly related to the realized investment gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Includes $125 million, $18 million, $(40) million, $38 million and $67 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (7) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (8) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

 (9) The following provides a reconciliation of net income to operating income:

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                      ----------------------------------------
                                                                      1999    1998      1997     1996    1995
                                                                      ----   -------   -------   -----   -----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................   $617   $ 1,343   $ 1,203   $ 853   $ 699
                                                                      ----   -------   -------   -----   -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    137    (2,629)   (1,018)   (458)    (73)
         Income tax on gross realized investment gains and
           losses..................................................    (92)      883       312     173      26
                                                                      ----   -------   -------   -----   -----
           Realized investment (gains) losses, net of income tax...     45    (1,746)     (706)   (285)    (47)
                                                                      ----   -------   -------   -----   -----
         Amounts allocated to investment gains and losses (see
           note 4).................................................    (67)      608       231     227     230
         Income tax on amounts allocated to investment gains and
           losses..................................................     45      (204)      (71)    (86)    (83)
                                                                      ----   -------   -------   -----   -----
           Amounts allocated to investment gains and losses, net of
             income tax (benefit) expense..........................    (22)      404       160     141     147
                                                                      ----   -------   -------   -----   -----
         Loss (gain) from discontinued operations..................     --        --        --      71    (362)
                                                                      ----   -------   -------   -----   -----
         Surplus tax...............................................    125        18       (40)     38      67
                                                                      ----   -------   -------   -----   -----
         Extraordinary item -- demutualization expense, net of
           income tax of $35 and $2, respectively..................    225         4        --      --      --
                                                                      ----   -------   -------   -----   -----
       Operating income............................................   $990   $    23   $   617   $ 818   $ 504
                                                                      ====   =======   =======   =====   =====

      We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. We have excluded realized investment gains and losses due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. You should not consider operating income as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(10) The following provides a reconciliation of operating income to adjusted operating income:

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                         1999     1998      1997    1996    1995
                                                                        ------   -------   ------   -----   ----
                                                                                 (DOLLARS IN MILLIONS)
       Operating income............................................     $  990   $    23   $  617   $ 818   $504
       Adjustment for charges for sales practices claims and for
         personal injuries caused by exposure to
         asbestos-containing products, net of income tax...........        317     1,203      190     103    109
                                                                        ------   -------   ------   -----   ----
       Adjusted operating income...................................     $1,307   $ 1,226   $  807   $ 921   $613
                                                                        ======   =======   ======   =====   ====

      The charge for the year ended December 31, 1999 was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(11) Operating return on equity is defined as operating income divided by average total equity, excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance or liquidity. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(12) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(13) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(14) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(15) Metropolitan Life Insurance Company statutory data only.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following summary pro forma financial information is derived from the pro forma financial information and the notes thereto included elsewhere in this prospectus. This information gives effect to the demutualization, the establishment of the closed block, the offering of 20,000,000 units at $50.00 per unit, the sale of 179,000,000 shares of common stock in the initial public offering at $14.00 per share, and the planned concurrent private placements of 73,000,000 shares at $14.00 per share, as if they each had occurred at December 31, 1999 for purposes of the consolidated balance sheet information and at January 1, 1999 for purposes of the consolidated statement of income information for the year ended December 31, 1999. This information has been prepared based on the terms of the plan of reorganization and the assumptions described in "Pro Forma Consolidated Financial Information". This information assumes, among other things, (a) a total of 699,974,077 shares of common stock is allocated to eligible policyholders under the plan of reorganization and (b) the underwriters' options to purchase additional shares of common stock and units in the offerings are not exercised. We have based the pro forma information on available information and on assumptions management believes are reasonable and that reflect the effects of these transactions. We have provided this information for informational purposes only. The number of shares and units actually sold in the offerings and the private placements and their respective prices may vary from the amounts assumed. The plan of reorganization requires that the aggregate net proceeds from the offerings and the private placements be at least equal to specified amounts. See "The Demutualization -- Summary of the Plan of Reorganization". If the actual proceeds raised in the initial public offering, the private placements or the offering of equity security units are different from the amount estimated in this prospectus, we will be required to change the sizes of the other transactions, subject to the limit in the plan that the proceeds of this offering may not exceed one-third of the combined proceeds of this offering, the initial public offering of MetLife, Inc.'s common stock and the private placements. The amount of proceeds from the offerings and the private placements and the final terms of the units will depend on market conditions and our capital needs at the time of issuance. This information does not necessarily indicate our consolidated financial position or results of operations had the demutualization, the establishment of the closed block, the offering of units, the initial public offering and the private placements been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period.

     The data set forth below give effect to gross proceeds of $2,506 million from the issuance of common stock in the initial public offering less an assumed underwriting discount and estimated initial public offering expenses aggregating $125 million, or net proceeds from the initial public offering of $2,381 million, assuming an initial public offering price of $14.00 per share. The data also gives effect to proceeds of $1,022 million from the private placements, assuming a purchase of 73,000,000 shares at an initial public offering price of $14.00 per share, and gross proceeds of $1,000 million from the issuance of the units, less an assumed underwriting discount and offering expenses aggregating $40 million, or net proceeds from the offering of $960 million.

     Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will receive interests in the MetLife Policyholder Trust, cash or policy credits. The trust will hold the shares of common stock allocated under the plan to those eligible policyholders receiving trust interests. The information in the table below assumes that an estimated $397 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for policy credits made in lieu of 28,331,484 allocated shares, an estimated $2,494 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for cash payments made in lieu of 178,166,475 allocated shares and an estimated $315 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. The consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan. For those policyholders receiving policy credits or for those non-electing eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The pro forma information reflects $397 million of policy credits and $164 million of cash payments that will be distributed to non-electing eligible policyholders that must receive cash in the demutualization, assuming an initial public offering price of $14.00 per share. The pro forma information also reflects elections to receive cash made by eligible policyholders holding approximately 23.8% of the total number of shares allocated to eligible policyholders, representing estimated cash payments of $2,330 million, assuming an initial public offering price of $14.00 per share. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma consolidated statement of income also reflects the elimination of the surplus tax on earnings and the inclusion of the minority interest related to the units and is presented before the extraordinary item for demutualization expense. The pro forma consolidated statement of income does not give effect to any pro forma earnings resulting from the use of the net proceeds from the offerings and the private placements or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

Share Data:
  Shares allocated to eligible policyholders................        699,974,077
  Less shares allocated to eligible policyholders who
     receive cash or policy credits.........................        206,497,959
                                                                    -----------
  Shares issued to the MetLife Policyholder Trust...........        493,476,118
  Shares issued in the initial public offering..............        179,000,000
  Shares issued in the private placements...................         73,000,000
                                                                    -----------
          Total shares of common stock outstanding..........        745,476,118
                                                                    ===========
Percentage Ownership:
  MetLife Policyholder Trust................................               66.2%
  Purchasers in the initial public offering.................               24.0%
  Purchasers in the private placements......................                9.8%

                                                               (DOLLARS IN MILLIONS,
                                                                  EXCEPT PER SHARE
                                                                      AMOUNTS)
For the year ended December 31, 1999
  Pro forma income before extraordinary item................          $   912
  Pro forma income before extraordinary item per
     share -- basic and diluted.............................          $  1.22
  Pro forma equity..........................................          $13,768
  Pro forma book value per share -- basic...................          $ 18.47
  Pro forma tangible book value per share -- basic(1).......          $ 17.65

---------------
(1) Excludes goodwill.

                                  RISK FACTORS

     Before investing in the units, you should carefully consider the following risk factors relating to the units.

YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK

     The market value of the shares of common stock you will receive on May 15, 2003 (which we refer to as the "stock purchase date") may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase
date is less than $     per share, you will, on the stock purchase date, be
required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN OUR COMMON STOCK PRICE

     The number of shares of common stock that we will issue upon settlement may
decline by up to      % as the market value of our common stock increases.
Therefore, your opportunity for equity appreciation will be less than if you invested directly in common stock. In addition, if the average trading price of
our common stock at the stock purchase date exceeds $          but is less than
$     per share, you will receive no equity appreciation on our common stock.

THE TRADING PRICE FOR OUR COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE UNITS

     The trading prices of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices of units in the secondary market. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and our common stock.

YOU MAY SUFFER DILUTION OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT

     The number of shares of common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

YOU HAVE NO RIGHTS AS COMMON STOCKHOLDERS

     Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

YOUR PLEDGED SECURITIES WILL BE ENCUMBERED

     Although holders of units will be beneficial owners of the underlying capital securities or pledged treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged capital securities or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT; THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED

     The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

THE SECONDARY MARKET FOR THE UNITS MAY BE ILLIQUID

     We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. We will apply to list the normal units on the New York Stock Exchange. We will not initially list either the stripped units or the capital securities; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the capital securities, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that you were to substitute treasury securities for pledged capital securities or treasury securities, thereby converting your normal units to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for stripped units or capital securities will be accepted or, if accepted, that the normal units, stripped units or capital securities will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or capital securities will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

A DISSOLUTION OF METLIFE CAPITAL TRUST I MAY AFFECT THE NORMAL UNITS' MARKET PRICES

     A dissolution of MetLife Capital Trust I may affect the normal units' market prices. We will have the right to dissolve the trust at any time.

     We cannot provide assurance as to the impact on the market prices for normal units if we dissolve the trust and distribute the debentures to holders of capital securities in exchange for those capital securities. Because normal units would then consist of debentures and related purchase contracts, you are also making an investment decision with regard to the debentures if you purchase units and should carefully review all the information regarding the debentures contained in this prospectus.

WE GUARANTEE PAYMENTS ON THE CAPITAL SECURITIES ONLY IF METLIFE CAPITAL TRUST I HAS CASH AVAILABLE

     Except as described below, you, as a holder of capital securities, will not be able to exercise directly any other rights with respect to the debentures.

     The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee, The Bank of New York, will act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for your benefit if you hold any of the capital securities.

     If you hold any of the capital securities, the guarantee will guarantee you, on a senior and unsecured basis, the payment of the following:

     - any accumulated and unpaid distributions that are required to be paid on the capital securities, to the extent the trust has funds available for this purpose; and

     - upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of debentures to you, the lesser of (a) the total of the stated liquidation amount and all accumulated and unpaid distributions on the capital securities to the date of payment to the extent the trust has funds available for this purpose and (b) the amount of assets of the trust remaining available for distribution to holders of the capital securities in liquidation of the trust.

     The holders of a majority in stated liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Notwithstanding the above, but only under limited circumstances, holders of the capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     If we were to default on our obligation to pay amounts payable on the debentures or otherwise, the trust would lack funds for the payment of distributions or amounts payable on redemption of the capital securities or otherwise, and, in that event, a holder of capital securities would not be able to rely upon the guarantee for payment of these amounts. Instead, the holder would rely on the enforcement:

     - by the property trustee of its rights as registered holder of the debentures against us pursuant to the terms of the indenture and the debentures; or

     - by that holder of the property trustee's or that holder's own rights against us to enforce payments on the debentures.

     As a holder of capital securities, you will, by your acceptance, be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

     Right of the holders of capital securities to receive distributions is subject to the prior claims of creditors of our subsidiaries with respect to those creditors' claims.

     Because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary's dissolution, winding-up, liquidation reorganization or otherwise (and thus the ability of the holders of the capital securities to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the debentures will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures, the capital securities or the guarantee.

THE DEFERRAL OF INTEREST PAYMENTS MAY HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF THE UNITS AND CAPITAL SECURITIES

     If no event of default under the debentures has occurred and is continuing, we may defer the payment of interest on the debentures, on one or more occasions, for up to five years, but not beyond May 15, 2005. If we defer interest payments on the debentures, MetLife Capital Trust I will defer quarterly distributions on the capital securities. However, distributions will still accumulate quarterly and the deferred distributions will themselves accumulate additional distributions at the deferred rate, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments.

     We have no current intention to defer interest payments on the debentures. However, if we exercise our right in the future, the units and, if they are separately traded, the capital securities, may trade at prices that do not fully reflect the value of deferred interest on the debentures. If you sell your units or capital securities during a deferral period, you may not receive the same return on your investment as a holder who continues to hold the securities. In addition, our right to defer interest payments on the debentures may mean that the market price of the units and the capital securities may be more volatile than the market prices of other comparable investments that do not have these rights.

     If a payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution.

HOLDERS OF CAPITAL SECURITIES HAVE LIMITED RIGHTS UNDER THE DEBENTURES

     Except as described below, you, as a holder of capital securities, will not be able to exercise directly any other rights with respect to the debentures.

     If an event of default under the declaration of trust of MetLife Capital Trust I were to occur and be continuing, holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the debentures against us. In addition, the holders of a majority in stated liquidation amount of the capital securities would have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures.

     The indenture provides that the debenture trustee must give holders of debentures notice of all defaults or events of default within 90 days after occurrence. However, except in the cases of a default or an event of default in payment on the debentures, the debenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

     If the property trustee were to fail to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of capital securities had made a written request, such holder of record of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the debentures. In addition, if we were to fail to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, except for deferrals permitted by the declaration of trust and the indenture, and this failure to pay were continuing, holders of capital securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of their capital securities (a direct action) after the respective due dates specified in the debentures. In connection with a direct action, we would have the right under the indenture to set off any payment made to that holder by us.

THE PROPERTY TRUSTEE, AS HOLDER OF THE DEBENTURES, HAS ONLY LIMITED RIGHTS OF ACCELERATION

     The property trustee, as holder of the debentures, may accelerate payment of the principal and accrued and unpaid interest on the debentures only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us. There is no right to acceleration upon default of our payment obligations under the guarantee.

     Before investing in the units, you should also carefully consider the following risk factors relating to us.

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY

     In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased PERSISTENCY during a period when our new investments carry lower returns. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, and we might have to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio may adversely affect our profitability. Additionally, customers for whom we provide asset management services may terminate their relationship with us or reduce the amount of their assets under management with us in response to changes in interest rates.

DECLINE IN SECURITIES MARKETS MAY ADVERSELY AFFECT OUR ASSET MANAGEMENT BUSINESS AND SALES OF OUR INVESTMENT PRODUCTS

     Fluctuations in the securities markets may affect our asset management business, as well as sales of our mutual funds, variable life insurance and variable annuity products. Favorable performance by the U.S. securities markets over the last five years has attracted a substantial increase in the investments in these markets and has benefited our asset management business and increased our assets under management. A decline in the securities markets, failure of the securities markets to sustain their recent levels of growth, or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our asset management business and sales of our investment products. In addition, because the revenues of our asset management business are, to a large extent, based on the value of assets under management, a decline in the value of these assets would adversely affect our revenues.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR MARKET SHARE

     We believe that competition in our business segments is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of court cases that permit national banks to sell annuity products of life insurers in some circumstances and recently-enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors. Additionally, proposed health care reforms could cause medical health insurance providers to enter some of the non-medical health insurance markets in which we do business, thereby increasing competition.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are UNDERWRITTEN yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of these competitors offer a broader array of investment products and services and are better known as sellers of annuities and other investment products.

WE MAY BE UNABLE TO ATTRACT AND RETAIN SALES REPRESENTATIVES FOR OUR PRODUCTS

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We have undertaken several initiatives to grow our career agency force in the future. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our business, results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

DIFFERENCES BETWEEN ACTUAL CLAIMS EXPERIENCE AND UNDERWRITING AND RESERVING ASSUMPTIONS MAY REQUIRE US TO INCREASE LIABILITIES

     Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions used in setting the prices for our products and establishing the liabilities for our obligations for future policy benefits and claims. To the extent that actual claims experience is less favorable than our underlying assumptions used in establishing such liabilities, we could be required to increase our liabilities. Such an increase could have a material adverse effect on our business, results of operations and financial condition.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future policy benefits prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

CATASTROPHES MAY ADVERSELY IMPACT LIABILITIES FOR PROPERTY AND CASUALTY POLICYHOLDER CLAIMS AND REINSURANCE AVAILABILITY

     Our Auto & Home segment has experienced, and will likely in the future experience, CATASTROPHE losses that may have an adverse impact on the business, results of operations and financial condition of this segment. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail, tornados, explosions, severe winter weather (including snow, freezing water, ice storms and blizzards) and fires. Due to their nature, we cannot predict the incidence and severity of catastrophes. Historically, substantially all of our catastrophe-related claims have related to homeowners coverages. However, catastrophes may also affect other Auto & Home coverages. For us, areas of major hurricane exposure include coastal sections of the northeastern U.S. (including Long Island and the Connecticut, Rhode Island and Massachusetts shorelines) and Florida. We also have some earthquake exposure, primarily along the New Madrid fault line in the central U.S. Losses incurred by us from catastrophes, net of REINSURANCE but before taxes, were $29.3 million, $56.7 million, $18.0 million, $69.0 million and $38.1 million in 1999, 1998, 1997, 1996 and 1995, respectively.

     Consistent with industry practices, we establish liabilities for claims arising from a catastrophe only after assessing the exposure and damages arising from the event. We cannot be certain that the liabilities we have established will be adequate to cover actual claims. Furthermore, we cannot assure that the reinsurance we purchased will be adequate to protect us against material catastrophe losses or that such reinsurance will continue to be available to us in the future at commercially reasonable rates. States have from time to time passed legislation that has the effect of limiting the ability of insurers to manage risk, such as legislation restricting an insurer's ability to withdraw from catastrophe-prone areas. While we attempt to limit our exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, a catastrophic event or multiple catastrophic events might have a material adverse effect on our business, results of operations and financial condition.

A DOWNGRADE IN OUR RATINGS MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND NEGATIVELY IMPACT NEW SALES

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A rating downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company or any of its insurance subsidiaries could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of CASH VALUES from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of Metropolitan Life Insurance Company's and its subsidiaries' products and services, negatively impact new sales, adversely affect its ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. The current claims paying ability and financial strength ratings of Metropolitan Life Insurance Company are listed in the table below:

              RATING AGENCY                     RATING                  RATING STRUCTURE
Standard & Poor's Ratings Services                AA         Second highest of nine ratings
                                            ("Very Strong")  categories and mid-range within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very Strong")
Moody's Investors Service, Inc.                   Aa2        Second highest of nine ratings
                                             ("Excellent")   categories and mid-range within the
                                                             category based on modifiers (e.g., Aa1,
                                                             Aa2 and Aa3 are "Excellent")
A.M. Best Company, Inc.                           A+         Highest of nine ratings categories and
                                             ("Superior")    second highest within the category
                                                             based on modifiers (e.g., A++ and A+
                                                             are "Superior" while A and A- are
                                                             "Excellent")
Duff & Phelps Credit Rating Co.                   AA+        Second highest of eight ratings
                                             ("Very High")   categories and highest within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very High")

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of holders of our common stock or the units.

CHANGES IN STATE AND FEDERAL REGULATION MAY AFFECT OUR PROFITABILITY

     Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of such regulation is to protect policyholders, not stockholders. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing statutory reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments.

     State insurance regulators and the NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition.

     The U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in certain areas can significantly and adversely affect the insurance industry generally and MetLife in particular. These areas include employee benefit plan regulation, financial services regulation and federal taxation and securities laws. Additionally, interpretation of existing laws may change and the passage from time to time of new legislation may adversely affect our claims exposure on our policies.

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission. These laws and regulations are primarily intended to protect investors in the securities markets, and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities.

     We cannot predict the impact of future state or federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our business, results of operations and financial condition.

DEMUTUALIZATION RISKS

  OUR BOARD OF DIRECTORS WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTES ON MANY MATTERS DUE TO THE VOTING PROVISIONS OF THE METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of MetLife, Inc. common stock allocated to eligible policyholders not receiving cash or policy credits under the plan. An estimated 493,476,118 shares of our common stock, or 66.2% of the total number of shares expected to be outstanding based upon an estimated initial public offering price of $14.00 per share, will be issued to the trust on the effective date of the plan, to be held on behalf of approximately nine million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     Except on votes regarding certain fundamental corporate actions described below, the trustee will vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board. As a result of the voting provisions of the trust, the board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions, so long as the trust holds a substantial number of shares of common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the trust beneficiaries and vote all shares held in the trust in proportion to the instructions it receives. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution, of MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of our common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

If a vote concerns any of these fundamental corporate actions, the trustee will vote all of the shares of common stock held by the trust in proportion to the instructions it receives, which will give disproportionate weight to the instructions actually given by trust beneficiaries.

  WE MAY NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK; ASSETS ALLOCATED TO THE CLOSED BLOCK BENEFIT ONLY THE HOLDERS OF CLOSED BLOCK POLICIES

     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate an accounting mechanism, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Metropolitan Life Insurance Company are met. We will allocate assets to the closed block in an amount that will produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of the policyholder DIVIDEND SCALES in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. We cannot assure that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds. See "The Demutualization" for a description of the closed block.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of those policies. In addition, to the extent that these amounts are greater than the amounts estimated at the time we fund the closed block, dividends payable in respect of the policies included in the closed block may be greater than they would be in the absence of a closed block. Any excess earnings will be available for distribution over time to closed block policyholders but will not be available to our stockholders.

  A CHALLENGE TO THE PLAN OF REORGANIZATION OR TO THE NEW YORK SUPERINTENDENT OF INSURANCE'S APPROVAL MAY ADVERSELY AFFECT THE TERMS OF THE DEMUTUALIZATION AND THE MARKET PRICE OF OUR COMMON STOCK AND THE EQUITY SECURITY UNITS

     After a public hearing, which was held on January 24, 2000, the New York Superintendent of Insurance will determine whether the plan of reorganization meets the standards of applicable New York law, including, among other things, whether the plan is fair and equitable to the policyholders of Metropolitan Life Insurance Company. We do not expect that the New York Superintendent's order approving the plan will address the fairness of the plan to purchasers of common stock in the initial public offering or purchasers of the units in this offering. The New York Superintendent's order approving the plan was issued on
April   , 2000.

     Section 7312 of the New York Insurance Law provides that any lawsuit challenging the validity of or arising out of acts taken or proposed to be taken under the demutualization statute in connection with the demutualization must be commenced within one year after a copy of the plan of reorganization, with the New York Superintendent's approval endorsed thereon, is filed in the office of the New York Superintendent or six months from the effective date of the plan of reorganization, whichever is later, or if the plan is withdrawn, within six months of such withdrawal. Although Section 326 of the New York Insurance Law provides that orders of the New York Superintendent are subject to judicial review in a proceeding under Article 78 of New York's Civil Practice Law and Rules, the law is not clear whether a lawsuit challenging an order of the New York Superintendent under Section 7312 would have to be commenced within four months after the order became final and binding, as is generally the case for an
Article 78 proceeding, or within the time period specified in Section 7312, if later.


     A successful challenge to the order of the New York Superintendent could result in injunctive relief, monetary damages, a modification of the plan of reorganization or the New York Superintendent's approval of the plan being set aside. In order to challenge successfully the New York Superintendent's approval of the plan, a challenging party would have to sustain the burden of showing that approval was arbitrary and capricious, an abuse of discretion, made in violation of lawful procedures or affected by an error of law. In addition,
Section 7312 provides that an insurer may require a challenging party to give security for the insurer's reasonable expenses, including attorneys' fees, which may be incurred or for which the insurer may become liable, to which security the insurer will have recourse in such amount as the court shall determine upon the termination of the action.



     The New York Superintendent held a public hearing on the plan on January 24, 2000. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. These objections alleged, among other things, that the plan was not fair and equitable to policyholders of Metropolitan Life Insurance Company. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits.


     We are not aware of any other lawsuits challenging the plan or the approval thereof. However, there can be no assurance that we are aware of all lawsuits that have been commenced or that additional lawsuits will not be commenced in the future. An injunction or other court order delaying consummation of the plan would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, and a substantial period of time might be required to finally resolve these matters. A successful challenge to the plan or its approval would be materially adverse to purchasers of common stock in the initial public offering and units in the offering of the units and would have a material adverse effect on our business, results of operations and financial condition.

LITIGATION AND REGULATORY INVESTIGATIONS MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     We face significant risks of litigation and regulatory investigations and actions in connection with our activities as an insurer, employer, investment advisor, investor and taxpayer. These types of lawsuits and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition.

     Metropolitan Life Insurance Company and its affiliates are currently defendants in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims."

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our business, results of operations or financial position. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which we merged in 1996, three putative sales practices class actions lawsuits which have been brought against

General American Life Insurance Company, two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada, or a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. Additional litigation relating to these matters may be commenced in the future.

     While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods. See "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements for a discussion of the material legal matters in which we are currently involved.

INVESTMENT PORTFOLIO RISKS

  DEFAULTS ON OUR FIXED MATURITY PORTFOLIO MAY ADVERSELY AFFECT OUR
PROFITABILITY

     We are subject to the risk that the issuers of the fixed maturity securities we own may default on principal and interest payments due thereon, particularly if a major economic downturn occurs. At December 31, 1999, fixed maturities that we classify as either "Problem" or "Potential Problem" totaled 0.5% of our fixed maturity investments. In recent years we have increased the percentage of our investments in non-investment grade fixed maturity securities. At December 31, 1999, such securities constituted 9.0% of our total fixed maturities. Our fixed maturity securities of $97.0 billion represented 69.9% of our total cash and invested assets at December 31, 1999. An increase in defaults on these securities could have a material adverse effect on our business, results of operations and financial condition.

  DEFAULTS ON OUR MORTGAGE LOANS MAY ADVERSELY AFFECT OUR PROFITABILITY

     Our mortgage loans face default risk. At December 31, 1999, our mortgage loans of $19.7 billion represented 14.2% of our total cash and invested assets. At December 31, 1999, loans that were either delinquent or in process of foreclosure totaled 0.2% of our mortgage loan investments, compared with the industry average of 0.3%, as reported by the American Council of Life Insurance at December 31, 1999. The performance of our mortgage loan investments, however, may fluctuate in the future. In addition, substantially all of our mortgage loans have balloon payment maturities. An increase in the default rate of our mortgage loans could have a material adverse effect on our business, results of operations and financial condition.

  SOME OF OUR INVESTMENTS ARE RELATIVELY ILLIQUID

     Our investments in private placement fixed maturities, mortgage loans, equity real estate, including real estate joint ventures and other limited partnership interests are relatively illiquid. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

  DERIVATIVES MAY NOT BE HONORED BY COUNTERPARTIES

     We use derivative instruments to hedge market risk. Our derivative strategy employs a variety of instruments including financial futures, foreign exchange forwards, foreign currency swaps, interest rate swaps, interest rate caps and options. A failure by a counterparty to honor the terms of its derivatives contracts with us could have a material adverse effect on our business, results of operations and financial condition.

DIVIDENDS AND PAYMENTS ON OUR INDEBTEDNESS MAY BE AFFECTED BY LIMITATIONS IMPOSED ON METROPOLITAN LIFE INSURANCE COMPANY AND OUR OTHER SUBSIDIARIES

     After the effective date of the plan, MetLife, Inc. will be an insurance holding company. The assets of MetLife, Inc. will consist primarily of all of the outstanding shares of common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses, making payments on the debentures issued to MetLife Capital Trust I and any other debt service, primarily depends upon the receipt of dividends from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under its $1 billion mandatorily convertible capital note due 2005 issued to MetLife, Inc. Any inability of Metropolitan Life Insurance Company to pay dividends or interest on the capital note to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations could have a material adverse effect on our business, results of operations and financial condition.

     The payment of dividends by Metropolitan Life Insurance Company is regulated under state insurance law. Under the New York Insurance Law, Metropolitan Life Insurance Company may pay a stockholder dividend to MetLife, Inc. only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance, and the New York Superintendent does not disapprove the dividend. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurer would support the payment of dividends to stockholders. The New York Insurance Department has established informal guidelines for the New York Superintendent's determinations that focus on, among other things, an insurer's overall financial condition and profitability under statutory accounting practices. We cannot assure that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to MetLife, Inc. in an amount sufficient to fund our cash requirements and pay cash dividends or that the New York Superintendent will not disapprove any dividends that Metropolitan Life Insurance Company may seek to pay. Our other insurance subsidiaries are also subject to restrictions on the payment of dividends. In addition, from time to time, the NAIC and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. Such proposals, if enacted, could further restrict the ability of Metropolitan Life Insurance Company and its subsidiaries to pay dividends.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of units to Metropolitan Life Insurance Company as described above, Metropolitan Life
Insurance Company expects to issue to MetLife, Inc. its $1 billion   %
mandatorily convertible capital note due 2005 having the same interest and interest payment terms (including reset and deferral provisions) as set forth in the debentures of MetLife, Inc. issued to the MetLife Capital Trust I. The principal amount of the capital note is mandatorily convertible into common stock of Metropolitan Life Insurance Company upon maturity or acceleration of the capital note and without any further action by MetLife, Inc. or Metropolitan Life Insurance Company. As required by the New York Insurance Law, the terms of the capital note must be approved by the New York Superintendent of Insurance as not adverse to the interests of Metropolitan Life Insurance Company's policyholders. The New York Superintendent approved the issuance of the capital
note on April   , 2000. In addition, the
capital note will provide that Metropolitan Life Insurance Company may not make any payment of the interest on or the principal of the capital note so long as specified payment restrictions exist and have not been waived by the New York Superintendent. Payment restrictions would exist if the level of Metropolitan Life Insurance Company's statutory total adjusted capital falls below certain thresholds relative to the level of its statutory risk-based capital or the amount of its outstanding capital notes, surplus notes or similar obligations. As of the date hereof, Metropolitan Life Insurance Company's statutory total adjusted capital significantly exceeds these limitations. If the payment of interest is prevented by application of the payment restrictions described above, the interest on the capital note will not be available as a source of liquidity for MetLife, Inc.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY ADVERSELY IMPACT SYSTEMS OPERATIONS

     We have modified or replaced portions of our information technology and non-information technology systems to address Year 2000 compliance issues. As of the date of this prospectus, we are not aware of any material Year 2000-related problems experienced by these systems. We have not been informed by any other companies, governmental agencies or entities on which we rely that any such persons experienced any material Year 2000-related problems. However, we cannot guarantee that we or the other companies, governmental agencies or other entities on which we rely will not experience any Year 2000-related problems in the future. If such problems do occur, we cannot assure you that they will not have any material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness".

CHANGES IN FEDERAL INCOME TAXATION COULD ADVERSELY IMPACT SALES OF OUR INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

     Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on the accumulated tax-deferred earnings when earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 U.S. Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate tax deferral at least for certain annuities. Enactment of other possible legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income, could also adversely affect purchases of life insurance. We cannot foresee whether Congress will enact legislation or, whether such legislation, if enacted, will contain provisions with possible adverse effects on our life insurance and annuity products.

     In 1998, the federal income tax rate on capital gains was reduced. Consequently, some of our annuities and investment products that feature tax deferral of earnings appear relatively less attractive in comparison with alternative accumulation products that feature long-term capital gains treatment, particularly if the tax rates on ordinary income that are ultimately applied to such tax-deferred earnings substantially exceed the reduced rate on long-term capital gains.

SALES OF SHARES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     The MetLife Policyholder Trust will hold 493,476,118 shares of MetLife, Inc. common stock on behalf of approximately nine million eligible policyholders, and their permitted assigns, who we estimate will become beneficiaries of the trust. The trust agreement provides that a beneficiary may sell the beneficiary's allocated shares of our common stock through the purchase and sale program that we have established. Sales may be made at any time after the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options that have been exercised and the expiration of all unexercised options in connection with the initial public offering. Generally, sales will be processed on the first or second trading day after sale instructions are received. However, for the first 300 days after the plan effective date, if sales on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests exceed the lesser of (i) 1/20th of 1% of the number of shares of common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, sales of such excess shares for those beneficiaries may be deferred to the next trading day (which will then be subject to the same volume limitations on that day) or sold by a nationally-recognized brokerage firm that will sell the shares as agent at market clearing prices or as principal in a block trade. We expect that these sales may begin within approximately 30 days after the plan effective date. In addition, subject to certain limitations, a trust beneficiary may withdraw his or her allocated shares beginning one year after the effective date of the plan. Counsel has advised us that those beneficiaries who are not "affiliates" of MetLife, Inc. within the meaning of Rule 144 under the Securities Act may resell their shares in the purchase and sale program or otherwise without registration under the Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144. Substantially all of the shares allocated in the demutualization will be allocated to non-affiliates of MetLife, Inc. Accordingly, most trust beneficiaries may freely transfer such shares, without limitations, through the purchase and sale program. In addition to the shares issued in the demutualization, the shares of our common stock issued in the initial public offering and the shares issued upon settlement of the units will be freely transferable without restriction in the public market, except to the extent that those shares are acquired by affiliates of MetLife, Inc. and are therefore subject to restrictions under Rule 144.


     Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed in principle that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price in the aggregate not less than 14,900,000 shares nor more than 73,000,000 shares of our common stock in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. We will determine at the time of the pricing of the initial public offering whether to sell any shares to these purchasers in excess of the minimum amount. Any shares in excess of the minimum amount that we determine not to sell to these investors may increase the number of shares available for sale to the general public under this prospectus. The maximum number of shares that each investor, individually, and the investors, in the aggregate, could be obligated to purchase in the private placements represents approximately 4.9% and 9.8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.


     Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR STOCK AFTER THE OFFERING

     The initial public offering price of our common stock will be determined by negotiations among MetLife, Inc., Metropolitan Life Insurance Company and the representatives of the underwriters. In addition, the final terms of the initial public offering, including the initial public offering price, will be subject to the approval of the New York Superintendent of Insurance. The initial public offering price of our common stock will be based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the financial services and insurance industries, regulatory actions and general economic and stock market conditions, among others, may have a significant effect on the market price of our common stock. Accordingly, the market price of our common stock may decline below the initial public offering price.

STATE LAWS AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS MIGHT CONSIDER IN THEIR BEST INTERESTS

     State laws and our certificate of incorporation and by-laws may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. Under the New York Insurance Law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the New York Superintendent of Insurance. In addition, the New York Insurance Law prohibits any person from acquiring control of us and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     In addition, Section 203 of the Delaware General Corporation Law may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

     The stockholder rights plan adopted by our board of directors may also have antitakeover effects. The stockholder rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of our stockholders.

RISKS RELATING TO THE ACQUISITION OF GENAMERICA

  WE MAY BE EXPOSED TO ADDITIONAL LITIGATION

     General American Life is a defendant in three putative class action lawsuits involving sales practices claims. These lawsuits would not be covered either by our recent class action settlement pertaining to sales practices claims or by our excess of loss reinsurance agreements covering some of our sales practices claims. We are not indemnified under the stock purchase agreement relating to our acquisition of GenAmerica for any losses relating to such claims against GenAmerica. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that their outcomes will not have a material adverse effect on our business or financial condition, although it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in any particular period.

     We or General American Life may also become subject to claims brought by policyholders of General American Life or shareholders of its publicly held subsidiaries in connection with events leading up to the execution of the stock purchase agreement, as well as the acquisition itself. Some transactions leading up to the acquisition and the acquisition itself might be susceptible to challenge if any of the entities involved is placed in liquidation or bankruptcy. No claims arising out of these events have yet been made. However, we cannot assure that claims will not be made in the future. We are indemnified under the terms of the stock purchase agreement for some of those matters. We have a first priority perfected security interest in the purchase price proceeds under the stock purchase agreement to cover losses that we incur for which General American Mutual Holding Company has indemnified us under the stock purchase agreement. Such indemnified losses include breaches of representations and warranties, legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and GUARANTEED INTEREST CONTRACTS ("GICs") and the acceleration of payments under certain compensation arrangements and benefit plans. However, we cannot assure that the purchase price proceeds which may be available for indemnified losses will adequately protect us from liabilities if any claims are brought.

  WE MAY BE UNABLE TO RESTORE THE ONGOING BUSINESS OF GENAMERICA IN A TIMELY MANNER

     After General American Life was placed under the supervision of the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased.

Although we intend to quickly integrate GenAmerica into our existing operations following the acquisition, we cannot guarantee that we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. GenAmerica incurred a net loss in 1999, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of other assets to their current market value. There can be no assurance that future profitability of GenAmerica will not be adversely affected.

                                USE OF PROCEEDS

     MetLife Capital Trust I will invest substantially all of the proceeds from the sale of the capital securities comprising part of the units and all of the proceeds from the sale of the common securities in the debentures issued by MetLife, Inc. The remainder of the proceeds from the sale of the units will be paid directly to MetLife, Inc. as consideration for entering into the purchase contracts.


     Our net proceeds from the offering of the units are estimated to be $960 million, or $1,104 million if the underwriters' options to purchase additional units as described under "Underwriting" are exercised in full, after deducting an assumed underwriting discount and estimated offering expenses payable by us. Our net proceeds from the initial public offering of common stock are estimated to be $2,381 million, or $2,738 million if the underwriters' options to purchase additional shares of common stock are exercised in full, assuming an initial public offering price of $14.00 per share, and after deducting an assumed underwriting discount and estimated offering expenses payable by us. Our proceeds from the private placements are estimated to be $1,022 million, assuming the purchase of 73,000,000 shares at the initial public offering price of $14.00 per share.


     As required by the plan of reorganization, we will use the net proceeds from the offerings as follows:

     - an estimated $397 million to reimburse Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization;

     - an estimated $2,494 million to reimburse Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

     - an estimated $315 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

     - an estimated $361 million to reimburse Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

     - MetLife, Inc. will retain up to $340 million (unless the New York Superintendent of Insurance approves a larger amount) for working capital, payment of dividends and other general corporate purposes, including payments on the debentures issued by MetLife, Inc. to MetLife Capital Trust I in connection with the offering of the units, and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

     We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay up to $450 million of short-term debt that Metropolitan Life Insurance Company incurred in connection with the acquisition of GenAmerica Corporation. In connection with the contribution of the net proceeds from the initial public offering, the offering of equity security units and the private placements to Metropolitan Life Insurance Company as described above, Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its $1
billion   % mandatorily convertible capital note due 2005 having the principal terms described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- MetLife, Inc."

     The plan of reorganization requires that the aggregate net proceeds from the offerings and the private placements be at least equal to specified amounts. See "The Demutualization -- Summary of the Plan of Reorganization". If the actual proceeds raised in the initial public offering, the private placements or the offering of units are different than the amount estimated in this prospectus, we will be required to change the sizes of the other transactions, subject to the limit in the plan that the proceeds of the units offering may not exceed one-third of the combined proceeds of the initial public offering of MetLife, Inc.'s common stock, the units offering pursuant to this prospectus and the private placements. The amount of proceeds from the offerings and the private placements and the final terms of the units will depend on market conditions and our capital needs at the time of issuance.

     We will not receive any proceeds from the issuance of our common stock to the MetLife Policyholder Trust in exchange for policyholders' membership interests.

                                DIVIDEND POLICY

     Our board of directors intends to declare an annual dividend on our common stock of $0.20 per share. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and our other insurance subsidiaries and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. In addition, the indenture governing the terms of our debentures issued to MetLife Capital Trust I in connection with the offering of units prohibits the payment of dividends on our common stock during a deferral of interest payments on the debentures or an event of default under the indenture or the related guarantee. For a discussion of our cash sources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     Following the effective date of the plan, we will be an insurance holding company. Our assets will consist primarily of all of the outstanding shares of common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and to meet our obligations, including paying our operating expenses, making payments on the debentures issued to MetLife Capital Trust I and any other debt service, depends primarily upon the receipt of dividends from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under its $1 billion mandatorily convertible capital note due 2005 issued to MetLife, Inc. The payment of dividends by Metropolitan Life Insurance Company is regulated under the New York Insurance Law. See "Risk Factors -- Dividends and payments on our indebtedness may be affected by limitations imposed on Metropolitan Life Insurance Company" and "Business -- Regulation -- Insurance regulation -- Holding company regulation".

                                 CAPITALIZATION

     The information in the following table is derived from and should be read in conjunction with the Consolidated Financial Statements and the related Notes and with the Pro Forma Consolidated Financial Information and Notes thereto included elsewhere in this prospectus. The table presents our consolidated capitalization at December 31, 1999 and after giving effect to (1) the demutualization as if it had occurred at December 31, 1999, (2) the initial public offering of 179,000,000 shares of our common stock, (3) the planned private placements of 73,000,000 shares of common stock, (4) the offering of 20,000,000 equity security units in the offering to be conducted concurrently with the initial public offering and (5) the application of the proceeds from the initial public offering of our common stock, the private placements and the offering of equity security units as described in "Use of Proceeds".

     The data set forth below assumes that the underwriters' options to purchase additional shares of common stock and units in the offerings are not exercised. See "The Demutualization -- Payment of Consideration to Eligible Policyholders".

                                                                  AT DECEMBER 31, 1999
                                      ----------------------------------------------------------------------------
                                                                     THE INITIAL      THE
                                                         THE           PUBLIC       PRIVATE     THE UNIT     PRO
                                      HISTORICAL   DEMUTUALIZATION    OFFERING     PLACEMENTS   OFFERING    FORMA
                                      ----------   ---------------   -----------   ----------   --------   -------
                                                                 (DOLLARS IN MILLIONS)
DEBT:
Short-term debt.....................   $ 4,208        $     --         $   --        $   --       $ --     $ 4,208
                                       -------        --------         ------        ------       ----     -------
Long-term debt
  Surplus notes and other...........     1,666              --             --            --         --       1,666
  Investment-related debt...........       369              --             --            --         --         369
  Non-insurance subsidiary debt.....       479              --             --            --         --         479
                                       -------        --------         ------        ------       ----     -------
         Total long-term debt.......     2,514              --             --            --         --       2,514
                                       -------        --------         ------        ------       ----     -------
COMPANY-OBLIGATED MANDATORILY
  REDEEMABLE SECURITIES OF
  SUBSIDIARY TRUST HOLDING SOLELY
  DEBENTURES OF PARENT..............        --              --             --            --        947         947
                                       -------        --------         ------        ------       ----     -------
EQUITY:
Preferred stock, par value $.01 per
  share; 200,000,000 shares
  authorized; none issued...........        --              --             --            --         --          --
Series A Junior Participating
  Preferred Stock; 10,000,000 shares
  authorized; none issued...........        --              --             --            --         --          --
Common stock, par value $.01 per
  share; 3,000,000,000 shares
  authorized; pro forma 493,476,118
  shares for the demutualization,
  179,000,000 shares for the initial
  public offering and 73,000,000
  shares for the private placements;
  total pro forma 745,476,118 shares
  issued and outstanding............        --               5              2             1         --           8
Additional paid-in capital..........        --          10,757          2,379         1,021         13      14,170
Retained earnings...................    14,100         (14,100)            --            --         --          --
Accumulated other comprehensive
  loss..............................      (410)             --             --            --         --        (410)
                                       -------        --------         ------        ------       ----     -------
         Total equity...............    13,690          (3,338)         2,381         1,022         13      13,768
                                       -------        --------         ------        ------       ----     -------
         TOTAL CAPITALIZATION.......   $16,204        $ (3,338)        $2,381        $1,022       $960     $17,229
                                       =======        ========         ======        ======       ====     =======

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              YEAR ENDED DECEMBER 31,
                                                        ------------------------------------
                                                        1999    1998    1997    1996    1995
                                                        ----    ----    ----    ----    ----
Ratio of earnings to fixed charges....................  1.40    1.65    1.56    1.43    1.16
Pro forma ratio of earnings to fixed charges..........  1.36      --      --      --      --

     For purposes of this computation, earnings are defined as income before provision for income taxes, discontinued operations and extraordinary item and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances and an estimated interest component of rent expense.

     For purposes of the pro forma ratio of earnings to fixed charges, fixed charges also reflect a charge of $87 million for the issuance of the equity security units at an assumed interest rate of 7.60% ($76 million) and the accretion of the discount ($11 million) on the carrying value of the Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent.

     The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the issuance of the equity security units. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds from the unit offering.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information for MetLife. The consolidated financial information for the years ended December 31, 1999, 1998 and 1997 and at December 31, 1999 and 1998 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial information for the years ended December 31, 1996 and 1995 and at December 31, 1997, 1996 and 1995 has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The following consolidated statements of income and consolidated balance sheet data, other than the statutory data, have been prepared in conformity with generally accepted accounting principles. The statutory data have been derived from Metropolitan Life Insurance Company's Annual Statements filed with insurance regulatory authorities and have been prepared in accordance with statutory accounting practices. The following information should be read in conjunction with and is qualified in its entirety by the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                      1999      1998      1997      1996      1995
                                                      ----      ----      ----      ----      ----
                                                                  (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
  Premiums(1).....................................   $12,088   $11,503   $11,278   $11,345   $11,178
  Universal life and investment-type product
    policy fees...................................     1,438     1,360     1,418     1,243     1,177
  Net investment income(1)(2)(3)..................     9,816    10,228     9,491     8,978     8,837
  Other revenues(1)...............................     2,154     1,994     1,491     1,246       834
  Net realized investment gains (losses)(4).......       (70)    2,021       787       231      (157)
                                                     -------   -------   -------   -------   -------
                                                      25,426    27,106    24,465    23,043    21,869
                                                     -------   -------   -------   -------   -------
Expenses:
  Policyholder benefits and claims(1)(5)..........    13,105    12,638    12,403    12,432    12,043
  Interest credited to policyholder account
    balances......................................     2,441     2,711     2,878     2,868     3,143
  Policyholder dividends..........................     1,690     1,651     1,742     1,728     1,786
  Other expenses(1)(3)(6).........................     6,755     8,019     5,771     4,609     4,153
                                                     -------   -------   -------   -------   -------
                                                      23,991    25,019    22,794    21,637    21,125
                                                     -------   -------   -------   -------   -------
Income before provision for income taxes,
  discontinued operations and extraordinary
  item............................................     1,435     2,087     1,671     1,406       744
Provision for income taxes(7).....................       593       740       468       482       407
                                                     -------   -------   -------   -------   -------
Income before discontinued operations and
  extraordinary item..............................       842     1,347     1,203       924       337
(Loss) gain from discontinued operations(8).......        --        --        --       (71)      362
                                                     -------   -------   -------   -------   -------
Income before extraordinary item..................       842     1,347     1,203       853       699
Extraordinary item -- demutualization expense, net
  of income tax of $35 and $2, respectively.......       225         4        --        --        --
                                                     -------   -------   -------   -------   -------
Net income........................................   $   617   $ 1,343   $ 1,203   $   853   $   699
                                                     =======   =======   =======   =======   =======

                                                                                AT DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                                ----       ----       ----       ----       ----
                                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3).................................  $160,291   $157,278   $154,444   $145,877   $144,277
  Separate account assets...................................    64,941     58,068     48,338     43,399     38,861
                                                              --------   --------   --------   --------   --------
  Total assets..............................................  $225,232   $215,346   $202,782   $189,276   $183,138
                                                              ========   ========   ========   ========   ========
  Liabilities:
    Life and health policyholder liabilities(9).............  $122,637   $122,726   $125,849   $121,333   $120,782
    Property and casualty policyholder liabilities(9).......     2,318      1,477      1,509      1,562      1,438
    Short-term debt.........................................     4,208      3,585      4,587      3,311      3,235
    Long-term debt..........................................     2,514      2,903      2,884      1,946      2,345
    Separate account liabilities............................    64,941     58,068     48,338     43,399     38,861
    Other liabilities(3)....................................    14,924     11,720      5,608      5,742      4,723
                                                              --------   --------   --------   --------   --------
  Total liabilities.........................................   211,542    200,479    188,775    177,293    171,384
                                                              --------   --------   --------   --------   --------
  Retained earnings.........................................    14,100     13,483     12,140     10,937     10,084
  Accumulated other comprehensive income (loss).............      (410)     1,384      1,867      1,046      1,670
                                                              --------   --------   --------   --------   --------
  Total equity..............................................    13,690     14,867     14,007     11,983     11,754
                                                              --------   --------   --------   --------   --------
  Total liabilities and equity..............................  $225,232   $215,346   $202,782   $189,276   $183,138
                                                              ========   ========   ========   ========   ========

                                                                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                               ----       ----       ----       ----       ----
                                                                            (DOLLARS IN MILLIONS)
OTHER DATA
  Operating income(4)(10)..................................  $    990   $     23   $    617   $    818   $    504
  Adjusted operating income(4)(11).........................  $  1,307   $  1,226   $    807   $    921   $    613
  Operating return on equity(12)...........................       7.2%       0.2%       5.3%       7.8%       5.2%
  Adjusted operating return on equity(13)..................       9.5%       9.6%       7.0%       8.8%       6.3%
  Return on equity(14).....................................       4.5%      10.5%      10.4%       8.1%       7.2%
  Operating cash flows.....................................  $  3,865   $    842   $  2,872   $  3,688   $  4,823
  Total assets under management(15)........................  $373,646   $360,703   $338,731   $297,570   $288,000
STATUTORY DATA(16)
  Premiums and deposits....................................  $ 24,643   $ 22,722   $ 20,569   $ 20,611   $ 21,651
  Net income (loss)........................................  $    790   $    875   $    589   $    460   $   (672)
  Policyholder surplus.....................................  $  7,630   $  7,388   $  7,378   $  7,151   $  6,785
  Asset valuation reserve..................................  $  3,109   $  3,323   $  3,814   $  2,635   $  2,038

                                                                AT OR FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
OPERATING DATA(21)
  INDIVIDUAL BUSINESS
    Total revenues..........................................  $ 11,067   $ 11,753   $ 10,630
    Operating income(10)....................................  $    565   $    631   $    325
    Net income..............................................  $    555   $  1,069   $    599
    Total assets............................................  $109,401   $103,614   $ 95,323
    Policyholder liabilities(9).............................  $ 72,956   $ 71,571   $ 70,686
    Separate account liabilities............................  $ 28,828   $ 23,013   $ 17,345
  INSTITUTIONAL BUSINESS
    Total revenues..........................................  $ 10,380   $ 10,651   $  9,271
    Operating income(10)....................................  $    585   $    482   $    310
    Net income..............................................  $    567   $    846   $    339
    Total assets............................................  $ 88,127   $ 88,741   $ 83,473
    Policyholder liabilities(9).............................  $ 47,781   $ 49,406   $ 49,547
    Separate account liabilities............................  $ 35,236   $ 35,029   $ 30,473
  AUTO & HOME
    Total revenues..........................................  $  1,876   $  1,642   $  1,459
    Operating income(10)....................................  $     54   $     81   $     69
    Net income..............................................  $     56   $    161   $     74
    Total assets............................................  $  4,443   $  2,763   $  2,542
    Combined ratio..........................................     103.7%     100.8%      99.9%

                                                                AT OR FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
  ASSET MANAGEMENT
    Total revenues..........................................  $    883   $    892   $    760
    Operating income(10)....................................  $     51   $     46   $     45
    Net income..............................................  $     51   $     49   $     45
    Assets under management(17).............................  $189,800   $191,000   $175,100
  INTERNATIONAL OPERATIONS
    Total revenues(18)......................................  $    790   $  1,179   $  1,745
    Operating income (loss).................................  $     18   $    (35)  $      6
    Net income..............................................  $     21   $     56   $    126
    Total assets............................................  $  4,381   $  3,432   $  7,412
    Separate account liabilities............................  $    877   $     26   $    520
  CORPORATE(19)
    Total revenues(20)......................................  $    623   $  1,472   $  1,045
    Total expenses..........................................  $  1,031   $  2,591   $    966
    Net income (loss).......................................  $   (583)  $   (695)  $    163

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                         1998     1997      1996      1995
                                                         ----     ----      ----      ----
                                                               (DOLLARS IN MILLIONS)
Revenues:
Premiums.............................................    $204    $  463    $  456    $  439
Net Investment Income................................     495       914       877       637
Other revenues.......................................      33       225       164       192
                                                         ----    ------    ------    ------
                                                         $732    $1,602    $1,497    $1,268
                                                         ====    ======    ======    ======
Expenses:
Policyholder benefits and claims.....................    $240    $  495    $  459    $  492
Other expenses.......................................     418       861       606       831
                                                         ----    ------    ------    ------
                                                         $658    $1,356    $1,065    $1,323
                                                         ====    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The aggregate amount of the payment is dependent upon the initial public offering price of common stock to be issued at the effective date of the plan. Assuming an initial public offering price of $14.00 per share, and based on actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will be $315 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-

     12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998, and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                      1999      1998     1997     1996     1995
                                                      ----      ----     ----     ----     ----
                                                                (DOLLARS IN MILLIONS)
Gross realized investment gains (losses)............  $(137)   $2,629    $1,018   $ 458    $  73
                                                      -----    ------    -----    -----    -----
Less amounts allocable to:
  Future policy benefit loss recognition............     --      (272)    (126)    (203)    (152)
  Deferred policy acquisition costs.................     46      (240)     (70)      (4)     (78)
  Participating pension contracts...................     21       (96)     (35)     (20)      --
                                                      -----    ------    -----    -----    -----
  Total.............................................     67      (608)    (231)    (227)    (230)
                                                      -----    ------    -----    -----    -----
Net realized investment gains (losses)..............  $ (70)   $2,021    $ 787    $ 231    $(157)
                                                      =====    ======    =====    =====    =====

      Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 10 below.

 (5) Policyholder benefits and claims exclude $(21) million, $368 million, $161 million, $223 million and $152 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of future policy benefit loss recognition and credits to participating pension contracts that have been charged against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Other expenses exclude $(46) million, $240 million, $70 million, $4 million and $78 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of amortization of deferred policy acquisition costs that have been charged against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (7) Includes $125 million, $18 million, $(40) million, $38 million and $67 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (8) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (9) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

(10) The following provides a reconciliation of net income to operating income on a consolidated basis:

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                     1999    1998      1997     1996    1995
                                                                     ----   -------   -------   -----   -----
                                                                              (DOLLARS IN MILLIONS)
       Net income..................................................  $617   $ 1,343   $ 1,203   $ 853   $ 699
                                                                     ----   -------   -------   -----   -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................   137    (2,629)   (1,018)   (458)    (73)
         Income tax on gross realized investment gains and
           losses..................................................   (92)      883       312     173      26
                                                                     ----   -------   -------   -----   -----
           Realized investment (gains) losses, net of income tax...    45    (1,746)     (706)   (285)    (47)
                                                                     ----   -------   -------   -----   -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................   (67)      608       231     227     230
         Income tax on amounts allocated to investment gains and
           losses..................................................    45      (204)      (71)    (86)    (83)
                                                                     ----   -------   -------   -----   -----
           Amount allocated to investment gains and losses, net of
             income tax............................................   (22)      404       160     141     147
                                                                     ----   -------   -------   -----   -----
         Loss (gain) from discontinued operations..................    --        --        --      71    (362)
                                                                     ----   -------   -------   -----   -----
         Surplus tax...............................................   125        18       (40)     38      67
                                                                     ----   -------   -------   -----   -----
         Extraordinary item -- demutualization expense, net of
           income tax of $35 and $2, respectively..................   225         4        --      --      --
                                                                     ----   -------   -------   -----   -----
       Operating income............................................  $990   $    23   $   617   $ 818   $ 504
                                                                     ====   =======   =======   =====   =====

     The following provides a reconciliation of net income to operating income for our Individual Business segment:

                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                     1999     1998     1997
                                                                     ----     ----     ----
                                                                      (DOLLARS IN MILLIONS)
       Net income..................................................  $555    $1,069    $ 599
                                                                     ----    ------    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    60      (914)    (433)
         Income tax on gross realized investment gains and
           losses..................................................   (14)      306      100
                                                                     ----    ------    -----
           Realized investment (gains) losses, net of income tax...    46      (608)    (333)
                                                                     ----    ------    -----
       Amounts allocated to investment gains and losses (see note
         4)........................................................   (46)      255       77
       Income tax on amounts allocated to investment gains and
         losses....................................................    10       (85)     (18)
                                                                     ----    ------    -----
         Amount allocated to investment gains and losses, net of
           income tax..............................................   (36)      170       59
                                                                     ----    ------    -----
       Operating income............................................  $565    $  631    $ 325
                                                                     ====    ======    =====

     The following provides a reconciliation of net income to operating income for our Institutional Business segment:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                     1999    1998     1997
                                                                     ----    ----     ----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $567    $ 846    $ 339
                                                                     ----    -----    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    53     (943)    (181)
         Income tax on gross realized investment gains and
           losses..................................................   (22)     324       64
                                                                     ----    -----    -----
           Realized investment (gains) losses, net of income tax...    31     (619)    (117)
                                                                     ----    -----    -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................   (22)     386      136
         Income tax on amounts allocated to investment gains and
           losses..................................................     9     (131)     (48)
                                                                     ----    -----    -----
           Amount allocated to investment gains and losses, net of
             income tax............................................   (13)     255       88
                                                                     ----    -----    -----
       Operating income............................................  $585    $ 482    $ 310
                                                                     ====    =====    =====

     The following provides a reconciliation of net income to operating income for our Auto & Home segment:

                                                                      FOR THE YEARS ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                     1999    1998     1997
                                                                     ----    ----     ----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $56     $ 161    $74
                                                                     ---     -----    ---
       Adjustments to reconcile net income to operating income:
         Gross realized investment gains...........................   (2)     (122)    (9)
         Income tax on gross realized investment gains.............   --        42      4
                                                                     ---     -----    ---
           Realized investment gains, net of income tax............   (2)      (80)    (5)
                                                                     ---     -----    ---
       Operating income............................................  $54     $  81    $69
                                                                     ===     =====    ===

     The following provides a reconciliation of net income to operating income
(loss) for our International segment:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                     1999    1998     1997
                                                                     ----    ----     ----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $21     $  56    $ 126
                                                                     ---     -----    -----
       Adjustments to reconcile net income to operating income
         (loss):
         Gross realized investments gains..........................   (1)     (117)    (160)
         Income tax on gross realized investment gains.............   (2)       26       24
                                                                     ---     -----    -----
           Realized investment gains, net of income tax............   (3)      (91)    (136)
                                                                     ---     -----    -----
         Amounts allocated to investment gains (see note 4)........   --        --       18
         Income tax on amounts allocated to investment gains.......   --        --       (2)
                                                                     ---     -----    -----
           Amount allocated to investment gains, net of income
             tax...................................................   --        --       16
                                                                     ---     -----    -----
       Operating income (loss).....................................  $18     $ (35)   $   6
                                                                     ===     =====    =====

       We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(11) The following provides a reconciliation of operating income to adjusted operating income:

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                      1999     1998    1997   1996   1995
                                                                     ------   ------   ----   ----   ----
                                                                            (DOLLARS IN MILLIONS)
       Operating income............................................  $  990   $   23   $617   $818   $504
       Adjustment for charges for sales practices claims and for
         personal injury claims caused by exposure to asbestos or
         asbestos-containing products, net of income tax...........     317    1,203    190    103    109
                                                                     ------   ------   ----   ----   ----
       Adjusted operating income...................................  $1,307   $1,226   $807   $921   $613
                                                                     ======   ======   ====   ====   ====

       The charge for the year ended December 31, 1999 was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(12) Operating return on equity is defined as operating income divided by average total equity excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(13) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(14) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(15) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(16) Metropolitan Life Insurance Company statutory data only.

(17) Includes $0.2 billion, $4.2 billion and $5.6 billion of MetLife's general account assets managed by our Asset Management segment at December 31, 1999, 1998 and 1997, respectively, as well as assets managed on behalf of third parties.

(18) Includes our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively. Total revenues for these entities were $469 million, $1,060 million, $1,001 million and $998 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively.

(19) We maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, revenues and expenses.

(20) Includes MetLife Capital Holdings, Inc., which was sold in 1998. Total revenues for this entity were $263 million, $542 million, $496 million and $270 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively.

(21) Segment data does not include consolidation and elimination entries related to intersegment amounts. See Note 15 of Notes to Consolidated Financial Statements.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The pro forma consolidated financial information presented below gives effect to:

     - the demutualization, including the issuance of an estimated 493,476,118 shares of our common stock to the MetLife Policyholder Trust in connection therewith;

     - the establishment of the closed block;

     - the sale of 179,000,000 shares of our common stock in the initial public offering at $14.00 per share;


     - the concurrent private placements of 73,000,000 shares of common stock in the aggregate at $14.00 per share; and


     - the offering of 20,000,000 units at $50.00 per unit;

as if they each had occurred at December 31, 1999, for the purposes of the pro forma consolidated balance sheet, and at January 1, 1999 for the purposes of the pro forma consolidated statement of income for the year ended December 31, 1999. The pro forma financial information excludes the effects of various acquisitions, including the acquisition of GenAmerica Corporation, and dispositions because they are not significant. This pro forma information is presented to depict only the effects of the demutualization, the establishment of the closed block, the offering of the units, the initial public offering and the private placements. Metropolitan Life Insurance Company incurred $900 million of short-term debt in connection with the acquisition of GenAmerica Corporation. We intend to repay up to $450 million of this short-term debt with proceeds from the offerings and the private placements in excess of those amounts required under the plan of reorganization.

     The pro forma information reflects gross proceeds of $1,000 million from the issuance of the units, less an assumed underwriting discount and offering expenses aggregating $40 million, or net proceeds from the offering of $960 million. The data also gives effect to gross and estimated net proceeds from the initial public offering of $2,506 million and $2,381 million, respectively, and proceeds of $1,022 million from the private placements, assuming an initial public offering price per share of $14.00 and the use of proceeds as set forth elsewhere in this prospectus. We expect to use an estimated $397 million of the aggregate net proceeds of these offerings and the private placements to reimburse Metropolitan Life Insurance Company for policy credits made to certain policyholders in lieu of 28,331,484 allocated shares of our common stock, an estimated $2,494 million of the aggregate net proceeds to reimburse Metropolitan Life Insurance Company for cash payments made to certain policyholders in lieu of 178,166,475 allocated shares of our common stock and an estimated $315 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. The consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of our common stock allocated to the eligible policyholder pursuant to the terms of the plan. For those policyholders receiving policy credits or for those non-electing eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The cash payments made in lieu of allocated shares consist of $164 million of cash payments that will be distributed to non-electing eligible policyholders that must receive cash in the demutualization and $2,330 million in cash payments to eligible policyholders holding approximately 23.8% of the total number of shares of our common stock allocated to eligible policyholders who elected to receive cash, assuming an initial public offering price of $14.00 per share. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma consolidated statement of income also reflects the elimination of the surplus tax on earnings and the inclusion of the minority interest related to the units and is presented before the extraordinary item for demutualization expense. The pro forma consolidated statement of income does not give effect to any pro forma earnings resulting from the use of the net proceeds from the offerings or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.

     We have based the pro forma information on available information and on assumptions management believes are reasonable and that reflect the effects of these transactions. We have provided this information for informational purposes only. The number of shares and units actually sold in the offerings and the private placements and their respective prices may vary from the amounts assumed. The plan of reorganization requires that the aggregate net proceeds from the offerings and the private placements be at least equal to specified amounts. See "The Demutualization -- Summary of the Plan of Reorganization". If the actual proceeds raised in the initial public offering, the private placements or the offering of the equity security units are different than the amount estimated, we will be required to change the sizes of the other transactions, subject to the limit in the plan that the proceeds of this offering may not exceed one-third of the combined proceeds of this offering, the initial public offering of MetLife, Inc.'s common stock and the private placements. The amount of proceeds from the offerings and the private placements and the final terms of the units will depend on market conditions and our capital needs at the time of issuance. This information does not necessarily indicate our consolidated financial position or results of operations had the demutualization, the establishment of the closed block, the offering of units, the initial public offering and the private placements been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period. You should read the pro forma information in conjunction with our historical consolidated financial statements included elsewhere in this prospectus and with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Demutualization" and "Business".

                                 METLIFE, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                     AS ADJUSTED
                                                ESTABLISHMENT                      FOR THE CLOSED      THE
                                                   OF THE              THE          BLOCK AND THE      UNIT
                                  HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION   DEMUTUALIZATION   OFFERING      PRO FORMA
                                  ----------   ---------------   ---------------   ---------------   --------      ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums......................   $12,088         $(3,924)           $  --            $ 8,164         $ --           $ 8,164
  Universal life and investment-
    type product policy fees....     1,438              --               --              1,438           --             1,438
  Net investment income.........     9,816          (2,177)              --              7,639           --             7,639
  Other revenues................     2,154              --               --              2,154           --             2,154
  Net realized investment losses
    (net of amounts allocable to
    other accounts of $67)......       (70)              6               --                (64)          --              (64)
  Contribution from the closed
    block.......................        --             (87)              --                (87)          --              (87)
                                   -------         -------            -----            -------         ----       -----------
                                    25,426          (6,182)              --             19,244           --            19,244
                                   -------         -------            -----            -------         ----       -----------
EXPENSES
  Policyholder benefits and
    claims (excludes amounts
    directly related to net
    realized investment losses
    of $21).....................    13,105          (4,002)              --              9,103           --             9,103
  Interest credited to
    policyholder account
    balances....................     2,441              --               --              2,441           --             2,441
  Policyholder dividends........     1,690          (1,456)              --                234           --               234
  Other expenses (excludes
    amounts directly related to
    net realized investment
    losses of $46)..............     6,755            (724)              --              6,031           87(7)          6,118
                                   -------         -------            -----            -------         ----       -----------
                                    23,991          (6,182)              --             17,809           87            17,896
                                   -------         -------            -----            -------         ----       -----------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary item............     1,435              --               --              1,435          (87)            1,348
Provision (benefit) for income
  taxes.........................       593              --             (125)(9)            468          (32)(7)           436
                                   -------         -------            -----            -------         ----       -----------
Income before extraordinary
  item..........................   $   842         $    --            $ 125            $   967         $(55)           $  912
                                   =======         =======            =====            =======         ====       ===========
Per share data:
  Income before extraordinary
    item per share -- basic and
    diluted.....................                                                                                      $  1.22
                                                                                                                  ===========
  Number of shares used in
    calculation of per share
    data -- basic and diluted...                                                                                  745,476,118(2)(3)
                                                                                                                  ===========
Ratio of earnings to fixed
  charges.......................      1.40                                                                               1.36
                                                                                                                  ===========

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                                 METLIFE, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999

                                                                                     AS ADJUSTED FOR
                                               ESTABLISHMENT                           THE CLOSED
                                               OF THE CLOSED         THE              BLOCK AND THE
                                  HISTORICAL     BLOCK(1)      DEMUTUALIZATION       DEMUTUALIZATION
                                  ----------   -------------   ---------------       ---------------
                                                        (DOLLARS IN MILLIONS)
ASSETS
  Investments:
    Fixed maturities
      available-for-sale, at
      fair value................   $ 96,981      $(21,729)         $    --              $ 75,252
    Equity securities, at fair
      value.....................      2,006            --               --                 2,006
    Mortgage loans on real
      estate....................     19,739        (4,785)              --                14,954
    Real estate and real estate
      joint ventures............      5,649            --               --                 5,649
    Policy loans................      5,598        (3,747)              --                 1,851
    Other limited partnership
      interests.................      1,331            --               --                 1,331
    Short-term investments......      3,055            (8)              --                 3,047
    Other invested assets.......      1,501          (404)              --                 1,097
                                   --------      --------          -------              --------
                                    135,860       (30,673)              --               105,187
  Cash and cash equivalents.....      2,789          (251)          (2,809)(2)              (271)
  Accrued investment income.....      1,725          (223)              --                 1,502
  Premiums and other
    receivables.................      6,681          (129)              --                 6,552
  Deferred policy acquisition
    costs.......................      8,492        (4,076)              --                 4,416
  Deferred income taxes.........        603            36               --                   639
  Other.........................      4,141            --               --                 4,141
  Closed block assets...........         --        35,316               --                35,316
  Separate account assets.......     64,941            --               --                64,941
                                   --------      --------          -------              --------
                                   $225,232      $     --          $(2,809)             $222,423
                                   ========      ========          =======              ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits........   $ 73,582      $(38,576)         $   397(2)           $ 35,403
  Policyholder account
    balances....................     45,901            (4)              --                45,897
  Other policyholder funds......      4,498          (308)              --                 4,190
  Policyholder dividends
    payable.....................        974          (712)              --                   262
  Short-term debt...............      4,208            --               --                 4,208
  Long-term debt................      2,514            --               --                 2,514
  Current income taxes
    payable.....................        548           (14)             (46)(4)               488
  Other.........................     14,376           (13)             178(4)             14,541
  Closed block liabilities......         --        39,627               --                39,627
  Separate account
    liabilities.................     64,941            --               --                64,941
                                   --------      --------          -------              --------
                                    211,542            --              529               212,071
                                   --------      --------          -------              --------
Company-obligated mandatorily
  redeemable securities of
  subsidiary trust holding
  solely debentures of Parent...         --            --               --                    --
                                   --------      --------          -------              --------
EQUITY:
  Preferred stock...............         --            --               --                    --
  Common stock..................         --            --                5(2)(8)               5
  Additional paid-in capital....         --            --           10,757(2)(8)          10,757
  Retained earnings.............     14,100            --          (14,100)(8)                --
  Accumulated other
    comprehensive loss..........       (410)           --               --                  (410)
                                   --------      --------          -------              --------
                                     13,690            --           (3,338)               10,352
                                   --------      --------          -------              --------
                                   $225,232      $     --          $(2,809)             $222,423
                                   ========      ========          =======              ========

                                    THE
                                  INITIAL       THE         THE
                                   PUBLIC     PRIVATE       UNIT
                                  OFFERING   PLACEMENTS   OFFERING   PRO FORMA
                                  --------   ----------   --------   ---------
                                       (DOLLARS IN MILLIONS)
ASSETS
  Investments:
    Fixed maturities
      available-for-sale, at
      fair value................   $   --      $   --       $ --     $ 75,252
    Equity securities, at fair
      value.....................       --          --         --        2,006
    Mortgage loans on real
      estate....................       --          --         --       14,954
    Real estate and real estate
      joint ventures............       --          --         --        5,649
    Policy loans................       --          --         --        1,851
    Other limited partnership
      interests.................       --          --         --        1,331
    Short-term investments......       --          --         --        3,047
    Other invested assets.......       --          --         --        1,097
                                   ------      ------       ----     --------
                                       --          --         --      105,187
  Cash and cash equivalents.....    2,381(5)    1,022(6)     960(7)     4,092
  Accrued investment income.....       --          --         --        1,502
  Premiums and other
    receivables.................       --          --         --        6,552
  Deferred policy acquisition
    costs.......................       --          --         --        4,416
  Deferred income taxes.........       --          --         --          639
  Other.........................       --          --         --        4,141
  Closed block assets...........       --          --         --       35,316
  Separate account assets.......       --          --         --       64,941
                                   ------      ------       ----     --------
                                   $2,381      $1,022       $960     $226,786
                                   ======      ======       ====     ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits........   $   --      $   --       $ --     $ 35,403
  Policyholder account
    balances....................       --          --         --       45,897
  Other policyholder funds......       --          --         --        4,190
  Policyholder dividends
    payable.....................       --          --         --          262
  Short-term debt...............       --          --         --        4,208
  Long-term debt................       --          --         --        2,514
  Current income taxes
    payable.....................       --          --         --          488
  Other.........................       --          --         --       14,541
  Closed block liabilities......       --          --         --       39,627
  Separate account
    liabilities.................       --          --         --       64,941
                                   ------      ------       ----     --------
                                       --          --         --      212,071
                                   ------      ------       ----     --------
Company-obligated mandatorily
  redeemable securities of
  subsidiary trust holding
  solely debentures of Parent...       --          --        947(7)       947
                                   ------      ------       ----     --------
EQUITY:
  Preferred stock...............       --          --         --           --
  Common stock..................        2(5)        1(6)      --            8
  Additional paid-in capital....    2,379(5)    1,021(6)      13(7)    14,170
  Retained earnings.............       --          --         --           --
  Accumulated other
    comprehensive loss..........       --          --         --         (410)
                                   ------      ------       ----     --------
                                    2,381       1,022         13       13,768
                                   ------      ------       ----     --------
                                   $2,381      $1,022       $960     $226,786
                                   ======      ======       ====     ========

              The accompanying Notes are an integral part of this
                     Pro Forma Consolidated Balance Sheet.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     (1) The pro forma consolidated balance sheet and pro forma consolidated statement of income reflect the assets which have been set aside to establish the closed block, and the related liabilities, revenues and expenses, in each case based on provisions in the plan of reorganization. Closed block assets and liabilities on the pro forma consolidated balance sheet are reflected at their historical carrying values. See "The Demutualization -- Establishment and Operation of the Closed Block". We have established bookkeeping records to specifically segregate the assets, liabilities, revenues and expenses in the pro forma closed block, as if the closed block had been formed on January 1, 1999. These amounts include any new individual participating policies issued during 1999 and the revenues and expenses associated with individual participating policies eligible to be included in the closed block. The closed block will actually be formed on the effective date of the plan and, accordingly, the actual assets and liabilities ultimately assigned to the closed block and their carrying values will not be final until that date. In management's opinion, the assets and liabilities of the closed block as of the effective date of the plan are not expected to differ materially from the assets and liabilities reflected in the pro forma consolidated balance sheet.

     The pro forma consolidated statement of income reflects actual revenues and expenses related to the segregated assets and liabilities of the closed block and certain estimates that management believes are reasonable. We have determined the closed block amounts in the pro forma consolidated statement of income using the underlying policyholder administrative records supporting this business. Actual revenues and expenses related to the segregated closed block liabilities and closed block assets were used to derive the pro forma consolidated statement of income for the year ended December 31, 1999. Net investment income and realized investment gains and losses for the year ended December 31, 1999 reflect the actual income from assets set aside for assignment to the closed block. In management's opinion, the revenues and expenses of the individual participating policies to be included in the closed block as of the effective date of the plan are not expected to differ materially from the pro forma consolidated statement of income.

     The closed block amounts in the pro forma consolidated statement of income for the year ended December 31, 1999 reflect new individual participating policies issued during such period, which will ultimately be included in the closed block if such policies remain in force as of the effective date of the plan. Closed block amounts were determined as follows: (1) premiums and benefits related to the policies to be included within the closed block were used; (2) net investment income for the year ended December 31, 1999 reflects the actual income from assets set aside for assignment to the closed block; (3) policyholder dividends were based on dividend scales of policies to be included within the closed block; (4) maintenance expenses were based on per policy charges provided in the plan of reorganization; and (5) realized investment gains and losses of the closed block for the year ended December 31, 1999 reflect the actual gains and losses from the assets set aside for assignment to the closed block.

     Deferred policy acquisition costs on business included in the closed block has been reported as an asset of the closed block in the pro forma consolidated balance sheet. Amortization of closed block deferred policy acquisition costs, other than amounts arising from realized investment gains and losses on assets not allocated to the closed block, has been included in other expenses in the closed block.

     The pre-tax contribution from the closed block will include only those revenues, benefit payments, dividends, premium taxes, administrative expenses and investment expenses considered in funding the closed block. See "The Demutualization -- Establishment and Operation of the Closed Block". We will report the pre-tax contribution from the closed block as a single line item of total revenues. We will reflect income tax expense applicable to the closed block, which the closed block will pay, as a component of income tax expense. The excess of closed block liabilities over closed block assets at the effective date of the demutualization will represent the estimated maximum future contribution from the closed block expected to result from operations attributed to the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, only such expected contribution will be recognized in income with the excess recorded as a policyholder dividend obligation, because the excess of the actual cumulative contribution from the closed block over such expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, only such actual contribution will be recognized in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     Pursuant to the plan of reorganization, Metropolitan Life Insurance Company has set aside assets for assignment to the closed block in an amount that produces cash flows which, together with anticipated revenue from the individual life insurance policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The excess of closed block liabilities over closed block assets at the effective date of the demutualization equals the estimated maximum future after tax contribution from the closed block. As noted above, we will recognize in income the contribution from the closed block over the period the policies and contracts in the closed block remain in force.

     As a result of the establishment of the closed block, certain line items in our consolidated financial statements subsequent to the establishment of the closed block will reflect material reductions in reported amounts, compared with periods prior to the establishment of the closed block. These changes will have no effect on net income. We will reflect the results of the closed block business as a single line item in our consolidated statement of income entitled, "Contribution from the closed block". Prior to the establishment of the closed block, the results from the underlying business were reported in various line items in our consolidated statement of income, including premiums, net investment income, policyholder benefits and claims and other expenses. In addition, all assets and liabilities allocated to the closed block will be reported in our consolidated balance sheet separately under the captions, "Closed block assets" and "Closed block liabilities," respectively.

     (2) The number of shares of our common stock used in the calculation of pro forma income before extraordinary item per share--basic and diluted is as follows:

Shares allocated to eligible policyholders..................  699,974,077
Less shares allocated to eligible policyholders who receive
  cash or policy credits....................................  206,497,959
                                                              -----------
Shares issued to the MetLife Policyholder Trust.............  493,476,118
Shares issued in the initial public offering................  179,000,000
Shares issued in the private placements.....................   73,000,000
                                                              -----------
Total shares of common stock outstanding....................  745,476,118
                                                              ===========

     We expect to contribute $4,023 million of the aggregate net proceeds from the offerings and the private placements to Metropolitan Life Insurance Company, of which:

     - an estimated $397 million will be used to reimburse Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization in lieu of 28,331,484 allocated shares of our common stock;

     - an estimated $2,494 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to certain policyholders in the demutualization in lieu of 178,166,475 allocated shares of our common stock;

     - an estimated $315 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. See "The
       Demutualization -- Transferred Canadian Policies";

     - an estimated $361 million to reimburse Metropolitan Life Insurance Company for the payment of fees and expenses incurred in connection with the demutualization; and

     - an estimated $456 million will be used for general corporate purposes and to repay up to $450 million of short-term debt incurred in connection with our acquisition of GenAmerica.

     We have reflected the amounts expected to be used to fund those policy credits referred to above as an increase in future policy benefits and a reduction of retained earnings in the pro forma consolidated balance sheet. We have reflected the amounts we expect to use to make the cash payments referred to above as a reduction in retained earnings in the pro forma consolidated balance sheet.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described above, Metropolitan
Life Insurance Company expects to issue to MetLife, Inc. its $1 billion      %
mandatorily convertible capital note due 2005 having the principal terms described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     (3) Each unit in the unit offering consists of (a) a contract to purchase
shares of our common stock and (b) a      % capital security of MetLife Capital
Trust I. Before the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, there will be no dilutive effect on our earnings per share except during periods
when the average market price of our common stock is above $     per share.

     (4) The pro forma consolidated balance sheet reflects estimated additional nonrecurring expenses of $132 million (net of income taxes of $46 million) related to the demutualization assumed to be incurred at the date of the pro forma consolidated balance sheet. The pro forma consolidated statement of income does not reflect such nonrecurring expenses since they will be reported as an extraordinary item.

     (5) Represents gross proceeds of $2,506 million from the issuance of 179,000,000 shares of our common stock at an assumed initial public offering price of $14.00 per share, less an assumed underwriting discount and estimated offering expenses aggregating $125 million, in the initial public offering.

     (6) Represents proceeds of $1,022 million from the issuance of 73,000,000 shares of our common stock at an assumed initial public offering price of $14.00 in the planned private placements.

     (7) Represents gross proceeds of $1,000 million from the issuance of the equity security units, less an assumed underwriting discount and estimated offering expenses aggregating $40 million. The financial statements of the trust will be consolidated in our consolidated financial statements, with the capital securities shown on our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The proceeds from the units will be allocated to the underlying purchase contracts and capital securities based on their relative fair values at the offering date. For purposes of the pro forma consolidated balance sheet, the fair value of the underlying purchase contracts and capital securities was assumed to be $13 million and $947 million, respectively. The forward contracts will be reported in additional paid-in capital and subsequent changes in fair value will not be recognized. The notes to our consolidated financial statements will disclose that the sole assets of the trust will be the debentures. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued. The charge to other expenses in the pro forma consolidated statement of income reflects distributions on the capital securities at an assumed rate of 7.60% ($76 million) and the accretion of the discount ($11 million) on the carrying value of the Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent. The income tax benefit related to such charges is $32 million.

     (8) Represents the reclassification of the retained earnings of Metropolitan Life Insurance Company to reflect the demutualization as follows:

                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
Historical retained earnings.............................        $14,100
Less proceeds of offerings used to fund policy credits
  and cash payments to certain eligible policyholders....          2,891
Less cash payments made by Metropolitan Life Insurance
  Company's Canadian branch to certain holders of
  policies included in its Canadian business sold to
  Clarica Life Insurance Company. We will account for the
  payments to the transferred Canadian policyholders in
  other expenses in the same period as the effective date
  of the plan of reorganization..........................            315
Less additional demutualization expenses (net of income
  taxes of $46 million)..................................            132
                                                                 -------
Retained earnings related to eligible policyholders
  receiving common stock.................................        $10,762
                                                                 =======

     (9) Represents the elimination of the surplus tax. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated financial condition and results of operations of MetLife should be read in conjunction with "Selected Financial Information", the consolidated financial statements and notes thereto and "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

BACKGROUND

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We offer insurance, annuity and investment products to individuals and group insurance and retirement and savings products and services to corporations and other institutions. We derive our revenues principally from:

     - premiums from individual and group insurance, including those annuities that have a death benefit component;

     - fees from universal and variable life insurance products, annuity, investment products and administrative services contracts;

     - premiums from property and casualty insurance;

     - asset management fees; and

     - net investment income and realized investment gains or losses on general account assets.

     Our operating expenses consist of insurance benefits, increases in liabilities, interest credited on general account liabilities, marketing and administrative costs relating to products we sell, including commissions to our sales representatives, net of deferrals, and general business expenses. Our profitability depends largely on the adequacy of our product pricing, underwriting and methodology for the establishment of liabilities for future policyholder benefits, our ability to earn appropriate spreads between earned investment rates on general account assets and dividend and interest credited rates to customers, the amount of assets under management and our ability to manage our expenses.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International. Subsequent to January 6, 2000, the date on which we acquired GenAmerica, GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which will be separately designated as our Reinsurance segment. We also maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, income and expenses. We manage and allocate our general account assets among our business segments through distinct portfolios for each product group. Capital is allocated among each of our business segments based on a percentage of the "risk-based capital" levels of the assets allocated to the segments. RISK-BASED CAPITAL ("RBC") is a regulatory measure designed to aid in the evaluation of the statutory capital and surplus of life and health insurers. We also allocate net investment income to each business segment based upon the assets allocated to the segment.

     Sales of our insurance, annuity and investment products have been affected by overall trends in the insurance industry generally, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs, and the "baby-boom" generation has begun to enter its prime savings years. Reflecting these trends, as well as the impact of a strong equities market in recent years, sales of our traditional insurance products have declined in recent years, while sales of variable life and annuities, mutual funds and other savings products have increased. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion and $15.8 billion at December 31, 1999 and 1998, respectively. During the five years ended 1999, first-year premiums and deposits from variable life insurance products grew at a compound annual rate of 33.1% and were $389 million and $371 million for the years ended December 31, 1999 and 1998, respectively.

     In addition, as the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. Current trends in the work environment also reflect increasing concern of employees about the future of government-funded retirement and "safety-net" programs, an increasingly mobile workforce and the desire of employers to share the market risk from the investment of pension assets with employees. We believe these trends are facilitating the introduction of new benefits such as long-term care and auto and homeowners insurance, and are leading more employers to adopt defined contribution pension arrangements and 401(k) plans. A related trend has been the increased offering of voluntary products, which provide valued benefits to employees at little or no cost to the employer. These benefits, while paid for by employees, appeal to them because they are generally priced at group rates and are usually paid for by payroll deduction, making them convenient to purchase and maintain.

     We enter into reinsurance agreements to spread the risk and minimize the effect of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of MORTALITY risk coverage purchased from third party reinsurers. Since 1996, we have continually entered into reinsurance agreements that CEDED substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on whole life and survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on universal life policies we issued since 1983. We are continuing to reinsure substantially all of the mortality risk on our universal life policies as well as insurance face amounts which are above our retention limits. Generally, as a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     We also maintain and manage a significant amount of mortality risk, including through our ownership of RGA, which retains mortality risk from many insurers, including MetLife. Furthermore, many of our individual life products, as well as some of our group insurance and annuity products, include elements of mortality risk.

     Our reinsurance agreements generally provide for payments to the reinsurers for the risks transferred to them, reduced by reimbursements to us of our policy issuance costs. The amounts presented in our consolidated statements of income for revenues and policyholder benefits are net of amounts ceded to the reinsurers. We report amounts reimbursed related to administrative costs for maintaining policies covered under reinsurance agreements in other revenues.

     Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this strategy, we have reduced our investments in treasury securities, corporate equities and equity real estate and increased our investments in fixed maturities with a higher current operating yield.

     We have selectively acquired and disposed of businesses during the past several years as part of our business strategies and to enhance our overall returns. We expanded the distribution channels of Individual Business in the bank and broker-dealer distribution channels through the acquisitions of Security First Group in 1997 and of Nathan & Lewis in 1998. We became a leading provider of administrative services in the 401(k) market through the acquisitions of Benefit Services Corporation and the defined contribution record-keeping and participant services business formerly owned by Bankers Trust Corporation. We sold our commercial finance subsidiary in 1998 because it was not part of our core business strategy and disposed of a substantial portion of our insurance operations in the U.K. and Canada to exit mature markets with little opportunity for growth. We expect to continue to make selective acquisitions and dispositions that augment our business strategies.

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. In connection with our acquisition of the stock of GenAmerica, we incurred $900 million of short-term debt, consisting primarily of commercial paper. We intend to repay up to $450 million of that debt with proceeds from the offerings and the private placements in excess of those amounts required under the plan. In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper. For a description of the acquisition and related transactions, see "Business -- Acquisition of GenAmerica".

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers. We funded this acquisition, plus an additional investment in the business, with available cash and the issuance of commercial paper. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written.

     In recent years, we have implemented programs to reduce operating expenses and enhance the efficiency of our operations. For the year ended December 31, 1999, we reduced the number of non-sales positions by 1,856, or 7%. These reductions are in addition to the elimination of 2,267, or 11%, of the non-sales positions in 1998. In 1999, we began an internal reorganization to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife. The objective of this internal reorganization is to identify opportunities to eliminate redundant processes and costs, while maintaining the brand identities of our distribution channels and products.

THE DEMUTUALIZATION

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. On the date the plan becomes effective, Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. This process is commonly known as a demutualization. We estimate that costs relating to the demutualization, excluding costs relating to the offerings and the private placements, will total $361 million, net of income taxes of $83 million. We have recorded demutualization costs of $229 million, net of income taxes of $37 million, through December 31, 1999. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent of Insurance has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

     In addition, if Metropolitan Life Insurance Company demutualizes, we will incur costs related to payments to certain holders of Canadian policies included in the Canadian business sold by Metropolitan Life Insurance Company to Clarica Life Insurance Company in 1998. See "The Demutualization -- Transferred Canadian Policies". These costs will be charged to other expenses in the same period as the effective date of the plan. The payments will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The amount to be paid to the holders of

Canadian policies is dependent upon the initial public offering price of our common stock. Assuming an initial public offering price of $14.00 per share, and based on calculations we have made regarding these payments, we estimate the aggregate payments will be $315 million.


     The plan of reorganization requires us to complete an initial public offering of our common stock on the effective date of the plan. The plan also permits us to complete one or more private placements and other specified capital raising transactions on the effective date of the plan. Concurrently with this offering, we have agreed to sell not less than 14,900,000 shares nor more than 73,000,000 shares in the aggregate, at a price per share equal to the initial public offering price, to Banco Santander Central Hispano, S.A., and Credit Suisse Group or their respective affiliates in private placements. Under the plan of reorganization, the total proceeds raised in this offering of units cannot exceed one-third of the combined proceeds raised in this offering, the initial public offering of our common stock and the private placements. The amount of proceeds from the offerings and the private placements and final terms of the units will depend on market conditions and our capital needs at the time of issuance. We cannot proceed with any offering relating to the units and the private placements without the approval of the New York Superintendent. The final terms of the initial public offering, the private placements and the offering of units must be approved by the New York Superintendent. The New York Superintendent approved the final terms of the offerings and the private
placements as part of its order, issued on April   , 2000, approving the plan.
We will be required to use the net proceeds from the initial public offering, as well as the net proceeds from this offering of units and the private placements, in the manner set forth under the caption "Use of Proceeds" above.


     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate a closed block for the benefit of holders of certain individual life insurance policies of Metropolitan Life Insurance Company. We will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of the policies in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. The closed block will continue in effect as long as any policy in the closed block remains in force. Its expected life is over 100 years.

     We do not expect the closed block will affect our net income or our liquidity after its establishment. We will use the same accounting principles to account for the PARTICIPATING POLICIES included in the closed block as we used prior to the date of demutualization. However, we will establish a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends in the amounts described below, unless these earnings are offset by future unfavorable experience of the closed block. The excess of closed block liabilities over closed block assets at the effective date of the demutualization represents the estimated maximum future contributions from the closed block expected to result from operations attributed to the closed block after income taxes. We will recognize the contributions from the closed block in income over the period the policies and contracts in the closed block remain in force.

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

Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, we will recognize only the expected cumulative contribution in income with the excess recorded as a policyholder dividend obligation, because we will pay the excess of the actual cumulative contribution from the closed block over the expected cumulative contribution to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, we will recognize only the actual contribution in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     As required by law, the plan was approved by more than two-thirds of eligible policyholders who voted in voting completed on February 7, 2000. The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent held a public hearing on the plan on
January 24, 2000 and issued an order approving the plan on April   , 2000.

RESULTS OF OPERATIONS

     The following table presents summary consolidated financial information for the periods indicated:

                                                                   FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
REVENUES
Premiums....................................................  $12,088    $11,503    $11,278
Universal life and investment-type product policy fees......    1,438      1,360      1,418
Net investment income.......................................    9,816     10,228      9,491
Other revenues..............................................    2,154      1,994      1,491
Net realized investment gains (losses) (net of amounts
  allocable to other accounts of $(67), $608 and $231,
  respectively).............................................      (70)     2,021        787
                                                              -------    -------    -------
                                                               25,426     27,106     24,465
                                                              -------    -------    -------
EXPENSES
Policyholder benefits and claims (excludes amounts directly
  related to net realized investment gains and losses of
  $(21), $368 and $161, respectively).......................   13,105     12,638     12,403
Interest credited to policyholder account balances..........    2,441      2,711      2,878
Policyholder dividends......................................    1,690      1,651      1,742
Other expenses (excludes amounts directly related to net
  realized investment gains and losses of $(46), $240 and
  $70, respectively)........................................    6,755(1)   8,019(1)   5,771
                                                              -------    -------    -------
                                                               23,991     25,019     22,794
                                                              -------    -------    -------
Income before provision for income taxes and extraordinary
  item......................................................    1,435      2,087      1,671
Provision for income taxes..................................      593        740        468
                                                              -------    -------    -------
Income before extraordinary item............................      842      1,347      1,203
Extraordinary item -- demutualization expense, net of income
  tax of $35 and $2, respectively...........................      225          4         --
                                                              -------    -------    -------
Net income..................................................  $   617    $ 1,343    $ 1,203
                                                              =======    =======    =======

---------------
(1) Other expenses in 1999 includes a pre-tax charge of $499 million principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. During 1998, we obtained certain excess of loss reinsurance and excess insurance policies and agreements providing coverage for risks associated primarily with sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. In 1998, we recorded a pre-tax charge of $1,895 million, included in other expenses, for related insurance and reinsurance premiums and for potential liabilities related to certain of these claims. See "Business -- Legal Proceedings".

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

     Premiums increased by 5% to $12,088 million in 1999 from $11,503 million in 1998. This increase was attributable to strong growth in Institutional Business of $366 million, or 7%, and Auto & Home of $348 million, or 25%. These increases were partially offset by decreases in International of $95 million, or 15%, and in Individual Business of $34 million, or 1%. Institutional Business' growth was primarily driven by an increase in non-medical health premiums due to increased sales and improved policyholder retention in our dental and disability businesses. Auto & Home's premium increase was primarily due to the acquisition of the standard personal lines property and casualty insurance operations of The St. Paul Companies, representing $262 million of the premiums, as well as growth in both standard and non-standard auto insurance businesses. International's premium decrease was primarily due to the disposition of a substantial portion of our Canadian operations in July 1998. The Individual Business decrease was primarily attributable to the decline in sales of traditional life insurance policies, which reflected a continued shift in customers' investment preferences from those policies to variable life products as well as decreased sales of supplementary contracts with life contingencies.

     Universal life and investment-type product policy fees increased by 6% to $1,438 million in 1999 from $1,360 million in 1998. This increase was attributable to increases of $71 million, or 9%, in Individual Business and $27 million, or 6%, in Institutional. These increases were partially offset by a decrease in International of $20 million, or 29%. The Individual Business policy fee increase was primarily due to the continued growth in deposits for investment products as well as stock market appreciation. The $27 million increase in Institutional Business' policy fees was primarily due to continued growth in sales of products used in executive and corporate-owned benefit plans. The majority of International's policy fee decrease resulted from the sale of a substantial portion of our Canadian operations.

     Net investment income decreased by 4% to $9,816 million in 1999 from $10,228 million in 1998. This decrease was primarily due to reductions in (i) investment income related to mortgage loans on real estate of $93 million, or 6%, (ii) investment income on other invested assets of $340 million, or 40%,
(iii) equity securities income of $38 million, or 49%, (iv) policy loan income of $47 million, or 12% and (v) real estate and real estate joint ventures income, after investment expenses and depreciation, of $106 million, or 15%. These reductions in net investment income were partially offset by higher income from fixed maturities of $203 million, or 3%. The reduction in investment income from mortgage loans on real estate to $1,479 million in 1999 from $1,572 million in 1998 was due to a reduction in principal balances in MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations, which were sold in 1998, the proceeds from which were reinvested in fixed maturities. Likewise, the increase in fixed maturity investment income to $6,766 million in 1999 from $6,563 million in 1998 was primarily attributable to increased average principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, as well as from sales of equity securities, the dispositions of which were part of our 1998 year-end asset repositioning program. The reduction in investment income from other invested assets to $501 million in 1999 from $841 million in 1998 was due to a reduction in leveraged lease balances as a result of the sale of MetLife Capital Holdings and lower fees received from bond prepayments, calls and tenders. The reduction in real estate and real estate joint ventures income was primarily attributable to the timing of sales of investments held by our real estate joint ventures.

     Other revenues, which are primarily comprised of expense reimbursements from reinsurers and fees related to investment management and administrative services and securities lending activities, increased by 8% to $2,154 million in 1999 from $1,994 million in 1998. This increase was primarily attributable to growth of $84 million, or 18%, in Individual Business and $54 million, or 9%, in Institutional Business. The Individual Business increase is primarily due to a full year of activity from our acquisition of Nathan & Lewis, which was acquired in April 1998. The increase in Institutional Business is due to increases in our non-medical health and retirement and savings businesses, partially offset by a decrease in our group life business. Our non-medical health business increased $61 million primarily due to growth in our dental administrative service business. The increase in our retirement and savings business of $44 million reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. The decrease in the group life business of $51 million was primarily due to lower income in 1999 related to funds used to seed separate accounts.

     Our realized investment gains and losses are net of related policyholder amounts. The amounts netted against realized investment gains and losses are (i) amortization of deferred policy acquisition costs attributable to the increase or decrease in product gross margins or profits resulting from realized investment gains and losses, (ii) additional policyholder liabilities, which are required when investment gains are realized and we reinvest the proceeds in lower yielding assets ("loss recognition"), and (iii) liabilities for those participating contracts in which the policyholders' accounts are increased or decreased by the related investment gains or losses.

     Net realized investment gains (losses) decreased by 103% to $(70) million in 1999 from $2,021 million in 1998. This decrease reflected total gross realized investment losses of $(137) million, a decrease of 105%, from total gross realized investment gains of $2,629 million in 1998, before the offsets for the amortization of deferred policy acquisition costs of $46 million and $(240) million, loss recognition of $0 million and $(272) million and credits to participating contracts of $21 million and $(96) million related to assets sold in 1999 and 1998, respectively. A significant portion of our net realized investment gains in 1998 was attributable to a sales program initiated in the fourth quarter of 1998, which we conducted as part of our strategy to reposition our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this repositioning, we reduced our investments in treasury securities and corporate equities and increased our investments in fixed maturities with a higher current yield. Net realized investment losses in 1999 reflect the continuation of our strategy to reposition our investment portfolio in order to provide a higher operating rate of return on our invested assets.

     We believe the policy of netting related policyholder amounts against realized investment gains and losses provides important information in evaluating our operating performance. Realized investment gains and losses are often excluded by investors when evaluating the overall financial performance of insurers. We believe our presentation enables readers of our consolidated statements of income to easily exclude realized investment gains and losses and the related effects on the consolidated statements of income when evaluating our operating performance. Our presentation of realized investment gains and losses net of related policyholder amounts may be different from the presentation used by other insurance companies and, therefore, amounts in our consolidated statements of income may not be comparable with amounts reported by other insurers.

     Policyholder benefits and claims increased by 4% to $13,105 million in 1999 from $12,638 million in 1998. This increase reflected total gross policyholder benefits and claims of $13,084 million, an increase of $78 million from $13,006 million in 1998, before the offsets for loss recognition of $272 million in 1998 period (there were no offsets for loss recognition in 1999) and (reductions) in or additions to participating contractholder accounts of $(21) million and $96 million directly related to net realized investment gains and losses for the years ended December 31, 1999 and 1998, respectively. This increase was primarily attributable to increases of $296 million, or 5%, in Institutional Business and $272 million, or 26%, in Auto & Home, partially offset by a decrease of $134 million, or 22%, in International. The Institutional Business increase was primarily due to overall premium growth within our group dental and disability businesses. The increase in Auto & Home was primarily due to the St. Paul acquisition of $195 million, a 6% increase in the number of policies in force and $23 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. The decrease in International was attributable to the sale of a substantial portion of our Canadian operations.

     Interest credited to policyholder account balances decreased by 10% to $2,441 million in 1999 from $2,711 million in 1998. This decrease was attributable to reductions of $169 million, or 14%, in Institutional Business, $64 million, or 4%, in Individual Business and $37 million, or 42%, in International. Group Insurance in Institutional Business decreased $63 million, or 14%, primarily due to cancellations in the leveraged corporate-owned life insurance business attributable to a change in the federal income tax treatment for those products. In addition, retirement and savings products declined by $106 million, or 14%, which reflected a shift in policyholders' investment preferences from guaranteed interest products to separate account alternatives. The decrease in Individual Business was due to a 1998 annuity reinsurance transaction, as well as a shift in policyholders' preferences to separate account alternatives. The International decrease was due to the sale of a substantial portion of our Canadian operations.

     Policyholder dividends increased by 2% to $1,690 million in 1999 from $1,651 million in 1998. This increase was attributable to increases of $64 million, or 4%, in Individual Business and $17 million, or 12%, in Institutional Business, which were somewhat offset by a $42 million, or 66%, decrease in International. The increase in Individual Business was primarily due to growth in cash values of policies associated with our large block of traditional life insurance business combined with a dividend scale increase on certain mature policies in 1999. Policyholder dividends within Institutional Business vary from period to period based on participating group insurance contract experience. The International decrease was due to the sale of a substantial portion of our Canadian operations.

     Other expenses decreased by 16% to $6,755 million in 1999 from $8,019 million in 1998. This decrease reflected total gross other expenses of $6,709 million, a decrease of 19%, from $8,259 million in 1998, before the offset for amortization of deferred policy acquisition costs directly attributable to net realized investment gains and losses of $(46) million and $240 million for the years ended December 31, 1999 and 1998, respectively. Excluding the effect of the pay down of debt with proceeds from the sale of MetLife Capital Holdings, Inc. in 1998, other expenses decreased by $1,372 million. This decrease was attributable to a $1,570 million, or 60%, decrease in Corporate. The decrease in Corporate was primarily due to a $1,895 million charge in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products, compared with a $499 million charge in 1999. The 1999 charge was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sale practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty in the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance policies and agreements, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims. The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, while the excess of loss reinsurance policies provide for recovery of sales practices losses of up to $550 million and for certain mortality losses with a maximum aggregate limit of $650 million. We may recover amounts under the policies annually, with respect to claims paid during the prior calendar year. The policies contain self-insured retentions and, with respect to asbestos-related claims, annual and per-claim sublimits, for which we believe adequate provision has been made in our consolidated financial statements. For additional information regarding the nature of these claims, see "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements.

     In addition to the decrease in Corporate in 1999, other expenses reflected a $104 million, or 30%, decrease in International, and increases of $128 million, or 33%, in Auto & Home and $142 million, or 6%, in Individual Business. The International decrease was primarily due to the sale of a substantial portion of our Canadian operations. The increase in Auto & Home was primarily due to the St. Paul acquisition. The increase in Individual Business was attributable to the net capitalization of deferred acquisition costs, as discussed below. Excluding the net capitalization of deferred acquisition costs, other expenses in Individual Business decreased by $81 million, or 3%. This decrease is primarily attributable to cost reduction initiatives implemented in 1998.

     Deferred acquisition costs are principally amortized in proportion to gross margins or gross profits, including realized investment gains or losses. The amortization is allocated to realized investment gains (losses) to provide consolidated statement of income information regarding the impact of investment gains and losses on the amount of the amortization, and other expenses to provide amounts related to gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased by 13% to $1,160 million in 1999 from $1,025 million in 1998, while amortization of such costs decreased slightly to $816 million in 1999 from $827 million in 1998. Amortization of deferred acquisition costs of $862 million and $587 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each year was allocated to realized investment gains (losses). The increase in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our Individual Business segment, which increased to $613 million in 1999 from $364 million in 1998. This increase resulted from our reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses in 1998, as well as refinements in our calculation of estimated gross margins.

     Income tax expense in 1999 was $593 million, or 41%, of income before provision for income taxes and extraordinary item compared with $740 million, or 35%, in 1998. The 1999 effective tax rate differs from the corporate tax rate of 35% primarily due to the impact of surplus tax. We are subject to surplus tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code. The surplus tax results from the disallowance of a portion of a mutual life insurance company's policyholder dividends as a deduction from taxable income. The surplus tax is estimated each year and adjusted the following year based on actual industry experience. As a stock company, we will no longer be subject to the surplus tax after the effective date of the demutualization.

     Demutualization expenses, net of income taxes, were $225 million in 1999. These costs related to our ongoing demutualization efforts.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     Premiums increased by 2% to $11,503 million in 1998 from $11,278 million in 1997. This increase was attributable to strong growth in Institutional Business of $470 million, or 10%, and in Auto & Home of $49 million, or 4%. These increases were partially offset by a decrease in International of $290 million, or 32%. Institutional Business' premium growth was driven primarily by increases in group life premiums. In addition, Institutional Business' group non-medical health benefited from market share growth in dental products and services and long-term care. Auto & Home's premium increase was primarily due to growth in non-standard auto insurance policies. International's premium decrease was primarily due to the dispositions of substantial portions of our U.K. operations in October 1997 and of our Canadian operations in July 1998.

     Universal life and investment-type product policy fees decreased by 4% to $1,360 million in 1998 from $1,418 million in 1997. This decrease was attributable to reductions of $69 million, or 50%, in International and $38 million, or 4%, in Individual Business. Substantially all of International's policy fee decrease resulted from the divestitures of substantial portions of our U.K. and Canadian operations. The Individual Business policy fee decrease was primarily due to reinsurance treaties entered into during 1998, related to $86 billion of universal life insurance in-force, which were offset in part by continued growth of $75 million in annuities and investment products. These decreases were also offset by a $49 million increase in Institutional Business policy fees, due to an increase in sales of products used in executive and corporate-owned benefit plans during 1998.

     Net investment income increased by 8% to $10,228 million in 1998 from $9,491 million in 1997, primarily due to higher other investment income of $473 million, or 129%, higher fixed maturities income of $118 million, or 2%, improved real estate income after investment expenses and depreciation of $101 million and reduced investment expenses of $198 million. These increases in net investment income were partially offset by reduced investment income in mortgage loans on real estate of $112 million, or 7%, and other limited partnership interests of $106 million, or 35%. The increase in other investment income to $841 million in 1998 from $368 million in 1997 was principally due to a $289 million increase in revenue attributable to our securities lending program resulting from the implementation of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities during 1998. This increase was offset by a commensurate increase in other expenses. The remainder of this increase was primarily due to higher fees we received as a result of bond prepayments, calls and tenders, which reflected, in part, declining interest rates in 1998. The increase in fixed maturity investment income to $6,563 million in 1998 from $6,445 million in 1997 was primarily attributable to increased principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc. Likewise, the reduction in investment income from mortgage loans on real estate to $1,572 million in 1998 from $1,684 million in 1997 was due to a reduction in principal balances in MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations, which were sold in 1998, the proceeds from which were reinvested in fixed maturities. The real estate investment income improvement represents the result of real estate expenses reducing more than real estate income in 1998, the final leg of our sales program. Since the inception of our sales program in 1995, the average yield on our holdings of real estate has increased to 10.4% in 1998. Investment income from other limited partnership interests decreased to $196 million in 1998 from $302 million in 1997. Income from other limited partnership interests fluctuate from period to period due to the unpredictable nature of realized gains from these partnerships.

     Other revenues increased by 34% to $1,994 million in 1998 from $1,491 million in 1997. This increase was primarily attributable to growth of $218 million, or 61%, in Institutional Business, $136 million, or 40%, in Individual Business and $135 million, or 20%, in Asset Management. The Institutional Business increase was due to higher administrative fees of $70 million derived from separate accounts, $56 million from our defined contribution plan record-keeping services and $32 million from funds held on deposit related to a reinsurance agreement entered into during 1997. Individual Business' increase was due to the acquisition of Nathan & Lewis ($62 million of the increase), additional commission and fee income associated with reinsurance treaties ($39 million of the increase) and growth in expense reimbursements from reinsurers for administrative costs incurred related to policies covered under reinsurance agreements ($13 million of the increase). The increase in Asset Management was attributable to higher management and advisory fees related to growth in assets managed.

     Net realized investment gains increased by 157% to $2,021 million in 1998 from $787 million in 1997. This increase reflected total gross realized investment gains of $2,629 million, an increase of 158%, from $1,018 million in 1997, before the offsets for the additional amortization of deferred acquisition costs of $240 million and $70 million, loss recognition for the policy liabilities of $272 million and $126 million and additional credits to participating contracts of $96 million and $35 million related to the assets sold in 1998 and 1997, respectively. The increase in gross realized investment gains was primarily attributable to a sales program initiated in the fourth quarter of 1998, which we conducted as part of our strategy of repositioning our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this repositioning, we reduced our investments in treasury securities and corporate equities and increased our investments in fixed maturities with a higher current yield. We sold approximately $2.2 billion of corporate equities and reinvested these proceeds into other fixed maturity securities, which provide a higher current return. Realized investment gains from fixed maturity and equity securities were $1,567 million in 1998, a 358% increase from $342 million in 1997. Net realized investment gains also increased by $392 million from the sales of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations during 1998.

     Policyholder benefits and claims increased by 2% to $12,638 million in 1998 from $12,403 million in 1997. This increase reflected total gross policyholder benefits and claims of $13,006 million, an increase of 4%, from $12,564 million in 1997, before the offsets for loss recognition of $272 million and $126 million and additions to participating contractholder accounts of $96 million and $35 million directly related to net realized investment gains in 1998 and 1997, respectively. This increase was attributable to increases of $482 million, or 8%, in Institutional Business partially offset by a decrease of $256 million in International attributable to the U.K. and Canadian divestitures. The Institutional Business increase was commensurate with the increase in Institutional Business premiums of $470 million, and was also attributable to less favorable experience on participating group insurance contracts, which were offset by reduced dividends to those policyholders of $163 million.

     Interest credited to policyholder account balances decreased by 6% to $2,711 million in 1998 from $2,878 million in 1997. This decrease was primarily attributable to declines of $120 million, or 9%, in Institutional Business and $48 million, or 35%, in International. Retirement and savings products in Institutional Business declined by $186 million, or 20%, due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment. The International decline was due to the divestitures of substantial portions of our U.K. and Canadian operations.

     Policyholder dividends decreased by 5% to $1,651 million in 1998 from $1,742 million in 1997. This decrease was attributable to reductions of $163 million, or 53%, in Institutional Business and $33 million, or 34%, in International. The Institutional Business decrease was due to less favorable claims experience on participating group insurance contracts. The International decrease was due to the U.K. and Canadian divestitures. These decreases were partially offset by a $105 million, or 8%, increase in Individual Business, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional life insurance business, offset by reductions in policyholder dividend scales.

     Other expenses increased by 39% to $8,019 million in 1998 from $5,771 million in 1997. This increase reflected total gross other expenses of $8,259 million, an increase of 41%, from $5,841 million in 1997, before the offset for accelerated amortization of deferred policy acquisition costs directly attributable to net realized investment gains of $240 million and $70 million in 1998 and 1997, respectively. This increase was primarily attributable to a charge of $1,895 million in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos, or asbestos-containing products, compared with $300 million in 1997. These amounts have been charged to the Corporate segment. In addition, the increase in other expenses in 1998 included $266 million resulting from a change in accounting for our securities lending program. This increase related to our securities lending program, which is reflected in the results of operations for each business segment, is commensurate with a related increase in investment income. Expenses in Institutional Business increased by $435 million, or 37%, due to higher administrative expenses, the majority of which are reimbursed and are reflected in other revenues, related to growth in our administrative service contracts business as well as a full year's expenses attributable to our December 1997 acquisition of the defined contribution and participant services business from Bankers Trust Corporation. Individual Business expenses increased by $183 million, or 8%, from 1997, primarily as a result of the acquisition of Nathan & Lewis and the inclusion of a full year's activity from the October 1997 acquisition of Security First Group.

     Capitalization of deferred acquisition costs increased slightly to $1,025 million in 1998 from $1,000 million in 1997 while amortization of such costs decreased by 2% to $827 million in 1998 from $841 million in 1997. Amortization of deferred acquisition costs of $587 million and $771 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. The decrease in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our individual business segment which decreased to $364 million in 1998 from $546 million in 1997. Approximately $87 million of this decrease was attributable to higher than expected future investment spreads on our traditional business and approximately $96 million of this decrease was attributable to higher estimated gross margins which resulted from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses.

     Income tax expense in 1998 was $740 million, or 35%, of income before provision for income taxes, discontinued operations and extraordinary item, compared with $468 million, or 28%, of income before provision for income taxes, discontinued operations and extraordinary item in 1997. The difference between the 1998 and 1997 effective tax rates was primarily due to the impact of surplus tax and, in 1997, taxes on sales of subsidiaries.

     Demutualization expenses, net of income taxes, were $4 million in 1998. These costs related to our ongoing demutualization efforts.

INDIVIDUAL BUSINESS

     The following table presents summary consolidated financial information for Individual Business for the periods indicated:

                                                            FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                        ---------------------------
                                                         1999      1998      1997
                                                         ----      ----      ----
                                                           (DOLLARS IN MILLIONS)
REVENUES
Premiums.............................................   $ 4,289   $ 4,323   $ 4,327
Universal life and investment-type product policy
  fees...............................................       888       817       855
Net investment income................................     5,346     5,480     4,754
Other revenues.......................................       558       474       338
Net realized investment gains (losses)...............       (14)      659       356
                                                        -------   -------   -------
                                                         11,067    11,753    10,630
                                                        -------   -------   -------
EXPENSES
Policyholder benefits and claims.....................     4,625     4,606     4,597
Interest credited to policyholder account balances...     1,359     1,423     1,422
Policyholder dividends...............................     1,509     1,445     1,340
Other expenses.......................................     2,719     2,577     2,394
                                                        -------   -------   -------
                                                         10,212    10,051     9,753
                                                        -------   -------   -------
Income before provision for income taxes.............       855     1,702       877
Provision for income taxes...........................       300       633       278
                                                        -------   -------   -------
Net income...........................................   $   555   $ 1,069   $   599
                                                        =======   =======   =======

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INDIVIDUAL BUSINESS

     Premiums decreased by $34 million, or 1%, to $4,289 million in 1999 from $4,323 million in 1998. Premiums from insurance products decreased by $16 million to $4,215 million in 1999 from

$4,231 million in 1998. This decrease was primarily due to a decline in sales of traditional life insurance policies, which reflected a continued shift in policyholders' preferences from those policies to variable life products. Premiums from annuity and investment products decreased by $18 million, or 20%, to $74 million in 1999 from $92 million in 1998, primarily due to lower sales of supplementary contracts with life contingencies. The relatively high level of supplemental contract premiums in 1998 reflected the initial offering of a payout annuity feature in that year.

     Universal life and investment-type product policy fees increased by $71 million, or 9%, to $888 million in 1999 from $817 million in 1998. Policy fees from insurance products increased by $3 million, or 1%, to $571 million in 1999 from $568 million in 1998. This increase is attributable to a $77 million increase in separate account contract fees arising from increased sales of variable life products. This increase was almost entirely offset by reinsurance treaties entered into during 1998 related to $86 billion of universal life insurance in-force, which constituted the majority of our mortality risk on universal life business written subsequent to January 1, 1983. Policy fees from annuity and investment products increased by $68 million, or 27%, to $317 million in 1999 from $249 million in 1998, primarily due to the continued growth in deposits for investment products and stock market appreciation.

     Other revenues increased by $84 million, or 18%, to $558 million in 1999 from $474 million in 1998. Other revenues for insurance products increased by $85 million, or 19%, to $521 million in 1999 from $436 million in 1998. This increase was primarily attributable to the inclusion of a full year's activity of Nathan & Lewis, as well as increased commission and fee income associated with increased sales of non-proprietary products. Other revenues for annuity and investment products were essentially flat at $37 million in 1999 compared with $38 million in 1998.

     Policyholder benefits and claims increased by $19 million to $4,625 million in 1999 from $4,606 million in 1998. Policyholder benefits and claims for insurance products increased by $85 million, or 2%, to $4,450 million in 1999 from $4,365 million in 1998. This increase was primarily due to growth in our existing block of traditional life policyholder liabilities. Policyholder benefits and claims for annuity and investment products decreased by $66 million, or 27%, to $175 million in 1999 from $241 million in 1998 consistent with the decreased premiums discussed above.

     Interest credited to policyholder account balances decreased by $64 million, or 4%, to $1,359 million in 1999 from $1,423 million in 1998. Interest on insurance products decreased by $18 million, or 4%, to $419 million in 1999 from $437 million in 1998. This decrease was primarily due to reduced crediting rates on our universal life products. Interest on annuity and investment products decreased by $46 million, or 5%, to $940 million in 1999 from $986 million in 1998. This decrease was due to a 1998 reinsurance transaction, a shift in policyholders' preferences to separate account alternatives and reduced crediting rates.

     Policyholder dividends increased by $64 million, or 4%, to $1,509 million in 1999 from $1,445 million in 1998. This increase was due to dividend increases from growth in cash values of policies associated with our large block of traditional individual life insurance business, combined with a dividend scale increase in 1999.

     Other expenses increased by $142 million, or 6%, to $2,719 million in 1999 from $2,577 million in 1998. Excluding the net capitalization of deferred acquisition costs, other expenses decreased by $81 million, or 3%, to $2,888 million in 1999 from $2,969 million in 1998. Other expenses related to insurance products decreased by $160 million, or 7%, to $2,239 million in 1999 from $2,399 million in 1998. This decrease was attributable to expense management initiatives instituted in 1999 and an adjustment to the allocation of expenses in 1999 between our insurance and annuity products to better match expenses to the mix of our business. These decreases were partially offset by a $44 million increase due to the inclusion of a full year's activity of Nathan & Lewis. Other expenses related to annuity and investment products increased $79 million, or 14%, to $649 million in 1999 from $570 million in 1998, primarily due to the adjustment of expenses noted above.

     Deferred acquisition costs are principally amortized in proportion to gross margins or gross profits, including realized investment gains or losses. The amortization is allocated to realized investment gains (losses) to provide consolidated statement of income information regarding the impact of investment gains and losses on the amount of the amortization, and other expenses to provide amounts related to gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased to $782 million in 1999 from $756 million in 1998 while total amortization of such costs decreased to $567 million in 1999 from $604 million in 1998. Amortization of deferred acquisition costs of $613 million and $364 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each year was allocated to realized investment gains (losses). Amortization of deferred acquisition costs allocated to other expenses related to insurance products increased to $515 million in 1999 from $267 million in 1998 attributable to the reinsurance transaction discussed above and refinements in our calculation of estimated gross margins. Amortization of annuity products deferred acquisition costs allocated to other expenses remained essentially unchanged at $98 million in 1999 compared with $97 million in 1998.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INDIVIDUAL BUSINESS

     Premiums decreased slightly to $4,323 million in 1998 compared with $4,327 million in 1997. Premiums from insurance products decreased 1% to $4,231 million in 1998 compared with $4,266 million in 1997. Higher premiums from insurance riders, which permit the purchase of additional coverage, on our block of traditional individual life insurance business was offset by declines in premiums of traditional life insurance policies of $27 million, reflecting a continued shift in customers' preferences from those policies to variable life products. Premiums from annuities and investment products increased by $31 million, or 51%, to $92 million in 1998 from $61 million in 1997, primarily due to an increase in the number of conversions from annuities to payout annuities with life contingencies related to our traditional business.

     Universal life and investment-type product policy fees decreased by 4% in 1998 to $817 million from $855 million in 1997. Policy fees from insurance products decreased by $113 million, or 17%, to $568 million in 1998 from $681 million in 1997, primarily due to reinsurance treaties entered into during 1998 relating to $86 billion of universal life insurance in-force, constituting most of our universal life business written subsequent to January 1, 1983. Excluding the impact of the reinsurance treaties, policy fees from insurance products increased by $47 million, or 7%, primarily due to an increase in insurance coverages provided in 1998 compared with 1997. Policy fees from annuities and investment products increased by $75 million, or 43%, to $249 million in 1998 from $174 million in 1997, due primarily to the growth in deposits for tax-advantaged investment products as well as stock market appreciation.

     Other revenues increased by 40% to $474 million in 1998 from $338 million in 1997. Other revenues for insurance products increased by $127 million, or 41%, to $436 million in 1998 from $309 million in 1997. This increase was primarily due to the acquisition of Nathan & Lewis, additional commission and fee income associated with reinsurance treaties, and an increase in the expense allowance under a reinsurance treaty involving term products resulting from an increase in policies in-force covered by those treaties. Other revenues for annuities and investment products increased by $9 million, or 31%, to $38 million in 1998 from $29 million in 1997, primarily due to the acquisition of Security First Group in October 1997.

     Policyholder benefits and claims increased slightly to $4,606 million in 1998 compared with $4,597 million in 1997. Policyholder benefits and claims for insurance products decreased by $80 million, or 2%, to $4,365 million in 1998 from $4,445 million in 1997. This decrease was primarily due to an increase in claims ceded of $131 million under the universal life reinsurance treaties discussed above offset by the acquisition of Nathan & Lewis. Policyholder benefits and claims for annuity and investment products increased by $89 million, or 59%, to $241 million in 1998 from $152 million in 1997, primarily due to the increase in premiums described above.

     Interest credited to policyholder account balances increased slightly to $1,423 million in 1998 compared with $1,422 million in 1997. Interest on insurance products increased by $8 million, or 2%, to $437 million in 1998 from $429 million in 1997, primarily due to an increase in policyholder account balances. Interest on annuities and investment products decreased slightly to $986 million in 1998 compared with $993 million in 1997, primarily due to a reduction in crediting rates attributable to the declining general interest rate environment. This decrease was offset by the inclusion of a full year's activity of $94 million related to Security First Group, which was acquired in October 1997.

     Policyholder dividends increased by 8% to $1,445 million in 1998 from $1,340 million in 1997, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional individual life insurance business, offset by reductions in dividend scales.

     Other expenses increased by 8% to $2,577 million in 1998 from $2,394 million in 1997. Excluding the net capitalization of deferred acquisition costs, other expenses increased by 13% to $2,969 million in 1998 from $2,624 million in 1997. Other expenses related to insurance products increased by $158 million, or 7%, to $2,399 million in 1998 from $2,241 million in 1997, primarily due to the acquisition of Nathan & Lewis and higher non-field and sales office expenses. Other expenses related to annuity and investment products increased by $187 million, or 49%, to $570 million in 1998 from $383 million in 1997, $94 million of which was due to the inclusion of a full year's activity from Security First Group. The remaining variance was due to higher general and administrative expenses commensurate with the growth in our businesses.

     Capitalization of deferred acquisition costs decreased to $756 million in 1998 from $776 million in 1997 and amortization of such costs was essentially unchanged at $604 million in 1998 from $607 million in 1997. Amortization of deferred acquisition costs of $364 million and $546 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. Amortization of deferred acquisition costs allocated to other expenses related to insurance products decreased to $267 million in 1998 from $455 million in 1997. Approximately $87 million of this decrease was attributable to higher than expected future investment spreads on our traditional business and approximately $96 million of this decrease was attributable to higher estimated gross margins resulting from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses. Amortization of deferred acquisition costs allocated to other expenses related to annuity products increased in 1998 to $97 million from $91 million in 1997, reflecting growth in the business.

INSTITUTIONAL BUSINESS

     The following table presents summary consolidated financial information for Institutional Business for the periods as indicated:

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                             ----------------------------
                                                              1999       1998       1997
                                                              ----       ----       ----
                                                                (DOLLARS IN MILLIONS)
REVENUES
Premiums...................................................  $ 5,525    $ 5,159    $4,689
Universal life and investment-type product policy fees.....      502        475       426
Net investment income......................................    3,755      3,885     3,754
Other revenues.............................................      629        575       357
Net realized investment gains (losses).....................      (31)       557        45
                                                             -------    -------    ------
                                                              10,380     10,651     9,271
                                                             -------    -------    ------
EXPENSES
Policyholder benefits and claims...........................    6,712      6,416     5,934
Interest credited to policyholder account balances.........    1,030      1,199     1,319
Policyholder dividends.....................................      159        142       305
Other expenses.............................................    1,589      1,613     1,178
                                                             -------    -------    ------
                                                               9,490      9,370     8,736
                                                             -------    -------    ------
Income before provision for income taxes...................      890      1,281       535
Provision for income taxes.................................      323        435       196
                                                             -------    -------    ------
Net income.................................................  $   567    $   846    $  339
                                                             =======    =======    ======

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INSTITUTIONAL BUSINESS

     Premiums increased by 7% to $5,525 million in 1999 from $5,159 million in 1998. Group insurance premiums increased by $478 million, or 10%, to $5,095 million in 1999 from $4,617 million in 1998. This increase was mainly attributable to strong sales and improved policyholder retention in non-medical health, primarily our dental and disability businesses. Retirement and savings premiums decreased by $112 million, or 21%, to $430 million in 1999 from $542 million in 1998, primarily due to premiums received from several large existing customers in 1998.

     Universal life and investment-type product policy fees increased by 6%, to $502 million in 1999 from $475 million in 1998. This increase reflected the continued growth in the sale of products used in executive and corporate-owned benefit plans due to the continued favorable tax status associated with these products.

     Other revenues increased by 9% to $629 million in 1999 from $575 million in 1998. Group life decreased by $51 million, or 77%, to $15 million in 1999 from $66 million in 1998. This decrease was primarily due to lower income in 1999 related to funds used to seed separate accounts. Non-medical health increased by $61 million, or 27%, to $287 million in 1999 from $226 million in 1998. This increase was primarily due to growth in our dental administrative service business. Retirement and savings increased by $44 million, or 16%, to $327 million in 1999 from $283 million in 1998. This increase reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. In addition, the 1999 results reflected interest on funds held on deposit related to a reinsurance transaction entered into during December 1998.

     Policyholder benefits and claims increased by 5% to $6,712 million in 1999 from $6,416 million in 1998. Group insurance increased by $362 million, or 8%, to $4,857 million in 1999 from $4,495 million in 1998. This increase was primarily due to overall growth and is comparable to the growth in premiums discussed above. Retirement and savings decreased by

$66 million, or 3%, to $1,855 million in 1999 from $1,921 million in 1998. The decrease was commensurate with the premium variance discussed above, partially offset by an increase in liabilities associated with the continued accumulation of interest on liabilities related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 14% to $1,030 million in 1999 from $1,199 million in 1998. Group insurance decreased by $63 million, or 14%, to $398 million in 1999 from $461 million in 1998. This decrease was primarily due to cancellations in our leveraged corporate-owned life insurance business attributable to a change in the federal income tax treatment for these products. Retirement and savings decreased by $106 million, or 14%, to $632 million in 1999 from $738 million in 1998 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment.

     Policyholder dividends increased by 12% to $159 million in 1999 from $142 million in 1998. Non-medical health increased by $26 million to $27 million in 1999. Group life and retirement and savings decreased $9 million, or 6%, to $132 million in 1999 from $141 million in 1998. Policyholder dividends vary from period to period based on participating group insurance contract experience.

     Other expenses decreased by 1% to $1,589 million in 1999 from $1,613 million in 1998. Other expenses related to group life decreased by $14 million, or 4%, to $382 million in 1999 from $396 million in 1998. Other expenses related to non-medical health decreased by $18 million, or 3%, to $673 million in 1999 from $691 million in 1998. These decreases were primarily attributable to reductions in non-sales positions and operational efficiencies. Other expenses related to retirement and savings products increased by $8 million, or 2%, to $534 million in 1999 from $526 million in 1998. This increase was due to higher interest expense of $47 million primarily due to commercial paper issued in connection with amounts placed on deposit related to a 1998 reinsurance transaction and a $15 million increase in volume-related expenses, including premium taxes, separate account investment management expenses and commissions. These increases were partially offset by a $54 million decrease due to reductions in non-sales positions and other administrative expenses.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INSTITUTIONAL BUSINESS

     Premiums increased by 10% in 1998 to $5,159 million from $4,689 million in 1997. Group insurance premiums increased by $385 million, or 9%, in 1998 to $4,617 million from $4,232 million in 1997. Group life premiums increased by $153 million, or 5%, to $3,274 million in 1998 from $3,121 million in 1997. Group non-medical health premiums increased by $232 million, or 21%, to $1,343 million in 1998 from $1,111 million in 1997, due primarily to market share growth in our dental and long-term care businesses resulting from our expanding network of dentists and our appointment as of January 1, 1998 by the American Association of Retired Persons ("AARP") to offer long-term care products to its members and the effect of a full year's results related to a disability block of business acquired in late 1997. Retirement and savings premiums increased by $85 million, or 19%, to $542 million in 1998 from $457 million in 1997, due primarily to premiums received from one large existing customer.

     Universal life and investment-type product policy fees increased by 12% in 1998 to $475 million from $426 million in 1997. This increase reflected the growth in the sale of products used in executive and corporate-owned benefit plans during 1998.

     Other revenues increased by 61% in 1998 to $575 million from $357 million in 1997. Other revenues from group insurance increased by $75 million, or 35%, to $292 million in 1998 from $217 million in 1997. This increase was primarily attributable to increased administrative fee income from significant growth in insurance contracts having separate account features, the largest being the in-force AARP block of long-term care business. Other revenues from retirement and savings products increased by $143 million, or 102%, to $283 million in 1998 from $140 million in 1997. This gain reflected increased administrative fees derived from separate accounts of $21 million and $56 million related to our defined contribution record-keeping services. The December 1997 acquisition of the defined contribution record-keeping and participant services business from Bankers Trust Corporation accounted for the majority of the growth in our administrative service fee income during 1998. In addition, the 1998 results reflected an increase of $32 million related to the full-year interest on funds held on deposit related to a reinsurance transaction entered into during December 1997.

     Policyholder benefits and claims increased by 8% to $6,416 million in 1998 from $5,934 million in 1997. Group insurance increased by $469 million, or 12%, to $4,495 million in 1998 from $4,026 million in 1997. This increase reflected an overall growth in the business and less favorable experience on participating group insurance contracts, and an increase of $20 million related to a full year's results from a disability block of business acquired in late 1997, which is partially offset by reduced dividends of $161 million. Retirement and savings increased slightly to $1,921 million in 1998 compared with $1,908 million in 1997 primarily due to the ongoing accumulation of interest related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 9% to $1,199 million in 1998 from $1,319 million in 1997. Interest on group insurance products increased by $66 million, or 17%, to $461 million in 1998 from $395 million in 1997, primarily due to growth in deposits for tax-advantaged investment products. Interest on retirement and savings products decreased by $186 million, or 20%, to $738 million in 1998 from $924 million in 1997 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives.

     Policyholder dividends decreased by 53% to $142 million in 1998 from $305 million in 1997. These dividends vary from period to period based on the claims experience of participating group insurance contracts.

     Other expenses increased by 37% to $1,613 million in 1998 from $1,178 million in 1997. Other expenses related to group insurance increased by $204 million, or 23%, to $1,087 million in 1998 from $883 million in 1997. The primary causes of this increase were higher premium taxes and sales commissions related to premium growth; costs incurred in connection with various strategic initiatives, which were intended to expand our penetration of the small and medium case institutional markets; and costs incurred in connection with initiatives that focused on improving our service delivery capabilities through investments in technology. Group insurance also experienced an increase in administrative expenses, the majority of which are reimbursed, as a result of the AARP business. Other expenses related to retirement and savings products increased by $231 million, or 78%, to $526 million in 1998 from $295 million in 1997. This increase was due to $45 million of ongoing expenses attributable to the acquisition of the defined contribution record-keeping and participant services business of Bankers Trust Corporation and a change in the presentation of expenses relating to our securities lending program in 1998 of $65 million. In addition, the increase of cash flows into separate accounts resulted in higher investment management and other administrative expenses.

ASSET MANAGEMENT

     The following table presents summary consolidated financial information for Asset Management for the periods indicated:

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN MILLIONS)
REVENUES
Net investment income.......................................  $ 80     $ 75     $ 78
Other revenues..............................................   803      817      682
                                                              ----     ----     ----
                                                               883      892      760

OTHER EXPENSES..............................................   741      740      629
                                                              ----     ----     ----

Income before provision for income taxes and minority
  interest..................................................   142      152      131
Provision for income taxes..................................    37       44       36
Minority interest...........................................    54       59       50
                                                              ----     ----     ----
Net income..................................................  $ 51     $ 49     $ 45
                                                              ====     ====     ====

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, decreased by $14 million, or 2%, to $803 million in 1999 from $817 million in 1998, reflecting an overall decrease in assets under management of $1 billion, or 1%, to $190 billion in 1999 from $191 billion in 1998. This decrease in assets was primarily attributable to a reduction in assets under management in value-style products. Management and advisory fees are typically calculated based on a percentage of assets under management, and are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses were essentially unchanged in 1999 from 1998. Total compensation and benefits of $424 million consisted of approximately 53% base compensation and 47% variable compensation. Base compensation increased by $10 million, or 5%, to $225 million in 1999 from $215 million in 1998, primarily due to annual salary increases and higher staffing levels. Variable compensation decreased by $15 million, or 7%, to $199 million in 1999 from $214 million in 1998. Variable incentive payments are based upon profitability, investment portfolio performance, new business sales and growth in revenues and profits. The variable compensation plans reward the employees for growth in their businesses, but also require them to share in the impact of any declines. In addition, general and administrative expenses increased $6 million, or 2%, to $317 million in 1999 from $311 million in 1998, primarily due to increased discretionary spending.

     Minority interest, reflecting the value of third-party ownership interests in Nvest, decreased by $5 million, or 9%, to $54 million in 1999 from $59 million in 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, increased by 20% to $817 million in 1998 from $682 million in 1997. Management and advisory fees are typically calculated based on a percentage of assets under management, which increased by $16 billion, or 9%, to $191 billion in 1998 from $175 billion in 1997. This increase was mainly attributable to net cash inflows to customers' accounts of $5 billion and overall market appreciation of $11 billion during 1998. Management and advisory fees earned are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses increased by 18% to $740 million in 1998 from $629 million in 1997. This increase was primarily due to increases in compensation and benefits of $62 million, or 17%, and general and administrative expenses of $49 million, or 19%. Compensation and benefits of $429 million consisted of 50% base compensation and 50% variable compensation. Base compensation increased by $31 million, or 17%, to $215 million in 1998 from $184 million in 1997, primarily due to annual salary increases and higher staffing. Variable compensation increased by $31 million, or 17%, to $214 million in 1998 from $183 million in 1997, due to increased incentive payments based on profitability, investment portfolio performance, new business sales and growth in revenues and profits. General and administrative expenses increased by $49 million, or 19%, to $311 million in 1998 from $262 million in 1997, due to expanded business activities and distribution and marketing initiatives.

     Minority interest increased by $9 million, or 18%, to $59 million in 1998 from $50 million in 1997.

AUTO & HOME

     The following table presents summary consolidated financial information for Auto & Home for the periods indicated:

                                                             FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                           ------------------------
                                                            1999     1998     1997
                                                            ----     ----     ----
                                                            (DOLLARS IN MILLIONS)
REVENUES
Premiums.................................................  $1,751   $1,403   $1,354
Net investment income....................................     103       81       71
Other revenues...........................................      21       36       25
Net realized investment gains............................       1      122        9
                                                           ------   ------   ------
                                                            1,876    1,642    1,459
                                                           ------   ------   ------
EXPENSES
Policyholder benefits and claims.........................   1,301    1,029    1,003
Other expenses...........................................     514      386      351
                                                           ------   ------   ------
                                                            1,815    1,415    1,354
                                                           ------   ------   ------
Income before provision for income taxes.................      61      227      105
Provision for income taxes...............................       5       66       31
                                                           ------   ------   ------
Net income...............................................  $   56   $  161   $   74
                                                           ======   ======   ======

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- AUTO & HOME

     Premiums increased by 25% to $1,751 million in 1999 from $1,403 million in 1998 primarily due to the St. Paul acquisition. Excluding the impact of the St. Paul acquisition, premiums increased $88 million, or 6%. Auto premiums increased by $54 million, or 5%, to $1,218 million in 1999 from $1,164 million in 1998. This increase was due to growth in both our standard and non-standard auto insurance books of business. "Non-standard" auto insurance is insurance for risks bearing higher loss experience or loss potential than risks covered by standard auto insurance policies. In addition, the standard auto policyholder retention increased 1% to 88%. Homeowner premiums increased by $30 million, or 13%, to $255 million in 1999 from $225 million in 1998 due to higher new business production, an average premium increase of 1% and increased policyholder retention to 90% in 1999 from 89% in 1998. Premiums from other personal lines increased to $18 million in 1999 from $14 million in 1998.

     Other revenues decreased by 42% to $21 million in 1999 from $36 million in 1998. This decrease was primarily attributable to a decrease in payments resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 28% to $1,815 million in 1999 from $1,415 million in 1998. This resulted in an increase in the COMBINED RATIO to 103.7% in 1999 from 100.8% in 1998. Excluding the impact of the St. Paul acquisition, expenses increased by $116 million, or 8%, which resulted in an increase in the combined ratio to 102.8% in 1999 from 100.8% in 1998. This increase was primarily due to higher overall loss costs in the auto and homeowners line as discussed below. In addition, both lines experienced modestly elevated acquisition expenses due to increased levels of new business premiums.

     Policyholder benefits and claims increased by 26% to $1,301 million in 1999 from $1,029 million in 1998. Correspondingly, the auto and homeowners loss ratios increased to 76.1% from 74.9% and to 67.2% from 65.0% in 1999 and 1998, respectively. Excluding the impact of the St. Paul acquisition, policyholder benefits and claims increased by $85 million, or 8%. Auto policyholder benefits and claims increased by $67 million, or 8%, to $939 million in 1999 from $872 million in 1998, due to a 6% increase in the number of policies in force and $23 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. Correspondingly, the AUTO LOSS RATIO increased to 77.1% in 1999 from 74.9% in 1998. Homeowners benefits and claims increased $17 million, or 12%, to $163 million in 1999 from $146 million in 1998 due to increased volume of this book of business. The homeowners loss ratio decreased by 0.6% to 64.4% in 1999 from 65.0% in 1998. Other personal lines benefits and claims increased by $1 million to $12 million in 1999 from $11 million in 1998.

     Other expenses increased by 33% to $514 million in 1999 from $386 million in 1998, which resulted in an increase in our EXPENSE RATIO to 29.3% in 1999 from 27.4% in 1998. Excluding the impact of the St. Paul acquisition, operating expenses increased $31 million, or 8%, resulting in an increase in our expense ratio to 27.9% in 1999 from 27.4% in 1998. This increase was primarily due to $10 million in additional administration expenses and $23 million in new business acquisition expenses, which were partially offset by a reduction in employee-related expenses.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- AUTO & HOME

     Premiums increased by 4% in 1998 to $1,403 million from $1,354 million in 1997. Auto premiums increased by $41 million, or 4%, to $1,164 million in 1998 from $1,123 million in 1997. This increase was caused by continued growth in premiums from our non-standard auto insurance book of business. In addition, our overall auto policyholder retention increased to 87% from 86%. These increases were offset in part by a mandated rate decrease for standard auto insurance of $9 million, or 4%, in 1998 in Massachusetts, which comprised 19% of our total auto premiums in both 1998 and 1997. Homeowners premiums increased by $8 million, or 4%, to $225 million in 1998 from $217 million in 1997. This increase was attributable to contractual inflationary adjustments of 2% and an average rate increase of 3% in 1998, which outpaced a 1% decline in the number of policies in force. This decline in the number of policies in force, which occurred in states having greater exposure to severe hurricanes, reflects our continued efforts to reduce catastrophe losses. Premiums from other personal lines were stable at $14 million in both 1998 and 1997.

     Other revenues increased by 44% to $36 million in 1998 from $25 million in 1997. This increase was primarily attributable to an increase of payments to us resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 5% to $1,415 million in 1998 from $1,354 million in 1997, primarily due to higher catastrophe-related policyholder benefits and claims of $35 million, resulting in our combined ratio increasing to 100.8% in 1998 from 99.9% in 1997. The remaining increase in expenses was more than offset by higher net earned premiums, resulting in our combined ratio, excluding catastrophes, decreasing to 96.8% in 1998 from 98.6% in 1997.

     Policyholder benefits and claims increased by 3% to $1,029 million in 1998 from $1,003 million in 1997. Excluding catastrophes, auto policyholder benefits and claims decreased slightly to $857 million in 1998 compared with $864 million in 1997. Correspondingly, our auto loss ratio decreased to 74.9% in 1998 compared with 77.1% in 1997. These decreases reflect our ongoing efforts to improve the claims adjusting process through technological efficiencies and heightened fraud detection efforts. While the impact of severe weather on auto has historically been low, our auto catastrophe ratio increased to 1.3% of net earned premiums in 1998 compared with 0.2% in 1997, due primarily to Midwestern hail storms. Excluding catastrophes, homeowners policyholder benefits and claims decreased to $104 million in 1998 from $116 million in 1997 and our loss ratio decreased to 46.5% in 1998 from 53.6% in 1997. These decreases reflect changes in our underwriting practices, physical reinspections of selected in-force policies and the use of credit report data for selecting new risks and for reunderwriting at the time of renewal. Reinsurance costs decreased by $5 million, or 23%, to $17 million in 1998 from $22 million in 1997, reflecting the continuing reduction in our exposure to hurricanes and the current competitive pricing environment within the reinsurance market. Homeowners' catastrophes increased by $26 million to $41 million in 1998 from $15 million in 1997, reflecting Midwestern hail storms and spring storms in the southeast. The property and casualty industry as a whole experienced a more typical amount of losses resulting from events classified as catastrophes in 1998 and a lower than average amount of losses in 1997. Other personal lines increased by $9 million to $12 million in 1998 from $3 million in 1997, due to an above average number of new claims.

     Other expenses increased by 10% to $386 million in 1998 from $351 million in 1997. Other expenses related to auto insurance increased by $27 million, or 10%, to $305 million in 1998 from $278 million in 1997, primarily due to higher general and administrative expenses which resulted in an increase in our expense ratio to 27.4% in 1998 from 25.9% in 1997. Other expenses related to homeowners insurance and other personal lines increased $8 million, or 11%, to $81 million in 1998 from $73 million in 1997, primarily due to increased administrative expenses and new business acquisition expenses.

INTERNATIONAL

     The following table presents summary consolidated financial information for International for the periods indicated:

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                             1999    1998      1997
                                                             ----    ----      ----
                                                              (DOLLARS IN MILLIONS)
REVENUES
Premiums...................................................  $523   $  618    $  908
Universal life and investment-type product policy fees.....    48       68       137
Net investment income......................................   206      343       504
Other revenues.............................................    12       33        54
Net realized investment gains..............................     1      117       142
                                                             ----   ------    ------
                                                              790    1,179     1,745
                                                             ----   ------    ------
EXPENSES
Policyholder benefits and claims...........................   463      597       869
Interest credited to policyholder account balances.........    52       89       137
Policyholder dividends.....................................    22       64        97
Other expenses.............................................   248      352       497
                                                             ----   ------    ------
                                                              785    1,102     1,600
                                                             ----   ------    ------
Income before provision (benefit) for income taxes.........     5       77       145
Provision (benefit) for income taxes.......................   (16)      21        19
                                                             ----   ------    ------
Net income.................................................  $ 21   $   56    $  126
                                                             ====   ======    ======

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INTERNATIONAL

     Premiums decreased by 15% to $523 million in 1999 from $618 million in 1998, primarily due to the disposition of a substantial portion of our Canadian operations. Excluding the impact of this sale, premiums increased by $109 million, or 26%, to $523 million from $414 million. Argentina's premiums increased $11 million primarily due to expanded business operations. Korea's and Taiwan's premiums increased $24 and $39 million, respectively, due to improved economic environments. Spain's premiums increased $24 million primarily due to increased sales from our joint venture partnership.

     Universal life and investment type-product policy fees decreased by 29% to $48 million in 1999 from $68 million in 1998. Excluding the impact of the Canadian divestiture, universal life and investment type-product policy fees increased by $2 million, or 4%, to $48 million in 1999 from $46 million in 1998, primarily due to expanded business operations in Argentina.

     Other revenues decreased by 64% to $12 million in 1999 from $33 million in 1998. Excluding the impact of the Canadian divestiture, other revenues increased slightly to $12 million in 1999 from $10 million in 1998.

     Policyholder benefits and claims decreased by 22% to $463 million in 1999 from $597 million in 1998. Excluding the impact of the Canadian divestiture, policyholder benefits and claims increased $106 million, or 30%, to $463 million in 1999 from $357 million in 1998. This increase is commensurate with the aforementioned increase in premiums.

     Interest credited to policyholder account balances decreased by 42% to $52 million in 1999 from $89 million in 1998. Excluding the impact of the Canadian divestiture, interest credited to policyholder account balances increased $1 million, or 2%, to $52 million in 1999 from $51 million in 1998 in line with increased account balances.

     Policyholder dividends decreased by 66% to $22 million in 1999 from $64 million in 1998. Excluding the impact of the Canadian divestiture, policyholder dividends decreased $1 million, or 5%, to $22 million in 1999 from $21 million in 1998, primarily due to less favorable experience on participating policies in Spain.

     Other expenses decreased by 30% to $248 million in 1999 from $352 million in 1998. Excluding the impact of the Canadian divestiture, other expenses decreased $7 million, or 3%, to $248 million in 1999 from $255 million in 1998. This decrease was primarily attributable to ongoing cost reduction initiatives.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INTERNATIONAL

     Premiums decreased by 32% to $618 million in 1998 from $908 million in 1997, primarily due to the dispositions of a substantial portion of our U.K. operations in October 1997 and of our Canadian operations in July 1998. Excluding the impact of these sales, premiums decreased by $31 million, or 7%, to $414 million in 1998 from $445 million in 1997, primarily attributable to a $64 million, or 40%, reduction in premiums in South Korea due to a significant economic downturn in this country. This decrease was partially offset by a $15 million, or 48%, increase in Spain related to the effect of a full year's activity under a revised sales agreement entered into with Banco Santander during September 1997.

     Universal life and investment-type product policy fees decreased by 50% to $68 million in 1998 from $137 million in 1997, primarily due to the U.K. and Canadian divestitures.

     Other revenues decreased by 39% to $33 million in 1998 from $54 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other revenues increased to $10 million in 1998 from $7 million in 1997.

     Policyholder benefits and claims decreased by 31% to $597 million in 1998 from $869 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder benefit and claims decreased by 5% to $357 million in 1998 from $374 million in 1997. This decrease was primarily attributable to the decline in premiums of $64 million in South Korea and was offset in part by minor increases in several other countries.

     Interest credited to policyholder account balances decreased by 35% to $89 million in 1998 from $137 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, interest credited to policyholder account balances decreased by 9% to $51 million in 1998 from $56 million in 1997. This decrease was attributable to lower variable crediting rates in South Korea reflecting a reduction in interest rates.

     Policyholder dividends decreased by 34% to $64 million in 1998 from $97 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder dividends were essentially unchanged at $21 million in 1998 compared with $22 million in 1997.

     Other expenses decreased by 29% to $352 million in 1998 from $497 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other expenses increased by 5% to $255 million in 1998 from $242 million in 1997. This increase was primarily due to higher business development costs.

CORPORATE

     Total revenues for our Corporate segment, which consisted of net investment income and realized investment gains and losses that are not allocated to our business segments, were $623 million in 1999, a decrease of $849 million, or 58%, from $1,472 million in 1998, primarily due to a reduction in investment gains and investment income of $722 million due to the sale of MetLife Capital Holdings, Inc. in 1998. Total Corporate expenses were $1,031 million in 1999, a decrease of $1,560 million, or 60%, from $2,591 million in 1998. This decrease is primarily due to a $1,895 million charge in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products as well as the elimination of $270 million of expenses due to the sale of MetLife Capital Holdings. These decreases were partially offset by a $499 million charge in 1999 principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs.

     Total revenues for our Corporate segment were $1,472 million in 1998, an increase of $427 million, or 41%, from $1,045 million in 1997, primarily due to the realized investment gain from the sale of MetLife Capital Holdings of $433 million. Total Corporate expenses were $2,591 million in 1998, an increase of $1,625 million, or 168%, from $966 million in 1997, primarily due to the aforementioned charges for sales practices claims and asbestos-related claims in 1998.

LIQUIDITY AND CAPITAL RESOURCES

  METLIFE, INC.

     Following the effective date of the plan, Metropolitan Life Insurance Company will become a wholly-owned subsidiary and the principal asset of MetLife, Inc. The primary uses of liquidity of MetLife, Inc. will include payment of dividends on our common stock, interest payments on our debentures issued to MetLife Capital Trust I and other debt servicing, contributions to our subsidiaries and payment of general operating expenses. The primary source of our liquidity will be dividends we may receive from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under the capital note described below. In addition, we expect to retain up to $340 million from the proceeds of the offerings and the private placements at MetLife, Inc., which will be available to pay dividends to our stockholders, make contributions to our subsidiaries, make payments on the debentures issued to MetLife Capital Trust I and meet our other obligations. Our ability, on a continuing basis, to meet our cash needs depends primarily upon the receipt of dividends and the interest on the capital note from Metropolitan Life Insurance Company.

     Under the New York Insurance Law, Metropolitan Life Insurance Company will be permitted to pay a stockholder dividend to MetLife, Inc. only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance and the New York Superintendent does not disapprove the distribution. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of dividends to its stockholders. The New York Insurance Department has established informal guidelines for such determinations. The guidelines, among other things, focus on the insurer's overall financial condition and profitability under statutory accounting practices. We cannot provide assurance that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to MetLife, Inc. in an amount sufficient to fund our cash requirements and pay cash dividends or that the New York Superintendent will not disapprove any dividends that Metropolitan Life Insurance Company may seek to pay. Our other insurance subsidiaries are also subject to restrictions on the payment of dividends.

     The dividend limitation is based on statutory financial results. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with generally accepted accounting principles. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. Furthermore, although the impact cannot be determined at this time, the recent adoption of the Codification of Statutory Accounting Principles by the NAIC may reduce STATUTORY SURPLUS, thereby making the dividend limitation more restrictive. See "-- Metropolitan Life Insurance Company -- Risk-based capital". See Note 13 of Notes to Consolidated Financial Statements for a reconciliation of the difference between statutory financial results with those determined in conformity with generally accepted accounting principles.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described under "Use of Proceeds", Metropolitan Life Insurance Company expects to issue to MetLife, Inc.
its      % mandatorily convertible capital note due 2005 having the following principal terms:

PRINCIPAL AMOUNT..............   $1 billion

MATURITY......................               , 2005

INTEREST......................        % (equal to initial interest rate on
                                 MetLife, Inc. debentures issued to MetLife
                                 Capital Trust I), payable quarterly, subject to reset and deferral provisions substantially identical to those set forth in the debentures.

PAYMENT RESTRICTIONS..........   As required by the New York Insurance Law, the
                                 capital note will provide that Metropolitan
                                 Life Insurance Company may not make any payment of the interest on or the principal of the capital note so long as specified payment restrictions exist and have not been waived by the New York Superintendent of Insurance.
                                 Payment restrictions would exist if the level of Metropolitan Life Insurance Company's statutory total adjusted capital falls below certain thresholds relative to the level of its statutory risk-based capital or the amount of its outstanding capital notes, surplus notes or similar obligations. As of the date hereof, Metropolitan Life Insurance Company's statutory total adjusted capital significantly exceeds these limitations. Interest will continue to accrue while payment restrictions exist.

CONVERSION....................   At           , 2004 and at the stated maturity
                                 of the capital note, the capital note shall be mandatorily convertible, without any further action by MetLife, Inc. or Metropolitan Life
                                 Insurance Company, into 500 shares at each such date of common stock of Metropolitan Life
                                 Insurance Company. The capital note will also become immediately convertible into 1,000 shares upon an acceleration of the capital note. The issuance of such shares will be in full satisfaction of Metropolitan Life
                                 Insurance Company's obligation to pay the principal of the note.

RANKING.......................   The capital note will be unsecured and will be
                                 subordinated to all present and future
                                 indebtedness, policy claims and other creditor claims (each as defined in the capital note) of Metropolitan Life Insurance Company. The capital note will rank pari passu with all existing surplus notes of Metropolitan Life
                                 Insurance Company and with all capital notes, surplus notes or similar obligations of Metropolitan Life Insurance Company thereafter issued, made or incurred.

     As required by the New York Insurance Law, the terms of the capital note must be approved by the New York Superintendent of Insurance as not adverse to the interests of Metropolitan Life Insurance Company's policyholders. The New
York Superintendent approved the issuance of the capital note on April   , 2000.
If the payment of interest is prevented by application of the payment restrictions described above, the interest on the capital note will not be available as a source of liquidity for MetLife, Inc.

     Based on the historic cash flows and the current financial results of Metropolitan Life Insurance Company, subject to any dividend limitations which may be imposed upon Metropolitan Life Insurance Company or its subsidiaries by regulatory authorities, we believe that cash flows from operating activities, together with up to $340 million of proceeds from the offerings and the private placements to be retained by MetLife, Inc. and the interest received on the capital note from Metropolitan Life Insurance Company, will be sufficient to enable us to make dividend payments on our common stock as described in "Dividend Policy", to pay all operating expenses, make payments on the debentures issued to MetLife Capital Trust I and meet our other obligations.

  METROPOLITAN LIFE INSURANCE COMPANY

     LIQUIDITY SOURCES. Metropolitan Life Insurance Company's principal cash inflows from its insurance activities come from life insurance premiums, annuity considerations and deposit funds. A primary liquidity concern with respect to these cash inflows is the risk of early contract holder and policyholder withdrawal. Metropolitan Life Insurance Company seeks to include provisions limiting withdrawal rights from general account institutional pension products (generally group annuities, including guaranteed interest contracts and certain deposit fund liabilities) sold to employee benefit plan sponsors.

     Metropolitan Life Insurance Company's principal cash inflows from its investment activities result from repayments of principal and proceeds from maturities and sales of invested assets, investment income, as well as dividends and distributions from subsidiaries. The primary liquidity concerns with respect to these cash inflows are the risks of default by debtors, interest rate and other market volatilities and potential illiquidity of subsidiaries. Metropolitan Life Insurance Company closely monitors and manages these risks. See "Business -- Investments".

     Additional sources of liquidity to meet unexpected cash outflows are available from Metropolitan Life Insurance Company's portfolio of liquid assets. These liquid assets include substantial holdings of U.S. treasury securities, short-term investments, common stocks and marketable fixed maturity securities. Metropolitan Life Insurance Company's available portfolio of liquid assets was approximately $88 billion and $91 billion at December 31, 1999 and 1998, respectively.

     Sources of liquidity also include facilities for short- and long-term borrowing as needed, primarily arranged through MetLife Funding, Inc., a subsidiary of Metropolitan Life Insurance Company. See "-- Financing".

     LIQUIDITY USES. Metropolitan Life Insurance Company's principal cash outflows primarily relate to the liabilities associated with its various life insurance, annuity and group pension products, operating expenses, income taxes, contributions to subsidiaries, principal and interest on its outstanding debt obligations, including the capital note described above, as well as dividend payments that may be declared and are payable to MetLife, Inc. Liabilities arising from its insurance activities primarily relate to benefit payments under the above-named products, as well as payments for policy surrenders, withdrawals and loans.

     Management of Metropolitan Life Insurance Company believes that its sources of liquidity are more than adequate to meet its current cash requirements.

     LITIGATION. Various litigation claims and assessments against us have arisen in the course of our business, including in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of these matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax) and $300 million ($190 million after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practice claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the year ended December 31, 1999 was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance agreements and policies, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time Metropolitan Life Insurance Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed was reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, and in 1999 and 2000, would not be significant. Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 million over the premium paid of $529 million results in a deferred gain of $21 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies and agreements annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies and agreements will be reflected as a reduction in our operating cash flow for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursement to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our business, results of operations, financial condition or cash flows in future periods.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales practices and asbestos-related claims.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At December 31, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels. See "Business -- Regulation -- Insurance regulation -- Risk-based capital".

     Each of the U.S. insurance subsidiaries of Metropolitan Life Insurance Company is subject to these same RBC requirements. At December 31, 1999, the total adjusted capital of each of these insurance subsidiaries was in excess of each of these RBC levels.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the Codification requires adoption by the New York Insurance Department. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the Codification is not expected to be materially adverse; however, a detailed analysis will be necessary to determine the actual impact of the Codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company and its U.S. insurance subsidiaries.

     FINANCING. MetLife Funding, Inc. serves as a centralized finance unit for Metropolitan Life Insurance Company. Pursuant to a support agreement, Metropolitan Life Insurance Company has agreed to cause MetLife Funding to have a tangible net worth of at least one dollar. At December 31, 1999 and 1998, MetLife Funding had a tangible net worth of $10.5 million and $10.9 million, respectively. MetLife Funding raises funds from various funding sources and uses the proceeds to extend loans to Metropolitan Life Insurance Company and its other subsidiaries. MetLife Funding manages its funding sources to enhance the financial flexibility and liquidity of MetLife. At December 31, 1999 and 1998, MetLife Funding had total outstanding liabilities of $4.2 billion and $3.6 billion, respectively, consisting primarily of commercial paper.


     In connection with our acquisition of the stock of GenAmerica, we incurred $900 million of short-term debt, consisting primarily of commercial paper. We intend to repay up to $450 million of that debt with proceeds from the offerings and the private placements. We also incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our October 1, 1999 exchange offer to holders of General American Life funding


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

agreements. Through December 31, 1999, approximately $1.5 billion of this debt was repaid. The remaining $1.7 billion was included in the outstanding liabilities of MetLife Funding at December 31, 1999. See
"Business -- Acquisition of GenAmerica".

     MetLife Funding and Metropolitan Life Insurance Company also maintained $7 billion ($5 billion of which served as back-up for the commercial paper incurred in connection with the exchange offer to holders of General American Life funding agreements) and $2 billion in committed credit facilities at December 31, 1999 and 1998, respectively, which served as back-up for MetLife Funding's commercial paper program and for general corporate purposes. These credit facilities were not utilized during 1999 or 1998.

     SUPPORT AGREEMENTS. In addition to its support agreement with MetLife Funding, Metropolitan Life Insurance Company has entered into a net worth maintenance agreement with New England Life Insurance Company ("NELICO"), whereby it is obligated to maintain NELICO's statutory capital and surplus at the greater of $10 million or the amount necessary to prevent certain regulatory action by Massachusetts, the state of domicile of this subsidiary. The capital and surplus of NELICO at December 31, 1999 and 1998, respectively, was significantly in excess of the amount that would trigger such an event. Furthermore, Metropolitan Life Insurance Company has never been called upon to provide support to NELICO.

     In connection with Metropolitan Life Insurance Company's acquisition of GenAmerica Corporation, Metropolitan Life Insurance Company entered into a net worth maintenance agreement with General American Life Insurance Company, whereby Metropolitan Life Insurance Company is obligated to maintain General American Life's statutory capital and surplus at the greater of $10 million or the amount necessary to maintain the capital and surplus of General American Life at a level not less than 180% of the NAIC Risk Based Capitalization Model and to ensure that General American Life's liquidity is sufficient to meet its current obligations on a timely basis. The capital and surplus of General American Life Insurance Company at December 31, 1999 was in excess of the required amount.

     Metropolitan Life Insurance Company has also entered into arrangements with some of its other subsidiaries and affiliates to assist such subsidiaries and affiliates in meeting various jurisdictions' regulatory requirements regarding capital and surplus. In addition, Metropolitan Life Insurance Company has entered into a support arrangement with respect to reinsurance obligations of its wholly-owned subsidiary, Metropolitan Insurance and Annuity Company. Management does not anticipate that these arrangements will place any significant demands upon MetLife's liquidity resources.

     CONSOLIDATED CASH FLOWS. Net cash provided by operating activities was $3.9 billion, $0.8 billion and $2.9 billion for the years ended December 31, 1999, 1998 and 1997, respectively. In 1999, the change in cash provided by operating activities was primarily due to strong growth in our Institutional and Auto & Home segments. The growth in our Institutional segment was primarily related to strong sales and improved policyholder retention in non-medical health, primarily in our dental and disability businesses. The growth in Auto & Home was primarily due to the acquisition of the standard personal lines property and casualty insurance operations of The St. Paul Companies, as well as growth in both standard and non-standard auto insurance businesses. In 1998, the change in cash provided by operating activities was primarily attributable to $1.4 billion paid in 1998 for excess insurance policies providing coverage for amounts which may be paid in connection with exposure to asbestos claims and reinsurance agreements providing coverage for, among other things, amounts which may be paid or incurred in connection with specified sales practices claims. Net cash provided by operating activities in 1999, 1998 and 1997 was more than adequate to meet liquidity requirements.

     Net cash (used in) provided by investing activities were $(2.4) billion, $2.7 billion and $(1.7) billion for the years ended December 31, 1999, 1998 and 1997, respectively. Purchases of investments exceeded sales, maturities and repayments by $0.5 billion, $7.6 billion and $1.6 billion in 1999, 1998 and 1997, respectively. In 1999, the significant decrease in net purchases of investments resulted from a decrease in the reinvestment of sales proceeds as a result of the funding agreement exchange offer in connection with the GenAmerica acquisition, as well as the purchase of the individual disability income business of Lincoln National Life Insurance Company. In 1998, the significant increase in net purchases of investments resulted from the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations and cash from our securities lending program. Prior to 1998, our securities lending program activity was not reflected in our consolidated balance sheets or consolidated statements of cash flows. Cash flows for investing activities also increased by $2.7 billion and $3.8 billion in 1999 and 1998, respectively, as a result of activity from our securities lending program.

     Net cash used in financing activities was $2.0 billion, $3.1 billion and $0.6 billion for the years ended December 31, 1999, 1998 and 1997, respectively. Withdrawals from policyholders' account balances exceeded deposits by $2.2 billion, $2.3 billion and $2.8 billion in 1999, 1998 and 1997, respectively. Short-term financings increased $0.6 billion in 1999 compared with a decrease of $1.0 billion in 1998, while net reductions in long-term debt were $389 million in 1999 compared with net additions of $212 million in 1998.

     The operating, investing and financing activities described above resulted in a decrease in cash and cash equivalents of $512 million for the year ended December 31, 1999, compared with increases of $390 million and $586 million for the years ended December 1998 and 1997, respectively.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. See "Risk Factors -- Changes in interest rates may significantly affect our profitability".

MARKET RISK DISCLOSURE

     We must effectively manage, measure and monitor the market risk associated with our invested assets and interest rate sensitive insurance contracts. We have developed an integrated process for managing risk, which we conduct through our Corporate Risk Management Department, several asset/liability committees and additional specialists at the business segment level. We have established and implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

  MARKET RISK EXPOSURES

     We have exposure to market risk through our insurance operations and investment activities. For purposes of this disclosure, "market risk" is defined as the risk of loss resulting from changes in interest rates, equity prices and foreign exchange rates.

     INTEREST RATES. Our exposure to interest rate changes results from our significant holdings of fixed maturities, as well as our interest rate sensitive liabilities. The fixed maturities include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities, all of which are mainly exposed to changes in medium- and long-term treasury rates. Our interest rate sensitive liabilities for purposes of this disclosure include guaranteed interest contracts and fixed annuities, which have the same interest rate exposure (medium- and long-term treasury rates) as the fixed maturities. We employ product design, pricing and asset/liability management strategies to reduce the adverse effects of interest rate volatility. Product design and pricing strategies include the use of SURRENDER CHARGES or restrictions on withdrawals in some products. Asset/liability management strategies include the use of derivatives, the purchase of securities structured to protect against prepayments, prepayment restrictions and related fees on mortgage loans and consistent monitoring of the pricing of our products in order to better match the duration of the assets and the liabilities they support.

     EQUITY PRICES. Our investments in equity securities expose us to changes in equity prices. We manage this risk on an integrated basis with other risks through our asset/liability management strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

     FOREIGN EXCHANGE RATES. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity securities and equity securities and through our investments in foreign subsidiaries. The principal currencies which create foreign exchange rate risk in our investment portfolios are Canadian dollars, Euros, German marks, French francs, Spanish pesetas and British pounds. We mitigate the majority of our fixed maturities' foreign exchange rate risk through the utilization of foreign currency swaps and forward contracts. Through our investments in foreign subsidiaries, we are primarily exposed to the Spanish peseta, Mexican peso, Argentinean dollar and Korean won. We have denominated all assets and liabilities of our foreign subsidiaries in their respective local currencies, thereby minimizing our risk to foreign exchange rate fluctuations.

  RISK MANAGEMENT

     CORPORATE RISK MANAGEMENT. We have established several financial and non-financial senior management committees as part of our risk management process. These committees manage capital and risk positions, approve asset/liability management strategies and establish appropriate corporate business standards.

     We also have a separate Corporate Risk Management Department, which is responsible for risk throughout MetLife and reports directly to our Chief Actuary. The Corporate Risk Management Department's primary responsibilities consist of:

     - implementing a board of directors-approved corporate risk framework, which outlines our approach for managing risk on an enterprise-wide basis;

     - developing policies and procedures for managing, measuring and monitoring those risks identified in the corporate risk framework;

     - establishing appropriate corporate risk tolerance levels;

     - deploying capital on a risk-adjusted basis; and

     - reporting on a periodic basis to the Audit Committee of the board of directors and our various financial and non-financial senior management committees.

     ASSET/LIABILITY MANAGEMENT. At MetLife, asset/liability management is the responsibility of the General Account Portfolio Management Department ("GAPM"), the operating business segments and various GAPM boards. The GAPM boards are comprised of senior officers from the investment department, senior managers from each business segment and the Chief Actuary. The GAPM boards' duties include setting broad asset/liability management policy and strategy, reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the portfolio management process.

     The portfolio managers and asset sector specialists, who have responsibility on a day-to-day basis for risk management of their respective investing activities, implement the goals and objectives established by the GAPM boards. The goals of the investment process are to optimize after-tax, risk-adjusted investment income and after-tax, risk-adjusted total return while ensuring that the assets and liabilities are managed on a cash flow and duration basis. The risk

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

management objectives established by the GAPM boards stress quality, diversification, asset/liability matching, liquidity and investment return.

     Each of our business segments has an asset/liability officer who works with portfolio managers in the investment department to monitor investment, product pricing, hedge strategy and liability management issues. We establish target asset portfolios for each major insurance product, which represent the investment strategies used to profitably fund our liabilities within acceptable levels of risk. These strategies include objectives for effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality.

     To manage interest rate risk, we perform periodic projections of asset and liability cash flows to evaluate the potential sensitivity of our securities investments and liabilities to interest rate movements. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. We have developed models of our in-force business that reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, mortgage prepayments and defaults. New York Insurance Department regulations require that we perform some of these analyses annually as part of the annual proof of the sufficiency of our regulatory reserves to meet adverse interest rate scenarios.

     HEDGING ACTIVITIES. Our risk management strategies incorporate the use of various interest rate derivatives that are used to adjust the overall duration and cash flow profile of our invested asset portfolios to better match the duration and cash flow profile of our liabilities to reduce interest rate risk. Such instruments include interest rate swaps, futures and caps. We also use foreign currency swaps and forward contracts to hedge our foreign currency denominated fixed income investments.

  RISK MEASUREMENT; SENSITIVITY ANALYSIS

     We measure market risk related to our holdings of invested assets and other financial instruments, including certain market risk sensitive insurance contracts ("other financial instruments"), based on changes in interest rates, equity prices and foreign currency rates, utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value, cash flows and earnings based on a hypothetical 10% change (increase or decrease) in interest rates, equity prices and currency exchange rates. We believe that a 10% change (increase or decrease) in these market rates and prices is reasonably possible in the near-term. In performing this analysis, we used market rates at December 31, 1999 to re-price our invested assets and other financial instruments. The sensitivity analysis separately calculated each of our market risk exposures (interest rate, equity price and currency rate) related to our non-trading invested assets and other financial instruments. We do not maintain a trading portfolio.

     The sensitivity analysis we performed included the market risk sensitive holdings described above under "Market Risk Disclosure". We modeled the impact of changes in market rates and prices on the fair values of our invested assets, earnings and cash flows as follows:

     FAIR VALUES. We base our potential loss in fair values on an immediate change (increase or decrease) in:

     - the net present values of our interest rate sensitive exposures resulting from a 10% change (increase or decrease) in interest rates;

     - the U.S. dollar equivalent balances of our currency exposures due to a 10% change (increase or decrease) in currency exchange rates; and

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

     - the market value of our equity positions due to a 10% change (increase or decrease) in equity prices.

     EARNINGS AND CASH FLOWS. We calculate the potential loss in earnings and cash flows on the change in our earnings and cash flows over a one-year period based on an immediate 10% change (increase or decrease) in market rates and equity prices. The following factors were incorporated into our earnings and cash flows sensitivity analyses:

     - the reinvestment of fixed maturity securities;

     - the reinvestment of payments and prepayments of principal related to mortgage-backed securities;

     - prepayment rates on mortgage-backed securities were re-estimated for each 10% change (increase or decrease) in the interest rates; and

     - expected turnover (sales) of fixed maturities and equity securities, including the reinvestment of the resulting proceeds.

     The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial performance. We cannot assure that our actual losses in any particular year will not exceed the amounts indicated in the table below. Limitations related to this sensitivity analysis include:

     - the market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on our mortgages;

     - the analysis excludes other significant real estate holdings and liabilities pursuant to insurance contracts; and

     - the model assumes that the composition of our assets and liabilities remains unchanged throughout the year.

     Accordingly, we use such models as tools and not substitutes for the experience and judgment of our corporate risk and asset/liability management personnel.

     Based on our analysis of the impact of a 10% change (increase or decrease) in market rates and prices, we have determined that such a change could have a material adverse effect on the fair value of our interest rate sensitive invested assets. The equity and foreign currency portfolios do not expose us to material market risk.

     The table below illustrates the potential loss in fair value of our interest rate sensitive financial instruments at December 31, 1999. In addition, the potential loss with respect to fair value of currency exchange rates and our equity price sensitive positions at December 31, 1999 is set forth in the table below.

     The potential loss in fair value for each market risk exposure of our portfolio, all of which is non-trading, for the periods indicated was (in millions):

                                                          AT DECEMBER 31,
                                                        --------------------
                                                          1999        1998
                                                        --------    --------
     Interest rate risk...............................  $5,044.3    $3,977.1
     Equity price risk................................  $  198.0    $  247.6
     Currency exchange rate risk......................  $  262.5    $  260.0

YEAR 2000 READINESS

     The Year 2000 issue is the result of many computer hardware and software systems using only two digits, rather than four, to represent a calendar year. Without appropriate remediation or replacement, such systems may not process dates beyond 1999. This system problem could result in a system failure or miscalculations causing disruptions of operations, including, but not limited to, a temporary inability to process transactions and engage in normal business activities.

     Given the potential impact of the Year 2000 issue on us, in 1996 we established a centralized Project Management Office within our Information Technology Department. The Project Management Office developed a plan that identified the processes and steps to take so that all of MetLife's own computer applications, as well as our voice and data communication systems, would continue to function properly in and beyond the Year 2000.

     The scope of our Year 2000 plan included testing the readiness of: applications, operating systems and hardware on mainframes, personal computers and local area network platforms; voice and data network software and hardware; and some non-information technology systems in buildings, facilities and equipment, including, but not limited to, security systems and building controls. In addition, we established procedures to contact key suppliers, customers, joint venture partners and other business parties regarding their Year 2000 readiness.

     The phases of our Year 2000 plan were: (1) identifying Year 2000 problems and assigning priorities; (2) assessing the Year 2000 compliance of each of our business segments; (3) remediating or replacing items for Year 2000 compliance;
(4) testing items for Year 2000 compliance at each of our business segments; and
(5) designing and implementing Year 2000 contingency and business continuity plans.

     We completed phases (1) through (4) by June 30, 1999. We completed phase
(5) by the end of 1999. As to our systems certification, each of our business segments conducted testing for Year 2000 compliance. We evaluated and tested each system using a standard certification process and used both internal and external resources in connection with our certification process. The certification process included, among other procedures, testing of future dates near the end of 1999, after the beginning of 2000 and for the leap year. We also conducted tests of our business-critical systems on an enterprise-wide basis. At December 31, 1999, approximately 100% of our information technology applications and systems, security systems, building controls and utilities located in facilities owned and operated by MetLife were Year 2000 compliant.

     As part of our Year 2000 plan, we initiated formal communications with all of our significant business partners, such as suppliers and customers, to determine the extent to which we may have been vulnerable to those third parties' failure to remediate their own Year 2000 issues. A majority of our significant business partners gave assurances that they were Year 2000 ready by December 31, 1999. As of the date of this prospectus, we are not aware of any material Year 2000-related problems experienced by our information technology and non- information technology systems. We have not been informed by any other companies, governmental agencies or other entities on which we rely that any such parties experienced any material Year 2000-related problems. We cannot guarantee, however, that we or the other companies, governmental agencies or other entities on which we rely will not experience any Year 2000-related problems in the future. If such problems do occur, there can be no assurance that they will not have a material adverse effect on our business, results of operations and financial condition.

     Through December 31, 1999, we had incurred and expensed approximately $220 million related to assessment and remediation or replacement in connection with our Year 2000 plan. We funded these costs through operating cash flows, expensed as incurred. During 2000, we expect to have additional Year 2000-related expenses of approximately $5 million.

     Detailed business contingency plans have been developed to address Year 2000 risks that may affect our ability to conduct business. However, we cannot guarantee that such contingency plans will mitigate all future Year 2000 issues or prevent future Year 2000 issues from having a material adverse effect on our business, results of operations and financial condition.

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

INSOLVENCY ASSESSMENTS

     Most of the jurisdictions in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assessments levied against us from January 1, 1997 through December 31, 1999 aggregated $62 million. We maintained a liability of $31 million at December 31, 1999 for future assessments in respect of currently impaired, insolvent or failed insurers.

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

                              THE DEMUTUALIZATION

     The following is a summary of the material terms of Metropolitan Life Insurance Company's plan of reorganization. Although we believe the material provisions of the plan of reorganization have been accurately summarized, you should refer to the plan of reorganization itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

PURPOSE

     The main purpose of the demutualization is to change our corporate structure to increase our potential for long-term growth and financial strength. We believe that our ability, as a stock company, to issue shares of stock will enable us to raise money more efficiently and will provide us with greater flexibility to make business acquisitions and combinations. This will allow us to increase our market leadership, financial strength and strategic position, providing additional security to our policyholders.

     The demutualization will also make it easier for us to take advantage of changes in laws removing restrictions on affiliations between insurers and other types of financial services companies, such as banks. In addition, the demutualization will provide previously unavailable economic value to eligible policyholders in the form of allocated shares of MetLife, Inc. common stock (which will be held in the MetLife Policyholder Trust), cash or policy credits, in exchange for their policyholders' membership interests in Metropolitan Life Insurance Company.

SUMMARY OF THE PLAN OF REORGANIZATION

     On the date the plan of reorganization becomes effective (which will be the date of the closings of the initial public offering of common stock and this offering of units and the private placements), Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company, and become a wholly-owned subsidiary of MetLife, Inc. Each policyholder's membership interest will be extinguished on the plan effective date and, in consideration thereof, each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan. We will allocate consideration among eligible policyholders based on actuarial principles. For a description of the actuarial principles used in this allocation, see "The
Demutualization -- Payment of Consideration to Eligible Policyholders".

     The plan of reorganization requires us to make the initial public offering and to raise proceeds from the initial public offering of common stock, together with this offering of units and the private placements, in an amount, net of underwriting commissions and related expenses, at least equal to the amounts required for us to reimburse Metropolitan Life Insurance Company for the crediting of policy credits and payment of mandatory cash payments to eligible policyholders pursuant to the plan of reorganization and to reimburse Metropolitan Life Insurance Company for the cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998, as well as to pay the fees and expenses we have incurred in connection with the demutualization.

     The plan also permits us to complete one or more private placements and other specified capital raising transactions on the effective date of the plan. Concurrently with this offering, we expect to sell not less than 14,900,000 shares nor more than 73,000,000 shares, at a price per share equal to the initial public offering price, in the aggregate to Banco Santander Central Hispano, S.A. and Credit Suisse Group or their respective affiliates in private placements. In addition, we are making an initial public offering of 179,000,000 shares of common stock for an aggregate offering of $2,506 million, plus up to an additional $376 million if the underwriters' options to purchase additional shares are exercised in full. Under the plan of reorganization, the total proceeds raised in this offering of units cannot exceed one-third of the total proceeds raised in this offering, the initial public offering of common stock and the private placements. The amount of proceeds from and final terms of the units will depend on market conditions and our capital needs at the time of issuance. We cannot proceed with any offering relating to the units and the private placements without the approval of the New York Superintendent of Insurance. In addition, the final terms of the initial public offering, the offering of units and the private placements must be approved by the New York Superintendent. Those terms were approved by the New York Superintendent of Insurance in his order issued on
April   , 2000.

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. The plan of reorganization must also be approved by at least two-thirds of the votes validly cast by the eligible policyholders. The plan of reorganization defines eligible policyholders as the owners on September 28, 1999, the adoption date of the plan, of certain policies and interests issued by Metropolitan Life Insurance Company that were in force on that date. The plan was approved by more than two-thirds of eligible policyholders who voted in voting completed on February 7, 2000. The vote of our policyholders was 2,572,832 votes in favor, 188,914 votes opposed.


     The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent held a public hearing on the plan on
January 24, 2000 and issued an order approving the plan on April   , 2000. At
the public hearing, some policyholders and others raised objections to certain aspects of the plan. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits. See "Risk Factors -- A challenge to the New York Superintendent of Insurance's approval may adversely affect the terms of the demutualization and the market price of our common stock".


     We began incurring expenses related directly or indirectly to the demutualization during 1998. We estimate that expenses relating to the demutualization, excluding costs relating to the offerings and the private placements, will total approximately $361 million, net of income taxes of

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$83 million. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

PAYMENT OF CONSIDERATION TO ELIGIBLE POLICYHOLDERS

     On the effective date of the plan of reorganization:

     - the policyholders' membership interests will be extinguished and each eligible policyholder will be allocated a number of trust interests equal to the number of shares of our common stock allocated to such policyholder, except that some eligible policyholders will receive cash or an adjustment to their policy values, known as policy credits; and

     - Metropolitan Life Insurance Company will become a stock life insurance company and a wholly-owned subsidiary of MetLife, Inc.

     We will distribute cash to:

     - each eligible policyholder whose mailing address is outside the U.S.;

     - each eligible policyholder or class of eligible policyholders for whom we determine in good faith, to the satisfaction of the New York Superintendent of Insurance, that it is not reasonably feasible or appropriate to provide consideration in the form that such policyholder would otherwise receive;

     - each owner of an industrial life insurance policy in reduced paid-up status with respect to whom we have a reasonable belief, after a reasonable effort to locate such policyholder, that the mailing address as shown on our records is an address at which mail to such policyholder is undeliverable; and

     - each group eligible policyholder that is an owner of an individual retirement annuity or a tax sheltered annuity, and elects to receive cash instead of common stock (but this provision will apply only to that policy).

     In addition to the cash payments described above, we will make cash payments to any eligible policyholder (other than an eligible policyholder required to receive policy credits or cash) that has affirmatively elected on or before February 7, 2000 to receive cash for such policyholder's allocated shares. There may be a limit to the amount of funds available to pay cash compensation to eligible policyholders that elect to receive cash. The plan provides that the initial public offering, the offering of units and the private placements must raise proceeds, net of underwriting commissions and related expenses, in an amount at least equal to the amount paid by Metropolitan Life Insurance Company to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization, as well as to reimburse Metropolitan Life Insurance Company for amounts to be paid by its Canadian branch to certain former Canadian policyholders. If the initial public offering, the offering of units and the private placements are not of a sufficient size to fund the payment of cash to all eligible policyholders that elect to receive

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

cash, it is possible that the plan will become effective but that cash will not be paid to all eligible policyholders electing to receive cash. If this were to happen, cash will be paid as follows:

     - each individual eligible policyholder that elects to receive cash will receive consideration in the form of cash;

     - each group eligible policyholder that elects to receive cash and is allocated not more than 25,000 shares will receive consideration in the form of cash; and

     - each group eligible policyholder that elects to receive cash and is allocated more than 25,000 shares will receive consideration in the form of:

        - cash, with respect to the first 25,000 shares allocated to the eligible policyholder; and

        - either shares of common stock (to be held in the trust) or a combination of cash and shares of common stock (to be held in the trust), with respect to the remaining shares allocated to the eligible policyholder. Such cash will be allocated to each such eligible policyholder on a pro rata basis based on the proportion that the total number of shares in excess of 25,000 shares allocated to such eligible policyholder bears to the total number of shares in excess of 25,000 shares allocated to all eligible policyholders allocated more than 25,000 shares that have elected to receive cash.

These proration provisions will not apply to any group eligible policyholder that is an owner of an individual retirement annuity or a tax sheltered annuity who elects to receive cash instead of common stock (to be held in the trust), but only with respect to that policy. The maximum number of allocated shares for which cash will be available will depend on a number of factors, including the number of policyholders that elect to receive cash, market conditions and the size of the initial public offering, the offering of the units and the private placements.

     Until the second year after the plan effective date, if there is an underwritten public offering by us of common stock, we will offer to each trust beneficiary holding at the time more than 25,000 trust interests and whose cash election was not fully satisfied the opportunity to include a number of shares equal to all of the trust beneficiary's trust interests in the offering. Each such trust beneficiary may then elect whether it wants to include some or all of its common stock (held in the trust) in the offering. We will include all shares desired to be sold in the offering. However, if, based on the advice of a nationally recognized investment banking firm selected by us, our board of directors believes that including all such shares would be likely to have an adverse effect on the price, timing or distribution of the offering, only those shares, if any, that the board of directors determines can be included without adversely affecting the offering will be included. If this were to occur, we will prorate the number of shares that each such trust beneficiary may include in the offering based on the number of trust interests that each such trust beneficiary elected to have included in the offering. We will enter into an underwriting agreement with the underwriters, which will contain indemnification and other terms acceptable to us and the underwriters. We will bear the costs of conducting the offering, including the fees and expenses of the underwriters for the offering. We will establish reasonable procedures for the participation of such trust beneficiaries in any such offering.

     Eligible policyholders owning policies that are individual retirement annuities, tax sheltered annuities, tax qualified individual life insurance policies and individual annuity contracts, life or health insurance funding accounts and guaranteed life insurance funding accounts are required to receive consideration in the form of policy credits. However, if any such policy has matured by death or otherwise been surrendered or terminated after September 28, 1999, but prior to the date on which the policy credits would have been credited, cash in the amount of the policy credits will be paid in lieu of the policy credits to the person to whom the death benefit, surrender value or other payment at termination was made under such policy.

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

     The remaining eligible policyholders will be entitled to receive on the effective date of the plan their allocated shares of Metropolitan Life Insurance Company common stock, which will then be exchanged on such date for an equal number of shares of our common stock to be held by the MetLife Policyholder Trust. We will distribute consideration to eligible policyholders receiving cash or policy credits as soon as reasonably practicable following the effective date of the plan, but in any event not later than 60 days after the effective date, or such later date as may be approved by the New York Superintendent of Insurance.

     Regardless of whether an eligible policyholder is receiving allocated trust interests, cash or policy credits, the consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan of reorganization. The formula for allocating shares of common stock among eligible policyholders consists of two components. We will allocate a fixed number of shares of common stock equal to ten shares to each eligible policyholder, regardless of the number of policies owned by that eligible policyholder. Additional shares will also be allocated to each eligible policyholder holding a participating policy -- that is, a policy that is not by its terms ineligible for dividend payments. The number of such additional shares will vary for each such eligible policyholder based upon an actuarial formula, specified in the plan of reorganization, that takes into account, among other things, the past and future contributions to our statutory surplus from policies held by the eligible policyholder, as determined by historical experience and expected future performance.

     The amount of the consideration to be paid to an eligible policyholder in the form of cash or policy credits will generally equal the number of shares of common stock allocated to the eligible policyholder multiplied by the price per share at which our common stock is offered to the public in the initial public offering. The initial public offering price, which will be established through arm's length negotiations with representatives of the underwriters, will be based on, among other things, prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and consideration of the above factors in relation to market valuations of companies in related businesses. In addition, the final terms of the initial public offering, including the initial public offering price of our common stock, will be subject to the approval of the New York Superintendent of Insurance.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible policyholders. The opinion of Kenneth
M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states that the plan for allocation of consideration to eligible policyholders (as defined in the plan of reorganization) as set forth in the plan of reorganization is fair and equitable to the policyholders of Metropolitan Life Insurance Company as required by Section 7312 of the New York Insurance Law. This opinion is included as Annex A of this prospectus.

ESTABLISHMENT AND OPERATION OF THE METLIFE POLICYHOLDER TRUST

     Under our plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of our common stock allocated to eligible policyholders not receiving cash or policy credits.

     Each trust beneficiary will have the right to elect to withdraw from the trust shares of common stock for sale, without the payment of commissions or brokerage fees, pursuant to the purchase and sale program described below. Sales may be made at any time after the later of (1) the termination of any stabilization arrangements and trading restrictions in connection with the initial public offering and (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options in connection with the initial public offering. We expect that these sales may begin within approximately 30 days after the plan

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effective date. In addition, beginning one year after the plan effective date, trust beneficiaries may elect to withdraw all (but not less than all) of their allocated shares of our common stock held through the trust to hold the shares directly, in book entry or certificated form, or to sell the shares themselves independently, if they wish. Each trust beneficiary holding fewer than 1,000 trust interests may also purchase additional shares of our common stock (to be held in the trust) through the purchase and sale program to increase the trust beneficiary's interests up to a maximum of 1,000 interests.

     The purchase and sale program will be administered by ChaseMellon Shareholder Services, L.L.C., the program agent for the purchase and sale program and the custodian for the trust. Generally, each beneficiary may elect to withdraw from the trust the beneficiary's allocated shares of our common stock for sale through the purchase and sale program, subject to the following limitations:

     - each trust beneficiary holding 199 or fewer trust interests may elect to withdraw from the trust for sale the number of shares of our common stock held by the trust equal to all, but not less than all, of the beneficiary's trust interests;

     - each trust beneficiary holding more than 199 trust interests may elect to withdraw from the trust for sale a number of shares of our common stock held by the trust equal to all or part of the beneficiary's trust interests, subject to the limitation that partial withdrawals may be made only in increments of 100 shares, and that following any such withdrawal for sale of part of the trust beneficiary's trust interests the trust beneficiary holds at least 100 trust interests; and

     - for the first 300 days following the effective date of the plan, each trust beneficiary holding more than 25,000 trust interests will be subject to the volume limitations described below. Under the purchase and sale program procedures, if the total shares of our common stock to be sold on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests on any day exceed the lesser of (i) 1/20th of 1% of the number of shares of our common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, the broker-dealer will only process trades on the open market up to that limit for trust beneficiaries holding more than 25,000 shares. The broker-dealer affiliate of the program agent will either defer the excess shares to the next trading day (which will be subject to the same volume limitations on that day) or sell the shares as principal through a block trade or through a nationally recognized brokerage firm that will sell the shares, as agent, at market clearing prices. For a period of 90 days following the plan effective date, only the lead managing underwriters for the initial public offering may sell, as joint agents, the excess shares. After the first 300 days, these limitations will no longer apply and withdrawals for sale may be made as permitted under the trust agreement and the purchase and sale program procedures.

Except for the limitations on sales by trust beneficiaries holding more than 25,000 trust interests, purchases and sales will generally be processed on the first or second trading day after the day on which instructions are received, subject to limited exceptions such as an act of God or significant market disruption.

     In addition, the trust agreement allows trust beneficiaries to instruct the trust custodian to withdraw their allocated trust shares to participate in any tender or exchange offer or counter offer for our common stock and to make any cash or share election, or perfect any dissenter's rights, in connection with a merger of MetLife, Inc.

     In addition to the sale features of the purchase and sale program, the program will permit trust beneficiaries holding fewer than 1,000 trust interests to elect to purchase additional shares of our common stock (to be held in the trust) on their behalf, subject to the conditions that upon

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

completion of the purchase the beneficiary holds no more than 1,000 interests and the total cost for the purchased shares is at least $250 (or such lesser amount required to purchase a number of shares that would cause it to hold the 1,000 maximum number of interests at the closing price of our common stock on the trading day immediately prior to the mailing of such funds). These purchases may be made at any time beginning on the first trading day following the 90th day after the effective date of the plan of reorganization.

     Trust beneficiaries making such purchase or sale elections will not be required to pay any brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. All purchase and sale elections received by the program agent for the purchase and sale program will be processed pursuant to policies and procedures set forth as Exhibit J to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. These procedures may be amended in the future. Trust beneficiaries will be notified of any changes to the purchase and sale program procedures in the future. Any changes to the procedures before the first anniversary of the effective date of the plan of demutualization would require the approval of the New York Superintendent of Insurance.

     The trustee has the exclusive and absolute right to vote, assent or consent the shares of common stock held in the trust at all times during the term of the trust. Generally, on all matters brought to our stockholders for a vote, the trustee will vote in accordance with the recommendation given by our board of directors to our stockholders or, if no such recommendation is given, as directed by our board. However, if the matter concerns any of the matters described below, the trustee will solicit instructions from the trust beneficiaries and will vote, assent or consent all trust shares, including for purposes of determining a quorum, in favor of, in opposition to or abstaining from the matter in the same ratio as trust interests of the trust beneficiaries who returned voting instructions to the trustee indicated preferences for voting in favor of, in opposition to or abstaining from such matter. If any such calculation of votes would require a fractional vote, the trustee will vote the next lower number of whole shares. In these matters, instructions actually given by trust beneficiaries would have disproportionate weight in the voting. These matters are:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill the vacancy caused by the removal of a director by stockholders, provided that the stockholder making the nomination or proposal deposits funds for the payment of postage and other expenses for mailing proxy materials to all of the trust beneficiaries, or such lesser number, holding at least a majority of the trust interests, that the stockholder seeks to solicit;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of our common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

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

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

In the event that voting instructions are required to be solicited from trust beneficiaries, trust beneficiaries will be mailed proxy statements, annual reports and other materials with respect to any matter upon which they will direct the voting of the shares held by the trust. In addition, the custodian will prepare and mail to each beneficiary (1) an annual statement regarding the status of such beneficiary's trust interests and any dividends and distributions received by the trustee with respect to such interests, as well as any interest earned by the trust with respect to such dividends and distributions, and the procedures for notifying the custodian of any discrepancies or errors with respect to such statement, and (2) a notice of the beneficiary's right to make purchase, sale and withdrawal elections. The custodian will also prepare, file and mail to each beneficiary all information reports required under federal, state and local law in respect of the trust beneficiaries. The trustee will register the trust interests under the Securities Exchange Act of 1934, as amended, and will prepare and file all periodic and other reports and other documents pursuant to that Act, including annual reports on Form 10-K containing financial information regarding the trust, including the amount of dividends received on the shares of our common stock held by the trust, income from investments made by the trust and the distribution of those amounts to trust beneficiaries. The trust will file a similar report on Form 8-K whenever non-annual distributions are made to trust beneficiaries. The custodian will inform trust beneficiaries annually, in connection with the expected annual mailing of dividend checks and account statements, of the availability of the annual report, and trust beneficiaries who telephone the toll-free number in order to participate in the purchase and sale program or to obtain further information will be informed that the annual report is available on our website or by mail upon request.

     Beneficiaries will be prohibited from selling, transferring, assigning, encumbering, or granting any option or any other interest in, or otherwise disposing of, their trust interests, except in limited circumstances set forth in the trust agreement. Cash dividends, if any, collected or received by the trustee with respect to the shares of our common stock held by the trust will be invested by the trustee and distributed, together with interest earned thereon and net of any applicable withholding taxes, through the custodian of the trust to the beneficiaries. Regular cash dividends, including interest net of income taxes, received by June 30 in any calendar year will be distributed on the following July 31, and those received by December 31 will be distributed on the following January 31, provided that in no event will such distribution be made more than 90 days after the receipt of dividends by the trustee. Notwithstanding this provision, we currently expect to pay dividends directly to the trust beneficiaries at the same time they are paid to stockholders. Dividends or other distributions in common stock will be allocated to the beneficiaries pro rata in accordance with their respective interests in the trust and held by the trustee as part of the corpus of the trust. All other distributions we may make to stockholders will be held by the trustee and distributed through the custodian of the trust as provided in the trust agreement. We will reimburse the trustee and the custodian for all taxes, fees, commissions and other reasonable out-of-pocket expenses incurred by the trustee and the custodian, respectively, except that we will not reimburse the trustee and the custodian for the expense of mailing to beneficiaries any proxy or other materials received by the trustee on behalf of persons other than us.

     Unless it shall have been previously terminated, the trust will terminate upon the earlier of:

     - 90 days after the trustee receives notice from us that the number of shares of our common stock held by the trust is 10% or less of the number of issued and outstanding shares of our common stock; or

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

     - the date on which the last share of our common stock held by the trust has been withdrawn, distributed or exchanged.

     The trust may be terminated earlier upon the first to occur of the following:

     - the 90th day after the trustee receives written notice from us, given in our discretion, that the number of shares of our common stock held by the trust is 25% or less of the number of issued and outstanding shares of our common stock;

     - the trustee receives written notice that our board of directors has determined that continuation of the trust is or is reasonably expected to become burdensome to us or the trust beneficiaries because of changes in law or other circumstances;

     - any rights issued under a stockholder rights plan adopted by us and held by the trust pursuant to the trust agreement become separately tradeable from the shares of our common stock held by the trust to which they relate; or

     - the entry of a final order for termination or dissolution of the trust or similar relief by a court of competent jurisdiction.

If the trust has not otherwise terminated, it will terminate on the date necessary to avoid a violation of the rule against perpetuities, if such rule is applicable.

     Upon termination of the trust, the remaining shares of our common stock held by the trust will be distributed to the trust beneficiaries pro rata, in accordance with their respective interests in the trust, in book entry form, to the extent permitted by applicable law, or as otherwise directed by each trust beneficiary, together with the trust beneficiaries' pro rata share of all unpaid distributions and dividends and interest earned thereon. The trust provides that, concurrently with the winding up of the trust, we may, in our discretion, offer to purchase all or a portion of the shares of our common stock from the trust at a price equal to the average of the closing prices of our common stock on the 20 consecutive trading days preceding such offer.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

     The closed block is an accounting mechanism established to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies are met. As set forth in the closed block memorandum included as a schedule to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, we will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes and for continuation of policyholder dividend scales in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The establishment and operation of the closed block will not modify or amend the provisions of the policies included therein.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies included in the closed block. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. See
Note 1 of "Notes to Pro Forma Consolidated Financial Information" for a more detailed description of the manner in which the financial results of the closed block will affect the accounting presentation of our results of operations. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than

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or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the board of directors of Metropolitan Life Insurance Company, may vary from time to time, reflecting changes in investment income, mortality, persistency and other experience factors, and are not guaranteed. We will not be required to support the payment of dividends on closed block policies from Metropolitan Life Insurance Company's general funds, although we could choose to provide such support.

     Metropolitan Life Insurance Company will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Metropolitan Life Insurance Company will be required to make such payments from its general funds. Since the closed block has been funded to provide for payment of guaranteed benefits, as well as for continuation of policyholder dividend scales in effect for 1999, if experience underlying such scales continues, it should not be necessary to use general funds to pay guaranteed benefits, unless the policies included in the closed block experience substantial adverse deviations in investment income, mortality, persistency or other experience factors. We will use our best efforts to support the policies included in the closed block with the assets allocated to the closed block. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as assets outside the closed block.

     As specified in the plan of reorganization, the policies included in the closed block will generally consist of all classes of United States dollar denominated individual life insurance policies for which Metropolitan Life Insurance Company has a dividend scale in effect for 1999, but generally only to the extent such policies are in force on any date between December 31, 1998 and the effective date of the plan. A policy may be within a class for which there is an experience-based dividend scale in effect for 1999 even if it does not receive a 1999 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales are actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The fact that a policy is included in the closed block has no bearing on whether the holder of that policy is entitled to receive consideration under the plan or the amount of consideration allocated to the policyholder.

     The closed block includes policies of New England Mutual Life Insurance Company that were participating policies at the time of its merger with Metropolitan Life Insurance Company in 1996. Under the terms of the merger, Metropolitan Life Insurance Company agreed to establish a separate segment within its general account consisting of assets associated with those policies plus additional assets. In the aggregate, such assets had a value of $226.4 million at December 31, 1998.

     As provided in the plan of reorganization, Metropolitan Life Insurance Company will add to the closed block premiums and other amounts received by, and withdraw from the closed block policy benefits and other amounts paid by, Metropolitan Life Insurance Company on the policies included in the closed block. Metropolitan Life Insurance Company will charge the closed block with federal income taxes, state and local premium taxes, and other additive state or local taxes, as well as investment management expenses relating to the closed block as provided in the plan of reorganization. Metropolitan Life Insurance Company will also charge the closed block for expenses of maintaining the policies included in the closed block. Cash payments with respect to certain reinsurance will be withdrawn from or paid to the closed block.

     The board of directors of Metropolitan Life Insurance Company will set the dividends on the closed block policies annually, in accordance with applicable law and consistent with the objective of minimizing tontine effects and exhausting the assets of the closed block with the final payment made to the last policy included in the closed block. Metropolitan Life Insurance Company will retain an independent actuary to review the operations of the closed block every five years as required by the plan. Additionally, Metropolitan Life Insurance Company will review the operation of, and prepare an internal report regarding, the investment operations of the closed block annually.

     The closed block will continue in effect until the last policy in the closed block is no longer in force. The expected life of the closed block is over 100 years.

CLOSED BLOCK ASSETS AND LIABILITIES

     In accordance with the plan of reorganization, we will allocate a portion of Metropolitan Life Insurance Company's invested assets, as well as cash and short-term investments, to the closed block. If we had established the closed block at December 31, 1999, cash and invested assets and their carrying values would have been as follows:

                                                                  AT DECEMBER 31, 1999
                                                              ----------------------------
                                                              CARRYING VALUE    % OF TOTAL
                                                              --------------    ----------
                                                                 (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at fair value..........     $21,729            70%
Mortgage loans on real estate...............................       4,785            16
Policy loans................................................       3,747            12
Other invested assets.......................................         404             1
Short-term investments......................................           8             0
Cash and cash equivalents...................................         251             1
                                                                 -------           ---
Total.......................................................     $30,924           100%
                                                                 =======           ===

     The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after December 31, 1999 with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the plan of reorganization. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as all assets in the general account of Metropolitan Life Insurance Company.

     If we had established the closed block at December 31, 1999, the policy liabilities and accruals associated with the closed block would have aggregated $39,627 million. This amount would have included $38,888 million of policyholder liabilities, $712 million of dividends payable to policyholders, current income taxes payable of $14 million and other liabilities of $13 million. See "Pro Forma Consolidated Financial Information -- Pro Forma Consolidated Balance Sheet".

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Kenneth M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that MetLife's assets set aside as of December 31, 1998 (including subsequent adjustments as provided for in the plan), to establish the closed block, as set forth in the plan, are adequate because they are expected to produce cash flows which, together with anticipated revenues from the closed block business, are reasonably expected to be sufficient to support the closed block business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues. This opinion is included as Annex A of this prospectus.

TRANSFERRED CANADIAN POLICIES

     In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The proceeds of the initial public offering, as well as the net proceeds from the offering of the units, must be sufficient to reimburse Metropolitan Life Insurance Company for those payments, as well as to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization. See Notes 2 and 7 of Notes to Pro Forma Consolidated Financial Information.

FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION

     We have received a private letter ruling from the Internal Revenue Service to the effect that:

     - The MetLife Policyholder Trust will be treated as a "grantor trust" for federal income tax purposes, and each beneficiary of the trust will be treated for federal income tax purposes as if the beneficiary were the direct owner of a proportionate interest in the shares of our common stock (or other property) held in the trust;

     - Beneficiaries of the trust will not recognize gain or loss for federal income tax purposes as a result of the deposit of shares of our common stock in the trust or their withdrawal of shares from the trust; and

     - The deposit of shares of our common stock in the trust under the terms of the plan of reorganization will not adversely affect the federal income tax treatment to eligible policyholders of consideration received under the plan, or of MetLife, resulting from the conversion of Metropolitan Life Insurance Company from a mutual life insurance company into a stock life insurance company owned by MetLife, Inc.

The Internal Revenue Service rulings are based on the accuracy of certain representations made by us.

     Under the terms of the plan of reorganization, the demutualization will not become effective unless we receive an opinion of our special tax counsel, Debevoise & Plimpton (or other nationally-recognized tax counsel), to the effect that:

     - Policies issued by Metropolitan Life Insurance Company before the effective date of the plan will not be treated as newly-issued policies for any material federal income tax purpose as a result of the demutualization of Metropolitan Life Insurance Company under the plan;

     - Eligible policyholders receiving solely interests in the trust will not recognize gain or loss for federal income tax purposes as a result of the demutualization of Metropolitan Life Insurance Company under the plan;

     - The consummation of the plan of reorganization, including the crediting of policy credits to a policy under the terms of the plan, will not adversely affect any tax-favored status accorded to the policy under the Internal Revenue Code, and will not be treated as a contribution or distribution that results in penalties to the holder; and

     - The summary of the principal U.S. federal income tax consequences to eligible policyholders of their receipt of consideration under the plan of reorganization that is contained under the heading "Federal Income Tax Consequences" in the information booklet provided to policyholders is correct and complete in all material respects.

     In addition to the required opinion described above regarding the federal income tax treatment to policyholders, it is also a condition to the effectiveness of the plan that we receive an opinion from our special tax counsel to the effect that:

     - MetLife, Inc. will not recognize any gain or loss for federal income tax purposes as a result of (1) its issuance of its common stock to the trust; (2) its receipt of shares of Metropolitan Life Insurance Company common stock; (3) its cancellation, for no consideration, of its common stock previously issued to and held by the Metropolitan Life Insurance Company immediately prior to the effective date of the plan; or (4) its sale of shares of its common stock in the initial public offering for cash; and

     - The conversion of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company will qualify as a "reorganization" under the Internal Revenue Code.

     We have received an additional opinion from Debevoise & Plimpton, our special tax counsel, which is not required under the terms of the plan, to the effect that, under the Internal Revenue Code, the regulations issued thereunder, and current Internal Revenue Service and judicial interpretations of the Internal Revenue Code and regulations:

     - The affiliated federal income tax group of which Metropolitan Life Insurance Company is the common parent immediately before the demutualization will remain in existence after the effectiveness of the plan, with MetLife, Inc. as the common parent; and

     - Following its conversion from a mutual life insurance company to a stock life insurance company, Metropolitan Life Insurance Company will continue to be an eligible member for inclusion in that affiliated federal income tax group.

     Based on the Internal Revenue Service rulings we have received and the opinions of our special tax counsel described above, we believe that MetLife will not realize significant income, gain or loss for federal income tax purposes as a result of the consummation of the demutualization under the terms of the plan of reorganization.

     The opinions of special tax counsel described above are based on the accuracy of representations and undertakings made by us. We have not sought a private letter ruling from the Internal Revenue Service regarding the matters addressed by the opinions of special tax counsel described above.

                                    BUSINESS

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, annuities and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1999 were $25.4 billion and our net income was $617 million. We had total consolidated assets of $225.2 billion and equity of $13.7 billion at December 31, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while first-year premiums and deposits from variable life insurance products have grown at a compound annual rate of 33.1% for the five years ended 1999 and represented 67.4% of our total life insurance sales for Individual Business in 1999. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.1 billion of revenues, or 43.5% of our total revenues, and $565 million of operating income in 1999.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.9 billion in 1999, have grown at a compound annual rate of 10.0% for the three years ended 1999. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 300 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.4 billion of revenues, or 40.8% of our total revenues, and $585 million of operating income in 1999.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research & Management Company, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $189.8 billion of our total assets under management at December 31, 1999, including $54.9 billion of assets in mutual funds and in separate accounts supporting individual variable life and annuity products. For the five years ended 1999, this segment's assets under management grew at a compound annual rate of 14.2%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.5% of our total revenues, and $51 million of operating income in 1999.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels. These channels include agents in the MetLife career agency system, approximately 6,000 independent agents and brokers, which includes those of The St. Paul Companies acquired in 1999, and approximately 385 Auto & Home specialists. We are the leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 14.3% compound annual rate for the five years ended 1999. On September 30, 1999, our Auto & Home segment acquired the standard personal insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion, substantially increasing the size of our personal lines business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written. See
     "Business -- Auto & Home". Auto & Home had $1.9 billion of revenues, or 7.4% of our total revenues, and $54 million of operating income in 1999.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.4% for the five years ended 1999. International had $0.8 billion of revenues, or 3.1% of our total revenues, and $18 million of operating income in 1999.

STRATEGY

     Our mission is to build financial freedom for everyone. Consistent with this mission, our goal is to be the preeminent provider of insurance and financial services in each of the U.S. businesses in which we compete. In order to achieve that goal, we will pursue the following strategies across all of our business segments:

  BUILD ON WIDELY RECOGNIZED BRAND NAMES

     Our widely recognized brand names are among our most valuable assets. We believe that our leading market share positions in the insurance and financial services industries, our long history of innovation, integrity and reliability, and our reputation for high quality products and services to individuals and institutions have resulted in the MetLife name becoming one of the most well-known brand names in the U.S. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group and State Street Research, for specific market segments. We believe our recent acquisition of GenAmerica and RGA further strengthens our brand portfolio. In addition, we believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

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

  CAPITALIZE ON LARGE CUSTOMER BASE

     As a leading provider of insurance and financial services for over 130 years, we have built an unparalleled base of customers, including nine million households, or one of every eleven households in the U.S., and approximately 64,000 institutional customers with approximately 33 million employees and members. We believe that our large, existing customer base represents a significant growth opportunity. We intend to pursue the following growth initiatives:

     - enhancing our relationships with our existing individual customers by:

       - offering a broad array of products that meets the needs of our customers throughout their entire life cycle of financial needs;


       - improving the training of our agents and other financial services representatives to strengthen their ability to serve the needs of our customers;



       - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers; and


       - providing banking and related services, as early as the first quarter of 2001, to serve the banking needs of our individual customers;

     - offering financial advice and education, retirement planning and beneficiary assistance services directly to employees of our institutional customers; and

     - increasing sales to our institutional customers by expanding the offering of voluntary (employee-paid) products, including auto and homeowners and long-term care insurance and pre-paid legal services plans.

  EXPAND MULTIPLE DISTRIBUTION CHANNELS

     We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. Our multiple distribution channels include our proprietary career and general agency distribution systems and our nationwide Institutional Business sales force, as well as a wide variety of other distribution channels in each of our business segments. We intend to grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

     We believe our career agency and general agency systems provide us with important advantages, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. Our objective is to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that supports agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger numbers of clients and prospects more effectively.

     Our four-year agent retention rate has improved from 10.2% in 1995 to 24.2% in 1999. The industry average in 1998 was 14.2%. During the period from 1995 to 1999, the productivity of our career and general agency distribution systems, as measured by NET SALES CREDITS per agent, an industry measure for agent productivity, has grown at a compound annual rate of 12.0%.

     In addition to our core distribution channels, we have also developed and seek to expand additional complementary distribution channels that provide opportunities for further growth. Examples of our initiatives include:

     - our recent acquisition of GenAmerica, which sells its life insurance and annuity products through multiple distribution channels;

     - our recent acquisitions of Security First Group and the Nathan & Lewis companies, which increased our presence in the fast-growing bank and broker-dealer distribution channels;

     - expanding our marketing efforts to the independent agency community by introducing new products and programs;

     - establishing the Small Business Center, which has offices located throughout the U.S., to better access the rapidly growing small-sized institutional markets;

     - entering into joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services;

     - establishing additional distribution channels for Asset Management, including the development of a dedicated sales force for State Street Research and increased coordination of distribution among Nvest's investment managers; and

     - introducing a direct response marketing program to generate additional Auto & Home sales.

     Complementary distribution channels within Individual Business accounted for 2.4% of first-year life insurance premiums and deposits and 32.2% of annuity premiums and deposits in 1999. In addition, premiums and other income from products sold through Institutional Business' Small Business Center have grown at a compound annual rate of 28.1% for the three years ended 1999 and totaled $328 million in 1999.

  CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS

     The products and services offered by the financial services industry continue to evolve as the financial needs of consumers change. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - new or revised products covering a substantial portion of our individual product offerings, including the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in an equity index account; and

     - new voluntary institutional products, including long-term care and auto and homeowners insurance, as well as pre-paid legal services plans, for employees of our Institutional Business customers.

  INCREASE FOCUS ON ASSET ACCUMULATION PRODUCTS

     We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, including variable life and annuity products, mutual funds and 401(k) plan products, which we believe provide a stable source of fee income as well as a higher operating return on equity compared with traditional insurance products. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion at December 31, 1999. Assets under management for mutual funds and separate accounts supporting individual variable life and annuity products grew at a compound annual rate of 16.7% for the five years ended 1999, and totaled $54.9 billion at December 31, 1999. In addition, primarily through two recent acquisitions, our Institutional Business segment has become a leading provider of administrative services in the defined contribution 401(k) plan market. We intend to use this position to attract more 401(k) plan assets for our Asset Management segment.

  REDUCE OPERATING EXPENSES

     We are committed to improving profitability by reducing operating expenses. As part of an overall program to reduce operating expenses and enhance the efficiency of our operations, we have implemented the following programs:

     - during 1998, we reduced the number of non-sales positions by 2,267, an 11% reduction, and during 1999, we reduced the number of non-sales positions by 1,856, or 7%;

     - in 1999, as part of an internal reorganization, we began to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife, and further consolidate administrative services throughout our organization; we believe this will reduce operating expenses by eliminating redundancies; and

     - we have made substantial investments in technological improvements in recent years, totaling approximately $925 million for the three years ended 1999, which we believe will enhance the efficiency of our operations, as well as improve our customer service and financial reporting.

  STRENGTHEN PERFORMANCE-ORIENTED CULTURE

     Our management team intends to strengthen the performance-oriented culture throughout our organization. We have implemented a number of initiatives to significantly enhance the performance of our employees, including:

     - establishing a new compensation program to better align compensation with individual and MetLife performance;

     - enhancing the expertise of our management and workforce by selectively hiring experienced new employees at all levels of our organization, with 28% of new officer appointments for the three years ended 1999 coming from outside MetLife;

     - expanding our training effort, including new management training programs for all of our officers and expanded training for our employees; and

     - implementing a new performance measurement and review program for our employees to increase individual accountability and better align individual and corporate goals.

  CONTINUE TO OPTIMIZE OPERATING RETURNS FROM INVESTMENT PORTFOLIO

     The return on our invested assets has contributed significantly to our earnings growth. Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with that repositioning, we reduced our investments in treasury securities and corporate equities and have increased our investments in fixed maturities with higher current yields. At the same time, we have continued to maintain a prudent asset mix, with investment grade fixed maturities constituting 91.0% of our total fixed maturities at December 31, 1999. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

  ENHANCE CAPITAL EFFICIENCY OF OUR OPERATIONS

     We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system that we believe will allow us to more effectively invest our capital. Consistent with a more disciplined approach to capital allocation, we have divested operations that did not meet targeted rates of return or growth, including our medical insurance operations, substantial portions of our U.K. and Canadian operations and our commercial leasing business. We also intend to increase sales of asset accumulation products, such as variable life and annuity products, that require less capital than traditional insurance products. In addition, as a publicly traded stock company, we will have a greater ability to make acquisitions and raise external capital in a more efficient manner, which we believe will increase our adjusted operating return on equity and enhance stockholder value.

  FOCUS INTERNATIONAL OPERATIONS ON GROWING MARKETS

     We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share. We intend to expand our international operations by continuing to make capital investments in countries in which we have existing operations, as well as in selected new markets, either through start-up operations or by acquisition. We now have operations in ten emerging insurance markets, including Indonesia and Uruguay, which we entered in 1998, and Brazil, which we entered in 1999. In addition, at the end of 1999, we obtained a license to sell life insurance in Poland. As part of our strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

INDIVIDUAL BUSINESS

     Our Individual Business segment offers a wide variety of protection and asset accumulation products aimed at serving the financial needs of our customers throughout their entire life cycle. Products offered by Individual Business include insurance products such as traditional, universal and variable life insurance, individual disability insurance and long-term care insurance and annuities and investment products such as variable and fixed annuities and mutual funds. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives.

     Our broadly recognized brand names and strong distribution channels have allowed us to maintain our position as the largest provider of individual life insurance and annuities in the U.S., with $11.5 billion of total individual life and annuity premiums and deposits in 1999. Through September 30, 1999 we were also the largest issuer of individual variable life insurance in the U.S. with $278.7 million in first-year premiums and deposits, and the seventh largest variable annuity writer with approximately $24.1 billion in variable annuity assets managed.

     The U.S. individual life insurance industry had approximately $12.7 trillion of insurance in force and $1.3 trillion of total annuity assets at or for the year ended December 31, 1998. The U.S. insurance and investment market has undergone tremendous change in recent years, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs and the "baby-boom" generation has begun to enter their prime savings years. At the same time, technology advances have greatly increased the availability and timeliness of information so consumers are better informed about financial products and the state of their financial affairs. As a result of these trends, sales of mutual funds, variable annuities and other savings products have increased. We believe that the growth of annuities and investment products will continue and that, as the baby-boom generation begins to retire, asset payout products will also increase in importance. We believe that, as these trends continue, the types of products we offer, including variable life insurance, fixed and variable annuities and long-term care insurance, will become the products of choice for the protection and transfer of wealth.

  INDIVIDUAL BUSINESS STRATEGY

     BUILD ON WIDELY RECOGNIZED BRAND NAMES. We believe we have one of the most well-known brand names in the U.S., built through our leading market share positions in the insurance and financial services industries, our reputation for high quality products and services and our long practice of advertising the MetLife name and Peanuts(TM) characters. We have also successfully used additional brand names in our Individual Business segment, such as New England Financial, Security First Group and Texas Life, to focus on specific market segments. We believe our recent acquisition of GenAmerica further strengthens our brand portfolio. In addition, we believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

     CAPITALIZE ON LARGE CUSTOMER BASE. We believe consumers increasingly seek comprehensive financial advice and information regarding their financial affairs and superior products that serve them throughout the different stages of their lives. We believe that building long-term relationships with our large existing customer base represents a significant growth opportunity. Approximately nine million households, or one of every eleven households in the U.S., own a MetLife individual product. Our goal is to obtain a larger share of the individual insurance, annuities and investment products purchased by these households by providing them with the best products and services that are available to meet their needs. We intend to pursue the following key initiatives:

     - offering a broad array of products that meet the financial needs of our customers throughout their entire life cycle, including protection products, such as life and disability insurance; asset accumulation products, such as annuities and mutual funds; asset distribution products, such as payout annuities; and wealth transfer products, such as life insurance and long-term care insurance;

     - improving the training of our agents and other financial services representatives to strengthen their ability to offer sophisticated financial advice to our customers; and

     - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers.

We also seek to utilize our historically strong position among our institutional customers to provide programs offering financial advice and education, retirement planning and beneficiary assistance services to their employees.

     GROW CORE DISTRIBUTION CHANNELS. Although we utilize a number of different distribution channels to market our individual products, we believe that our core career agency and general agency distribution systems are among our most valuable assets, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. We intend to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that serves agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger groups of clients and prospects more effectively.

The productivity of our career and general agency distribution systems, as measured by net sales credits per agent, an industry measure for agent productivity, has grown at a compound annual rate of 12.0% for the five years ended 1999. During that period, our four-year agent retention rate has improved from 10.2% in 1995 to 24.2% in 1999. The industry average in 1998 was 14.2%.
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

     INCREASE DISTRIBUTION THROUGH OTHER CHANNELS. We expect to continue aggressively seeking opportunities to expand our distribution capabilities in attractive markets. In 1997, we acquired Security First Group, which expanded our distribution through the rapidly growing bank market for annuities and investment products and to the nonprofit, educational and health care markets. In 1998, we purchased Nathan & Lewis, which increased our presence in the fast-growing broker-dealer distribution channel. Our recent acquisition of GenAmerica added its multiple distribution channels, including its independent general agency system. We also expect to increase our use of independent life agents and registered representatives in the future. Sales through additional channels represented 2.4% of annualized first-year life insurance premiums and deposits and 32.2% of individual annuity premiums and deposits in 1999.

     CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS. The products offered by the financial services industry continue to evolve as the financial needs of consumers change and as technology improves. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - continuing to enhance the competitiveness of our products, such as the 1998 introduction of new or revised products covering a substantial portion of our product offerings;

     - creating products to reflect the needs of specific distribution channels and by marketing products under several brand names, including MetLife, New England Financial, Security First, Texas Life and General American Life; and

     - distributing products created by others, such as mutual funds and 401(k) plans, which may be offered under one of our own brand names or carry the name of the company that created them.

  MARKETING AND DISTRIBUTION

     We target the large, middle-income market, as well as affluent individuals, owners of small businesses and executives of small to medium-sized companies. We have also been successful in selling our products in various multicultural markets. We distribute our individual products nationwide through multiple channels, with the primary distribution systems being the MetLife career agency system and the New England Financial general agency system. While continuing to invest in our traditional distribution channels, we have also expanded into additional channels in order to supplement our growth or penetrate specific target markets. During the year ended December 31, 1999, the MetLife career agency and the New England Financial general agency systems and our additional distribution channels accounted for 49.8%, 47.8% and 2.4%, respectively, of first-year premiums and deposits for individual life insurance and 54.9%, 12.9% and 32.2%, respectively, of individual annuity deposits.

     METLIFE CAREER AGENCY SYSTEM. The MetLife career agency system had 6,866 agents in 318 agencies at December 31, 1999. Our career agency sales force focuses on the large, middle-income market, including multicultural markets. The average face amount of a life insurance policy sold through the career agency system in 1999 was approximately $160,000.

     Agents in our career agency system are full-time MetLife employees whom we compensate primarily with commissions based on sales. As our employees, they also receive certain benefits. Agents in our career agency system may not offer products of other insurers without our approval. At December 31, 1999, approximately 93% of the agents in our career agency system were licensed to sell one or more of the following products: variable life insurance, variable annuities or mutual funds.

     We support our efforts in multicultural markets through targeted advertising, specially trained agents and sales literature written in non-English languages. We estimate sales in multicultural markets represent one-fourth of MetLife's career agency individual life sales.

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

     From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. Most of this decline was due to a reduction in the number of less experienced agents, with the number of agents having at least five years of experience at MetLife declining from approximately 4,100 to approximately 3,400 during this period. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We have undertaken several initiatives to grow our career agency force in the future, including expanding our investment in the recruiting, training and retention of agents, changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. In addition, our career agency system is increasingly productive, with net sales credits per agent, an industry measure for agent productivity, growing at a compound annual rate of 10.6% for the five years ended 1999.

     NEW ENGLAND FINANCIAL GENERAL AGENCY SYSTEM. In 1996, we merged with the parent company of New England Life Insurance Company, which afforded us better access to its target market of affluent individuals, owners of small businesses and executives of small- to medium-sized companies. We operate the New England Life Insurance Company business through our New England Financial division. The average face amount of a life insurance policy sold through the New England Financial general agency system in 1999 was approximately $310,000. At December 31, 1999, New England Financial's sales force comprised 76 general agencies providing support to 2,825 agents and a network of independent brokers throughout the U.S. The compensation of both agents, who are independent contractors, and general agents, who have exclusive contracts with New England Financial, is based on sales, although we also provide general agents with an allowance for benefits and other expenses.

     New England Financial has a highly trained general agency sales force and, according to The American College, in 1998 ranked third in the insurance industry in the percentage of agents who are Chartered Life Underwriters and Chartered Financial Consultants. Approximately 92% of New England Financial's general agents are licensed to sell variable products and mutual funds. New England Financial's general agency sales force increased total agent count by 123 agents in 1999; we believe it is one of the few life insurance organizations to register a significant increase in agents in 1999. To capitalize on its distribution strengths and achieve even higher levels of performance and agent retention, New England Financial is creating a compensation system in which the interests of the company and its top performing agents and field managers are more closely aligned. Productivity of the New England Financial general agency force, as measured by net sales credits, has grown at a compound annual rate of 13.8% for the five years ended 1999.

     ADDITIONAL DISTRIBUTION CHANNELS. We also distribute our individual insurance and investment products through several additional distribution channels, including Nathan & Lewis, MetLife Brokerage, New England Financial's Independent Producer Network, the Security First Group, MetLife Resources and Texas Life.

          Nathan & Lewis. Nathan & Lewis Securities, Inc., a MetLife subsidiary acquired in 1998, is a broker-dealer that markets mutual funds and other securities, as well as variable life insurance and variable annuity products, through approximately 1,000 independent registered representatives. With the acquisition, we obtained the use of Nathan & Lewis's account information and client management systems, which we intend to integrate into our other broker-dealer operations.

          Independent Distribution Network. In 1999, Individual Business combined MetLife Brokerage, a division of MetLife, and New England Financial's Independent Producer Network to create the Independent Distribution Network (IDN). IDN will market integrated,

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

     specially-designed insurance products to upper income customers in the wealth preservation market through approximately 1,000 independent retail and wholesale insurance brokerage agencies, independent producers and agents in the career and general agency systems.

          Security First Group. Security First Group, a MetLife subsidiary acquired in 1997, distributes proprietary and third-party fixed and variable annuity products and mutual funds to customers of approximately 65 national, regional and community banks.

          MetLife Resources. MetLife Resources, a division of MetLife, markets retirement, annuity and other financial products on a national basis through approximately 415 agents and independent brokers. MetLife Resources targets the nonprofit, educational and health care markets.

          Texas Life. Texas Life, a MetLife subsidiary, markets whole life and universal life insurance products under the Texas Life name through approximately 1,585 active independent insurance brokers. These brokers are independent contractors that sell insurance for Texas Life on a nonexclusive basis. Recently, a number of MetLife career agents have also begun to market Texas Life products. Texas Life sells permanent life insurance policies with low cash values that are marketed through the use of brochures, as well as payroll deduction life insurance products.

  PRODUCTS

     We offer a wide variety of individual insurance, annuities and investment products aimed at serving our customers' financial needs throughout their entire life cycle. Our individual insurance products consist of variable life, universal life, whole life, term life and other insurance products. Our individual annuities and investment products consist of variable and fixed annuities and mutual funds.

     The following table sets forth selected financial information regarding our individual insurance, annuities and investment products at the dates or for the periods indicated:

            INDIVIDUAL INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

                                                                   AT OR FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                                 ----         ----         ----
                                                                     (DOLLARS IN MILLIONS)
INSURANCE PRODUCTS:
Variable life:
  First-year premiums/Deposits..............................  $    389.1   $    371.0   $    242.2
  Premiums/Deposits.........................................  $    997.7   $    857.1   $    657.3
  Number of policies........................................     480,107      415,933      360,790
  Future policy benefits/Policy account balance.............  $    381.4   $    289.7   $    226.8
  Separate account liability................................  $  4,160.0   $  3,148.4   $  2,063.1
  Life insurance in force...................................  $ 81,146.8   $ 65,902.1   $ 52,647.2
Universal life:
  First-year premiums/Deposits..............................  $     14.8   $     20.7   $     28.7
  Premiums/Deposits.........................................  $    556.1   $    578.0   $    613.6
  Number of policies........................................     907,214    1,058,081    1,097,026
  Future policy benefits/Policy account balance.............  $  5,870.0   $  5,793.2   $  5,688.0
  Life insurance in force...................................  $ 78,729.0   $ 82,330.3   $ 86,016.9
Whole life:
  First-year premiums/Deposits..............................  $    135.8   $    162.2   $    198.7
  Premiums/Deposits.........................................  $  3,834.2   $  3,843.7   $  3,859.4
  Number of policies........................................   7,788,905    8,160,567    8,532,166
  Future policy benefits/Policy account balance.............  $ 36,887.6   $ 35,725.8   $ 34,589.8
  Life insurance in force...................................  $193,522.8   $193,819.5   $196,785.8

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

                                                                   AT OR FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                                 ----         ----         ----
                                                                     (DOLLARS IN MILLIONS)
Term life:
  First-year premiums/Deposits..............................  $     37.2   $     42.6   $     29.7
  Premiums/Deposits.........................................  $    312.3   $    307.6   $    284.8
  Number of policies........................................     659,742      675,362      689,767
  Future policy benefits/Policy account balance.............  $    483.6   $    454.0   $    435.6
  Life insurance in force...................................  $126,511.6   $123,561.8   $117,443.2
Other Individual insurance products:(1)
  First-year premiums/Deposits..............................  $    432.9   $    295.7   $    269.0
  Premiums/Deposits.........................................  $  1,221.3   $  1,082.2   $  1,011.5
  Number of policies........................................   3,004,914    3,173,831    3,411,881
  Future policy benefits/Policy account balance.............  $  5,213.4   $  5,186.2   $  5,549.9
  Separate account liability................................  $  3,950.1   $  4,020.8   $  3,457.3

ANNUITIES AND INVESTMENT PRODUCTS:
Annuities:
  Premiums/Deposits.........................................  $  4,547.0   $  3,992.6   $  3,167.1
  Number of contracts.......................................   1,483,874    1,453,943    1,411,103
  Future policy benefits/policy account balance.............  $ 21,022.3   $ 21,100.2   $ 21,313.2
  Separate account liability................................  $ 20,718.2   $ 15,844.0   $ 11,686.4
Mutual funds:
  Deposits..................................................  $  3,848.2   $  3,303.1   $  2,540.4

---------------
(1) Consists of individual disability insurance products; individual long-term care insurance products; small face amount life insurance policies sold by our agents until 1964, known as industrial policies; and employee benefit products and group pension products sold through New England Financial.

     Reflecting trends in the insurance industry, sales of mutual funds, variable annuities, variable life insurance policies and other savings products have increased in recent years, while sales of our traditional insurance products have declined. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion at December 31, 1999. First-year premiums and deposits for variable life insurance products have grown at a 33.1% compound annual rate and were $389.1 million in 1999. During this same period, mutual fund sales have grown at a 29.7% compound annual rate and in 1999 accounted for $3.8 billion of deposits. Sales of whole and term life insurance products, however, declined during this period, to $173.0 million of first-year premiums and deposits in 1999 from $341.6 million in 1995, which represented an annual rate of decline of 15.6%.

  INSURANCE PRODUCTS

     Our individual insurance products include variable life products, universal life products, traditional life products, including whole life and term insurance, and other insurance products, including individual disability insurance and long-term care insurance products, which are designed to meet a multitude of consumer needs.

     We continually review and update our products. We have introduced new products and features designed to increase the competitiveness of our portfolio and the flexibility of our products to meet the broad range of asset accumulation, protection and distribution needs of our customers. Some of these updates have included the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in a stock index investment account.

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

     Distribution options under life policies and under both fixed and variable annuities include level payments guaranteed for the lifetime of the owner or beneficiary, for a specified term or combinations of these two options. Distribution options may be accessed through an immediate annuity or following the accumulation phase of a deferred annuity.

     VARIABLE LIFE. Variable life products provide insurance coverage through a contract which gives the policyholder flexibility in investment choices and, depending on the product, in premium payments and coverage amounts, with certain guarantees. For example, we retain the right within limits to adjust the fees we assess for providing administrative services and death benefit coverage. Most importantly, with variable life products, premiums and cash value can be directed by the policyholder into a variety of separate investment accounts or directed to our general account. In the separate investment accounts, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of these various investment accounts and any net return is credited directly to the policyholder's account. In some instances, third-party money management firms manage investment accounts that support variable insurance products. With some products, by maintaining a certain premium level, policyholders may have the benefit of various death benefit guarantees that may protect the death benefit from adverse investment experience.

     UNIVERSAL LIFE. Universal life products provide insurance coverage on the same basis as variable life, except that they allow premiums, and the resulting accumulated balances, to be allocated only to our general account. Universal life products may allow the insured to increase or decrease the amount of death benefit coverage over the term of the contract and may allow the owner to adjust the frequency and amount of premium payments. We credit premiums, net of specified expenses, to an account maintained for the policyholder, as well as interest, at rates we determine, subject to specified minimums. Specific charges are made against the account for the cost of insurance protection and for expenses.

     WHOLE LIFE INSURANCE. Whole life insurance products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the whole of the contract period, to a specified age or for a specified period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, increase cash values available upon surrender or reduce the premiums required to maintain the contract in force. In certain jurisdictions, dividends may be directed into an equity investment account. Because the use of dividends is specified by the policyholder, this group of products provides significant flexibility to individuals to tailor the product to suit their specific needs and circumstances, while at the same time providing guaranteed benefits.

     We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     TERM INSURANCE. Term insurance provides a guaranteed benefit upon the death of the insured within a specified time period in return for the periodic payment of premiums. Specified coverage periods range from one year to 20 years, but in no event are longer than the period over which premiums are paid. Death benefits may be level over the period or decreasing. Decreasing coverage is used principally to provide for loan repayment in the event of death. Premiums may be guaranteed at a level amount for the coverage period or may be non-level and non-guaranteed. Term insurance products are sometimes referred to as pure protection products, in that there are normally little or no savings or investment elements. Term contracts expire without value at the end of the coverage period if the insured party is still alive.

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

     OTHER INDIVIDUAL INSURANCE PRODUCTS. Individual disability insurance. Individual disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of a monthly income paid to age 65. In addition to income replacement, the product may be used to provide for the payment of business overhead expenses for disabled business owners or mortgage payment protection. We also distribute individual disability policies through a joint venture between New England Financial and Provident Companies, Inc. Although policies are issued in New England Financial's name, all underwriting, administration and servicing is handled by Provident, and 80% of the risk on all these new disability policies is reinsured by Provident.

     Individual long-term care insurance. Our long-term care insurance provides reimbursement for certain costs associated with nursing home care and other services that may be provided to older individuals unable to perform the activities of daily living.

     Other products. In addition to these products, we operate a closed block of small face amount life insurance policies that our agents sold until 1964, known as industrial policies. New England Financial also sells a small amount of employee benefit products and group pension products, which are included in the financial results of our Individual Business segment.

  ANNUITIES AND INVESTMENT PRODUCTS

     We offer a variety of individual annuities and investment products, including variable and fixed annuities and mutual funds.

     VARIABLE ANNUITIES. We offer variable annuities for both asset accumulation and asset distribution needs. Variable annuities allow the contractholder to make deposits into various investment accounts, as determined by the contractholder. The investment accounts are separate accounts of MetLife or New England Financial, and risks associated with investments in the separate accounts are borne entirely by the contractholders. Contractholders may also choose to allocate all or a portion of their account to our general account, in which case we credit interest at rates we determine, subject to certain minimums. They may also elect certain death benefit guarantees.

     Separate account investments may be managed by us or by various unaffiliated third-party portfolio managers. Third-party managers include such well-known names as Janus Capital Corp., T. Rowe Price Associates, Inc., Scudder Kemper Investments, Inc., Neuberger Berman Management Inc. and Fidelity Investments. The availability of these managers depends on the particular product series and distribution channel used by the contractholder. At December 31, 1999, $15.0 billion of variable annuity assets were allocated to separate accounts managed by us, $5.7 billion to separate accounts managed by third parties and $8.0 billion to our general account.

     FIXED ANNUITIES. Fixed annuities are used for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities but provide guarantees related to preservation of principal and credited interest. Deposits made into these contracts are allocated to the general account and are credited with interest at rates we determine, subject to certain minimums. Credited interest rates may be guaranteed not to change for certain limited periods of time, normally one year.

     MUTUAL FUNDS AND SECURITIES. We offer both proprietary and non-proprietary mutual funds. Proprietary funds include those of State Street Research and the Nvest Funds Group. We also offer investment accounts for mutual funds and general securities that allow customers to buy, sell and retain holdings in one centralized location, as well as brokerage accounts that offer the accessibility and liquidity of a money market mutual fund. Of the mutual funds we sold in 1999, $1,667 million of the deposited assets were managed by our Asset Management segment and $2,181 million by third parties.

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

INSTITUTIONAL BUSINESS

     Our Institutional Business segment offers a broad range of group insurance and retirement and savings products and services to corporations and other institutions.

     Our group insurance products and services include group life insurance, non-medical health insurance, such as short- and long-term disability, long-term care and dental insurance and related administrative services, as well as other benefits such as employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal services plans. We sell these products either as an employer-paid benefit or as a voluntary benefit in which the premiums are paid by the employee. Revenues from our group insurance products and services were $7 billion in 1999, representing 67.3% of total Institutional Business revenues of $10.4 billion. Group insurance operating income was $334 million in 1999.

     Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services, including separate account contracts for the investment of defined benefit and defined contribution plan assets. Revenues from our retirement and savings products were $3.4 billion in 1999, representing 32.7% of total Institutional Business revenues. Retirement and savings operating income was $251 million in 1999.

     We are a leader in the U.S. group insurance market. In 1999, we were:

     - the largest group life insurer, with $5.3 billion of total statutory direct premiums written;

     - the second largest group long-term disability carrier and the largest provider of group short-term disability and group long-term care based on premiums and equivalents. In addition, we were the second largest commercial dental carrier based on premiums and equivalents with the largest commercial preferred provider organization in the U.S., having approximately 44,000 participating dentists at December 31, 1999;

     - a leading provider of administrative services to 401(k) and other defined contribution plans, with 1.6 million participants; and

     - one of the largest insurer managers of retirement and savings products, as measured by assets under management, with approximately $64.2 billion in retirement and savings assets under management at December 31, 1999.

     We have built this position through long-standing relationships with many of the largest corporate employers in the U.S. In 1999, 86 of the FORTUNE 100 largest companies purchased our products; these companies have been our customers for an average of approximately 20 years. We believe that these large customers provide an important and stable base from which to grow our institutional business.

     The employee benefit market served by Institutional Business has begun to change dramatically in recent years. As the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. The market also reflects increasing concern of employees about the future of government-funded retirement and safety-net programs, an increasingly mobile workforce and the desire of employers to share the market risk of retirement benefits with employees. We believe these trends are facilitating the introduction of new "voluntary" products, such as long-term care and auto and homeowners insurance, as well as leading more employers to adopt defined contribution pension arrangements such as 401(k) plans.

     Voluntary products, which give valued benefits to employees at little or no cost to the employer, are attractive to employees since they are generally priced at group rates and are usually paid through payroll deduction, making them convenient to purchase and maintain. Voluntary products are particularly popular as workforces become more diverse and prefer to

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

tailor benefits to their individual circumstances. Voluntary products have become an increasingly important part of our group insurance product offerings. A substantial portion of our group insurance products are offered on a voluntary basis. Premiums for our voluntary products, which include employer-sponsored auto and homeowners insurance, were $2.1 billion in 1999.

  INSTITUTIONAL BUSINESS STRATEGY

     INCREASE EMPHASIS ON VOLUNTARY PRODUCTS. We seek to increase sales to our institutional customers by expanding the offering of voluntary, or employee-paid products, including auto and homeowners and long-term care insurance and prepaid legal services plans. We believe that voluntary products represent a substantial growth area. Although many employers still do not offer these products, we believe that they will be an increasingly important part of the benefits offered to attract and retain employees as the cost and convenience advantages receive more recognition in the marketplace. Since they are generally paid through payroll deduction, we believe they provide us with a stable customer base and source of revenues.

     FOCUS ON DEFINED CONTRIBUTION MARKET. With the acquisitions of Benefit Services Corporation, which specializes in the small and mid-size markets, and the defined contribution record keeping and participant services business formerly owned by Bankers Trust Corporation, which focuses on the large corporate market, we have become a leading provider of administrative services in the 401(k) plan market. At December 31, 1999, we provided administrative services for $85.9 billion of defined contribution plan assets. We intend to use our position as a leading administrator of defined contribution plans to capture more assets under management for our Asset Management segment.

     INCREASE OUR PRESENCE IN SMALL AND MID-SIZE EMPLOYER MARKET. We believe there is an opportunity to build on our strong brand name and experience to increase our sales to small and mid-size employers. To address this opportunity, we formed the Small Business Center in 1994 to focus on small employers and the brokers and intermediaries who service them and expanded our marketing to mid-sized employers through this channel in 1999. From 1997 to 1999, our premiums and other income from products currently sold through the Small Business Center have grown from $200 million to $328 million, a compound annual rate of 28.1%.

  MARKETING AND DISTRIBUTION

     Institutional Business markets our products through separate sales forces, comprised of MetLife employees, for both our group insurance and retirement and savings lines.

     We distribute our group insurance products and services through a regional sales force that is segmented by the size of the target customer. Marketing representatives sell either directly to corporate and other institutional customers or through an intermediary, such as a broker or a consultant. Voluntary products are sold through the same sales channels, as well as by specialists for these products. As of December 31, 1999, the group insurance sales channels had approximately 300 marketing representatives.

     Our group insurance products are distributed through the following channels:

     - The National Accounts unit focuses exclusively on our largest 125 customers, generally those having more than 25,000 employees. This unit assigns account executives and other administrative and technical personnel to a discrete customer or group of customers in order to provide them with individualized products and services;

     - Our regional sales force operates from 27 offices and generally concentrates on sales to employers with fewer than 25,000 employees, through selected national and regional brokers, as well as through consultants; and

     - The Small Business Center focuses on improving our position in the smaller end of the market. Currently, seventeen individual offices staffed with sales and administrative employees are located throughout the U.S. These centers provide comprehensive support services on a local basis to brokers and other intermediaries by providing an array of products and services designed for smaller businesses.

     We distribute our retirement and savings products primarily through separate sales forces for each of our major product groups. We market pension and other investment-related products to sponsors of retirement and savings plans covering employees of large private sector companies with plan assets in excess of $600 million, mid-size and smaller private sector companies, plans covering public employees, collective bargaining units, nonprofit organizations and other institutions and individuals. Pension and other investment-related products are marketed and sold through approximately 50 marketing representatives. Defined contribution services are marketed through several distribution channels depending on the target market. For mid- and large-size employers, a dedicated sales force focuses on new relationships and cross-selling opportunities with other Institutional Business distribution channels. With respect to the small plan segment, generally those with less than 500 lives, defined contribution services are distributed through the agency system, the Small Business Center and our group regional sales force.

     We have entered into several joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services.

     - In February 1998, in cooperation with the AXA Group of France, we launched the MAXIS Employee Benefits Network to better serve our multinational clients. The MAXIS Network consists of insurers in more than 50 countries, including MetLife and AXA and their international affiliates, offering multinational customers the ability to pool the experience of local insurance plans and to obtain their insurance needs through a single program.

     - In April 1998, we formed an alliance with Travelers Property Casualty Corp. to offer Synchrony(SM), a product which combines administration of short- and long-term disability benefits with workers' compensation benefits from Travelers.

     - In 1998, we entered into an agreement with American Express Company to offer our 401(k) plan investment management and administrative services to their small employer customers.

     We also seek to sell our Institutional Business products and services through sponsoring organizations and affinity groups. In 1998, AARP, the nation's leading organization for people 50 years and older, selected us to offer long-term care insurance to its members. In 1999, we had $75.3 million in long-term care premiums from this group. In addition, we were selected in 1998 as the preferred provider of long-term care products by the National Long Term Care Coalition, a national organization of large companies.

  GROUP INSURANCE PRODUCTS AND SERVICES

     Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance. Other products include employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal plans. The following table sets forth premiums and fees and other selected data for each of our group insurance products and services for the periods indicated:

                          GROUP INSURANCE PRODUCTS(1)

                                                                    AT OR FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                           -------------------------------------------
                                                                 1999             1998         1997
                                                                 ----             ----         ----
                                                           (DOLLARS IN MILLIONS, EXCEPT AS INDICATED)
Group Life:
  Premiums, fees and other income........................       $ 3,985         $ 3,815      $ 3,592
  Policyholder liabilities...............................       $12,176         $11,656      $10,598
  Life insurance in-force (in billions)..................       $ 1,196         $ 1,096      $ 1,135
Group Non-Medical Health:
  Premiums, fees and other income........................       $ 1,913         $ 1,570      $ 1,281
  Policyholder liabilities...............................       $ 3,854         $ 3,178      $ 3,169

---------------
(1) Premiums from our employer-sponsored auto and homeowners insurance are reported in our Auto & Home segment.

     GROUP LIFE. Group life insurance products and services include group term, group universal life, group variable universal life, dependent life and survivor benefits. These products and services can be standard products or tailored to meet specific customer needs. This category also includes high face amount life insurance products covering senior executives for compensation-related or benefit-funding purposes.

     GROUP NON-MEDICAL HEALTH. Group non-medical health insurance consists of short- and long-term disability, long-term care, dental and accidental death and dismemberment. We also sell excess risk and administrative services only arrangements to some employers. We sold our medical insurance operations in 1995.

     OTHER PRODUCTS AND SERVICES. We are the market leader in auto and homeowners insurance programs that are sponsored by employers and offered on a voluntary basis. Through our Auto & Home segment, we offer auto and homeowners insurance to employees in the workplace, which is usually paid for through payroll deduction. See "-- Auto & Home". Other products and services include prepaid legal plans, which are offered through approximately 250 corporate sponsors. Prepaid legal plans are generally voluntary products that provide employees with access to covered legal services at competitive prices.

  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

     Our retirement and savings products and services include administrative services sold to 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services. The following table sets forth selected data for each of our retirement and savings products and services for the periods indicated:

                  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN BILLIONS)
Defined Contribution Plans Services:
  Number of participants (in millions)......................    1.6      1.7      1.6
  Assets administered.......................................  $85.9    $79.4    $67.1
Liabilities for guaranteed interest products................  $20.4    $21.8    $20.6
Liabilities for other retirement and savings products.......  $41.2    $43.1    $42.6

     DEFINED CONTRIBUTION PLAN SERVICES. Since 1996, we have made a number of key acquisitions in the defined contribution marketplace, making us a leading provider of administrative services to 401(k) and other defined contribution plans. We provide full service defined contribution programs to companies of all sizes in the expanding 401(k) plan market, as well as to the nonprofit, educational and health care markets. Our programs involve a full range of record-keeping (including employee communications) services, either on a stand-alone basis or combined with asset management services.

     GUARANTEED INTEREST PRODUCTS. We offer guaranteed interest contracts, known as GICs, our Met Managed GIC and similar products. In traditional GICs and funding agreements, corporations and other institutions invest their funds in products in which the principal and interest are guaranteed by the issuing insurance company for a specified period of time. We also sell annuity guarantee products, generally in connection with the termination of pension plans, funds available from defined contribution plans or the funding of structured settlements. Sales of guaranteed interest products declined in 1999 and 1998, primarily as a result of a shift in customers' investment preferences from guaranteed interest products to separate account alternatives as interest rates declined in those years. Substantially all of our GICs contain provisions limiting early terminations, including penalties for early terminations and minimum notice requirements. Included in our guaranteed interest products at December 31, 1999 are $2.5 billion of funding agreements, $0.6 billion of which we assumed from General American Life Insurance Company. Of the $2.5 billion of funding agreements, $29 million, $708 million, $452 million and $1,117 million may be terminated after 1-day, 7-day, 30-day and 90-day notice periods, respectively. The remaining $176 million of the $2.5 billion of funding agreements may not be put by the holder prior to their maturity. Excluded from this total is $5.1 billion of funding agreements assumed from General American Life Insurance Company, which were terminated on October 1, 1999 in connection with our exchange offer. See "Business -- Acquisition of GenAmerica".

     The Met Managed GIC is an investment product that complements traditional GICs through the added feature of customer participation in the investment results of the funds underlying the Met Managed GIC product. We are the industry leader in assets under management for this type of product with assets of $11.9 billion in 1999. The Met Managed GICs allow the contractholders to receive, at termination, the market value of their accounts or to transfer their accounts at book value to a traditional GIC product, in which case the interest rate credited will be adjusted to reflect any difference between the market value of the transferred account and its book value.

     OTHER RETIREMENT AND SAVINGS PRODUCTS AND SERVICES. Other retirement and savings products and services include separate account contracts for the investment and management of defined benefit and defined contribution plans on behalf of corporations and other institutions. Customer funds are deposited in separate accounts managed by us or by an independent manager, and invested in a variety of assets including fixed income instruments, common stock and real estate. In 1999, 88.3% of our institutional separate account assets were managed by a MetLife affiliate and 11.7% were managed by non-affiliates. We report asset management fees for assets managed by us in our Asset Management segment, while administrative fees are reported in our Institutional Business segment.

ASSET MANAGEMENT

     Through our wholly-owned subsidiary State Street Research and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Asset Management had total assets under management of $189.8 billion at December 31, 1999, growing at a compound annual rate of 14.2% for the five years ended 1999. Included in this total was $54.9 billion in mutual funds and separate accounts supporting individual variable life and annuity products, which have grown at a compound annual rate of 16.7% for the five years ended 1999. At December 31, 1999, Asset Management's assets under management consisted of equities, representing 44% of Asset Management's total assets under management, fixed income investments (45%), money market investments (6%) and real estate (5%).

     We distribute our asset management products and services through numerous distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels.

     The investment management industry, which includes both retail mutual funds and institutional asset management, has experienced strong growth over the last ten years. Mutual fund assets have grown at a compound annual rate of 23.8% for the ten years ended December 31, 1998. During the same period, institutional assets, including corporate, government and endowments and foundations, have grown at a compound annual rate of 10.3%. The number of prime savers (persons aged 40 to 60 years) has grown 37% between 1988 and 1998. While overall industry growth has been strong, there has been a shift in preference from defined benefit plans to defined contribution plans and mutual funds due to favorable legislation regarding individual savings, a more transient workforce for whom defined benefit plans are not the best solution and uncertainty surrounding the long-term viability of Social Security. We believe we are well-positioned to benefit from this shift due to our broad offering of both institutional and retail products and our multi-channel distribution network.

  ASSET MANAGEMENT STRATEGY

     The primary objective of our asset management strategy is to grow assets under management. To attain this goal, we have implemented the following strategies:

     OFFER EXPANDED LINE OF PRODUCTS AND SERVICES. We seek to grow Asset Management by offering customers a diverse line of products and services that focus on the distinct capabilities of each of our subsidiaries. Each of Nvest's investment management firms implements an independent investment specialty and philosophy. We believe this approach fosters an entrepreneurial environment that encourages the development of new, innovative investment management products and services, while maintaining access to the significant resources of the larger organization. State Street Research seeks to grow its business by targeting markets outside its core large institutional retirement plan market, including the fast growing mid-size plan market and mutual funds.

     EXECUTE STRATEGIC ACQUISITIONS. Each of our Asset Management subsidiaries seeks acquisition opportunities that provide diversification of asset classes and methods of distribution. We believe Nvest's public holding company structure provides it with an opportunity to make acquisitions that enhance the overall business while retaining the acquired company's independent identity. Key employees are generally expected to continue as active participants in the acquired business and the acquired firm's executive personnel are responsible for reviewing their firm's results, plans and budgets. State Street Research also seeks acquisitions that will enhance the products and services it offers. For instance, in 1997 a team of professionals specializing in managing money for professional athletes joined State Street Research, and it has since expanded its distribution to high net worth individuals through financial services supermarkets, brokers and financial planners.

     ENHANCED DISTRIBUTION SYSTEMS. We seek to increase sales of our products and services through enhanced distribution systems, including improved coordination of the independent distribution systems of Nvest, and through increased utilization of our Individual Business and Institutional Business distribution channels. We believe that further opportunities exist to increase sales in many of the markets served by these channels, including sales of mutual funds to individuals and asset management services to 401(k) plans served by Institutional Business.

  NVEST

     Nvest Companies, L.P. offers a broad array of investment management products and services across a wide range of asset categories to institutions, mutual funds and private accounts. Nvest operates as a holding company for twelve investment management firms and six principal distribution and consulting firms, all but one of which are wholly owned by Nvest. The twelve investment management firms operate as independent entities, with each company having responsibility for its own investment strategy and decisions, business plans, product development and management fee schedules. Through its distribution and consulting firms, Nvest makes available certain distribution, consulting and administrative services that Nvest's subsidiary investment management firms draw on as needed. These services include marketing, product development and administrative support such as financial, management information and employee benefits services.

     We are the general partner and, at December 31, 1999, owned approximately 48% of the total economic interest of Nvest and its affiliates. Through Nvest, L.P., a New York Stock Exchange-listed limited partnership, approximately 14% of the economic interest in Nvest is publicly traded, with the remaining 38% owned by others. We acquired our interest in Nvest in August 1996 as part of our merger with New England Mutual Life Insurance Company. During the five years ended 1999, Nvest's assets under management have grown at a compound annual rate of 14.6% to $133 billion. At December 31, 1999, Nvest's assets under management consisted of equities, representing 44% of Nvest's total assets under management, fixed income investments (43%), money market investments (8%) and real estate (5%).

     The following table summarizes Nvest's assets under management by investor type at the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN BILLIONS)
Institutional...............................................  $ 86     $ 87     $ 80
Mutual Funds................................................    36       36       33
Private Accounts............................................    11       12       12
                                                              ----     ----     ----
                                                              $133     $135     $125
                                                              ====     ====     ====

     INVESTMENT MANAGEMENT FIRMS

     Each of the following twelve investment management firms pursues an independent investment strategy and philosophy:

     - Loomis, Sayles & Company, L.P. actively manages portfolios of publicly traded fixed-income securities, equity securities and other financial instruments for a client base consisting of institutional clients, endowments, foundations and third-party corporate investment portfolios, manages assets for high net worth individuals and advises the Loomis Sayles Funds.

     - Harris Associates L.P. is primarily a value-equity style investment advisory firm with institutional, private account and multi-manager product offerings; it also serves as the investment advisor for The Oakmark Family of Funds.

     - AEW Capital Management, L.P. is a real estate advisory firm which utilizes its real estate, research and capital markets expertise to focus on high-yield equity and debt strategies, real estate securities and directly held interests in real estate portfolios.

     - Back Bay Advisors, L.P., which manages mutual funds in two mutual fund groups sponsored by Nvest affiliates, as well as institutional funds for the pension and foundation marketplace, specializes in fixed-income management.

     - Jurika & Voyles, L.P. provides investment advisory services to institutions, individuals and mutual funds utilizing a fundamental, research-driven investment approach which seeks to invest at opportunistic prices in the stock of companies exhibiting growth in cash flow.

     - Kobrick Funds, LLC provides investment management services for equity mutual funds.

     - Reich & Tang Funds, a division of Reich & Tang Asset Management L.P., manages money market mutual funds that are marketed primarily through brokerage houses and regional commercial banks and acts as administrator for mutual funds advised by third parties and for the equity funds managed by Reich & Tang Capital Management.

     - Reich & Tang Capital Management, a division of Reich & Tang Asset Management L.P., manages mutual funds, private investment partnerships and equity funds for institutions and individuals.

     - Snyder Capital Management, L.P. provides investment advisory services primarily to institutions and high net worth individuals and families, and specializes in investing in small- to mid-capitalization equities.

     - Vaughan, Nelson, Scarborough & McCullough, L.P. manages equity, fixed income and balanced portfolios for foundations, endowments, institutions and high net worth individuals.

     - Westpeak Investment Advisors, L.P. provides customized equity management for institutional investors, such as pension plans, foundations and endowments, and mutual funds, utilizing an active, quantitative research capability.

     - Capital Growth Management Limited Partnership provides investment management services for mutual funds and for a limited number of large institutions and individual clients.

     Nvest's investment management firms market their services to institutions, individually managed private accounts for high net worth individuals and mutual funds. The institutional market for investment management services includes corporate, government and union pension plans, endowments and foundations and corporations purchasing investment management services for their own account. Nvest's management firms also advise or sub-advise approximately 100 mutual funds, the great majority of which are grouped into eight fund "families" and are marketed through a variety of channels.

     DISTRIBUTION AND CONSULTING FIRMS

     Nvest and its six principal distribution and consulting firms listed below provide distribution, marketing and administrative services to Nvest's investment management firms:

     - Nvest Funds Distributor, L.P. serves as the distributor and is responsible for all sales-related activities of the Nvest Funds Group, a proprietary group of mutual funds. It distributes mutual funds through retail sales networks of regional and national brokerage firms and other distribution channels, including our Individual and Institutional channels.

     - Nvest Associates, Inc. provides institutional marketing and consulting services to Nvest's investment management firms.

     - Nvest Advisor Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms through financial planners and advisors.

     - Nvest Managed Account Services assists in the marketing and distribution of investment products to mutual fund wrap programs.

     - Nvest Retirement Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms to retirement plan sponsors, large 401(k) plan providers and consultants.

     - Nvest Services Company, Inc. provides fund administration, legal and compliance and human resources services to the Nvest Funds Group. It also provides its services, on a voluntary basis, to Nvest's other affiliates and fund families.

  STATE STREET RESEARCH

     State Street Research conducts its operations through two wholly-owned subsidiaries, State Street Research & Management Company, a full-service investment management firm, and SSR Realty Advisors, Inc., a full-service real estate investment advisor. State Street Research offers investment management services in all major investment disciplines through multiple channels of distribution in both the retail and institutional marketplaces. State Street Research had assets under management of $56.8 billion, having grown at a compound annual rate of 13.2% for the five years ended 1999. At December 31, 1999, State Street Research's assets under management consisted of equities, representing 44% of State Street Research's total assets under management, fixed income investments (50%), money market investments (1%) and real estate (5%).

     State Street Research is currently an investment manager for ten of the twelve largest U.S. corporate pension plans. The majority of State Street Research's institutional business is concentrated in qualified retirement funds, including both defined benefit and defined contribution plans. State Street Research also provides investment management services to foundations and endowments. In addition, State Street Research serves as advisor or subadvisor for 37 mutual funds, as well as five mutual fund portfolios underlying MetLife's variable life and annuity products, collectively with $18.9 billion of assets under management at December 31, 1999.

     The following table summarizes State Street Research's assets under management by investor type for the periods indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN BILLIONS)
Institutional...............................................  $37.6    $38.8    $35.4
Mutual Funds................................................   18.9     17.0     14.7
Private Accounts............................................    0.3      0.2       --
                                                              -----    -----    -----
                                                              $56.8    $56.0    $50.1
                                                              =====    =====    =====

     MARKETING AND DISTRIBUTION

     State Street Research distributes its investment products to institutions through its own institutional sales force, MetLife's institutional sales force and pension consultants. Our Institutional Business sales force is the largest contributor to State Street Research institutional sales, representing 68% of the 1999 total. State Street Research's mutual fund products are distributed primarily through large retail brokerage firms (40.5% of mutual fund sales) and by the MetLife career agency sales force (59.5% of mutual fund sales). In addition to the primary distribution channels, State Street Research has developed distribution capabilities through regional brokerage firms, mutual fund supermarkets, registered investment advisors and financial planners. State Street Research also offers its products to the defined contribution market through Institutional Business' defined contribution group, as well as directly through its own distribution channel.

AUTO & HOME

     Auto & Home, operating primarily through Metropolitan Property and Casualty Insurance Company, a wholly-owned subsidiary of MetLife, offers personal lines property and casualty insurance directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels, including the MetLife career agency system, independent agents and Auto & Home specialists. Auto & Home primarily sells auto insurance, which represented 79.0% of Auto & Home's total net premiums earned in 1999, and homeowners insurance, which represented 19.8% of Auto & Home's total net premiums earned in 1999. Auto insurance includes both standard and non-standard (insurance for risks having higher loss experience or loss potential than risks covered by standard insurance) policies.

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agents and brokers. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written, and will also give us a strong presence in a number of additional states.

  AUTO & HOME STRATEGY

     EXPAND EMPLOYER-SPONSORED PROGRAMS. We believe the employer-sponsored distribution channel represents a significant growth opportunity to expand sales of our Auto & Home products to our Institutional Business clients. The rapid growth and acceptance of employer-sponsored marketing of auto and homeowners insurance is a relatively recent development, and most employers do not currently offer it as a benefit. Currently only a small percentage of our Institutional Business clients offer Auto & Home products. We also anticipate significant growth of existing employer-sponsored programs through greater penetration of the employee base.

     CONTINUE BUILDING DIRECT MARKETING CAPABILITY. In the third quarter of 1998, Auto & Home launched a direct response marketing distribution channel. We expect the direct marketing distribution channel to generate sales through target mailings, telemarketing, broad advertising, affinity groups, agent referrals, bank relationships and the Internet. We believe that our experience with using direct marketing distribution techniques in the employer-sponsored distribution channel, combined with the strength of the MetLife brand name, should enable us to compete successfully in the direct marketing distribution channel.

     ENHANCE RETAIL DISTRIBUTION. We currently market our products through retail channels in 46 states. Since 1997, we have emphasized, through additional advertising, pricing, and underwriting efforts, certain states in which we believe we have the most potential for profitable growth.

     CONTINUE TO REDUCE CATASTROPHE EXPOSURE. Since Hurricane Andrew in 1992, our management has worked actively to reduce Auto & Home's exposure to losses from catastrophes. Actions include a reduction in homeowners policies in force in states having greater exposure to severe hurricanes, in conformity with regulatory requirements. At the same time, Auto & Home has significantly enhanced reinsurance coverage in all regions to limit losses from catastrophes.

  PRODUCTS

     Auto & Home's insurance products include:

     - auto, including both standard and non-standard private passenger;

     - homeowners, including renters, condominium and dwelling fire; and

     - other personal lines, including umbrella (protection against losses in excess of amounts covered by other liability insurance policies), recreational vehicles and boat owners.

The following table sets forth net premiums earned and other operating results for Auto & Home for the periods indicated:

                                                               AT OR FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                             ------------------------------
                                                              1999        1998        1997
                                                              ----        ----        ----
                                                                 (DOLLARS IN MILLIONS)
AUTO:(1)
  Net premiums earned......................................  $1,383      $1,164      $1,123
  Loss ratio without catastrophes..........................    75.6%       73.6%       76.9%
  Loss ratio due to catastrophes...........................     0.5%        1.3%        0.2%
                                                             ------      ------      ------
  Loss ratio...............................................    76.1%       74.9%       77.1%
  Expense ratio............................................    27.9%       26.3%       24.8%
                                                             ------      ------      ------
  Combined ratio...........................................   104.0%      101.2%      101.9%
  Combined ratio without catastrophes......................   103.5%       99.9%      101.7%
HOMEOWNERS:(1)
  Net premiums earned......................................  $  347      $  225      $  217
  Loss ratio without catastrophes..........................    60.9%       46.5%       53.6%
  Loss ratio due to catastrophes...........................     6.3%       18.5%        7.1%
                                                             ------      ------      ------
  Loss ratio...............................................    67.2%       65.0%       60.7%
  Expense ratio............................................    34.3%       32.3%       30.3%
                                                             ------      ------      ------
  Combined ratio...........................................   101.5%       97.3%       91.0%
  Combined ratio without catastrophes......................    95.2%       78.8%       83.9%
ALL LINES:(1)
  Net premiums earned......................................  $1,751      $1,403      $1,354
  Loss ratio without catastrophes..........................    72.7%       69.4%       72.7%
  Loss ratio due to catastrophes...........................     1.7%        4.0%        1.3%
                                                             ------      ------      ------
  Loss ratio...............................................    74.4%       73.4%       74.0%
  Expense ratio............................................    29.3%       27.4%       25.9%
                                                             ------      ------      ------
  Combined ratio...........................................   103.7%      100.8%       99.9%
  Combined ratio without catastrophes......................   102.0%       96.8%       98.6%

---------------
(1) Loss adjustment expenses are reflected in our loss ratio. We believe this presentation is consistent with the presentation of other property and casualty insurers.

     AUTO COVERAGES. Auto insurance policies include coverages for private passenger automobiles, utility automobiles and vans, motorcycles, motor homes, antique or classic automobiles and trailers. Auto & Home offers common coverages such as liability, uninsured motorist, no fault or personal injury protection and collision and comprehensive coverages. Auto & Home also offers non-standard auto insurance, which accounted for $128 million in net premiums earned in 1999.

     HOMEOWNERS COVERAGES. Homeowners insurance provides protection for homeowners, renters, condominium owners and residential landlords against losses arising out of damage to dwellings and contents from a wide variety of perils, as well as coverage for liability arising from ownership or occupancy.

     Traditional insurance policies for dwellings represent most of Auto & Home's homeowners policies providing protection for loss on a "replacement cost" basis. These policies provide additional coverage for reasonable expenses for normal living expenses incurred by policyholders who have been displaced from their homes.

  MARKETING AND DISTRIBUTION

     Personal lines auto and homeowners insurance products are directly marketed to employees through employer-sponsored programs. Auto & Home products are also marketed and sold by the MetLife career agency sales force, independent agents and Auto & Home specialists. For the year ended December 31, 1999, employer-sponsored programs, independent agents, the MetLife career agency force, Auto & Home specialists and other distribution channels accounted for 32.0%, 30.5%, 25.0%, 7.9% and 4.6%, respectively, of total net premiums earned by the Auto & Home segment.

     EMPLOYER-SPONSORED PROGRAMS. Net premiums earned through Auto & Home's employer-sponsored distribution channel have grown from $329.2 million in 1995 to $561.6 million in 1999, a compound annual rate of 14.3%. Auto & Home is the leading provider of employer-sponsored auto and homeowners products. At December 31, 1999, over 1,000 employers offered our Auto & Home products to their employees.

     Institutional Business marketing representatives market the employer-sponsored Auto & Home products to employers through a variety of means, including broker referrals and cross-selling to our group customers. Once endorsed by the employer, we commence marketing efforts to employees. Employees who are interested in the group auto and homeowners products can call a toll-free number for a quote, and can purchase coverage and authorize payroll deduction over the telephone. Auto & Home has also developed proprietary software that permits an employee to obtain a quote for group auto insurance through Auto & Home's Internet website.

     In the early 1990s, Auto & Home created a multi-tiered pricing structure that permits Auto & Home to underwrite virtually any individual auto risk, allowing us to offer a policy to virtually all of a company's employees. Auto & Home's multi-tiered pricing structure for auto insurance permits us to write classes of business for which other industry participants do not compete, or compete solely by writing through multiple companies, which is less convenient for employees and more expensive to administer.

     RETAIL DISTRIBUTION CHANNELS. We market and sell Auto & Home products through the MetLife career agency sales force, independent agents and Auto & Home specialists. In recent years, we have increased our use of independent agents and Auto & Home specialists to sell these products.

     Independent agents. At December 31, 1999, Auto & Home maintained contracts with approximately 6,000 agents and brokers, which includes those of The St. Paul Companies. Independent agents have been the primary source of new business production for Auto & Home's non-standard auto insurance program.

     Auto & Home specialists. Approximately 385 Auto & Home specialists sell products for Auto & Home in 19 states. Auto & Home's strategy is to utilize Auto & Home specialists, who are our employees, in geographic markets that are underserved by our career agents. Auto & Home intends to increase the number of Auto & Home specialists in many of the selected states on which we focus.

     MetLife career agency system. Approximately 2,400 agents in the MetLife career agency system sell Auto & Home insurance products. Sales of Auto & Home products by agents have been declining since the early 1990s, due principally to the reduction in the number of agents in our career agency sales force. See
"-- Individual Business -- Marketing and Distribution".

     OTHER DISTRIBUTION CHANNELS. We believe that Auto & Home's experience with direct response marketing in connection with the employer-sponsored marketing distribution channel, plus the strength of the MetLife brand name, give Auto & Home advantages that can successfully be used to establish a direct response marketing operation. During late 1997 and early 1998, Auto & Home developed pricing, underwriting, financial control and sales capabilities and information technology for our auto products needed to enter the direct response marketing distribution channel. In the third quarter of 1998, Auto & Home commenced direct response marketing activities for our auto products in California. During 1999, the direct response channel was extended to Maryland, Michigan and Missouri, and presently represents 5% of new auto insurance sales. The direct response marketing channel will permit sales to be generated through sources such as target mailings, broad advertising, affinity groups, career agent referrals, bank relationships and the Internet.

     In 1999, Auto & Home's lines of business were concentrated in the following states, as measured by net premiums earned: Massachusetts ($265 million or 15.0% of total net premiums earned), New York ($250 million or 14.2%), Connecticut ($100 million or 5.7%), Florida ($99 million or 5.6%) and Illinois ($84 million or 4.8%).

  CLAIMS

     Auto & Home's claims department includes approximately 2,100 employees located in Auto & Home's Warwick, Rhode Island home office, fifteen field claim offices, four law department house counsel offices and drive-in inspection and other sites throughout the United States. These employees include claim adjusters, appraisers, attorneys, managers, medical specialists, investigators, customer service representatives, claim financial analysts and support staff. Claim adjusters, representing the majority of employees, investigate, evaluate and settle over 700,000 claims annually, principally by telephone.

     Auto & Home seeks to control claims severity by using experienced adjusters, medical management resources and preferred provider organizations. Auto & Home also employs an expert software system incorporating a database of expert medical opinions to evaluate the severity of bodily injury and uninsured motorist bodily injury claims. That system is licensed under an agreement that expires in 2002.

     Auto & Home is currently installing a new proprietary claims handling system that uses technology with data mining capabilities to help claims personnel provide service and control claims severity while limiting personnel costs. The system is being used in all Auto & Home claims offices, and is expected to be installed, by year-end 2000, in the claims offices acquired as a result of the acquisition of The St. Paul standard personal lines.

INTERNATIONAL

     International provides life insurance, accident and health insurance, annuities and savings and retirement products to both individuals and groups, and auto and homeowners coverage to individuals. We focus on the Asia/Pacific region, Latin America and selected European countries. We currently have insurance operations in South Korea, Taiwan, Hong Kong, Indonesia, Mexico, Argentina, Brazil, Uruguay, Spain and Portugal. In addition, at the end of 1999 we obtained a license to sell life insurance in Poland. We operate in international markets through subsidiary and branch operations, as well as through joint ventures. In 1999, International had over six million customers.

  INTERNATIONAL STRATEGY

     We seek to develop a presence in international markets that are experiencing significant demand for insurance products and where we believe we can gain significant market share. We evaluate potential markets in terms of the market opportunity, such as our ability to generate long-term profits, the regulatory and competitive environment and related market risk. We believe that such markets provide us with the opportunity to realize higher growth rates and higher profit margins than we might achieve domestically. Accordingly, we seek higher rates of return on these operations. However, because these operations are not yet mature, we focus not only on current earnings, but on building embedded value. Our primary focus is on developing economies in Asia, Latin America and Europe. We intend to expand our international operations by continuing to make investments in countries in which we currently have operations, as well as in selected new markets, either through start-up operations or by acquisition.

     As part of this strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998. Both operations were located in mature, highly competitive and rapidly consolidating markets in which market share gains were very difficult.

     The following table sets forth selected data for International for the periods indicated:

                                INTERNATIONAL(1)

                                                               AT OR FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                 (DOLLARS IN MILLIONS)
Premiums....................................................  $  518     $  414     $  444
Deposits....................................................  $  303     $  530     $  162
Assets......................................................  $3,289     $2,324     $1,707
Number of agents............................................   6,591      3,680      5,197
Number of countries.........................................      10          8          8

---------------
(1) Information in table excludes data for the U.K. and Canada. We disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

  ASIA/PACIFIC REGION

     SOUTH KOREA. MetLife Saengmyoung Ltd., which became a wholly-owned subsidiary in 1998, has more than 200,000 customers and sells individual life insurance, savings and retirement and non-medical health products. The company also sells group life and savings and retirement products. Premiums and deposits for 1999 were $188 million.

     TAIWAN. We launched our Taiwanese operations through a branch of Metropolitan Insurance and Annuity Company in May 1989. The branch has approximately 3.3 million customers and sells individual life, accident, non-medical health and personal travel insurance products, as well as group life, accident, and non-medical health insurance products. Individual products are primarily sold through career agents and through direct marketing, while group coverages are sold through agents and brokers. Premiums and deposits for 1999 were $124 million.

     HONG KONG. Metropolitan Life Insurance Company of Hong Kong Limited, which was established in 1995, sells individual life insurance products through sales agents. In 1998, we signed an agreement to distribute our products through an established brokerage network. We also distribute our products in Hong Kong through other brokers and general agents. In addition, we recently entered into a marketing agreement with the local operations of The Chase Manhattan Bank to offer insurance products to the credit card and retail banking customers of Chase in Hong Kong.

     INDONESIA. P.T. MetLife Sejahtera was established in November 1997 and began selling its products in March 1998. The joint venture sells individual life insurance products through a full-time agency sales force.

  LATIN AMERICA

     MEXICO. We expanded into Latin America in 1992 with the launching of Seguros Genesis, S.A., a wholly-owned subsidiary, in Mexico. Seguros Genesis sells individual and group insurance, as well as savings and retirement products, through sales agents and brokers, and is now the fifth largest life insurer in Mexico. Premiums and deposits for 1999 were $207 million.

     ARGENTINA. We established our Argentine operations through Metropolitan Life Seguros de Vida S.A. and Metropolitan Life Seguros de Retiro S.A. in 1994. Through these affiliates, we sell group life insurance products through established brokers and directly to employers, and individual life insurance and disability products through an agency sales force, as well as through other distribution channels, such as direct marketing and independent agent franchises. In 1997, we began to market group insurance and individual deferred and immediate annuities and currently have over 515,000 customers. Premiums and deposits for 1999 were $64 million.

     BRAZIL. Metropolitan Life Seguros e Previdencia Privada, S.A., based in Sao Paulo, was formed in 1997 and started business in early 1999, focusing on group life and accident products.

     URUGUAY. In July 1998, we established Metropolitan Life Seguros de Vida S.A., and started business in early 1999, offering individual life insurance products through an agency sales force.

  EUROPE

     SPAIN. We operate in Spain through a 50-50 joint venture with Banco Santander Central Hispano, S.A., Spain's largest financial group. Our Spanish affiliates sell personal life insurance, savings and retirement and non-life insurance products through both their own agency sales force and the branch network of Banco Santander. The affiliates operate under the "Genesis" brand. In November 1995, Genesis launched a direct auto business (Genesis Auto) and there are now over 127,000 Genesis Auto policyholders. Premiums and deposits for 1999 were $193 million.

     PORTUGAL. In late 1992, we entered the market in Portugal through branches of our Spanish joint venture subsidiaries. Genesis in Portugal distributes personal life insurance, savings and retirement and non-life insurance products through its agency sales force and the branch network of Banco Santander Portugal. Premiums and deposits for 1999 were $41 million.

     In addition, we obtained a license to sell life insurance in Poland in 1999.

ACQUISITION OF GENAMERICA

  BACKGROUND

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica's subsidiary, General American Life Insurance Company, distributes its life insurance products through approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica's subsidiaries also include Reinsurance Group of America, Inc. ("RGA"), one of the largest life reinsurers in the United States based on in-force premiums, and Conning Corporation ("Conning"), a manager of investments for General American Life and other insurer and pension clients. Upon completion of the acquisition of GenAmerica, we owned approximately 58% and 61% of the outstanding common stock of RGA and Conning, respectively. On March 9, 2000, we announced that we had agreed to acquire all of the outstanding shares of Conning common stock not already owned by us for $12.50 per share in cash, or approximately $65 million. The transaction is subject to customary terms and conditions, including regulatory approvals. Both RGA and Conning are publicly traded. See "Business -- Legal Proceedings" for a description of legal proceedings relating to the Conning offer.

     We agreed to acquire GenAmerica after it developed liquidity problems and General American Life was placed under administrative supervision by the Missouri Department of

Insurance. At July 31, 1999, General American Life's outstanding funding agreements aggregated $6.8 billion, of which $3.4 billion and $1.8 billion were reinsured by ARM Financial Group, Inc. and RGA, respectively. These reinsurance transactions were recorded using the deposit method of accounting. These funding agreements guarantee the holder a return on principal at a stated interest rate for a specified period of time. They also allow the holder to "put" the agreement to General American Life for a payout of the principal and interest within designated time periods of 7, 30 or 90 days.

     In July 1999, Moody's Investors Services, Inc. downgraded the claims paying ability rating of ARM due to the relative illiquidity of certain of its invested assets, which resulted in General American Life recapturing the obligations and assets related to the funding agreements reinsured by ARM. As a result of the recapture, Moody's downgraded General American Life's claims paying ability rating from A2 with a stable outlook to A3. Upon announcement of the downgrade, a large number of funding agreement holders exercised puts of agreements having outstanding principal amounts aggregating approximately $5.0 billion. General American Life was unable to liquidate sufficient assets in an orderly fashion without incurring significant losses. General American Life notified the Missouri Department of Insurance of a liquidity crisis on August 9, 1999 and the Department placed General American Life under administrative supervision. Shortly thereafter, General American Mutual Holding Company, the parent of GenAmerica, entered into discussions with us and several other companies for the sale of GenAmerica. Those discussions culminated in our execution of a stock purchase agreement with General American Mutual Holding Company on August 26, 1999 and our purchase of GenAmerica on January 6, 2000.

  REASONS FOR THE ACQUISITION

     GenAmerica offers us a strategic opportunity to expand our Individual Business distribution system. GenAmerica's independent general agency system, which principally targets affluent individuals, complements the current MetLife and New England distribution systems. GenAmerica also provides us with relationships with regional networks of broker-dealers and a strong geographic presence in the midwest. Additionally, GenAmerica has been a leader in supplying technology to the life insurance industry, having developed a number of sophisticated software products and technology services that are used by a number of life insurers. Finally, the acquisition of RGA and Conning allows us to expand our opportunities in the life reinsurance and investment management businesses.

  TERMS OF ACQUISITION

     Pursuant to the stock purchase agreement, we have a first priority perfected security interest in the purchase price proceeds to cover losses that we incur for which GenAmerica's parent, General American Mutual Holding Company, has indemnified us. Such indemnified losses include breaches of representations and warranties, certain legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and guaranteed interest contracts and the acceleration of payments under certain compensation arrangements and benefit plans. Amounts will be released to General American Mutual Holding Company over time, but, subject to holdbacks for disputed pending or threatened claims existing at that time, no later than the third anniversary of the closing date. Costs incurred in connection with any matter covered by the seller's indemnification will be recorded as expenses in our consolidated statement of income in the period they are incurred. Recoveries of such costs will be evaluated and estimated independently of the costs incurred and will be recorded in Metropolitan Life Insurance Company's consolidated statement of income for the period recovery is probable.

     In connection with the acquisition, we offered each holder of a General American Life funding agreement the option to exchange its funding agreement for a MetLife funding agreement with substantially identical terms and conditions or receive cash equal to the principal amount of the funding agreement and accrued interest. Holders of approximately $5.1 billion of the total $5.7 billion of General American Life's remaining funding agreement liabilities elected to receive cash. We completed the funding agreement exchange offer on September 29, 1999. In consideration of this exchange offer, General American Life transferred to Metropolitan Life Insurance Company assets selected by Metropolitan Life Insurance Company and General American Life having a market value equal to the market value of the funding agreement liabilities. In addition, Metropolitan Life Insurance Company has coinsured new and certain existing business of General American Life and some of its affiliates.

  FINANCING

     We financed the acquisition of GenAmerica stock from available funds and the proceeds from the issuance of $900 million of short-term debt. We expect to use a portion of the proceeds from the offerings and the private placements to repay up to $450 million of this debt.

     In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. During the fourth quarter of 1999, we repaid $1.5 billion of this debt. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper.

  BUSINESS OF GENAMERICA

     GenAmerica is organized into four major business segments: Life Insurance and Annuity; Life Reinsurance; Institutional Asset Management; and Insurance Services and Related Businesses. GenAmerica also maintains a Corporate and Consolidation/Elimination segment through which it reports items that are not directly allocable to any of its business segments, primarily home office general and administrative expenses and interest expense on long-term debt. This segment includes the elimination of all inter-segment amounts. The accounting policies of these segments, including inter-segment transactions, are consistent, in all material respects, with those described in MetLife's consolidated financial statements. GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which we will separately designate as our Reinsurance segment.

     The following table sets forth selected data for GenAmerica and for each of GenAmerica's segments for the periods indicated:

                                                              AT OR FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                         -----------------------------------
                                                           1999         1998         1997
                                                         ---------    ---------    ---------
                                                                (DOLLARS IN MILLIONS)
STATEMENT OF INCOME AND BALANCE SHEET DATA:
  Total revenues.......................................  $ 3,919.5    $ 3,863.6    $ 3,192.9
  Operating income(1)..................................  $    28.1    $   120.9    $    98.9
  Net income (loss)....................................  $  (174.3)   $   113.5    $    96.2
  Assets...............................................  $23,594.3    $28,949.2    $23,947.2
  Policyholder liabilities.............................  $14,117.2    $20,559.0    $16,995.7
  Separate account liabilities.........................  $ 6,892.0    $ 5,194.9    $ 4,052.0
SEGMENT DATA:(2)
LIFE INSURANCE AND ANNUITY:
  Total revenues.......................................  $ 1,442.3    $ 1,497.6    $ 1,350.7
  Operating income(1)..................................  $    35.9    $    52.5    $    41.3
  Net income...........................................  $    14.9    $    51.9    $    45.1
  Assets...............................................  $15,154.5    $14,256.9    $13,333.9
LIFE REINSURANCE:
  Total revenues.......................................  $ 1,721.4    $ 1,503.1    $ 1,071.8
  Operating income(1)..................................  $    49.1    $    49.3    $    43.7
  Net income...........................................  $    17.5    $    34.1    $    32.5
  Assets...............................................  $ 5,107.5    $ 6,329.6    $ 4,680.5
INSTITUTIONAL ASSET MANAGEMENT:
  Total revenues.......................................  $    47.3    $   191.1    $   137.1
  Operating income(1)..................................  $     9.2    $    15.9    $    12.5
  Net income (loss)....................................  $  (188.6)   $    15.7    $    13.2
  Assets...............................................  $   104.7    $ 7,108.1    $ 4,293.0
INSURANCE SERVICES AND RELATED BUSINESSES:
  Total revenues.......................................  $   738.2    $   691.6    $   645.7
  Operating income (loss)(1)...........................  $   (13.8)   $    10.8    $    10.7
  Net income...........................................  $    17.0    $    12.7    $    12.4
  Assets...............................................  $ 3,314.0    $ 2,994.8    $ 2,663.0
CORPORATE AND CONSOLIDATION/ELIMINATION:
  Total revenues.......................................  $   (29.7)   $   (19.8)   $   (12.4)
  Operating loss.......................................  $   (52.3)   $    (7.6)   $    (9.3)
  Net loss.............................................  $   (35.1)   $    (0.9)   $    (7.0)
  Assets...............................................  $   (86.4)   $(1,740.2)   $(1,023.2)

---------------
(1) Operating income (loss) is calculated as net income (loss) less (i) realized investment gains and losses, (ii) GenAmerica's share of RGA's gains or losses on operations that are classified as discontinued in RGA's consolidated financial statements, but included in GenAmerica's operating income (loss), (iii) surplus tax, and
    (iv) fees to exit the funding agreement business. Realized investment gains and losses have been adjusted for (a) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses and (b) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains. This presentation may not be comparable to presentations made by other insurers.

     The following provides a reconciliation of net income (loss) to operating income for GenAmerica consolidated:

                                                                         FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                      1999       1998      1997
                                                                     -------    ------    ------
                                                                        (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(174.3)   $113.5    $ 96.2
       Adjustments to reconcile net income (loss) to operating
         income
         Gross realized investment (gains) losses..................    164.0     (12.4)    (28.4)
         Income tax on gross realized investment gains and
           losses..................................................    (54.4)      3.9      10.0
                                                                     -------    ------    ------
           Realized investment (gains) losses, net of income tax...    109.6      (8.5)    (18.4)
                                                                     -------    ------    ------
         Amounts allocated to investment gains and losses..........     (8.4)     (0.5)      6.8
         Income tax on amounts allocated to investment gains and
           losses..................................................      3.0       0.2      (2.4)
                                                                     -------    ------    ------
           Amount allocated to investment gains and losses, net of
             income tax............................................     (5.4)     (0.3)      4.4
                                                                     -------    ------    ------
         Loss from discontinued operations, net of income tax......      6.3      16.2      11.4
                                                                     -------    ------    ------
         Surplus tax...............................................       --        --       5.3
                                                                     -------    ------    ------
         Fees to exit funding agreement business, net of income tax
           of $49.5................................................     91.9        --        --
                                                                     -------    ------    ------
       Operating income............................................  $  28.1    $120.9    $ 98.9
                                                                     =======    ======    ======

     The following provides a reconciliation of net income to operating income for the Life Insurance and Annuity segment of GenAmerica:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                     1999    1998     1997
                                                                     -----   -----   ------
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $14.9   $51.9   $ 45.1
       Adjustments to reconcile net income to operating income:
         Gross realized investments (gains) losses.................   36.2     1.1    (15.1)
         Income tax on gross realized investment gains and
           losses..................................................   (9.7)   (0.3)     5.3
                                                                     -----   -----   ------
           Realized investment (gains) losses, net of income tax...   26.5     0.8     (9.8)
                                                                     -----   -----   ------
         Amounts allocated to investment gains and losses..........   (8.5)   (0.4)     6.8
         Income tax on amounts allocated to investment gains and
           losses..................................................    3.0     0.2     (2.4)
                                                                     -----   -----   ------
           Amount allocated to investment gains and losses, net of
            income tax.............................................   (5.5)   (0.2)     4.4
                                                                     -----   -----   ------
         Surplus tax...............................................     --      --      1.6
                                                                     -----   -----   ------
       Operating income............................................  $35.9   $52.5   $ 41.3
                                                                     =====   =====   ======

     The following provides a reconciliation of net income to operating income for the Life Reinsurance segment of GenAmerica:

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                      1999      1998      1997
                                                                     ------    ------    ------
                                                                       (DOLLARS IN MILLIONS)
       Net income..................................................  $ 17.5    $ 34.1    $ 32.5
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    38.9      (1.7)     (0.3)
         Income tax on gross realized investment gains and
           losses..................................................   (13.6)      0.7       0.1
                                                                     ------    ------    ------
           Realized investment (gains) losses, net of income tax...    25.3      (1.0)     (0.2)
                                                                     ------    ------    ------
         Loss from discontinued operations, net of income tax......     6.3      16.2      11.4
                                                                     ------    ------    ------
       Operating income............................................  $ 49.1    $ 49.3    $ 43.7
                                                                     ======    ======    ======

     The following provides a reconciliation of net income (loss) to operating income for the Institutional Asset Management segment of GenAmerica:

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                      1999      1998     1997
                                                                     -------    -----    -----
                                                                       (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(188.6)   $15.7    $13.2
       Adjustments to reconcile net income (loss) to operating
         income:
         Gross realized investment (gains) losses..................    163.0      0.3     (1.3)
         Income tax on gross realized investment gains and
           losses..................................................    (57.1)    (0.1)     0.4
                                                                     -------    -----    -----
           Realized investment (gains) losses, net of income tax...    105.9      0.2     (0.9)
                                                                     -------    -----    -----
           Surplus tax.............................................       --       --      0.2
                                                                     -------    -----    -----
         Fees to exit funding agreement business, net of income tax
           of $49.5................................................     91.9       --       --
                                                                     -------    -----    -----
       Operating income............................................  $   9.2    $15.9    $12.5
                                                                     =======    =====    =====

     The following provides a reconciliation of net income to operating income
(loss) for the Insurance Services and Related Businesses segment of GenAmerica:

                                                                       FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                      1999     1998     1997
                                                                     ------    -----    -----
                                                                      (DOLLARS IN MILLIONS)
       Net income..................................................  $ 17.0    $12.7    $12.4
       Adjustments to reconcile net income to operating income
         (loss):
         Gross realized investment gains...........................   (47.5)    (2.1)    (3.8)
         Income tax on gross realized investment gains.............    16.6      0.3      1.3
                                                                     ------    -----    -----
           Realized investment gains, net of income tax............   (30.9)    (1.8)    (2.5)
                                                                     ------    -----    -----
         Amounts allocated to investment gains.....................     0.1     (0.1)      --
         Income tax on amounts allocated to investment gains.......      --       --       --
                                                                     ------    -----    -----
           Amount allocated to investment gains, net of income
             tax...................................................     0.1     (0.1)      --
                                                                     ------    -----    -----
         Surplus tax...............................................      --       --      0.8
                                                                     ------    -----    -----
       Operating income (loss).....................................  $(13.8)   $10.8    $10.7
                                                                     ======    =====    =====

     The following provides a reconciliation of net loss to operating loss for the Corporate and Consolidation/Elimination segment of GenAmerica:

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                      1999      1998      1997
                                                                     ------    ------    ------
                                                                       (DOLLARS IN MILLIONS)
       Net loss....................................................  $(35.1)   $ (0.9)   $ (7.0)
       Adjustments to reconcile net loss to operating loss
         Gross realized investment gains...........................   (26.6)    (10.0)     (7.9)
         Income tax on gross realized investment gains.............     9.4       3.3       2.9
                                                                     ------    ------    ------
           Realized investment gains, net of income tax............   (17.2)     (6.7)     (5.0)
                                                                     ------    ------    ------
         Surplus tax...............................................      --        --       2.7
                                                                     ------    ------    ------
       Operating loss..............................................  $(52.3)   $ (7.6)   $ (9.3)
                                                                     ======    ======    ======

     We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income (loss) should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income (loss) may be different from the method used by other companies and therefore comparability may be limited.

(2) Segment data does not include consolidation and elimination entries related to intersegment amounts.

     After General American Life was placed under administrative supervision by the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased. Although we intend to quickly integrate GenAmerica into our existing operations, we cannot guarantee that we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. GenAmerica incurred a net loss in 1999, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of assets to their current market value; there can be no assurance that future profitability will not be adversely affected.

     LIFE INSURANCE AND ANNUITY. GenAmerica's Life Insurance and Annuity segment, which represented approximately 37% of GenAmerica's total revenues in 1999, offers a wide variety of life insurance and annuity products to individual customers. GenAmerica's individual life insurance products consist of universal and variable universal life, whole life and term life. GenAmerica's annuity products consist of variable annuities and fixed annuities. GenAmerica sells these products primarily to professionals, business owners and other affluent individuals, resulting in an average face value of approximately $340,000, one of the highest average face values per policy in the insurance industry.

     GenAmerica uses multiple distribution channels to sell its life insurance and annuity products, including approximately 275 independent general agencies, representing a total of approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers. GenAmerica markets its various products through additional channels, including consultants, insurance brokers, worksite, affinity group and direct marketing to businesses and affluent individuals.

     The Life Insurance and Annuity segment's revenues, excluding realized investment gains and losses, grew from $1.3 billion in 1997 to $1.5 billion in 1999, a compound annual rate of 7.4%. In 1999, operating income declined by 31.6% to $35.9 million and net income declined by 71.3% to

$14.9 million as a result of the effect of GenAmerica's liquidity problems on its sales, expenses and investment performance.

     LIFE REINSURANCE. GenAmerica's Life Reinsurance segment, which represented approximately 44% of GenAmerica's total revenues in 1999, sells reinsurance products to life insurers in the U.S. and internationally. GenAmerica conducts this business through its publicly traded subsidiary RGA. RGA is one of the largest life reinsurers in North America based on in-force business. It markets life reinsurance primarily to the largest U.S. life insurers and, in 1999, held treaties with most of the top 100 U.S. life insurers. U.S. insurers accounted for 72.2% of RGA's net premiums in 1999. Outside of the U.S., RGA operates principally in Canada, Latin America and the Asia Pacific region. These international operations are rapidly expanding and accounted for 27.8% of RGA's net premiums in 1999.

     RGA's business principally consists of traditional, mortality-based reinsurance, written on both facultative and automatic treaty bases. RGA also writes non-traditional reinsurance, including asset intensive products and financial reinsurance. RGA distributes these products and services in the U.S. through a regionalized direct sales force and internationally primarily through a direct sales force located in the respective international locations. RGA also makes limited use of reinsurance intermediaries and brokers to help supplement sales to its targeted market.

     The Life Reinsurance segment's revenues, excluding realized investment gains and losses, grew at a compound annual rate of 27.9% from $1.1 billion in 1997 to $1.8 billion in 1999. Operating income in 1999 was $49.1 million, which was essentially unchanged from the 1998 reported amount. Net income declined 48.7% to $17.5 million in 1999 due to exiting the funding agreement business.

     INSTITUTIONAL ASSET MANAGEMENT. GenAmerica's Institutional Asset Management segment, which represented approximately 1.2% of GenAmerica's total revenues in 1999, offers asset management and related products and services primarily to the insurance industry. GenAmerica conducts its asset management business through Conning. Conning's assets under management grew from $26.0 billion in 1997 to $33.2 billion in 1999, a compound annual rate of 13.0%. At December 31, 1999, of Conning's $33.2 billion of assets under management, approximately $11.6 billion, or 34.9%, were GenAmerica assets.

     The products and services provided by Conning consist of: (1) institutional asset management and related services; (2) private equity funds; (3) mortgage loan origination and real estate management; and (4) insurance industry research. Also reported in GenAmerica's Institutional Asset Management segment are the results relating to GenAmerica's funding agreement business. GenAmerica exited the funding agreement business on September 29, 1999. See "-- Terms of Acquisition".

     The Institutional Asset Management segment's revenues, excluding realized gains and losses, grew from $135.8 million in 1997 to $210.3 million in 1999, a compound annual rate of 24.4%. In 1999, its operating income declined 42.1% to $9.2 million. This segment incurred a net loss of $188.6 million due to exiting the funding agreement business and due to the large investment losses sustained in raising liquidity and transferring assets to MetLife.


     In March 2000, GenAmerica and its subsidiaries began withdrawing from Conning approximately $7.7 billion of their assets that Conning had managed and transferring the management of those assets to Metropolitan Life Insurance Company.


     INSURANCE SERVICES AND RELATED BUSINESSES. GenAmerica's Insurance Services and Related Businesses segment, which represented approximately 19% of total revenues in 1999, provides administrative services and insurance products for employers and their employees, as well as software products and technology services to companies in the life insurance industry.

     In its administrative services business, GenAmerica provides administrative support services to employer sponsored health plans and investment products and investment, administrative and consulting services to 401(k) and pension plans.

     Through its wholly-owned subsidiary NaviSys, GenAmerica also provides software products and technology services that include life and annuity administration systems, insurance underwriting systems, sales illustration software, and electronic commerce and Internet-related products and services.

     The Insurance Services and Related Businesses segment's revenues, excluding realized investment gains and losses, grew from $641.9 million in 1997 to $690.8 million in 1999, a compound annual rate of 3.7%. This segment incurred an operating loss of $13.8 million as a result of the aforementioned liquidity problem and subsequent sale of the group health business. Net income increased 33.9% to $17.0 million primarily due to a realized investment gain related to the sale of a non-strategic subsidiary.


     On January 1, 2000, GenAmerica exited the group medical business through a co-insurance agreement with Great-West Life & Annuity Insurance Company (Great-West). This co-insurance agreement also includes any life and health business that is directly associated with the medical business. GenAmerica is required to reimburse Great-West for up to $10 million in net operating losses incurred during 2000. These amounts have been reflected in the 1999 consolidated financial statements of GenAmerica. GenAmerica must also compensate Great-West for certain amounts receivable related to this business should they be deemed uncollectible.


  GENAMERICA INVESTMENTS

     GenAmerica had total consolidated assets at December 31, 1999 of $23.6 billion. Of its total consolidated assets, $16.7 billion were held in the general accounts of its insurance subsidiaries while the remaining $6.9 billion were held in the separate accounts of its insurance subsidiaries. Of the $16.7 billion of assets held in the general accounts, $13.1 billion consisted of cash and invested assets.

     The following table summarizes the consolidated cash and invested assets held in the general accounts of GenAmerica's insurance subsidiaries at the dates indicated.

                           GENAMERICA INVESTED ASSETS

                                                                    AT DECEMBER 31,
                                                    -----------------------------------------------
                                                             1999                     1998
                                                    ----------------------   ----------------------
                                                    CARRYING                 CARRYING
                                                      VALUE     % OF TOTAL     VALUE     % OF TOTAL
                                                    --------    ----------   --------    ----------
                                                                 (DOLLARS IN MILLIONS)
Fixed maturities(1)...............................  $ 6,959.6      53.0%     $11,230.9      65.4%
Equity securities(1)..............................       42.5       0.3           38.8       0.2
Commercial mortgage loans.........................    1,678.9      12.8        2,337.5      13.6
Policy loans......................................    2,243.9      17.1        2,151.0      12.5
Real estate.......................................      131.2       1.0          129.9       0.8
Other invested assets.............................      898.8       6.8          457.6       2.7
Short-term investments............................      295.3       2.2          200.4       1.2
Cash and cash equivalents.........................      888.3       6.8          619.5       3.6
                                                    ---------     -----      ---------     -----
Total invested assets.............................  $13,138.5     100.0%     $17,165.6     100.0%
                                                    =========     =====      =========     =====

---------------
(1) All fixed maturities and equity securities are classified as available-for-sale and carried at estimated fair value.

The yield on general account invested assets (including net realized gains and losses on investments) was 6.6%, 7.3% and 7.5% for the years ended December 31, 1999, 1998 and 1997, respectively.

     FIXED MATURITIES. Fixed maturities consist of publicly traded and privately placed debt securities, primarily of United States corporations, mortgage-backed securities, asset-backed securities and obligations of the Canadian government and provinces. The portion of funds invested in Canadian dollar obligations supports corresponding Canadian liabilities. Fixed maturities represented approximately 53.0% and 65.4% of GenAmerica's total invested assets at December 31, 1999 and 1998, respectively.

     The following table summarizes GenAmerica's total fixed maturities by NAIC designation or, if not rated by the NAIC, by the comparable rating of Moody's or S&P or, if not rated by Moody's or S&P, by GenAmerica's internal rating system.

              GENAMERICA TOTAL FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                        ---------------------------------------------------------------
                                                     1999                             1998
                                        ------------------------------   ------------------------------
   NAIC      RATING AGENCY EQUIVALENT   AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED
DESIGNATION         DESIGNATION           COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE
-----------  ------------------------   ---------   -----   ----------   ---------   -----   ----------
                                                             (DOLLARS IN MILLIONS)
     1       Aaa/Aa/A.................  $4,267.3     55.9%  $ 3,980.0    $ 6,842.0    62.8%  $ 7,157.5
     2       Baa......................   2,802.5     36.7     2,534.5      3,555.4    32.6     3,619.1
     3       Bb.......................     421.4      5.6       351.7        400.9     3.7       378.1
     4       B........................     102.3      1.3        66.8         64.1     0.6        47.2
     5       Caa and lower............      22.9      0.3        14.4         31.1     0.3        25.3
     6       In or near default.......      15.4      0.2        12.2          4.1     0.0         3.7
                                        --------    -----   ---------    ---------   -----   ---------
Total fixed maturities................  $7,631.8    100.0%  $ 6,959.6    $10,897.6   100.0%  $11,230.9
                                        ========    =====   =========    =========   =====   =========

     Mortgage-backed securities and asset-backed securities represented approximately 16.3% and 20.2% of GenAmerica's total invested assets at December 31, 1999 and 1998, respectively. GenAmerica invests in pass-through and collateralized mortgage obligations collateralized by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Governmental National Mortgage Association and Canadian Housing Authority collateral. The following table sets forth the types of mortgage-backed securities, as well as other asset-backed securities, held by GenAmerica as of the dates indicated.

                GENAMERICA MORTGAGE AND ASSET-BACKED SECURITIES

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                                ----         ----
                                                              (DOLLARS IN MILLIONS)
CMOs........................................................  $  741.7     $1,584.2
Commercial mortgage-backed securities.......................     145.0        211.9
Principal only/interest only................................      27.2          1.8
Other mortgage-backed securities............................      26.9         42.8
Asset-backed securities.....................................   1,198.1      1,632.8
                                                              --------     --------
Total mortgage-backed securities and asset-backed
  securities................................................  $2,138.9     $3,473.5
                                                              ========     ========

     COMMERCIAL MORTGAGE LOANS. GenAmerica's commercial mortgage loan portfolio comprised 12.8% and 13.6% of its total invested assets at December 31, 1999 and 1998, respectively.

During the years ended December 31, 1999, 1998 and 1997, the average yield on its commercial mortgage loans was 8.8%, 8.4%, and 9.1% per year, respectively.

     The carrying value of commercial mortgage loans at December 31, 1999 was $1.7 billion. This amount is net of valuation allowances aggregating $29.1 million. The net valuation allowances represent GenAmerica's best estimate of the cumulative impairments on these loans at that date. However, there can be no assurance that increases in valuation allowances will not be necessary. Any such increases may have a material adverse effect on GenAmerica's financial position and results of operations.

     At December 31, 1999, the carrying value of potential problem, problem and restructured commercial mortgage loans was $48.8 million, $8.6 million and $12.6 million, respectively, net of valuation allowances of $29.1 million in the aggregate.

     Gross interest income on restructured commercial mortgage loan balances that would have been recorded in accordance with the loans' original terms was approximately $0.1 million, $1.6 million and $3.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The following table presents the carrying amounts of potential problem, problem and restructured commercial mortgages relative to the carrying value of all commercial mortgages as of the dates indicated:

 GENAMERICA POTENTIAL PROBLEM, PROBLEM AND RESTRUCTURED COMMERCIAL MORTGAGES AT
                                 CARRYING VALUE

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                                ----         ----
                                                              (DOLLARS IN MILLIONS)
Total commercial mortgages..................................  $1,678.9     $2,337.5
                                                              ========     ========
Potential problem commercial mortgages......................  $   48.8     $   85.2
Problem commercial mortgages................................       8.6         20.1
Restructured commercial mortgages...........................      12.6         29.5
                                                              --------     --------
Total potential problem, problem and restructured commercial
  mortgages.................................................  $   70.0     $  134.8
                                                              ========     ========
Total potential problem, problem and restructured commercial
  mortgages as a percent of total commercial mortgages......       4.2%         5.8%
                                                              ========     ========

FUTURE POLICY BENEFITS

     For all of our product lines, we establish, and carry as liabilities, actuarially determined amounts that are calculated to meet our policy obligations at such time as an annuitant takes income, a policy matures or surrenders or an insured dies or becomes disabled. We compute the amounts for future policy benefits in our consolidated financial statements in conformity with generally accepted accounting principles.

     We distinguish between short duration and long duration contracts. Short duration contracts arise from our group life and group dental business. The liability for future policy benefits for short duration contracts consists of gross unearned premiums as of the valuation date and the discounted amount of the future payments on pending claims as of the valuation date. Our long duration contracts consist of traditional life, term, non-participating whole life, individual disability income, group long-term disability and long-term care contracts. We determine future policy benefits for long duration contracts using assumptions based on current experience, plus a margin for adverse deviation for these policies. Where they exist, we amortize deferred policy acquisition costs in relation to the associated premium.

     We also distinguish between investment contracts, limited pay contracts and universal life type contracts. The future policy benefits for these products primarily consist of policyholders' account balances. We also establish liabilities for future policy benefits (associated with base policies and riders, unearned mortality charges and future disability benefits), for other policyholder funds (associated with unearned revenues and claims payable) and for unearned revenue (the unamortized portion of front-end loads charged). Investment contracts primarily consist of individual annuity and certain group pension contracts that have limited or no mortality risk. We amortize the deferred policy acquisition costs on these contracts in relation to estimated gross profits. Limited pay contracts primarily consist of single premium immediate individual and group pension annuities. For limited pay contracts, we defer the excess of the gross premium over the net premium and recognize such excess into income in relation to anticipated future benefit payments. Universal life type contracts consist of universal and variable life contracts. We amortize deferred policy acquisition costs for limited pay and universal type contracts using the product's estimated gross profits. For universal life type contracts with front-end loads, we defer the charge and amortize the unearned revenue using the product's estimated gross profits.

     The liability for future policy benefits for our participating traditional life insurance is the net level reserve using the policy's guaranteed mortality rates and the dividend fund interest rate or nonforfeiture interest rate, as applicable. We amortize deferred policy acquisition costs in relation to the product's estimated gross margins.

     We establish liabilities to account for the estimated ultimate costs of losses and LOSS ADJUSTMENT EXPENSES ("LAE") for claims that have been reported but not yet settled, and claims incurred but not reported for the Auto & Home segment. We base unpaid losses and loss adjustment expenses on:

     - case estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations;

     - estimates of incurred but not reported losses based upon past experience;

     - estimates of losses on insurance assumed primarily from involuntary market mechanisms; and

     - estimates of future expenses to be incurred in settlement of claims.

We deduct estimated amounts of salvage and subrogation from unpaid losses and loss adjustment expenses. Implicit in all these estimates are underlying inflation assumptions because we determine all estimates using expected actual amounts to be paid. We derive estimates for development of reported claims and for incurred but not reported claims principally from actuarial analyses of historical patterns of claims and development for each line of business. Similarly, we derive estimates of unpaid loss adjustment expenses principally from actuarial analyses of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business. We anticipate ultimate recoveries from salvage and subrogation principally on the basis of historical recovery patterns.

     Pursuant to state insurance laws, our insurance subsidiaries also establish STATUTORY RESERVES, carried as liabilities, to meet their obligations on their policies. We establish these statutory reserves in amounts sufficient to meet our policy and contract obligations, when taken together with expected future premiums and interest at assumed rates. Statutory reserves generally differ from liabilities for future policy benefits determined using generally accepted accounting principles.

     The New York Insurance Law and regulations require us to submit to the New York Superintendent of Insurance, with each annual report, an opinion and memorandum of a "qualified actuary" that the statutory reserves and related actuarial amounts recorded in support of specified policies and contracts, and the assets supporting such statutory reserves and related actuarial amounts, make adequate provision for our statutory liabilities with respect to these obligations.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of our liabilities, we cannot precisely determine the amounts that we will ultimately pay with respect to these liabilities, and the ultimate amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future. However, we believe our liabilities for future benefits adequately cover the ultimate benefits. We periodically review our estimates for liabilities for future benefits and compare them with our actual experience. We revise our estimates when we determine that future expected experience differs from assumptions used in the development of our liabilities. If the liabilities originally recorded prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

UNDERWRITING AND PRICING

  INDIVIDUAL AND INSTITUTIONAL BUSINESSES

     Our individual and group insurance underwriting involves an evaluation of applications for life, disability, dental, retirement and savings and long-term care insurance products and services by a professional staff of underwriters and actuaries, who determine the type and the amount of risk that we are willing to accept. We employ detailed underwriting policies, guidelines and procedures designed to assist the underwriter to properly assess and quantify risks before issuing a policy to qualified applicants or groups.

     Individual underwriting considers not only an applicant's medical history, but other factors such as financial profiles, foreign travel, avocations and alcohol, drug and tobacco use. Our group underwriters generally evaluate the risk characteristics of each prospective insured group, although with certain products employees may be underwritten on an individual basis. Generally, we are not obligated to accept any risk or group of risks from, or to issue a policy or group of policies to, any employer or intermediary. Requests for coverage are reviewed on their merits and generally a policy is not issued unless the particular risk or group has been examined and approved for underwriting. Underwriting is generally done on a centralized basis by our employees, although some policies are underwritten by intermediaries under strict guidelines we have established.

     In order to maintain high standards of underwriting quality and consistency, we engage in a multilevel series of ongoing internal underwriting audits, and are subject to external audits by our reinsurers, at both our remote underwriting offices and our corporate underwriting office.

     We have established senior level oversight of this process that facilitates quality sales, serving the needs of our customers, while supporting our financial strength and business objectives. Our goal is to achieve the underwriting, mortality and MORBIDITY assumptions in our product pricing. This is accomplished by determining and establishing underwriting policies, guidelines, philosophies and strategies that are competitive and suitable for the customer, the representative and us.

     Individual and group product pricing reflects our insurance underwriting standards. Product pricing on insurance products is based on the expected payout of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors such as inflation. Investment-oriented products are priced based on various factors, including investment return, expenses and persistency, depending on the specific product features. Product specifications are designed to prevent greater than expected mortality, and we periodically monitor mortality and morbidity assumptions.

     Unique to group insurance pricing is experience rating, the process by which the rate charged to a group policyholder reflects credit for positive past claim experience or a charge for poor experience. We employ both prospective and retrospective experience rating. Prospective experience rating involves the evaluation of past experience for the purpose of determining future premium rates. Retrospective experience rating involves the evaluation of past experience for the purpose of determining the actual cost of providing insurance for the customer for the time period in question.

     We continually review our underwriting and pricing guidelines so that our policies remain progressive, competitive and supportive of our marketing strategies and profitability goals. Decisions are based on established actuarial pricing and risk selection principles to ensure that our underwriting and pricing guidelines are appropriate.

  AUTO & HOME

     Auto & Home's underwriting function has six principal aspects:

     - evaluating potential worksite marketing employer accounts and independent agencies;

     - establishing guidelines for the binding of risks by agents with binding authority;

     - reviewing coverage bound by agents;

     - on a case by case basis, underwriting potential insureds presented by agents outside the scope of their binding authority;

     - pursuing information necessary in certain cases to enable Auto & Home to issue a policy within our guidelines; and

     - ensuring that renewal policies continue to be written at rates commensurate with risk.

     Subject to very few exceptions, agents in each of our distribution channels have binding authority for risks which fall within Auto & Home's published underwriting guidelines. Risks falling outside the underwriting guidelines may be submitted for approval to the underwriting department; alternatively, agents in such a situation may call the underwriting department to obtain authorization to bind the risk themselves. In most states, Auto & Home generally has the right within a specified period (usually 60 days) to cancel any policy.

     Auto & Home establishes prices for our major lines of insurance based on our proprietary data base, rather than relying on rating bureaus. Auto & Home determines prices in part from a number of variables specific to each risk. The pricing of personal lines insurance products takes into account, among other things, the expected frequency and severity of losses, the costs of providing coverage (including the costs of acquiring policyholders and administering policy benefits and other administrative and overhead costs), competitive factors and profit considerations.

     The major pricing variables for personal lines automobile insurance include characteristics of the automobile itself, such as age, make and model, characteristics of insureds, such as driving record and experience, and the insured's personal financial management. Auto & Home's ability to set and change rates is subject to regulatory oversight.

     As a condition of our license to do business in each state, Auto & Home, like all other automobile insurers, is required to write or share the cost of private passenger automobile insurance for higher risk individuals who would otherwise be unable to obtain such insurance. This "involuntary" market, also called the "shared market," is governed by the applicable laws and regulations of each state, and policies written in this market are generally written at higher than standard rates.

     In homeowners' insurance, price is driven by, among other factors, the frequency of the occurrence of covered perils, the cost to repair or replace damaged or lost property and the cost of litigation associated with liability claims. Major underwriting considerations include the condition and maintenance of the property, adequacy of fire protection and characteristics of insureds, such as personal financial management. Most homeowners insurance policies have a provision for automatic annual adjustments in coverage and premium due to inflation in building and labor costs. Homeowners pricing also includes the consideration of the incidence and severity of natural catastrophes, such as hurricanes and earthquakes, over a long-term period.

REINSURANCE

     We cede premiums to other insurers under various agreements that cover individual risks, group risks or defined blocks of business, on a coinsurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread the risk and minimize the effect on us of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event the claim is paid. However, we remain liable to our policyholders with respect to ceded insurance if any reinsurer fails to meet the obligations assumed by it. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede reinsurance to well-capitalized, highly rated reinsurers.

  INDIVIDUAL BUSINESS

     In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of individual mortality risk coverage purchased from third-party reinsurers. Since 1996, we have entered into reinsurance agreements that cede substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on our universal life policies issued since 1983. We are continuing to reinsure substantially all of the mortality risk on the universal life policies. As a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     In addition to these reinsurance policies, we reinsure risk on specific coverages.

     While our retention limit on any one life is $25 million ($30 million for joint life cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. In addition, we routinely reinsure certain classes of risks in order to limit our exposure to particular travel, avocation and lifestyle hazards. We have several individual life reinsurance agreements with a diversified group of third-party reinsurers. These automatic pools have permitted us to enhance product performance, while decreasing business risk.

  INSTITUTIONAL BUSINESS

     We generally do not utilize reinsurance for our group insurance products, but we do reinsure when capital requirements and the economic terms of the reinsurance make it appropriate to do so.

  AUTO & HOME

     Auto & Home purchases reinsurance to control our exposure to large losses (primarily catastrophe losses), to stabilize earnings and to protect surplus. Auto & Home cedes to reinsurers a portion of risks and pays premiums based upon the risk and exposure of the policies subject to reinsurance.

     To control our exposure to large property and casualty losses, Auto & Home utilizes three varieties of reinsurance agreements in which protection is provided for a specified type or category of risks. First, we utilize property catastrophe excess of loss agreements. Second, we utilize casualty excess of loss agreements. Third, we utilize property per risk excess of loss agreements.

     PROPERTY CATASTROPHE EXCESS OF LOSS. Protection against hurricane losses in Florida is obtained through (1) the state-run Catastrophe Fund, which provides coverage of 90% of $153 million in excess of $36 million, (2) privately placed reinsurance of $52.5 million in excess of $200 million, and (3) a multi-year treaty for Florida second-event coverage in which the maximum recoverable is $46.5 million in excess of $50 million. This multi-year treaty is subject to a 24-month activation period and upon activation the contract period is 36 months. This coverage becomes activated when the aggregate incurred losses for the insurance industry exceed $8 billion or the Florida Hurricane Catastrophe Fund is depleted. For other regions, on January 1, 2000, Auto & Home entered into a multi-year treaty in which the maximum recoverable amounts are $37.5 million for any one loss occurrence in excess of $75 million, $75 million for any one annual period and no more than $112.5 million during the four-year contract term. On January 1, 2000, Auto & Home also entered into an annual treaty in which the maximum recoverable amount is $122.5 million for each and every loss occurrence in excess of $125 million. The aggregate effect of these coverages is to limit Auto & Home's probable maximum after-tax loss from a one in 250-year hurricane in Florida or a one in 100-year hurricane in the Northeast to less than 10% of Auto & Home's statutory surplus.

     PROPERTY PER RISK EXCESS OF LOSS. Auto & Home's property per risk excess of loss coverage has three layers of protection: each current layer is effective through June 30, 2000. The first layer of coverage provides up to $1 million of recoveries for each loss in excess of $1 million. The second layer provides up to $3 million of coverage for each loss in excess of $2 million. The third layer provides up to $10 million of coverage for each loss in excess of $5 million. For a given occurrence, the entire program provides maximum coverage of $24 million.

     CASUALTY EXCESS OF LOSS. Auto & Home's casualty excess of loss coverage has three layers of protection: each current layer is effective through June 30, 2000. The first layer covers up to $3 million of losses for each occurrence in excess of $2 million. The second layer covers up to $5 million of losses for each occurrence in excess of $5 million. The third layer covers up to $10 million of losses for each occurrence in excess of $10 million.

INVESTMENTS

     We had total cash and invested assets at December 31, 1999 of $138.6 billion. In addition, we had $64.9 billion held in our separate accounts, for which we generally do not bear investment risk.

     Our primary investment objective is to maximize after-tax operating income consistent with acceptable risk parameters. We are exposed to three primary sources of investment risk:

     - credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

     - interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates; and

     - market valuation risk for equity holdings.

     We manage credit risk through in-house fundamental analysis of the underlying obligors, issuers, transaction structures and real estate properties. We also manage credit risk and valuation risk through industry and issuer diversification and asset allocation. For real estate and agricultural assets, we manage credit risk and valuation risk through geographic, property type, and product type diversification and asset allocation. We manage interest rate risk as part of our asset and liability management strategies, product design, such as the use of market value adjustment features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of our products, such as the resetting of credited interest and dividend rates for policies that permit such adjustments.

     For further information on our management of interest rate risk and market valuation risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosure".

     The following table summarizes our cash and invested assets at December 31, 1999 and 1998:

                                INVESTED ASSETS

                                                                         AT DECEMBER 31,
                                                              --------------------------------------
                                                                    1999                 1998
                                                              -----------------    -----------------
                                                              CARRYING    % OF     CARRYING    % OF
                                                               VALUE      TOTAL     VALUE      TOTAL
                                                              --------    -----    --------    -----
                                                                      (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at fair value..........  $ 96,981     69.9%   $100,767     72.5%
Mortgage loans on real estate...............................    19,739     14.2      16,827     12.1
Equity real estate and real estate joint ventures...........     5,649      4.1       6,287      4.5
Policy loans................................................     5,598      4.0       5,600      4.0
Equity securities, at fair value............................     2,006      1.5       2,340      1.7
Cash and cash equivalents...................................     2,789      2.0       3,301      2.4
Other limited partnership interests.........................     1,331      1.0       1,047      0.7
Short-term investments......................................     3,055      2.2       1,369      1.0
Other invested assets.......................................     1,501      1.1       1,484      1.1
                                                              --------    -----    --------    -----
         Total cash and invested assets.....................  $138,649    100.0%   $139,022    100.0%
                                                              ========    =====    ========    =====

  INVESTMENT RESULTS

     The yield on general account cash and invested assets, excluding net realized investment gains and losses, was 7.3%, 7.5% and 7.1% for the years ended December 31, 1999, 1998 and 1997, respectively.

     The following table illustrates the yields on average assets for each of the components of our investment portfolio for the years ended December 31, 1999, 1998 and 1997:

                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                        1999                 1998                  1997
                                                 ------------------   -------------------   ------------------
                                                 YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                                                 --------   ------    --------    ------    --------   ------
                                                                     (DOLLARS IN MILLIONS)
FIXED MATURITIES:(2)
Investment income..............................     7.5%    $ 7,171      7.4%    $  6,990     7.4%     $ 6,481
Net realized gains (losses)....................                (538)                  573                  118
                                                            -------              --------              -------
  Total........................................             $ 6,633              $  7,563              $ 6,599
                                                            -------              --------              -------
Ending assets..................................             $96,981              $100,767              $92,630
                                                            -------              --------              -------
MORTGAGE LOANS:(3)
Investment income..............................     8.1%    $ 1,484      8.5%    $  1,580      8.6%    $ 1,692
Net realized gains.............................                  28                    23                   56
                                                            -------              --------              -------
  Total........................................             $ 1,512              $  1,603              $ 1,748
                                                            -------              --------              -------
Ending assets..................................             $19,739              $ 16,827              $20,193
                                                            -------              --------              -------
EQUITY REAL ESTATE AND REAL ESTATE JOINT
  VENTURES:(4)
Investment income, net of expenses.............     9.7%    $   581     10.4%    $    687      7.5%    $   586
Net realized gains.............................                 265                   424                  446
                                                            -------              --------              -------
  Total........................................             $   846              $  1,111              $ 1,032
                                                            -------              --------              -------
Ending assets..................................             $ 5,649              $  6,287              $ 7,080
                                                            -------              --------              -------

                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                        1999                 1998                  1997
                                                 ------------------   -------------------   ------------------
                                                 YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                                                 --------   ------    --------    ------    --------   ------
                                                                     (DOLLARS IN MILLIONS)
POLICY LOANS:
Investment income..............................     6.1%    $   340      6.6%    $    387      6.3%    $   368
                                                            -------              --------              -------
Ending assets..................................             $ 5,598              $  5,600              $ 5,846
                                                            -------              --------              -------
CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS:
Investment income..............................     4.2%    $   173      5.3%    $    187      5.1%    $   169
Ending assets..................................             $ 5,844              $  4,670              $ 3,590
                                                            -------              --------              -------
EQUITY SECURITIES:
Investment income..............................     1.8%    $    40      2.0%    $     78      1.4%    $    50
Net realized gains.............................                  99                   994                  224
                                                            -------              --------              -------
  Total........................................             $   139              $  1,072              $   274
                                                            -------              --------              -------
Ending assets..................................             $ 2,006              $  2,340              $ 4,250
                                                            -------              --------              -------
OTHER LIMITED PARTNERSHIP INTERESTS:
Investment income..............................    17.2%    $   199     20.3%    $    196     32.7%    $   302
Net realized gains.............................                  33                    13                   12
                                                            -------              --------              -------
  Total........................................             $   232              $    209              $   314
                                                            -------              --------              -------
Ending assets..................................             $ 1,331              $  1,047              $   855
                                                            -------              --------              -------
OTHER INVESTED ASSETS:
Investment income..............................     6.0%    $    91     12.2%    $    406      7.3%    $   324
Net realized gains (losses)....................                 (24)                   71                   23
                                                            -------              --------              -------
  Total........................................             $    67              $    477              $   347
                                                            -------              --------              -------
Ending assets..................................             $ 1,501              $  1,484              $ 4,456
                                                            -------              --------              -------
TOTAL INVESTMENTS:
Investment income before expenses and fees.....     7.5%    $10,079      7.7%    $ 10,511      7.5%    $ 9,972
Investment expenses and fees...................    (0.2%)      (263)    (0.2%)       (283)    (0.4%)      (481)
                                                   ----     -------     ----     --------     ----     -------
Net investment income..........................     7.3%    $ 9,816      7.5%    $ 10,228      7.1%    $ 9,491
Net realized gains (losses)....................                (137)                2,098                  879
Realized gains from sales of subsidiaries......                  --                   531                  139
Adjustments to realized gains (losses)(5)......                  67                  (608)                (231)
                                                            -------              --------              -------
  Total........................................             $ 9,746              $ 12,249              $10,278
                                                            =======              ========              =======

---------------
(1) Yields are based on quarterly average asset carrying values for 1999 and 1998, and annual average asset carrying values for 1997 excluding unrealized investment gains(losses), and for yield calculation purposes, average assets exclude fixed maturities associated with our security lending program. Fixed maturity investment income has been reduced by rebates paid under the program.

(2) Included in fixed maturities are equity linked notes of $1,079 million, $916 million and $860 million at December 31, 1999, 1998 and 1997, respectively, which include an equity component as part of the notes' return. Investment income for fixed maturities includes prepayment fees and income from the securities lending program that has been reclassed from net investment income.

(3) Investment income from mortgage loans includes prepayment fees.

(4) Equity real estate and real estate joint venture income is shown net of operating expenses, including depreciation of $247 million, $282 million and $338 million in 1999, 1998 and 1997, respectively.

(5) Adjustments to realized gains (losses) include accelerated amortization of deferred acquisition costs, loss recognition for policy liabilities related to the assets sold and additional credits to participating contracts.

  FIXED MATURITIES

     Fixed maturities consist principally of publicly traded and privately placed debt securities, and represented 69.9% and 72.5% of total cash and invested assets at December 31, 1999 and 1998, respectively.

     Based on estimated fair value, public fixed maturities and private fixed maturities comprised 82.6% and 17.4% of total fixed maturities at December 31, 1999, respectively, and 83.3% and 16.7% at December 31, 1998, respectively. We invest in privately placed fixed maturities to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, we may not freely trade our private placements because of restrictions imposed by federal and state securities laws and illiquid trading markets.

     The Securities Valuation Office of the NAIC evaluates the bond investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC designations". The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated "Baa3" or higher by Moody's, or rated "BBB-" or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated "Ba1" or lower by Moody's, or rated "BB+" or lower by S&P).

     The following tables present our public, private and total fixed maturities by NAIC designation and the equivalent ratings of the Nationally Recognized Statistical Rating Organizations at December 31, 1999 and 1998, as well as the percentage, based on estimated fair value, that each designation comprises:

                   PUBLIC FIXED MATURITIES BY CREDIT QUALITY

                                                              AT DECEMBER 31,
                                       -------------------------------------------------------------
                                                   1999                            1998
                                       -----------------------------   -----------------------------
                                                   ESTIMATED                       ESTIMATED
 NAIC           RATING AGENCY          AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING      EQUIVALENT DESIGNATION       COST        VALUE     TOTAL     COST        VALUE     TOTAL
------      ----------------------     ---------   ---------   -----   ---------   ---------   -----
                                                       (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A....................   $55,258     $54,511     68.1%   $57,003     $60,735     72.4%
  2      Baa.........................    19,908      19,106     23.8     16,472      17,001     20.2
  3      Ba..........................     4,355       4,232      5.3      4,635       4,609      5.5
  4      B...........................     2,184       2,153      2.7      1,532       1,477      1.8
  5      Caa and lower...............        64          54      0.1        138         106      0.1
  6      In or near default..........        23          23      0.0          2           5      0.0
                                        -------     -------    -----    -------     -------    -----
         Total public fixed
           maturities................   $81,792     $80,079    100.0%   $79,782     $83,933    100.0%
                                        =======     =======    =====    =======     =======    =====

                   PRIVATE FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                         -------------------------------------------------------------
                                                     1999                            1998
                                         -----------------------------   -----------------------------
                                                     ESTIMATED                       ESTIMATED
 NAIC            RATING AGENCY           AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING       EQUIVALENT DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL
------       ----------------------      ---------   ---------   -----   ---------   ---------   -----
                                                         (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A......................   $ 7,597     $ 7,696     45.5%   $ 7,372    $  7,865     46.7%
  2      Baa...........................     6,975       6,845     40.5      6,637       6,862     40.8
  3      Ba............................     1,453       1,404      8.3      1,391       1,362      8.1
  4      B.............................       833         816      4.8        621         606      3.6
  5      Caa and lower.................       104          87      0.5        129         110      0.6
  6      In or near default............        45          44      0.3         11          14      0.1
                                          -------     -------    -----    -------    --------    -----
         Subtotal......................    17,007      16,892     99.9     16,161      16,819     99.9
         Redeemable preferred stock....        10          10      0.1         15          15      0.1
                                          -------     -------    -----    -------    --------    -----
         Total private fixed
           maturities..................   $17,017     $16,902    100.0%   $16,176    $ 16,834    100.0%
                                          =======     =======    =====    =======    ========    =====

                    TOTAL FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                         -------------------------------------------------------------
                                                     1999                            1998
                                         -----------------------------   -----------------------------
                                                     ESTIMATED                       ESTIMATED
 NAIC            RATING AGENCY           AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING       EQUIVALENT DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL
------       ----------------------      ---------   ---------   -----   ---------   ---------   -----
                                                         (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A......................   $62,855     $62,207     64.2%   $64,375    $ 68,600     68.1%
  2      Baa...........................    26,883      25,951     26.8     23,109      23,863     23.7
  3      Ba............................     5,808       5,636      5.8      6,026       5,971      5.9
  4      B.............................     3,017       2,969      3.1      2,153       2,083      2.1
  5      Caa and lower.................       168         141      0.1        267         216      0.2
  6      In or near default............        68          67      0.0         13          19      0.0
                                          -------     -------    -----    -------    --------    -----
         Subtotal......................    98,799      96,971    100.0     95,943     100,752    100.0
         Redeemable preferred stock....        10          10      0.0         15          15      0.0
                                          -------     -------    -----    -------    --------    -----
         Total fixed maturities........   $98,809     $96,981    100.0%   $95,958    $100,767    100.0%
                                          =======     =======    =====    =======    ========    =====

     Based on estimated fair values, total investment grade public and private placement fixed maturities comprised 91.0% and 91.8% of total fixed maturities in the general account at December 31, 1999 and 1998, respectively.

     The following table shows the amortized cost and estimated fair value of fixed maturities, by contractual maturity dates (excluding scheduled sinking funds), at December 31, 1999 and 1998:

                 FIXED MATURITIES BY CONTRACTUAL MATURITY DATES

                                                                   AT DECEMBER 31,
                                                   -----------------------------------------------
                                                            1999                     1998
                                                   ----------------------   ----------------------
                                                                ESTIMATED                ESTIMATED
                                                   AMORTIZED      FAIR      AMORTIZED      FAIR
                                                     COST         VALUE       COST         VALUE
                                                   ---------    ---------   ---------    ---------
                                                                (DOLLARS IN MILLIONS)
Due in one year or less..........................
                                                    $ 3,180      $ 3,217     $ 2,380     $  2,462
Due after one year through five years............
                                                     18,152       18,061      17,062       17,527
Due after five years through ten years...........
                                                     23,755       23,114      23,769       24,714
Due after ten years..............................
                                                     26,316       25,918      26,276       29,070
                                                    -------      -------     -------     --------
  Subtotal.......................................
                                                     71,403       70,310      69,487       73,773
Mortgage-backed and other asset-backed
  securities.....................................
                                                     27,396       26,661      26,456       26,979
                                                    -------      -------     -------     --------
  Subtotal.......................................
                                                     98,799       96,971      95,943      100,752
Redeemable preferred stock.......................
                                                         10           10          15           15
                                                    -------      -------     -------     --------
Total fixed maturities...........................
                                                    $98,809      $96,981     $95,958     $100,767
                                                    =======      =======     =======     ========

     PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES. We monitor fixed maturities to identify investments that management considers to be problems or potential problems. We also monitor investments that have been restructured.

     We define problem securities in the fixed maturities category as securities as to which principal or interest payments are in default or are to be restructured pursuant to commenced negotiations, or as securities issued by a debtor that has subsequently entered bankruptcy.

     We define potential problem securities in the fixed maturity category as securities of an issuer deemed to be experiencing significant operating problems or difficult industry conditions. We use various criteria, including the following, to identify potential problem securities:

     - debt service coverage or cash flow falling below certain thresholds which vary according to the issuer's industry and other relevant factors;

     - significant declines in revenues or margins;

     - violation of financial covenants;

     - public securities trading at a substantial discount as a result of specific credit concerns; and

     - other subjective factors.

     We define restructured securities in the fixed maturities category as securities to which we have granted a concession that we would not have otherwise considered but for the financial difficulties of the obligor or issuer. We enter into a restructuring when we believe we will realize a greater economic value under the new terms than through liquidation or disposition. The terms of the restructuring may involve some or all of the following characteristics: a reduction in the interest or dividend rate, an extension of the maturity date, an exchange of debt for equity or a partial forgiveness of principal or interest.

     The following table presents the estimated fair value of our total fixed maturities classified as performing, problem, potential problem and restructured fixed maturities at December 31, 1999 and 1998:

          PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES

                                                                  AT DECEMBER 31,
                                                     ------------------------------------------
                                                            1999                   1998
                                                     -------------------    -------------------
                                                     ESTIMATED     % OF     ESTIMATED     % OF
                                                     FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                     ----------    -----    ----------    -----
                                                               (DOLLARS IN MILLIONS)
Performing.........................................   $96,464       99.5%    $100,409      99.6%
Problem............................................        20        0.0          152       0.2
Potential problem..................................       482        0.5          192       0.2
Restructured.......................................        15        0.0           14       0.0
                                                      -------      -----     --------     -----
  Total............................................   $96,981      100.0%    $100,767     100.0%
                                                      =======      =====     ========     =====

     We classify all of our fixed maturities as available-for-sale and mark them to market. We write down to management's expectations of ultimate realizable value fixed maturities that we deem to be other than temporarily impaired. We record write-downs as realized losses and include them in earnings and adjust the cost basis of the fixed maturities accordingly. We do not change the revised cost basis for subsequent recoveries in value. Such writedowns were $98 million and $7 million for the years ended December 31, 1999 and 1998, respectively. Cumulative write-downs on fixed maturities owned were $76 million and $16 million at December 31, 1999 and 1998, respectively.

     FIXED MATURITIES BY SECTOR. We diversify our fixed maturities by security sector. The following tables set forth the estimated fair value of our fixed maturities by sector, as well as the percentage of the total fixed maturities holdings that each security sector comprised at December 31, 1999 and 1998, and show by security type the relative amounts of publicly traded and privately placed securities:

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1999
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. treasuries/agencies..........   $ 6,298       7.9%    $     1       0.0%    $ 6,299       6.5%
Corporate securities..............    40,207      50.2      15,336      90.7      55,543      57.3
Foreign government securities.....     4,095       5.1         111       0.7       4,206       4.3
Mortgage-backed securities........    20,032      25.0         247       1.5      20,279      20.9
Asset-backed securities...........     5,715       7.1         667       3.9       6,382       6.6
Other fixed income assets.........     3,732       4.7         540       3.2       4,272       4.4
                                     -------     -----     -------     -----     -------     -----
  Total...........................   $80,079     100.0%    $16,902     100.0%    $96,981     100.0%
                                     =======     =====     =======     =====     =======     =====

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1998
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. treasuries/agencies..........   $ 7,744       9.2%    $     3       0.0%    $  7,747      7.7%
Corporate securities..............    42,525      50.6      15,453      91.8       57,978     57.5
Foreign government securities.....     4,173       5.0         117       0.7        4,290      4.3
Mortgage-backed securities........    20,452      24.4         440       2.6       20,892     20.7
Asset-backed securities...........     5,852       7.0         235       1.4        6,087      6.0
Other fixed income assets.........     3,187       3.8         586       3.5        3,773      3.8
                                     -------     -----     -------     -----     --------    -----
  Total...........................   $83,933     100.0%    $16,834     100.0%    $100,767    100.0%
                                     =======     =====     =======     =====     ========    =====

     CORPORATE FIXED MATURITIES. The table below shows the major industry types that comprise our corporate bond holdings at the dates indicated:

                                                                   AT DECEMBER 31,
                                                      ------------------------------------------
                                                             1999                   1998
                                                      -------------------    -------------------
                                                      ESTIMATED     % OF     ESTIMATED     % OF
                                                      FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                      ----------    -----    ----------    -----
                                                                (DOLLARS IN MILLIONS)
Industrial..........................................   $26,480       47.6%    $28,388       49.0%
Utility.............................................     6,487       11.7       7,690       13.2
Finance.............................................    11,631       21.0      11,252       19.4
Yankee/Foreign(1)...................................    10,423       18.8      10,295       17.8
Other...............................................       522        0.9         353        0.6
                                                       -------      -----     -------      -----
  Total.............................................   $55,543      100.0%    $57,978      100.0%
                                                       =======      =====     =======      =====

---------------
(1) Includes dollar-denominated debt obligations of foreign obligors, known as Yankee bonds, and other foreign investments.

     We diversify our corporate bond holdings by industry and issuer. The portfolio has no significant exposure to any single issuer. At December 31, 1999, our combined holdings in the ten issuers to which we had the greatest exposure totaled $3,154 million, which was less than 3% of our total invested assets at such date. The exposure to the largest single issuer of corporate bonds we held at December 31, 1999 was $388 million, which was less than 1% of our total invested assets at such date.

     At December 31, 1999, investments of $4,182 million, or 40.1% of the Yankee/Foreign sector, represented exposure to traditional "Yankee" bonds, which are dollar-denominated debt obligations of foreign obligors. The balance of this exposure is primarily dollar-denominated, foreign private placements and project finance loans. We diversify the Yankee/Foreign portfolio by country and issuer.

     We do not have material exposure to foreign currency risk in our invested assets. In our international insurance operations, both our assets and liabilities are denominated in local currencies. Foreign currency denominated securities supporting U.S. dollar liabilities are generally swapped back into U.S. dollars.

     MORTGAGE-BACKED SECURITIES. The following table shows the types of mortgage-backed securities we held at December 31, 1999 and 1998:

                           MORTGAGE-BACKED SECURITIES

                                                                   AT DECEMBER 31,
                                                      ------------------------------------------
                                                             1999                   1998
                                                      -------------------    -------------------
                                                      ESTIMATED     % OF     ESTIMATED     % OF
                                                      FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                      ----------    -----    ----------    -----
                                                                (DOLLARS IN MILLIONS)
Pass-through securities.............................   $ 8,478       41.8%    $ 8,546       40.9%
                                                       -------      -----     -------      -----
Collateralized mortgage obligations
  Planned amortization class........................     3,974       19.6       4,593       22.0
  Sequential pay class..............................     3,359       16.5       3,827       18.3
  Other.............................................       361        1.8         141        0.7
                                                       -------      -----     -------      -----
     Subtotal.......................................     7,694       37.9       8,561       41.0
Commercial mortgage-backed securities...............     4,107       20.3       3,785       18.1
                                                       -------      -----     -------      -----
          Total.....................................   $20,279      100.0%    $20,892      100.0%
                                                       =======      =====     =======      =====

     At December 31, 1999, pass-through and collateralized mortgage obligations totaled $16,172 million, or 79.7% of total mortgage-backed securities, and a majority of this amount represented agency-issued pass-through and collateralized mortgage obligations guaranteed or otherwise supported by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Other types of mortgage-backed securities comprised the balance of such amounts reflected in the table. At December 31, 1999, approximately $2,614 million, or 63.6% of the commercial mortgage-backed securities and $13,880 million, or 85.9% of the pass-through securities and collateralized mortgage obligations were rated Aaa/AAA by Moody's or S&P.

     Mortgage-backed securities are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

     The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations.

     Mortgage-backed pass-through certificates are the most liquid assets in the mortgage-backed sector. Pass-through securities represented 41.8% and 40.9% of our mortgage-backed securities at December 31, 1999 and 1998 respectively. Pass-through securities distribute, on a pro rata basis to their holders, the monthly cash flows of principal and interest, both scheduled and prepayments, generated by the underlying mortgages.

     We also invested 37.9% and 41.0% of our mortgage-backed securities at December 31, 1999 and 1998, respectively, in collateralized mortgage obligations ("CMOs") which have a greater degree of cash flow stability than pass-throughs.

     Planned Amortization Class bonds ("PAC") represented 19.6% and 22.0% of our mortgage-backed securities at December 31, 1999 and 1998, respectively. These bonds or tranches are structured to provide more certain cash flows to the investor and therefore are subject to less prepayment and extension risk than other mortgage-backed securities. PAC tranches derive their stability from having a specified principal payment schedule, provided prepayments of the underlying securities remain within their expected range. The other tranches of a CMO absorb prepayment variations so that PACs maintain a better defined maturity profile than other mortgage-backed securities. By buying PACs, we accept a lower yield in return for more certain cash flow. The principal risk of holding PACs is that prepayments may differ significantly from expectations and we will not receive the expected yield on the PAC. In contrast, Sequential Pay Class tranches receive principal payments in a prescribed sequence without a pre-determined prepayment schedule. In addition to our PACs and Sequential Pay Class tranches, we had approximately $108 million invested in interest-only or principal-only mortgage-backed securities at December 31, 1999.

     ASSET-BACKED SECURITIES. The following table below shows the types of asset-backed securities we held at December 31, 1999 and 1998:

                            ASSET-BACKED SECURITIES

                                                                AT DECEMBER 31,
                                                ------------------------------------------------
                                                        1999                       1998
                                                ---------------------      ---------------------
                                                ESTIMATED       % OF       ESTIMATED       % OF
                                                FAIR VALUE      TOTAL      FAIR VALUE      TOTAL
                                                ----------      -----      ----------      -----
                                                             (DOLLARS IN MILLIONS)
Credit card receivables.....................      $1,960         30.7%       $2,885         47.4%
Automobile receivables......................       1,070         16.8         1,432         23.5
Home equity loans...........................       1,541         24.1         1,026         16.9
Other.......................................       1,811         28.4           744         12.2
                                                  ------        -----        ------        -----
  Total.....................................      $6,382        100.0%       $6,087        100.0%
                                                  ======        =====        ======        =====

     Asset-backed securities are purchased both to diversify the overall risks of our fixed maturities assets and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer. Credit card receivables constitute the largest exposure in our asset-backed securities investments. Except for asset-backed securities backed by home equity loans, the asset-backed securities investments generally have little sensitivity to changes in interest rates. At December 31, 1999, approximately $3,661 million, or 57.4%, of the total was rated Aaa/AAA by Moody's or S&P.

     The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders, equipment lessees, and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

  MORTGAGE LOANS

     Our mortgage loans are collateralized by commercial, agricultural and residential properties. Mortgage loans comprised 14.2% and 12.1% of our total cash and invested assets at December 31, 1999 and 1998, respectively. The carrying value of mortgage loans is stated at original cost net of repayments, amortization of premiums, accretion of discounts and valuation allowances. The following table shows the carrying value of our mortgage loans by such types at December 31, 1999 and 1998:

                          MORTGAGE LOANS BY PORTFOLIO

                                                               AT DECEMBER 31,
                                                 --------------------------------------------
                                                        1999                     1998
                                                 -------------------      -------------------
                                                 CARRYING      % OF       CARRYING      % OF
                                                  VALUE        TOTAL       VALUE        TOTAL
                                                 --------      -----      --------      -----
                                                            (DOLLARS IN MILLIONS)
Commercial...................................    $14,862        75.3%     $12,360        73.5%
Agricultural.................................      4,798        24.3        4,227        25.1
Residential..................................         79         0.4          240         1.4
                                                 -------       -----      -------       -----
  Total......................................    $19,739       100.0%     $16,827       100.0%
                                                 =======       =====      =======       =====

     COMMERCIAL MORTGAGE LOANS. We diversify our commercial mortgage loans by both geographic region and property type, and manage these investments through a network of regional offices overseen by our investment department. The following table presents the distribution across geographic regions and property types for commercial mortgage loans at December 31, 1999 and 1998:

  COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY GEOGRAPHIC REGION AND PROPERTY TYPE

                                                                  AT DECEMBER 31,
                                                       --------------------------------------
                                                             1999                 1998
                                                       -----------------    -----------------
                                                       CARRYING    % OF     CARRYING    % OF
                                                        VALUE      TOTAL     VALUE      TOTAL
                                                       --------    -----    --------    -----
                                                               (DOLLARS IN MILLIONS)
REGION
South Atlantic.......................................  $ 4,098      27.6%   $ 3,463      28.0%
Middle Atlantic......................................    2,703      18.2      2,220      18.0
Pacific..............................................    2,596      17.5      1,935      15.7
East North Central...................................    1,865      12.5      1,832      14.8
New England..........................................    1,095       7.4      1,077       8.7
West South Central...................................    1,012       6.8        676       5.5
West North Central...................................      652       4.4        569       4.6
Mountain.............................................      490       3.3        335       2.7
East South Central...................................      149       1.0        152       1.2
International........................................      202       1.3        101       0.8
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====
PROPERTY TYPE
Office...............................................  $ 6,789      45.7%   $ 6,118      49.5%
Retail...............................................    3,620      24.4      2,286      18.5
Apartments...........................................    2,382      16.0      2,378      19.2
Industrial...........................................    1,136       7.6        848       6.9
Hotel................................................      843       5.7        657       5.3
Other................................................       92       0.6         73       0.6
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====

     The following table presents the scheduled maturities for our commercial mortgage loans at December 31, 1999 and 1998:

                 COMMERCIAL MORTGAGE LOAN SCHEDULED MATURITIES

                                                                  AT DECEMBER 31,
                                                       --------------------------------------
                                                             1999                 1998
                                                       -----------------    -----------------
                                                       CARRYING    % OF     CARRYING    % OF
                                                        VALUE      TOTAL     VALUE      TOTAL
                                                       --------    -----    --------    -----
                                                               (DOLLARS IN MILLIONS)
Due in 1 year or less................................  $   806       5.4%   $   808       6.5%
Due after 1 year through 2 years.....................      482       3.2        816       6.6
Due after 2 years through 3 years....................      708       4.8        532       4.3
Due after 3 years through 4 years....................      787       5.3        679       5.5
Due after 4 years through 5 years....................    1,608      10.8        881       7.1
Due after 5 years....................................   10,471      70.5      8,644      70.0
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====

     We monitor our mortgage loans on a continual basis. Through this monitoring process, we review loans that are restructured, delinquent or under foreclosure and identify those that management considers to be potentially delinquent. These loan classifications are generally consistent with those used in industry practice.

     We define restructured mortgage loans, consistent with industry practice, as loans in which we, for economic or legal reasons related to the debtor's financial difficulties, grant a concession to the debtor that we would not otherwise consider. This definition provides for loans to exit the restructured category under certain conditions. We define delinquent mortgage loans, consistent with industry practice, as loans as to which two or more interest or principal payments are past due. We define mortgage loans under foreclosure, consistent with industry practice, as loans as to which foreclosure proceedings have formally commenced. We define potentially delinquent loans as loans which, in management's opinion, have a high probability of becoming delinquent.

     We review all mortgage loans on an annual basis. These reviews may include an analysis of the property financial statement and rent roll, lease rollover analysis, property inspections, market analysis and tenant creditworthiness. We also review loan-to-value ratios and debt coverage ratios for restructured loans, delinquent loans, loans under foreclosure, potentially delinquent loans, loans with an existing valuation allowance, loans maturing within two years and loans with a loan-to-value ratio greater than 90% as determined in the prior year.

     We establish valuation allowances for loans that we deem impaired, as determined through our annual review process. We define impaired loans consistent with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as loans as to which we probably will not collect all amounts due according to applicable contractual terms of the agreement. We base valuation allowances upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the value of the loan's collateral. We record valuation allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     The following table presents the amortized cost and valuation allowances for commercial mortgage loans distributed by loan classification at December 31, 1999 and 1998:

     COMMERCIAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                    AT DECEMBER 31, 1999                        AT DECEMBER 31, 1998
                          -----------------------------------------   -----------------------------------------
                                                            % OF                                        % OF
                          AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                           COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                          ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                          (DOLLARS IN MILLIONS)
Performing..............   $14,098     94.5%     $11         0.1%      $11,490     91.9%    $ 44         0.4%
Restructured............       810      5.4       52         6.4%          953      7.7       85         8.9%
Delinquent or under
  foreclosure...........        17      0.1        4        25.0%           55      0.4       10        18.2%
Potentially
  delinquent............         6      0.0        2        33.3%            4      0.0        3        75.0%
                           -------    -----      ---                   -------    -----     ----        ----
  Total.................   $14,931    100.0%     $69         0.5%      $12,502    100.0%    $142         1.1%
                           =======    =====      ===        ====       =======    =====     ====        ====

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for commercial mortgage loans for the years ended December 31, 1999, 1998 and 1997:

            CHANGES IN COMMERCIAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN MILLIONS)
Balance, beginning of year..................................  $ 142    $ 259    $ 454
Additions...................................................     36       30       46
Deductions for writedowns and dispositions(1)...............   (109)    (147)    (241)
                                                              -----    -----    -----
Balance, end of year........................................  $  69    $ 142    $ 259
                                                              =====    =====    =====

---------------
(1) Includes $26 million related to commercial mortgage loans held by entities sold in 1998.

     The principal risks in holding commercial mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the geographic location of the property, the physical condition of the property, the diversity of tenants and the rollover of their leases and the ability of the property manager to attract tenants and manage expenses. Supply and demand risks include changes in the supply and/or demand for rental space which cause changes in vacancy rates and/or rental rates. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

     AGRICULTURAL MORTGAGE LOANS. We diversify our agricultural mortgage loans by both geographic region and product type. We manage these investments through a network of regional offices and field professionals overseen by our investment department. The following table presents the distribution across geographic regions and product types for agricultural mortgage loans at December 31, 1999 and 1998:

                    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION
                    BY GEOGRAPHIC REGION AND BY PRODUCT TYPE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
REGION
Pacific................................................   $1,184      24.7%    $1,085      25.6%
West North Central.....................................    1,053      21.9        931      22.0
South Atlantic.........................................      840      17.5        734      17.4
East North Central.....................................      737      15.4        671      15.9
West South Central.....................................      405       8.5        356       8.4
Mountain...............................................      371       7.7        327       7.7
East South Central.....................................      189       3.9        108       2.6
New England............................................       19       0.4         15       0.4
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====
PRODUCT TYPE
Annual Crop............................................   $2,276      47.4%    $2,128      50.3%
Permanent..............................................      932      19.5        848      20.1
Agribusiness...........................................      761      15.8        578      13.7
Livestock..............................................      655      13.7        564      13.3
Timber.................................................      174       3.6        109       2.6
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====

     The following table presents the scheduled maturities for our agricultural mortgage loans at December 31, 1999 and 1998:

                  AGRICULTURAL MORTGAGE LOAN MATURITY PROFILE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
Due in 1 year or less..................................   $   99       2.1%    $   70       1.7%
Due after 1 year through 2 years.......................       74       1.5         76       1.8
Due after 2 years through 3 years......................       97       2.0         88       2.1
Due after 3 years through 4 years......................      135       2.8        112       2.6
Due after 4 years through 5 years......................      134       2.8        161       3.8
Due after 5 years......................................    4,259      88.8      3,720      88.0
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====

     Approximately 62% of the $4,798 million of agricultural mortgage loans outstanding at December 31, 1999 was subject to rate resets prior to maturity. A substantial portion of these loans are successfully renegotiated and remain outstanding to maturity. The process and policies for monitoring the agricultural mortgage loans and classifying them by performance status are generally the same as those for the commercial mortgage loans.

     The following table presents the amortized cost and valuation allowances for agricultural mortgage loans distributed by loan classification at December 31, 1999 and 1998:

    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                   AT DECEMBER 31, 1999                        AT DECEMBER 31, 1998
                         -----------------------------------------   -----------------------------------------
                                                           % OF                                        % OF
                         AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                          COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                         ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                         (DOLLARS IN MILLIONS)
Performing.............   $4,616      95.8%     $ 1          0.0%     $4,051      95.2%     $10          0.2%
Restructured...........      165       3.4       11          6.7%        182       4.3       14          7.7%
Delinquent or under
  foreclosure..........       27       0.6        2          7.4%         10       0.2       --          0.0%
Potentially
  delinquent...........        8       0.2        4         50.0%         12       0.3        4         33.3%
                          ------     -----      ---                   ------     -----      ---
  Total................   $4,816     100.0%     $18          0.4%     $4,255     100.0%     $28          0.7%
                          ======     =====      ===                   ======     =====      ===

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for agricultural mortgage loans for the years ended December 31, 1999, 1998 and 1997:

           CHANGES IN AGRICULTURAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1999      1998      1997
                                                              ----      ----      ----
                                                               (DOLLARS IN MILLIONS)
Balance, beginning of year..................................  $ 28      $27       $12
Additions...................................................     4       10        15
Deductions for writedowns and dispositions..................   (14)      (9)       --
                                                              ----      ---       ---
Balance, end of year........................................  $ 18      $28       $27
                                                              ====      ===       ===

     The principal risks in holding agricultural mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the location of the property, soil types, weather conditions and the other factors that may impact the borrower's personal guaranty. Supply and demand risks include the supply and demand for the commodities produced on the specific property and the related price for those commodities. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

  EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Our equity real estate and real estate joint venture investments consist of commercial and agricultural properties located throughout the U.S. and Canada. We manage these investments through a network of regional offices overseen by our investment department. At December 31, 1999 and 1998, the carrying value of our equity real estate and real estate joint ventures was $5,649 million and $6,287 million, respectively, or 4.1% and 4.5% of total cash and invested assets. The carrying value of equity real estate is stated at depreciated cost net of impairments and valuation allowances. The carrying value of real estate joint ventures is stated at our equity in the real estate joint ventures net of impairments and valuation allowances. These holdings consist of equity real estate, interests in real estate joint ventures and real estate acquired upon foreclosure of commercial and agricultural mortgage loans. The following table presents the carrying value of our equity real estate and real estate joint ventures at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
TYPE
Equity real estate.....................................   $5,271      93.3%    $5,559      88.5%
Real estate joint ventures.............................      331       5.9        574       9.1
                                                          ------     -----     ------     -----
  Subtotal.............................................    5,602      99.2      6,133      97.6
Foreclosed real estate.................................       47       0.8        154       2.4
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====

     These investments are diversified by geographic location and property types. The following table presents the distribution across geographic regions and property types for equity real estate and real estate joint ventures at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
              DISTRIBUTION BY GEOGRAPHIC REGION AND PROPERTY TYPE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
REGION
East...................................................   $1,863      33.0%    $1,960      31.2%
West...................................................    1,657      29.3      1,828      29.1
South..................................................    1,416      25.1      1,628      25.9
Midwest................................................      544       9.6        681      10.8
International..........................................      169       3.0        190       3.0
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====
PROPERTY TYPE
Office.................................................   $3,846      68.1%    $4,265      67.8%
Retail.................................................      587      10.4        640      10.2
Apartments.............................................      474       8.4        418       6.6
Land...................................................      258       4.6        313       5.0
Industrial.............................................      160       2.8        168       2.7
Hotel..................................................      151       2.7        169       2.7
Agriculture............................................       96       1.7        195       3.1
Other..................................................       77       1.3        119       1.9
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====

     Office properties representing 68.1% and 67.8% of our equity real estate and real estate joint venture holdings at December 31, 1999 and 1998, respectively, are well diversified geographically. The average occupancy level of office properties was 92% and 93% at December 31, 1999 and 1998, respectively.

     We classify equity real estate and real estate joint ventures as held for investment or held for sale. The following table presents the carrying value of equity real estate and real estate joint ventures by such classifications at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
            CLASSIFICATION BY HELD FOR INVESTMENT AND HELD FOR SALE

                                                                       AT DECEMBER 31,
                                                             -----------------------------------
                                                                   1999               1998
                                                             ----------------   ----------------
                                                             CARRYING   % OF    CARRYING   % OF
                                                              VALUE     TOTAL    VALUE     TOTAL
                                                             --------   -----   --------   -----
                                                                    (DOLLARS IN MILLIONS)
Equity real estate and real estate joint ventures held for
  investment...............................................   $5,151     91.2%    $5,893    93.7%
Equity real estate and real estate joint ventures held for
  sale.....................................................      498      8.8        394     6.3
                                                              ------    -----   --------   -----
  Total....................................................   $5,649    100.0%    $6,287   100.0%
                                                              ======    =====   ========   =====

     Ongoing management of these investments includes quarterly appraisals, as well as an annual market update and review of each property's budget, financial returns, lease rollover status and our exit strategy. In addition to individual property reviews, we employ an overall strategy of selective dispositions and acquisitions as market opportunities arise. Our current strategy follows the completion of a program to substantially reduce the size of our total real estate holdings. Our disposition effort began in 1995, when the carrying value of our holdings at year end was $9,514 million, and ended in 1998 with a carrying value of our holdings at $6,287 million.

     We adjust the carrying value of equity real estate and real estate joint ventures held for investment for impairments whenever events or changes in circumstances indicate that the carrying value of the property may not be recoverable. We write down impaired real estate to estimated fair value, which we generally compute using the present value of future cash flows from the property, discounted at a rate commensurate with the underlying risks. We record writedowns as realized losses through earnings and we reduce the cost basis of the properties accordingly. We do not change the new cost basis for subsequent recoveries in value. Cumulative writedowns on equity real estate and real estate joint ventures that are held for investment, excluding real estate acquired upon foreclosure of commercial and agricultural mortgage loans, were $289 million and $408 million at December 31, 1999 and 1998, respectively.

     We record real estate acquired upon foreclosure of commercial and agricultural mortgage loans at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

     Once we identify a property to be sold and commence a firm plan for marketing the property, we establish and periodically revise, if necessary, a valuation allowance to adjust the carrying value of the property to its expected sales value, less associated selling costs, if it is lower than the property's carrying value. We record allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     Our carrying value of equity real estate and real estate joint ventures held for sale, including real estate acquired upon foreclosure of commercial and agricultural mortgage loans, in the amounts of $498 million and $394 million at December 31, 1999 and 1998, respectively, are net of impairments of $187 million and $119 million and net of valuation allowances of $34 million and $33 million, respectively.

  EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     Our equity securities primarily consist of investments in common stocks. Substantially all of the common stock is publicly traded on major securities exchanges. The other limited partnership interests primarily represent ownership interests in pooled investment funds that make private equity investments in companies in the U.S. and overseas. We classify our investments in common stocks as available-for-sale and mark them to market except for non-marketable private equities which are generally carried at cost. We account for our investments in limited partnership interests in which we do not have a controlling interest in accordance with the equity method of accounting. Our investments in equity securities represented 1.5% and 1.7% of cash and invested assets at December 31, 1999 and 1998, respectively.

     The following table presents the carrying values of our investments in equity securities and other limited partnership interests at December 31, 1999 and 1998:

    INVESTMENTS IN EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
Equity securities......................................   $2,006      60.1%    $2,340      69.1%
Other limited partnership interests....................    1,331      39.9      1,047      30.9
                                                          ------     -----     ------     -----
  Total................................................   $3,337     100.0%    $3,387     100.0%
                                                          ======     =====     ======     =====

     Equity securities include, at December 31, 1999 and 1998, $237 million and $239 million, respectively, of private equity securities. We may not freely trade our private equity securities, because of restrictions imposed by federal and state securities laws and illiquid trading markets.

     At December 31, 1999 and 1998, approximately $380 million and $452 million, respectively, of our equity securities holdings were effectively fixed at a minimum value of $355 million and $371 million in these respective periods, primarily through the use of convertible securities and other derivatives. In 1998, one exchangeable subordinated debt security was terminated resulting in realized investment gains of $32 million. The remaining exchangeable subordinated debt securities mature through 2002 and we may terminate them earlier at our discretion.

  PROBLEM AND POTENTIAL PROBLEM EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     We monitor our equity securities and other limited partnership interests on a continual basis. Through this monitoring process, we identify investments that management considers to be problems or potential problems.

     Problem equity securities and other limited partnership interests are defined as securities (1) in which significant declines in revenues and/or margins threaten the ability of the issuer to continue operating or (2) where the issuer has subsequently entered bankruptcy.

     Potential problem equity securities and other limited partnership interests are defined as securities issued by a company that is experiencing significant operating problems or difficult industry conditions. Criteria generally indicative of these problems or conditions are (1) cash flows falling below varying thresholds established for the industry and other relevant factors, (2) significant declines in revenues and/or margins, (3) public securities trading at a substantial discount as a result of specific credit concerns and (4) other information that becomes available.

     Equity securities or other limited partnership interests which are deemed to be other than temporarily impaired are written down to management's expectation of ultimate realizable value. Writedowns are recorded as realized investment losses and are included in earnings and the cost basis of the equity securities and other limited partnership interests are adjusted accordingly. The new cost basis is not changed for subsequent recoveries in value. For the years ended December 31, 1999 and 1998, such writedowns were $35 million and $38 million, respectively. Cumulative writedowns on equity securities and other limited partnership interests owned at December 31, 1999 and 1998 were $35 million and $55 million, respectively.

  OTHER INVESTED ASSETS

     Our other invested assets consist principally of leveraged leases, which are recorded net of non-recourse debt. We participate in lease transactions which are diversified by geographic area. We regularly review residual values and write down residuals to expected values as needed. Our other invested assets represented 1.1% of cash and invested assets at both December 31, 1999 and 1998.

  DERIVATIVE FINANCIAL INSTRUMENTS

     We use derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. Our derivative strategy employs a variety of instruments including financial futures, financial forwards foreign exchange contracts, foreign currency swaps, interest rate swaps, interest rate caps and options.

     We held the following positions in derivative financial instruments (other than equity options) at December 31, 1999 and 1998:

                        DERIVATIVE FINANCIAL INSTRUMENTS

                                                                   AT DECEMBER 31,
                                                         ------------------------------------
                                                               1999                1998
                                                         ----------------    ----------------
                                                         NOTIONAL   % OF     NOTIONAL   % OF
                                                          AMOUNT    TOTAL     AMOUNT    TOTAL
                                                         --------   -----    --------   -----
                                                                (DOLLARS IN MILLIONS)
Financial futures......................................  $ 3,140     15.1%   $ 2,190     17.0%
Foreign exchange contracts.............................       --      0.0        136      1.1
Foreign currency swaps.................................    4,002     19.2        580      4.5
Interest rate swaps....................................    1,316      6.3      1,621     12.5
Interest rate caps.....................................   12,376     59.4      8,391     64.9
                                                         -------    -----    -------    -----
  Total................................................  $20,834    100.0%   $12,918    100.0%
                                                         =======    =====    =======    =====

  SECURITIES LENDING

     Pursuant to our securities lending program, we lend securities to major brokerage firms. Our policy requires a minimum of 102% of the fair value of the loaned securities as collateral, calculated on a daily basis. Our securities on loan at December 31, 1999 and 1998 had estimated fair values of $6,391 million and $4,552 million, respectively.

  SEPARATE ACCOUNT ASSETS

     We manage each separate account's assets in accordance with the prescribed investment policy that applies to that specific separate account. We establish separate accounts on a single client and multi-client commingled basis in conformity with insurance laws. Generally, separate accounts are not chargeable with liabilities that arise from any other business of ours. Separate account assets are subject to our general account's claims only to the extent that the value of such assets exceeds the separate account liabilities, as defined by the account's contract. If we use a separate account to support a contract providing guaranteed benefits, we must comply with the asset maintenance requirements stipulated under Regulation 128 of the New York Insurance Department. We monitor these requirements at least monthly and in addition perform cash flow analyses, similar to those conducted for the general account, on an annual basis. We report separately as assets and liabilities investments held in separate accounts and liabilities of the separate accounts. We report substantially all separate account assets at their fair market value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders, and, accordingly, we do not reflect them in our consolidated statements of income and cash flows. We reflect in our revenues fees charged to the separate accounts by us, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges.

REGULATION

  INSURANCE REGULATION

     Metropolitan Life Insurance Company is licensed to transact insurance business in, and is subject to regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada and each of its 11 provinces. Each of our other insurance subsidiaries is licensed and regulated in all U.S. and international jurisdictions where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments.

     The New York Insurance Law limits the sales commissions and certain other marketing expenses that may be incurred in connection with the sale of life insurance policies and annuity contracts. Our insurance subsidiaries are each required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which they do business, and their operations and accounts are subject to periodic examination by such authorities. Our subsidiaries must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which they operate.

     The NAIC has established a program of accrediting state insurance departments. NAIC accreditation permits accredited states to conduct periodic examinations of insurers domiciled in such states. NAIC-accredited states will not accept reports of examination of insurers from unaccredited states, except under limited circumstances. As a direct result, insurers domiciled in unaccredited states may be subject to financial examination by accredited states in which they are licensed, in addition to any examinations conducted by their domiciliary states. The accreditation of the New York Insurance Department, our principal insurance regulator, has been suspended as a result of the New York legislature's failure to adopt certain model NAIC laws, including provisions restricting dividends to holding companies. We believe that the suspension of the NAIC accreditation of the Department, even if continued, will not have a significant impact upon our ability to conduct our insurance businesses.

     State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding compliance by our insurance subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     HOLDING COMPANY REGULATION. We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurance holding company (and insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

     State insurance statutes also typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. See "Risk Factors -- Dividends and payments on our indebtedness may be affected by limitations imposed on Metropolitan Life Insurance Company and our other subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc." The New York Insurance Law and the regulations thereunder also restrict the aggregate amount of investments Metropolitan Life Insurance Company may make in non-life insurance subsidiaries, and provide for detailed periodic reporting on subsidiaries.

     GUARANTY ASSOCIATIONS AND SIMILAR ARRANGEMENTS. Most of the jurisdictions in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

     In none of the past five years have the aggregate assessments levied against Metropolitan Life Insurance Company and its insurance subsidiaries been material. While the amount and timing of future assessments are not predictable, we have established liabilities for guarantee fund assessments that we consider adequate for assessments with respect to insurers that are currently subject to insolvency proceedings.

     STATUTORY EXAMINATION. As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. The New York Insurance Department recently completed an examination of Metropolitan Life Insurance Company for the five-year period ended December 31, 1993. The New York Insurance Department's Report on Examination of Metropolitan Life Insurance Company as of December 31, 1993 found that, during the five-year examination period 1989 through 1993, Metropolitan Life Insurance Company failed to fully comply with the disclosure requirements of a New York Insurance Department regulation regarding replacements of certain of its insurance policies with other policies issued by it, and used certain policy forms that had not been filed with or approved by the Insurance Department. These findings resulted in a $250,000 fine and other remedies which, in our view, are not material to our business, financial condition or results of operations. The Report contained other findings which did not result in a fine. The New York Insurance Department recently commenced an examination of Metropolitan Life Insurance Company for each of the five years in the period ended December 31, 1998.

     State insurance departments also periodically conduct market conduct examinations of the sales practices of insurance companies, including our life insurance subsidiaries. Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of our sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     NAIC RATIOS. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually twelve financial ratios to assist state regulators in monitoring the financial condition of insurers. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios can lead to inquiries from individual state insurance departments. In each of the years 1996 through 1999, at most one ratio for Metropolitan Life Insurance Company fell outside the usual range.

     POLICY AND CONTRACT RESERVE SUFFICIENCY ANALYSIS. Under the New York Insurance Law, Metropolitan Life Insurance Company is required to conduct annually an analysis of the sufficiency of all life and health insurance and annuity statutory reserves. A qualified actuary must submit an opinion which states that the statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Since the inception of this requirement, we have provided this opinion without any qualifications.

     STATUTORY INVESTMENT RESERVES. Statutory accounting practices require a life insurer to maintain both an asset valuation reserve and an interest maintenance reserve to absorb both realized and unrealized gains and losses on a portion of its investments. The asset valuation reserve is a statutory reserve for fixed maturity securities, equity securities, mortgage loans, equity real estate and other invested assets. The asset valuation reserve is designed to capture all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. The level of the asset valuation reserve is based on both the type of investment and its credit rating. In addition, the reserves required for similar investments, for example, fixed maturity securities, differ according to the credit ratings of the investments, which are based upon ratings established periodically by the NAIC Securities Valuation Office. The interest maintenance reserve applies to all types of fixed maturity securities, including bonds, preferred stocks, mortgage-backed securities, asset-backed securities and mortgage loans. The interest maintenance reserve is designed to capture the net gains which are realized upon the sale of such investments and which result from changes in the overall level of interest rates. The captured net realized gains or losses are then amortized into income over the remaining period to the stated maturity of the investment sold. Any increase in the asset valuation reserve and interest maintenance reserve causes a reduction in our insurance companies' statutory capital and surplus which, in turn, reduces funds available for stockholder dividends.

     SURPLUS AND CAPITAL. The New York Insurance Law requires Metropolitan Life Insurance Company, as a New York domestic insurer, to maintain at least $300,000 in surplus. After the demutualization, Metropolitan Life Insurance Company will be required to maintain $2,000,000 in capital. In addition, prior to the demutualization, the New York Insurance Law limited the amount of surplus that Metropolitan Life Insurance Company, as a New York domestic mutual insurer, could accumulate. We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     Our U.S. insurance subsidiaries are subject to the supervision of the regulators in each jurisdiction in which they are licensed to transact business. Regulators have discretionary authority, in connection with the continued licensing of these insurance subsidiaries, to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such insurer has not maintained the minimum surplus or capital or if further transaction of business will be hazardous to policyholders.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Insurance Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Section 1322 imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the Insurance Department as to the use and publication of RBC data.

     Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At December 31, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels.

     The U.S. insurance subsidiaries of Metropolitan Life Insurance Company are also subject, each individually, to these same RBC requirements. At December 31, 1999, the total adjusted capital of each of these insurance subsidiaries also was in excess of each of those RBC levels.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the Codification requires adoption by the New York Insurance Department, which may adopt the standards, in full or in part, or fail to adopt the standards. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the codification is not expected to have a material adverse impact; however, a detailed analysis will be necessary to determine the actual impact of Codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company.

     REGULATION OF INVESTMENTS. Metropolitan Life Insurance Company and each of its insurance subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories such as below investment grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as NON-ADMITTED ASSETS for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by Metropolitan Life Insurance Company and each of its insurance subsidiaries complied with such regulations at December 31, 1999.

     FEDERAL INSURANCE INITIATIVES. Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity and minimum solvency requirements. For a discussion of the Gramm-Leach-Bliley Act of 1999, permitting affiliations between banks and insurers, see "Business -- Competition".

     VALUATION OF LIFE INSURANCE POLICIES MODEL REGULATION. The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as XXX Regulation). This model regulation would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. If these reserve standards were adopted in their current form, insurers selling certain individual life insurance products such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees would be required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. It is likely that the industry will encourage the states to adopt the regulation with an effective date of January 1, 2000. New York State adopted a regulation similar to the model regulation in 1994, and amended its regulation on March 13, 2000 to be consistent with XXX Regulation.

  BROKER-DEALER AND SECURITIES REGULATION

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission. Metropolitan Life Insurance Company and some of its subsidiaries are investment advisers registered under the Investment Advisers Act of 1940, as amended. In addition, some separate accounts and a variety of mutual funds are registered under the Investment Company Act of 1940, as amended. Some annuity contracts and insurance policies issued by Metropolitan Life Insurance Company and some of its subsidiaries are funded by separate accounts, the interests in which are registered under the Securities Act of 1933, as amended. Metropolitan Life Insurance Company and some of its subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, and with the National Association of Securities Dealers, Inc.

     Metropolitan Life Insurance Company also has certain pooled investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act, but may be subject to certain other provisions of such acts.

     Federal and state securities regulatory authorities from time to time make inquiries regarding compliance by Metropolitan Life Insurance Company and its subsidiaries with securities and other laws and regulations regarding the conduct of their securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

  ENVIRONMENTAL CONSIDERATIONS

     As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is also the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. In addition, we hold equity interests in companies that could potentially be subject to environmental liabilities, although we routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based on information currently available to management, management believes that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, results of operations and financial condition.

  ERISA CONSIDERATIONS

     We provide certain products and services to certain employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended ("Code"). As such, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Code are subject to enforcement by the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

     On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank. The Court held that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by John Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under ERISA, which specifies that fiduciaries must perform their duties solely in the interest of ERISA plan participants and beneficiaries. The Court limited the imposition of ERISA fiduciary obligations in these instances to certain assets in an insurer's general account that were not reserved to pay benefits of guaranteed benefit policies. On January 5, 2000, the Secretary of Labor issued final regulations providing guidance for the purpose of determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, the extent to which assets of the insurer constitute plan assets for purposes of ERISA and the Code. The regulations apply only with respect to a policy issued by an insurer on or before December 31, 1998 ("Transition Policy"). In the case of such a policy, the regulations generally become applicable on July 5, 2001. Generally, no person will be liable under ERISA or the Code for conduct occurring prior to the applicability dates, where the basis of a claim is that insurance company general account assets constitute plan assets. Insurers issuing new policies after December 31, 1998 that are not guaranteed benefit policies will generally be subject to fiduciary obligations under ERISA.

     The regulations indicate the requirements that must be met so that assets supporting a Transition Policy will not be considered plan assets for purposes of ERISA and the Code. These requirements include detailed disclosures to be made to the employee benefits plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either (1) the unallocated accumulated fund balance (which may be subject to market value adjustment) or
(2) a book value payment of such amount in annual installments with interest. We have taken and are continuing to take steps designed to ensure compliance with these regulations, as appropriate.

COMPETITION

     We believe that competition with our business segments is based on a number of factors, including service, product features, price, commission structure, financial strength, claims-paying ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers who sell annuities, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company. That decision permits national banks to sell annuity products of life insurers in some circumstances.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the U.S. The Act permits mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complemen-tary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance and annuities. A financial holding company can own any kind of insurer or insurance broker or agent, but its bank subsidiary cannot own the insurer. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the Act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the Act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We have undertaken several initiatives to grow our career agency force in the future. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. See "Business -- Individual
Business -- Marketing and Distribution". We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our results of operations and financial position could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are underwritten yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of our competitors in these businesses offer a broader array of investment products and services and are better known than we as sellers of annuities and other investment products.

     The Clinton Administration and various members of Congress have also proposed reforms to the nation's health care system. While we do offer non-medical health insurance products (such as group dental insurance, long-term care and disability insurance), we generally do not offer medical indemnity products or managed care products, and, accordingly, do not expect to be directly affected by such proposals to any significant degree. However, the uncertain environment resulting from health care reform could cause group health insurance providers to enter some of the markets in which we do business, thereby increasing competition.

CLAIMS PAYING ABILITY RATINGS

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A ratings downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company or any of our other subsidiaries could, among other things, increase the number of policies surrendered and withdrawals by policyholders of cash values from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services, negatively impact new sales, adversely affect our ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. Our current claims paying ability and financial strength ratings are listed in the table below:

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
Standard &    Metropolitan Life Insurance               AA            Second highest of nine
Poor's        Company, New England Life           ("Very Strong")     ratings categories and
Ratings       Insurance Company, Security                             mid-range within the
Services      First Life Insurance Company,                           category based on modifiers
              Metropolitan Insurance and                              (e.g., AA+, AA and AA- are
              Annuity Company, Metropolitan                           "Very Strong")
              Property and Casualty Insurance
              Company and RGA Reinsurance
              Company

              General American Life Insurance           AA-           Second highest of nine
              Company, COVA Financial             ("Very Strong")     ratings categories and
              Services Life Insurance                                 lowest within the category
              Company, COVA Financial Life                            based on modifiers
              Insurance Company, First COVA
              Life Insurance Company, General
              Life Insurance Company, General
              Life Insurance Company of
              America, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

Moody's       Metropolitan Life Insurance               Aa2           Second highest of nine
Investors     Company, New England Life            ("Excellent")      ratings categories and
Service,      Insurance Company, General                              mid-range within the
Inc.          American Life Insurance Company                         category based on modifiers
              and COVA Financial Services                             (e.g., Aa1, Aa2 and Aa3 are
              Life Insurance Company                                  "Excellent")

              Security First Life Insurance             Aa3           Second highest of nine
              Company, Metropolitan Insurance      ("Excellent")      ratings categories and
              and Annuity Company and                                 lower-range within the
              Metropolitan Property and                               category based on modifiers
              Casualty Insurance Company

              RGA Reinsurance Company                   A1            Third highest of nine
                                                     ("Good")         ratings categories and
                                                                      highest within the category
                                                                      based on modifiers

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
A.M. Best     Metropolitan Life Insurance               A+            Highest of nine ratings
Company,      Company and Metropolitan Tower       ("Superior")       categories and second
Inc.          Life Insurance Company                                  highest within the category
                                                                      based on modifiers (e.g.,
                                                                      A++ and A+ are "Superior"
                                                                      while A and A- are
                                                                      "Excellent")
              New England Life Insurance                 A            Second highest of nine
              Company, Security First Life         ("Excellent")      ratings categories and
              Insurance Company, Metropolitan                         highest within the category
              Insurance and Annuity Company,                          based on modifiers
              Texas Life Insurance Company,
              Metropolitan Property and
              Casualty Insurance Company,
              General American Life Insurance
              Company, RGA Reinsurance
              Company, COVA Financial
              Services Life Insurance
              Company, COVA Financial Life
              Insurance Company, First COVA
              Life Insurance Company, General
              Life Insurance Company, General
              Life Insurance Company of
              America, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

Duff &        Metropolitan Life Insurance               AA+           Second highest of eight
Phelps        Company, New England Life            ("Very High")      ratings categories and
Credit        Insurance Company, Security                             highest within the category
Rating Co.    First Life Insurance Company,                           based on modifiers (e.g.,
              General American Life Insurance                         AA+, AA and AA- are "Very
              Company, COVA Financial                                 High")
              Services Life Insurance
              Company, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's and our other subsidiaries' financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of holders of MetLife, Inc.'s common stock or the units.

EMPLOYEES

     At December 31, 1999, we employed approximately 42,300 employees. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     Metropolitan Life Insurance Company and its affiliates are currently defendants in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims."

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     The settlement provides three forms of relief. General relief, in the form of free death benefits, is provided automatically to class members who did not exclude themselves from the settlement or who did not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. The settlement fixes the aggregate amounts that are available under each form of relief.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our business, results of operations or financial position. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which we merged in 1996. Eight of those actions have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court in Massachusetts. That Court certified a mandatory class as to those claims. Following an appeal of that certification, the United States Court of Appeals remanded the case to the District Court for further consideration. We are negotiating a settlement with class counsel.

     The class action settlement also does not resolve three putative sales practices class action lawsuits which have been brought against General American Life Insurance Company. These lawsuits have been consolidated in a single proceeding in the United States District Court for the Eastern District of Missouri. General American Life Insurance Company and counsel for plaintiffs have negotiated a settlement in principle of this consolidated proceeding. General American Life Insurance Company has not reached agreement with plaintiffs' counsel on the attorneys' fees to be paid. However, negotiations are ongoing.

     In addition, the class action settlement does not resolve two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada. The class action settlement also does not resolve a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad. That lawsuit is pending in a New York federal court.

     In the past, we have resolved some individual sales practices claims through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to our marketing and sales of individual life insurance may be commenced in the future.

     The following table sets forth the number of sales practices claims pending against Metropolitan Life Insurance Company and its affiliates, as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve sales practices claims during those periods:

                                                              AT OR FOR THE YEARS ENDED
                                                                    DECEMBER 31(1)
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Sales practices claims at period end (approximate)..........    447       458       321
Number of new claims during period (approximate)............    194       136        79
Settlement payments during period (Dollars in                 $13.7     $15.3     $12.4
  millions)(2)..............................................

------------------------

(1) The table does not include information concerning sales practices claims against General American Life Insurance Company.

(2) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses.


     Regulatory authorities in a small number of states, including both insurance departments and one state attorney general, as well as the National Association of Securities Dealers, Inc., have ongoing investigations or inquiries relating to our sales of individual life insurance policies or annuities, including investigations or inquiries of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. We have never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of Metropolitan Life Insurance Company's employees during the period from the 1920s through approximately the 1950s and alleging that Metropolitan Life Insurance Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against Metropolitan Life Insurance Company have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While Metropolitan Life Insurance Company believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect of these claims, most of the cases have been resolved by settlements. Metropolitan Life Insurance Company intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that Metropolitan Life Insurance Company may ultimately incur is uncertain.

     Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with Metropolitan Life Insurance Company's primary, umbrella and first level excess liability insurance carriers. Metropolitan Life Insurance Company is presently in litigation with several of its excess liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. Metropolitan Life Insurance Company has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. Metropolitan Life Insurance Company's asbestos-related litigation with these insurers should have no effect on its recoveries under the excess insurance policies described below.

     The following table sets forth the total number of asbestos personal injury claims pending against Metropolitan Life Insurance Company as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve asbestos personal injury claims during those periods:

                                                              AT OR FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Asbestos personal injury claims at period end
  (approximate).............................................  60,000    72,000    71,000
Number of new claims during period (approximate)............  35,500    31,000    28,000
Settlement payments during period (Dollars in
  millions)(1)..............................................  $113.3     $47.0     $27.3

---------------
(1) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses and do not reflect amounts received from insurance carriers.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax) and $300 million ($190 million after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the year ended December 31, 1999 was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices claims, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the charges for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, the accrual for asbestos-related claims at December 31, 1997 was $386 million. Potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims that may be brought against us.

     During 1998, we decided to pursue the purchase of excess insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as a defendant for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance agreements and excess insurance policies, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time Metropolitan Life Insurance Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, 1999 and 2000 would not be significant.

     Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 million over the premium paid of $529 million results in a deferred gain of $21 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in our operating cash flows for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursements to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our business, results of operations, financial position or cash flows in future periods.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales practices and asbestos-related claims.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against Metropolitan Life Insurance Company's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Insurance Company policyholder. A purported class action has been filed against Metropolitan Property and Casualty Insurance Company and its subsidiary, Metropolitan Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair trade practices with respect to Metropolitan

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

Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines property and casualty insurers.

     The U. S., the Commonwealth of Puerto Rico and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of Metropolitan Life Insurance Company, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the M/V Emily S. In connection with the sale of MetLife Capital, we acquired MetLife Capital's potential liability with respect to the M/V Emily S lawsuit. MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the M/V Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the M/V Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the U. S. and Puerto Rico have claimed damages in excess of $150 million. At a mediation, the action brought by the U. S. and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. We can provide no assurance that this action will be settled in this manner.

     Three putative class actions have been filed by Conning shareholders alleging that Metropolitan Life Insurance Company's announced offer to purchase the publicly-held Conning shares is inadequate and constitutes a breach of fiduciary duty. We believe the actions are without merit, and expect that they will not materially affect our offer to purchase the shares.

     In addition, six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits.

     Various litigation, claims and assessments against us, in addition to those discussed above and those otherwise provided for in our consolidated financial statements, have arisen in the course of our business, including, but not limited to, in connection with our activities as an

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

insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

PROPERTIES

     One Madison Avenue in New York, New York, serves as our headquarters, and it, along with the adjacent MetLife Tower, contains approximately 1.1 million rentable square feet, most of which we occupy. In addition to this property, we own 24 other buildings in the U.S. that we use in the operation of our business. These buildings contain approximately 5.5 million rentable square feet and are in the following states: Florida, Illinois, Massachusetts, Minnesota, Missouri, New York, New Jersey, Ohio, Oklahoma, Pennsylvania, Rhode Island and Texas. We also lease space in approximately 1,000 other locations throughout the U.S., and these leased facilities consist of approximately 7.6 million rentable square feet. Approximately 56% of these leases are occupied as sales offices for Individual Business, and we use the balance for our other business activities. We also own several buildings outside the U.S., comprising more than 48,000 rentable square feet. We lease approximately 367,000 rentable square feet in various locations outside the U.S. We believe that our properties are suitable and adequate for our current and anticipated business operations.

TRADEMARKS

     We have a worldwide trademark portfolio that we consider important in the marketing of our products and services, including, among others, the trademarks "MetLife" and the use of the Peanuts(TM) characters. We have the exclusive right to use the Peanuts(TM) characters in the area of financial services and health care services in the U.S. and some foreign countries under an advertising and premium agreement with United Feature Syndicate. The agreement with United Feature Syndicate expires on December 31, 2002. We believe that our rights in our trademarks are adequately protected.

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

                                   MANAGEMENT

     Set forth below is information regarding the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company.

NAME                          AGE(1)                         POSITION
----                          ------                         --------
Robert H. Benmosche.........    55     Chairman of the Board, President, Chief Executive
                                       Officer and Director
Curtis H. Barnette..........    65     Director
Gerald Clark................    56     Vice-Chairman of the Board, Chief Investment Officer
                                       and Director
Joan Ganz Cooney............    70     Director
Burton A. Dole, Jr..........    62     Director
James R. Houghton...........    63     Director
Harry P. Kamen..............    66     Director
Helene L. Kaplan............    66     Director
Charles M. Leighton.........    64     Director
Allen E. Murray.............    70     Director
Stewart G. Nagler...........    57     Vice-Chairman of the Board, Chief Financial Officer
                                       and Director
John J. Phelan, Jr..........    68     Director
Hugh B. Price...............    58     Director
Ruth J. Simmons.............    54     Director
William C. Steere, Jr.......    63     Director
Gary A. Beller..............    61     Senior Executive Vice-President and General Counsel
James M. Benson.............    53     President, Individual Business; Chairman of the
                                       Board, Chief Executive Officer and President, New
                                       England Life Insurance Company
C. Robert Henrikson.........    52     President, Institutional Business
Richard A. Liddy............    64     Senior Executive Vice-President
Catherine A. Rein...........    57     Senior Executive Vice-President; President and Chief
                                       Executive Officer of Metropolitan Property and
                                       Casualty Insurance Company
William J. Toppeta..........    51     President, Client Services and Chief Administrative
                                       Officer
John H. Tweedie.............    54     Senior Executive Vice-President
Lisa M. Weber...............    38     Executive Vice-President
Judy E. Weiss...............    47     Executive Vice-President and Chief Actuary

---------------
(1) At February 29, 2000.

     Set forth below is biographical information for the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company:

     Robert H. Benmosche has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Benmosche has been Chairman of the Board, President and Chief Executive Officer of MetLife, Inc. since September 1999. He has been Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company since July 1998, was President and Chief Operating Officer from November 1997 to June 1998, and was Executive Vice-President from September 1995 to October 1997. Previously, he was Executive Vice-President of PaineWebber Group Incorporated from 1989 to 1995.

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

     Curtis H. Barnette has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Barnette has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation since November 1992. He is a director of Owens Corning Incorporated.

     Gerald Clark has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Clark has been Vice-Chairman of the Board and Chief Investment Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman of the Board and Chief Investment Officer of Metropolitan Life Insurance Company since July 1998, was Senior Executive Vice-President and Chief Investment Officer from December 1995 to July 1998, and was Executive Vice-President and Chief Investment Officer from September 1992 to December 1995. Mr. Clark is a director of Credit Suisse Group.

     Joan Ganz Cooney has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1980. Ms. Cooney has been Chairman of the Executive Committee of Children's Television Workshop since 1990. Ms. Cooney is a director of Johnson & Johnson Inc.

     Burton A. Dole, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Dole was Chairman of the Board of Nellcor Puritan Bennett, Incorporated from 1995 until his retirement in 1997. He had been the Chairman of the Board, President and Chief Executive Officer of Puritan Bennett, Incorporated from 1986 to 1995 and the President and Chief Executive Officer of Puritan Bennett, Incorporated from 1980 to 1986.

     James R. Houghton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1975. Mr. Houghton has been Chairman of the Board Emeritus of Corning Incorporated since 1996. He was the Chairman of the Board of Corning Incorporated from 1983 until his retirement in 1996. Mr. Houghton is a director of Corning Incorporated, Exxon Mobil Corporation and J.P. Morgan & Co. Incorporated.

     Harry P. Kamen has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1992. He was the Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company from April 1993 until his retirement in July 1998 and, in addition, was its President from December 1995 to November 1997. Mr. Kamen is a director of Banco Santander Central Hispano SA (Spain), Bethlehem Steel Corporation, the National Association of Securities Dealers, Inc., Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company, and Pfizer, Inc.

     Helene L. Kaplan has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1987. Ms. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Kaplan is a director of Bell Atlantic Corporation, The Chase Manhattan Corporation, The May Department Stores Company and Exxon Mobil Corporation.

     Charles M. Leighton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Leighton was the Chairman of the Board and Chief Executive Officer of the CML Group, Inc. from 1969 until his retirement in March 1998. CML Group, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in December 1998. Mr. Leighton is a director of Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company.

     Allen E. Murray has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1983. Mr. Murray was Chairman of the Board, President and Chief Executive Officer of Mobil Corporation from February 1986 until March 1993, and was Chairman of the Board and Chief Executive Officer from March 1993 until his retirement in March 1994. Mr. Murray is a director of Morgan Stanley Dean Witter & Co. and Minnesota Mining & Manufacturing Company.

     Stewart G. Nagler has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Nagler has been Vice-Chairman of the Board and Chief Financial Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman of the Board and Chief Financial Officer of Metropolitan Life Insurance Company since July 1998, and was its Senior Executive Vice-President and Chief Financial Officer from April 1993 to July 1998.

     John J. Phelan, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1985. Mr. Phelan has been a senior advisor to the Boston Consulting Group since 1992. Prior to that time, Mr. Phelan was Chairman and Chief Executive Officer of the New York Stock Exchange. Mr. Phelan is a director of Eastman Kodak Company and Merrill Lynch & Co., Inc.

     Hugh B. Price has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Price has been President and Chief Executive Officer of the National Urban League, Inc. since 1994. Mr. Price is a director of Sears, Roebuck and Co. and Bell Atlantic Corporation.

     Ruth J. Simmons has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1995. Dr. Simmons has been President of Smith College since 1995. Prior to that time, she was Vice-Provost of Princeton University from 1992 to 1995. Dr. Simmons is a director of Goldman, Sachs & Co., Pfizer Inc. and Texas Instruments, Inc.

     William C. Steere, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Steere has been Chairman of the Board and Chief Executive Officer of Pfizer Inc. since 1992. Mr. Steere is a director of Dow Jones & Company, Inc., Minerals Technologies, Inc. and Texaco Inc.

     Gary A. Beller has been Senior Executive Vice-President and General Counsel of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. He was Executive Vice-President and General Counsel of Metropolitan Life Insurance Company from August 1996 to January 1998. Mr. Beller served as Executive Vice-President and Chief Legal Officer from November 1994 to July 1996.

     James M. Benson has been President of Individual Business of MetLife, Inc. since September 1999 and of Individual Business of Metropolitan Life Insurance Company since May 1999. He has been Chairman of the Board of New England Life Insurance Company since May 1998, Chief Executive Officer since January 1998, and President since June 1997. He was Chief Operating Officer of New England Life Insurance Company from June 1997 to December 1997. Mr. Benson was the President and Chief Operating Officer of The Equitable Companies Incorporated from February 1996 to May 1997, and was President of The Equitable Life Assurance Society of the United States from February 1994 to May 1997, Chief Executive Officer from February 1996 to May 1997, and Chief Operating Officer from February 1994 to February 1996.

     C. Robert Henrikson has been President of Institutional Business of MetLife, Inc. since September 1999 and of Institutional Business of Metropolitan Life Insurance Company since May 1999. He was Senior Executive Vice-President, Institutional Business of Metropolitan Life Insurance Company, from December 1997 to May 1999, Executive Vice-President, Institutional Business, from January 1996 to December 1997, Executive Vice-President, Pensions, from January 1995 to January 1996, and Senior Vice-President, Pensions, from January 1991 to January 1995.

     Richard A. Liddy has been Senior Executive Vice-President of MetLife, Inc. and of Metropolitan Life Insurance Company since February 2000. He has been Chairman, President and Chief Executive Officer of GenAmerica Corporation since January 1997 and has held the same offices at General American Life Insurance Company since 1995. Mr. Liddy is a director of

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

Reinsurance Group of America, Inc., Conning Corporation, Brown Shoe Company, Ralston Purina Company, Energizer Holdings, Inc. and Ameren Corporation.

     Catherine A. Rein has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company since March 1999. She has been Senior Executive Vice-President of Metropolitan Life Insurance Company since February 1998 and was Executive Vice-President from October 1989 to February 1998. Ms. Rein is a director of Corning Incorporated, The Bank of New York Company, Inc. and GPU, Inc.

     William J. Toppeta has been President of Client Services and Chief Administrative Officer of MetLife, Inc. since September 1999 and President of Client Services and Chief Administrative Officer of Metropolitan Life Insurance Company since May 1999. He was Senior Executive Vice-President, Head of Client Services, of Metropolitan Life Insurance Company from March 1999 to May 1999, Senior Executive Vice-President, Individual Business, from February 1998 to March 1999, Executive Vice-President, Individual Business, from July 1996 to February 1998, Senior Vice-President from October 1995 to July 1996 and President and Chief Executive Officer, Canadian Operations, from January 1994 to October 1995.

     John H. Tweedie has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and Senior Executive Vice-President, Finance and International, of Metropolitan Life Insurance Company since March 1999. He was Senior Executive Vice-President of Metropolitan Life Insurance Company from May 1998 to March 1999 and Executive Vice-President from January 1994 to April 1998.

     Lisa M. Weber has been Executive Vice-President of MetLife, Inc. and Metropolitan Life Insurance Company since December 1999 and head of Human Resources since March 1998. She was Senior Vice-President of MetLife, Inc. from September 1999 to November 1999 and Senior Vice-President of Metropolitan Life Insurance Company from March 1998 to November 1999. Previously, she was Senior Vice-President of Human Resources of PaineWebber Group Incorporated, where she was employed for ten years.

     Judy E. Weiss has been Executive Vice-President and Chief Actuary of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. She was Senior Vice-President and Chief Actuary of Metropolitan Life Insurance Company from June 1996 to February 1998 and Senior Vice-President from May 1991 to June 1996.

INFORMATION ABOUT THE BOARD OF DIRECTORS OF METLIFE, INC.

  RESPONSIBILITIES AND COMPOSITION OF THE BOARD

     The business of MetLife, Inc. is managed under the direction of its board of directors. The board currently consists of 15 directors, a majority of whom are Outside Directors. An "Outside Director" of MetLife, Inc. is a director who is not an officer or employee of MetLife, Inc. or of any entity controlling, controlled by or under common control with MetLife, Inc., and is not the beneficial owner of a controlling interest in the voting stock of MetLife, Inc. or of any such entity.

     MetLife, Inc.'s certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of office of one class of directors expires each year.

  BOARD COMMITTEES

     There are five standing committees of MetLife, Inc.'s board of directors that perform essential functions of the Board. The responsibilities of the standing committees are summarized below. Only Outside Directors may be members of the Audit, Compensation and Nominating and

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Corporate Governance committees. From time to time, the board, in its discretion, may form other committees. Not less than one-third of the members of any board committee, including the standing committees, may consist of Outside Directors.

  THE EXECUTIVE COMMITTEE

     The Executive Committee, except as otherwise provided in MetLife, Inc.'s certificate of incorporation, in the intervals between meetings of the board of directors, will have and may exercise the powers and authority of the board of directors in the management of the property, affairs and business of MetLife, Inc., including the power to declare dividends.

     The Executive Committee currently consists of the following seven members:
Robert H. Benmosche, Chairman; James R. Houghton; Harry P. Kamen; Helene L. Kaplan; Charles M. Leighton; Allen E. Murray; and John J. Phelan, Jr.

  THE AUDIT COMMITTEE

     The Audit Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise the authority of the board of directors:

     - to recommend to the board of directors the selection of MetLife, Inc.'s independent certified public accountants;

     - to review the scope, plans and results relating to the internal and external audits of MetLife, Inc. and its financial statements;

     - to review the financial condition of MetLife, Inc.;

     - to monitor and evaluate the integrity of MetLife, Inc.'s financial reporting processes and procedures;

     - to assess the significant business and financial risks and exposures of MetLife, Inc. and to evaluate the adequacy of its internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and

     - to review MetLife, Inc.'s policies on ethical business conduct and monitor its compliance with those policies.

The Audit Committee currently consists of the following six members: James R. Houghton, Chairman; Curtis H. Barnette; Burton A. Dole, Jr.; John J. Phelan, Jr.; Hugh B. Price; and William C. Steere, Jr.

  THE COMPENSATION COMMITTEE

     The Compensation Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise all the authority of the board of directors with respect to compensation, benefits and personnel administration of MetLife, Inc.'s employees, and:

     - will nominate persons for election or appointment by the board of directors of all principal officers (as determined by the Committee) and such other officers as the Committee may determine to elect or appoint as officers;

     - will evaluate the performance and recommend to the board of directors the compensation of such principal officers and such other officers as the Committee may determine;

     - may elect or appoint officers as provided in MetLife, Inc.'s by-laws;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its officers or employees and those of its subsidiaries; and

     - will administer the MetLife, Inc. 2000 Stock Incentive Plan.

     The Compensation Committee currently consists of the following seven members: Allen E. Murray, Chairman; Curtis H. Barnette; Joan Ganz Cooney; James
R. Houghton; Charles M. Leighton; Ruth J. Simmons; and William C. Steere, Jr.

  THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee, except as otherwise provided in any resolution of the board of directors:

     - will make recommendations to the board of directors with respect to electing directors and filling vacancies on the Board;

     - will review and make recommendations to the board of directors with respect to the organization, structure, size, composition and operation of the board and its committees, including, but not limited to, the compensation for non-employee directors;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its non-employee directors;

     - will administer the MetLife, Inc. 2000 Directors Stock Plan; and

     - will review and make recommendations with respect to other corporate governance matters and matters that relate to the status of MetLife, Inc. as a publicly-traded company.

     The Nominating and Corporate Governance Committee currently consists of the following seven members: Helene L. Kaplan, Chairman; Curtis H. Barnette; James
R. Houghton; Harry P. Kamen; Allen E. Murray; John J. Phelan, Jr.; and William
C. Steere, Jr.

  THE CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

     The Corporate Social Responsibility Committee, except as otherwise provided in any resolution of the board of directors, will exercise general supervision of MetLife, Inc.'s charitable contributions, public benefit programs and other corporate responsibility matters.

     The Corporate Social Responsibility Committee currently consists of the following six members: Joan Ganz Cooney, Chairman; Gerald Clark; Burton A. Dole, Jr.; Helene L. Kaplan; Stewart G. Nagler; and Hugh B. Price.

  COMPENSATION OF DIRECTORS

     In 1999, Outside Directors received an annual retainer fee of $50,000. At January 1, 2000, the annual retainer increased to $60,000. Each chairman of a board committee who is an Outside Director receives an additional $5,000 annual retainer. Outside Directors are paid attendance fees of $2,000 on days that they attend one or two board or committee meetings held on the same day. If they attend more than two meetings on a single day, they are paid an additional $1,000 for each other meeting they attend on that day. Directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees.

     MetLife provides $200,000 of life insurance to each Outside Director. MetLife will recover the premiums for each policy upon the death of the Outside Director. The cost to MetLife of providing this life insurance is nominal. MetLife also provides each of the Outside Directors with business travel accident coverage while traveling on MetLife business. The Outside Directors are eligible to participate in MetLife's Long-Term Care Insurance Program on a fully contributory basis.

     Outside Directors elected prior to October 1, 1999 participate in a charitable gift program under which each Outside Director is able to recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from MetLife in the name of the Outside Director. In connection with this program, MetLife purchased and pays the premiums on life insurance policies covering such Outside Directors. The death benefits under the policies will be paid to MetLife. The cost to MetLife of providing this program is not significant. Outside Directors elected on or after October 1, 1999 are not eligible to participate in this program.

     Under the MetLife, Inc. 2000 Directors Stock Plan, the Nominating and Corporate Governance Committee may determine that up to one-half of an Outside Director's retainer and attendance fees be paid in common stock. The Directors Stock Plan also provides that the Nominating and Corporate Governance Committee may, with the board's approval, grant non-qualified stock options to the Outside Directors to purchase shares of MetLife, Inc. common stock at a price no less than the fair market value of a share of common stock on the grant date of the stock option. Any options granted before the fifth anniversary of the effective date of the plan of reorganization will replace all or any portion of the Outside Directors' fees otherwise payable in cash. No stock options may be granted and no stock may be issued under the Directors Stock Plan in lieu of Outside Directors' fees before the first anniversary of the effective date of the plan of reorganization. Up to a maximum of 500,000 shares may be issued under the Directors Stock Plan in lieu of fees and no more than 0.05% of the shares outstanding immediately after the effective date of the plan of reorganization may be issued with respect to stock options under the Directors Stock Plan.

     Common stock paid in lieu of fees under the Directors Stock Plan may not be sold prior to the second anniversary of the effective date of the plan of reorganization. Stock options granted under the Directors Stock Plan will generally be exercisable on the date of grant, but in no event exercised before the second anniversary of the effective date of the plan of reorganization. Outside Directors may elect to receive all or a portion of their retainer and attendance fees that would otherwise be paid in cash with respect to services rendered after the second anniversary of the effective date of the plan of reorganization in the form of common stock. In addition, an Outside Director may elect to defer receipt of any shares issuable under the terms of the Directors Stock Plan in lieu of their retainer and attendance fees and any dividends payable on the shares, until after he or she is no longer a director of MetLife, Inc.

     The board of directors may terminate, modify or amend the Directors Stock Plan at any time, subject, in certain instances, to shareholder approval, and prior to the fifth anniversary of the effective date of the plan of reorganization, the approval of the New York Superintendent of Insurance. Unless terminated earlier by action of the board of directors, the 2000 Directors Stock Plan will continue in effect until no more shares are available for issuance pursuant to it.

     Metropolitan Life Insurance Company entered into an agreement with Harry P. Kamen pursuant to which he served as a consultant from July 1, 1998 to June 30, 1999 for a fee of $500,000. Upon the expiration of that agreement by its terms, a new agreement between Metropolitan Life Insurance Company and Mr. Kamen became effective pursuant to which Mr. Kamen serves as a consultant for the one-year period of July 1, 1999 to June 30, 2000. Mr. Kamen will be paid for services rendered under the agreement up to an aggregate amount of $50,000. Pursuant to the agreement, Metropolitan Life Insurance Company provides Mr. Kamen, at no charge to him, an office and secretarial support, as well as a car for use in connection with the services rendered under the agreement.

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

MANAGEMENT COMPENSATION

  EXECUTIVE COMPENSATION

     Since the formation of MetLife, Inc., in August 1999, none of its officers or other personnel has received any compensation from MetLife, Inc. All compensation has been paid by Metropolitan Life Insurance Company or New England Financial. It is expected that after the demutualization, all employees of MetLife, Inc., including the executive officers, will continue to be paid only by Metropolitan Life Insurance Company or its subsidiary, as applicable, with an allocation of their compensation to be made for services rendered to MetLife, Inc. MetLife, Inc. will pay the amount of such allocation to Metropolitan Life Insurance Company or its subsidiary, as applicable, pursuant to a cost allocation agreement.

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Metropolitan Life Insurance Company and MetLife, Inc. for services rendered during the fiscal year ended December 31, 1999 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                          ANNUAL COMPENSATION                COMPENSATION
                             ---------------------------------------------   ------------
                                                              OTHER ANNUAL     LTIP(2)         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS(1)    COMPENSATION     PAYOUTS       COMPENSATION
---------------------------  ----     ------      --------    ------------     -------       ------------
Robert H. Benmosche......    1999   $1,000,000   $2,714,200       --          $3,422,200       $225,143(3)
Chairman of the Board,
President and Chief
Executive Officer
Stewart G. Nagler........    1999      630,000    1,100,000       --           2,387,000        133,741(3)
Vice-Chairman of the Board
and Chief Financial Officer
Gerald Clark.............    1999      630,000      900,000       --           2,387,000        138,986(3)
Vice-Chairman of the Board
and Chief Investment
Officer
James M. Benson..........    1999      600,000      900,000      737,549(5)    1,800,000         38,130(4)
President, Individual
Business; Chairman of the
Board, Chief Executive
Officer and President, New
England Life Insurance
Company
C. Robert Henrikson......    1999      500,000      875,000       --           1,743,000         92,543(3)
President, Institutional
Business

---------------
(1) Actual annual incentive awards based on 1999 performance were paid in the first quarter of 2000. For all Named Executive Officers, other than Mr. Benson, such award was paid pursuant to the MetLife Annual Variable Incentive Plan. Mr. Benson's award was paid pursuant to The New England Short-Term Incentive Plan.

(2) Long-term compensation plan payouts to all Named Executive Officers for services performed during the three-year performance period 1997-1999 were made in the first quarter of 2000. For all Named Executive Officers, other than Mr. Benson, such payouts were made pursuant to the MetLife Long-Term Performance Compensation Plan. Mr.

    Benson's payout was made pursuant to the New England Financial Long-Term Incentive Plan.

(3) Includes: MetLife contributions to the Savings and Investment Plan for Employees of MetLife and Participating Affiliates of $6,400 for each of the above named individuals; MetLife contributions to, or with respect to, the Auxiliary Savings and Investment Plan as follows: Mr. Benmosche: $87,077; Mr. Nagler: $54,240; Mr. Clark: $58,240; and Mr. Henrikson: $40,640;
    payments representing the dollar value of the benefit of the portion of split dollar life insurance premiums paid by MetLife as follows: Mr.
    Benmosche: $131,666; Mr. Nagler: $73,101; Mr. Clark: $74,346; and Mr.
    Henrikson: $45,503.

(4) Includes: company contributions to The New England 401(k) Plan and Trust of $8,200; $29,660 to The New England Life Insurance Company Select Employees Supplemental 401(k) Plan and $270 representing the premium paid by New England Life Insurance Company with respect to term life insurance covering Mr. Benson.

(5) Amount paid on Mr. Benson's behalf pursuant to The New England Financial Relocation Policy.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                           OR OTHER                 PRICE-BASED PLANS
                                            PERIOD       ----------------------------------------
                                             UNTIL                      ESTIMATED
                                          MATURATION     THRESHOLD       TARGET         MAXIMUM
NAME                                       OR PAYOUT      PAYMENT      PAYMENT(A)       PAYMENT
----                                      -----------    ---------     ----------       -------
Robert H. Benmosche.....................   1999-2001         $0        $2,500,000     $5,000,000
Stewart G. Nagler.......................   1999-2001          0         1,260,000      2,520,000
Gerald Clark............................   1999-2001          0         1,260,000      2,520,000
James M. Benson.........................   1999-2001          0         1,200,000      2,400,000
C. Robert Henrikson.....................   1999-2001          0           975,000      1,950,000

---------------
(a) Estimated target payments under the MetLife Long-Term Performance Compensation Plan for all Named Executive Officers other than Mr. Benson, whose payment is made pursuant to the New England Financial Long-Term Incentive Plan. Actual target payments will be based on the average of the year-end annual base salaries over the three-year performance period, except in the case of Mr. Benson, whose target will remain at $1,200,000, regardless of changes in his annual base salary.

  METLIFE RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a 30% joint and survivor basis, if married, and on a straight life annuity basis with a 5-year guarantee, if single, under the Metropolitan Life Retirement Plan for United States Employees ("Retirement Plan"), as supplemented by the Metropolitan Life Supplemental Retirement Benefit Plan ("Supplemental Retirement Plan"), each as described below. Except for Mr. Benson, each of the Named Executive Officers participates in the Retirement Plan and the Supplemental Retirement Plan. Mr. Benson participates in separate New England Financial plans.

                    ESTIMATED ANNUAL BENEFITS AT RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

   FINAL
AVERAGE PAY   5 YEARS    10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
-----------   -------    --------   --------   --------    --------     --------     --------     --------
$  500,000    $ 41,400   $ 82,900   $124,300   $165,800   $  207,200   $  248,700   $  290,100   $  302,600
   750,000      62,700    125,400    188,100    250,800      313,500      376,200      438,900      457,600
 1,000,000      83,900    167,900    251,800    335,800      419,700      503,700      587,600      612,600
 1,250,000     105,200    210,400    315,600    420,800      526,000      631,200      736,400      767,600
 1,500,000     126,400    252,900    379,300    505,800      632,200      758,700      885,100      922,600
 1,750,000     147,700    295,400    443,100    590,800      738,500      886,200    1,033,900    1,077,600
 2,000,000     168,900    337,900    506,800    675,800      844,700    1,013,700    1,182,600    1,232,600
 2,250,000     190,200    380,400    570,600    760,800      951,000    1,141,200    1,331,400    1,387,600
 2,500,000     211,400    422,900    634,300    845,800    1,057,200    1,268,700    1,480,100    1,542,600

     The annual retirement benefit under the Retirement Plan and the Supplemental Retirement Plan is generally equal to the sum of (a)(i) a percentage of an executive's "final average compensation" up to his or her "covered compensation" (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage of the executive's "final average compensation" in excess of his or her "covered compensation", and the sum thereof times (iii) years of "credited service" not exceeding 35 years, and (b) a percentage of "final average compensation" multiplied by years of "credited service" in excess of 35 years. "Final average compensation" is defined as the highest average "annual compensation" of an executive for any 60 consecutive months in the 120 months of service prior to the executive's retirement. "Annual Compensation" used to determine the retirement benefit under the Retirement Plan and the Supplemental Retirement Plan consists of "annual basic compensation" which includes annual base salary and "annual variable incentive compensation" which includes payments under the annual variable incentive plan. Such "compensation" is generally the same as the compensation reflected in the "salary" and "bonus" columns of the Summary Compensation Table. The Supplemental Retirement Plan is designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. Benefits payable under the Retirement Plan and the Supplemental Retirement Plan are not subject to reduction for social security benefits or other offset amounts.

     At December 31, 1999 (assuming retirement as of such date), the estimated "final average compensation" under the Retirement Plan and the Supplemental Retirement Plan is $1,581,710 for Mr. Benmosche, $1,281,350 for Mr. Nagler, $1,258,000 for Mr. Clark and $904,980 for Mr. Henrikson. The estimated years of credited service under the Retirement Plan and the Supplemental Retirement Plan as of such date is four years for Mr. Benmosche, 37 years for Mr. Nagler, 31 years for Mr. Clark and 27 years for Mr. Henrikson.

  NEW ENGLAND RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis under The New England Retirement Plan and Trust, as supplemented by The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan, each as described below.

                    ESTIMATED ANNUAL BENEFITS AT RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

    FINAL
 AVERAGE PAY    5 YEARS    10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
 -----------    -------    --------   --------   --------    --------     --------     --------     --------
 $  500,000     $ 48,300   $ 96,600   $144,800   $193,100   $  241,400   $  253,900   $  253,900   $  253,900
    750,000       73,300    146,600    219,800    293,100      366,400      385,200      385,200      385,200
  1,000,000       98,300    196,600    294,800    393,100      491,400      516,400      516,400      516,400
  1,250,000      123,300    246,600    369,800    493,100      616,400      647,700      647,700      647,700
  1,500,000      148,300    296,600    444,800    593,100      741,400      778,900      778,900      778,900
  1,750,000      173,300    346,600    519,800    693,100      866,400      910,200      910,200      910,200
  2,000,000      198,300    396,600    594,800    793,100      991,400    1,041,400    1,041,400    1,041,400
  2,250,000      223,300    446,600    669,800    893,100    1,116,400    1,172,700    1,172,700    1,172,700
  2,500,000      248,300    496,600    744,800    993,100    1,241,400    1,303,900    1,303,900    1,303,900

     The annual benefit under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan is generally equal to the sum of (a) the product of a percentage of an executive's "final average compensation" times years of service up to 25 and (b) the product of a percentage of an executive's "final average compensation" for years 26 to 30 times such years of service, less (c) the product of a percentage of an executive's age 65 social security benefit times years of service up to 25 years of service. "Final average compensation" is defined as the highest five years of eligible compensation of an executive during the last ten years of service prior to the executive's retirement. "Annual Compensation" used to determine the retirement benefit under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan consists of salary paid to an executive. Such Annual Compensation is generally the same as the compensation reflected in the "salary" and "bonus" columns of the Summary Compensation Table. The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan are designed to provide benefits which eligible employees would have received under The New England Retirement Plan and Trust but for limits applicable under The New England Retirement Plan and Trust. The estimated "final average pay" for Mr. Benson under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan at December 31, 1999 (assuming retirement at such date) is $1,419,800 and the estimated years of credited service under such Plans at such date is 2 years. In addition, Mr. Benson's employment agreement provides for an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year continuous and certain annuity. At December 31, 1999, Mr. Benson was vested as to 20% of this benefit, or $80,000 per annum. In the event of a termination by New England Life Insurance Company "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), the enhanced retirement benefit will retroactively vest at double the above rate.

  LONG-TERM INCENTIVE COMPENSATION PLANS

     METLIFE LONG-TERM PERFORMANCE COMPENSATION PLAN. All officers at the level of senior vice-president and above and select vice-presidents are eligible to participate in the MetLife Long-Term Performance Compensation Plan ("Long-Term Plan"). The Long-Term Plan is a three-year plan with a new plan period beginning each January 1. Under the Long-Term Plan, performance objectives for the enterprise are established at the beginning of each three-year performance period and may include specific objectives for earnings and return on equity, as well as management performance against select strategic objectives. At the end of the performance period, the performance of MetLife is judged against the set objectives, with some results compared relatively to the results of other companies in the insurance and financial service industries. Actual performance, expressed as a percentage, may range from 0% to 200%. This percentage is multiplied by the participants' total incentive opportunities to establish the aggregate incentive fund for distribution. Individual awards are recommended by management and are reflective of the participant's individual performance and relative contribution to the long-range results of MetLife. Senior management approves all awards before they are submitted to the Compensation Committee of the board, which is comprised of Outside Directors, and to the full board for approval. Any award under the Long-Term Plan in each performance period will become payable only upon approval of the board in its discretion and will be paid in the year immediately following the end of each performance period.

     NEW ENGLAND FINANCIAL LONG-TERM INCENTIVE PLAN. From 1997 through 1999, New England Financial maintained a substantially similar long-term incentive plan for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success.

     The personnel committee awards certain of its officers "growth units" that measure value creation over a three-year performance cycle based on growth in equity computed pursuant to generally accepted accounting principles and the present value of future profits on in-force business. At the end of the three-year performance cycle, the growth in value of the "growth units" is determined by New England Financial's board and paid in cash to each participant still employed with New England Financial.

     In 2000, New England Financial adopted a long-term incentive plan identical to the MetLife Long-Term Plan.

     Each of the Named Executive Officers participates in the MetLife Long-Term Plan, except Mr. Benson who participates in The New England Financial Long-Term Incentive Plan. See "-- Management Compensation -- Long-Term Incentive Plan Awards in Last Fiscal Year".

  SHORT-TERM INCENTIVE PLANS

     METLIFE ANNUAL VARIABLE INCENTIVE PLAN. Persons exempt from the Fair Labor Standards Act who are not participating in an alternative annual incentive plan are eligible to participate in the Annual Variable Incentive Plan ("Annual Incentive Plan"). Under the Annual Incentive Plan, a formula including performance objectives for operating earnings and return on equity is established at the beginning of each calendar year to determine the maximum aggregate incentive pool for distribution under the Annual Incentive Plan. The actual incentive pool will be established at the end of each year based on the actual operating earnings relative to return on equity target by using the formula. Eighty percent of this pool is distributed based on corporate results, while 20% is distributed based on business unit performance. In all incentive award determinations, individual performance is a significant factor in the manager's determination of the amount of an individual's actual final incentive award. Final approval of individual incentive awards rests with senior management. Awards for certain senior officers (executive vice-president and above) are submitted to the Compensation Committee of the board, comprised of Outside Directors, and to the full board for approval and endorsement. Awards are payable in cash as soon as practicable after individual award amounts have been approved. There is no maximum on individual awards, but there is no guarantee an individual will receive an award. The total of all individual awards may not exceed the maximum aggregate incentive pool. Each of the Named Executive Officers participates in the MetLife Annual Incentive Plan, except Mr. Benson, who participates in the New England Short-Term Incentive Plan.

     THE NEW ENGLAND SHORT-TERM INCENTIVE PLAN. In 1999, New England Financial maintained a substantially similar short-term executive incentive plan ("The New England Short-Term Incentive Plan") for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success. Under The New England Short-Term Incentive Plan, in determining the amounts available for incentive payments, key considerations include financial results and growth compared to target and business plan, together with non-financial objectives and judgment of the Personnel Committee, and results are compared with the results of other insurance and financial services companies. Specific percentages are established under The New England Short-Term Incentive Plan with respect to the portion of the award that is based on business unit performance, and such performance is an important consideration in determining an individual's award. The maximum award payable to any given individual under The New England Short-Term Incentive Plan is capped at 200% of the target award amount. In 2000, New England Financial adopted a short-term incentive plan identical to the MetLife Annual Incentive Plan.

  METLIFE, INC. 2000 STOCK INCENTIVE PLAN

     The Compensation Committee of the board of directors of MetLife, Inc. will administer the MetLife, Inc. 2000 Stock Incentive Plan ("Stock Incentive Plan"). Under the Stock Incentive Plan, the Compensation Committee may from time to time grant stock options for the purchase of common stock to officers (including officers who are also directors), employees and insurance agents of MetLife, Inc. and its subsidiaries, provided that the Compensation Committee may not grant any stock or stock options prior to the first anniversary of the effective date of the plan of reorganization. The Compensation Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to MetLife, Inc.'s Chief Executive Officer with respect to individuals who are below the rank of Senior Vice-President. Such delegation of authority is limited to 1.5% of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5% of the shares of the Chief Executive Officer's total authorization in any twelve-month period.

     The maximum number of shares issuable under the Stock Incentive Plan is 5% of the shares outstanding immediately after the effective date of the plan of reorganization, reduced by the shares issuable pursuant to options granted under the MetLife, Inc. 2000 Directors Stock Plan. The maximum number of shares which may be subject to awards under the Stock Incentive Plan may not exceed 60% of the shares available under the Stock Incentive Plan prior to the second anniversary of the effective date of the plan of reorganization or 80% of the shares available under the Stock Incentive Plan prior to the third anniversary of the effective date of the plan of reorganization. No participant in the Stock Incentive Plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the Stock Incentive Plan. The shares to be issued under the Stock Incentive Plan may be authorized but unissued shares or treasury shares. Upon the occurrence of certain events that affect the capitalization of MetLife, Inc., appropriate adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the future and in the number of shares and the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

     The board of directors of MetLife, Inc. may terminate, modify or amend (subject, in some cases, to the approval of its stockholders and, prior to the fifth anniversary of the effective date of the plan of reorganization, to the approval of the New York Superintendent of Insurance) the

Stock Incentive Plan at any time, but such termination, modification or amendment may not adversely affect any stock option then outstanding under the Stock Incentive Plan without the consent of the recipient thereof. The Stock Incentive Plan will continue in effect until it is terminated by the board of directors or until no more shares are available for issuance, but stock options granted prior to such date will continue in effect until they expire in accordance with their terms.

     The Compensation Committee may grant nonqualified stock options ("Nonqualified Stock Options") and stock options qualifying as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock subject to either a Nonqualified Stock Option or an ISO will be not less than the fair market value (as defined in the Stock Incentive Plan) of such share on the date of grant of such option. To exercise an option, a holder may pay the exercise price as permitted by the Compensation Committee (1) in cash, (2) by delivering on the date of exercise other shares of common stock owned by the holder, (3) through an arrangement with a broker approved by MetLife, Inc. for the payment of the exercise price with the proceeds of the sale of shares of common stock owned by the holder, or
(4) by a combination of the foregoing. Options generally may not be transferred by the grantee, except in the event of death. The Compensation Committee may, in its discretion, permit the transfer of Nonqualified Stock Options by gift or domestic relations order to the participant's immediate family members.

     Unless otherwise specified, each option will become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant thereof, provided, that in no event will any option be or become exercisable prior to the second anniversary of the effective date of the plan of reorganization. In addition, the Compensation Committee may establish longer periods of service or performance-based criteria at the time of the grant. The term of each option will be fixed by the Compensation Committee but may not be more than ten years from its date of grant.

     Any option granted to an insurance agent will comply with the provisions of
Section 4228 of the New York Insurance Law and any regulations thereunder.

     In the event of the termination of service of a grantee by reason of death, any options previously granted to such grantee will become immediately exercisable in full and may be exercised by the grantee's designated beneficiary at any time prior to the expiration of the term of the options or within three years following the grantee's death, whichever occurs first (or such shorter time as the Compensation Committee may determine at the time of grant).

     In the event of the termination of service of a grantee by reason of disability or approved retirement (as defined in the Stock Incentive Plan), any option previously granted to such grantee will continue to vest as if the grantee's service had not terminated. A grantee may exercise any vested option in full for a period of three years following termination of employment (or such shorter period as the Compensation Committee shall determine at the time of grant) or, if earlier, the expiration of the term of the option. In the event of the termination of service of a grantee for cause (as defined in the Stock Incentive Plan), the grantee will forfeit any outstanding options. In the event of the termination of service of a grantee in connection with a divestiture of a business unit or subsidiary or similar transaction, the Compensation Committee may provide that all or some outstanding options will continue to become exercisable and may be exercised at any time prior to the expiration of the term of the options or within three years following the grantee's termination of service (or such shorter time as the Compensation Committee may determine at or following the time of grant) or, if earlier, the expiration of the term of the option. In general, in the event of the termination of service of a grantee for any reason other than in connection with certain divestitures of a subsidiary or business unit, for disability, death, approved retirement or cause, any options granted to such grantee exercisable at the date of termination will remain exercisable for a period of 30 days (or, if earlier, the expiration of the term of the options).

     Upon a change of control (as defined in the Stock Incentive Plan), each option then outstanding will become fully exercisable regardless of the exercise schedule otherwise applicable. In connection with such change of control, the Compensation Committee may, in its discretion, require that, upon the change of control, each such option be canceled in exchange for a payment in an amount equal to the excess, if any, of the change of control price (as defined in the Stock Incentive Plan) over the exercise price of the option. In addition, no cancellation, acceleration of exercisability, cash settlement or other payment for options will occur upon a change of control if the Compensation Committee determines in good faith that an alternate award (as defined in the Stock Incentive Plan) will be issued by the acquiror in the change of control.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the federal income tax consequences of awards under the Stock Incentive Plan based on the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     No taxable income is realized by the grantee upon the grant or exercise of an ISO. If a grantee does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the grantee's employer for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a Nonqualified Stock Option.

     No income is realized by the grantee at the time a Nonqualified Stock Option is granted. Generally upon exercise of a Nonqualified Stock Option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

  EMPLOYMENT-RELATED AGREEMENTS

     Metropolitan Life Insurance Company has entered into employment continuation agreements with several of its key executives, including each of the Named Executive Officers. These agreements, the provisions of which only become effective upon the occurrence of a change of control or a potential change of control (as defined in such agreements), are intended generally to preserve for the covered executives the same duties, responsibilities and compensation opportunities for a period of three years following a change of control as were in effect prior to such an event. Accordingly, after the occurrence of such a change of control event, the agreements provide for certain minimum levels with respect to a covered executive's base salary, incentive compensation opportunities and participation in employee benefit plans. These agreements also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment. If the successor management does not honor these assurances, a covered executive may terminate employment for "good reason". In such case, or in the event that, after these agreements become effective, the executive's employment is terminated without "cause", the executive will receive certain termination benefits, including a lump sum severance payment equal to three times the sum of the executive's:

     - base salary;

     - average annual bonus award over the preceding three years; and

     - average long-term incentive award over the preceding three years (reduced by the value conveyed to the executive in the change of control under any equity compensation awards).

     Notwithstanding the foregoing, the amount of any such termination benefits will be reduced, to the extent necessary, so that no amount payable to such executives will fail to be deductible by Metropolitan Life Insurance Company (or, in the case of the executives, be subject to a special excise tax) under the so-called "golden parachute" provisions of the Internal Revenue Code of 1986, as amended.

     In addition, Messrs. Benmosche, Nagler and Clark may also generally elect to terminate employment voluntarily, during the 30-day period beginning six months after the date on which a change of control occurs, and receive the same termination benefits they would receive had such executive's employment terminated without cause.

     New England Life Insurance Company has entered into an employment agreement with Mr. Benson, which expires on June 16, 2000, pursuant to which Mr. Benson serves as its Chief Executive Officer. Under the agreement, Mr. Benson is entitled to a minimum base salary and participation in the New England Financial annual and long-term incentive plans described above. The agreement also provides Mr. Benson with an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year continuous and certain annuity. At December 31, 1999, Mr. Benson had vested as to 20% of this benefit, or $80,000 per annum.

     In the event that Mr. Benson's employment is terminated by New England Life Insurance Company "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), Mr. Benson will receive severance benefits equal to two times the sum of his annual base salary and his target annual bonus for the year of termination, as well as the earned and unpaid salary and the award payable for any long-term incentive period then in effect and an annual bonus for the year of termination, in each case pro-rated to the date of his termination. In addition, the enhanced retirement benefit will retroactively vest at double the above rate. Except in the event that Mr. Benson terminates his employment voluntarily without good reason or his employment is terminated for cause, he and his spouse will be eligible to receive the same retiree medical benefits generally made available to MetLife executives, except that any service requirement to obtain such benefits will be waived and such benefits will be secondary in all circumstances to any other coverage that Mr. Benson or his spouse may be eligible to receive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and the chairman of the Nominating and Compensation Committee of Metropolitan Life Insurance Company in 1999, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and its affiliates.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of MetLife, Inc.'s common stock as of the effective date of the plan of reorganization by:

     - each person who we believe will own beneficially more than 5% of the outstanding shares of MetLife, Inc.'s common stock;

     - each director and each Named Executive Officer; and

     - all of our directors and Named Executive Officers as a group.

The number of shares of common stock beneficially owned by each director and executive officer is based upon an estimate of the number of shares each director and Named Executive Officer and certain persons and entities affiliated with each director and Named Executive Officer will receive as eligible policyholders pursuant to the plan of reorganization. The plan of reorganization provides that for the first five years after the plan effective date, officers, directors and employees of Metropolitan Life Insurance Company, MetLife, Inc. and their affiliates, including their family members and their spouses, may not acquire common stock in any manner except through the following acquisitions:

     - officers, directors and employees who are eligible policyholders may receive common stock (to be held in the trust) in exchange for their policyholders' membership interests under the plan of reorganization;

     - officers and directors and their spouses and family members may purchase common stock through the purchase and sale program (if eligible) or in open market purchases through a broker or dealer registered with the Securities and Exchange Commission beginning two years after the plan effective date;

     - other employees and their spouses and family members may purchase common stock through the purchase and sale program (if eligible) or in open market purchases through a registered broker or dealer on or after the plan effective date; and

     - subject to certain limitations as to both the amount and timing of the acquisition of stock, officers, directors, employees and insurance agents may acquire common stock (or interests in common stock) under one or more of the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2000 Directors Stock Plan and specified other savings and investment plans, incentive compensation plans and deferred compensation plans.

     See "Management -- Management Compensation -- MetLife, Inc. 2000 Stock Incentive Plan" and "Management -- Information about the Board of Directors of MetLife, Inc. -- Compensation of Directors". No person will own more than 5% of the outstanding shares of common stock, other than the MetLife Policyholder Trust, as a result of the shares distributed pursuant to the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The number of shares of common stock owned by the trust is based on our preliminary calculation of the allocation of consideration to be distributed under the plan of reorganization and assumptions described under "Pro Forma Consolidated Financial Information".

                                                               NUMBER OF SHARES
                                                                    TO BE
NAME                                                          BENEFICIALLY OWNED
----                                                          ------------------
MetLife Policyholder Trust..................................       (1)
Robert H. Benmosche.........................................        *
Curtis H. Barnette..........................................        *
Gerald Clark................................................        *
Joan Ganz Cooney............................................        *
Burton A. Dole, Jr. ........................................        *
James R. Houghton...........................................        *
Harry P. Kamen..............................................        *
Helene L. Kaplan............................................        *
Charles M. Leighton.........................................        *
Allen E. Murray.............................................        *
Stewart G. Nagler...........................................        *
John J. Phelan, Jr. ........................................        *
Hugh B. Price...............................................        *
Robert G. Schwartz..........................................        *
Ruth J. Simmons.............................................        *
William C. Steere, Jr.......................................        *
Gary A. Beller..............................................        *
James M. Benson.............................................        *
C. Robert Henrikson.........................................        *
Catherine A. Rein...........................................        *
William J. Toppeta..........................................        *
John H. Tweedie.............................................        *
Lisa M. Weber...............................................        *
Judy E. Weiss...............................................        *
Board of directors of MetLife, Inc., but not in each
  director's individual capacity............................     493,476,118(1)
All directors and Named Executive Officers as a group.......        *       (2)

---------------
 * Number of shares represents less than one percent of the number of shares of common stock expected to be outstanding on the effective date of the plan.

(1) The board of directors of MetLife, Inc., but not in each director's individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the board will direct the voting of these shares on certain matters submitted to a vote of stockholders. See "The Demutualization -- Establishment and Operation of the MetLife Policyholder Trust". The amount shown does not include shares beneficially owned by a director in the director's individual capacity.

(2) Does not include shares of common stock held by the MetLife Policyholder Trust beneficially owned by the board of directors, other than in each director's individual capacity.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

     The MetLife Policyholder Trust will hold 493,476,118 shares of common stock on behalf of the approximately nine million eligible policyholders that we estimate will become beneficiaries of the trust in the demutualization. The trust provides that a trust beneficiary may sell the beneficiary's allocated shares of MetLife, Inc.'s common stock through the purchase and sale program, subject to certain limitations. Sales may be made at any time beginning on the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options. We expect that these sales may begin within 30 days after the effective date of the plan of reorganization. In addition, beginning one year after that effective date, trust beneficiaries may also withdraw all (but not less than all) of their allocated shares of MetLife, Inc.'s common stock from the trust and hold or dispose of their shares. Shares withdrawn from the trust will be issued in book-entry form as uncertificated shares, to the extent permitted by applicable law, unless a trust beneficiary requests a certificate for the shares. See "The Demutualization -- Establishment and Operation of the MetLife Policyholder Trust" for a description of the purchase and sale program and its limitations. Counsel has advised us that those beneficiaries who are not "affiliates" of MetLife, Inc. within the meaning of Rule 144 under the Securities Act of 1933, as amended, may resell their shares in the purchase and sale program or otherwise without registration under that Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144. Substantially all of the shares of MetLife, Inc.'s common stock allocated in the demutualization to policyholders that will be beneficiaries of the trust will be allocated to non-affiliates of MetLife, Inc. Accordingly, most trust beneficiaries may freely transfer such shares, without limitations, through the purchase and sale program. In addition to the shares issued in the demutualization, the shares of common stock sold in the initial public offering and the shares issued upon settlement of the units will be freely transferable without restriction in the public market, except to the extent that those shares are acquired by affiliates of MetLife, Inc. and are therefore subject to restrictions under Rule 144.


     Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, in the aggregate not less than 14,900,000 shares nor more than 73,000,000 shares of our common stock in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. We will determine at the time of the pricing of the initial public offering whether to sell any shares to these purchasers in excess of the minimum amount. Any shares in excess of the minimum amount that we determine not to sell to these investors may increase the number of shares available for sale to the general public under this prospectus. The maximum number of shares that each investor, individually, and the investors, in the aggregate, could be obligated to purchase in the private placements represents approximately 4.9% and 9.8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted, subject to certain limited exceptions, from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent of Insurance's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering price of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will also be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.


     Sales of substantial amounts of MetLife, Inc. common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

                            METLIFE CAPITAL TRUST I

     MetLife Capital Trust I is a statutory business trust created under Delaware law according to (1) a declaration of trust and (2) a certificate of trust filed with the Secretary of State of the State of Delaware on March 6, 2000. This declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The declaration will be qualified as an indenture under the Trust Indenture Act.

     The trust exists for the exclusive purposes of:

          (a) issuing the trust securities, which include the capital securities offered by this prospectus and the common securities issued to MetLife, Inc., representing undivided beneficial ownership interests in the debentures issued by MetLife, Inc., which will be the sole assets of the trust;

          (b) investing the proceeds of the trust securities in the debentures; and

          (c) engaging in only those activities necessary, appropriate, convenient or incidental to the purposes specified in (a) and (b) above. The trust has a term of approximately seven years, but may dissolve earlier as provided in the declaration.

     Although upon issuance of the capital securities, a holder of units will be the beneficial owner of the related capital securities, those capital securities will be pledged with the collateral agent to secure the obligations of the holder under the related purchase contract.

     The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the capital securities. However, upon the occurrence and during the continuance of an event of default under the debenture indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The aggregate stated liquidation amount of the common securities owned by MetLife, Inc. will equal at least 3% of the total capital of the trust.

     MetLife, Inc. will, on a senior and unsecured basis, irrevocably guarantee payments on the trust securities to the extent of available trust funds.

     The number of the trustees is initially five. Three of the trustees (the administrative trustees) are persons who are our employees or officers or who are affiliated with us. Under the declaration, the fourth trustee will be a financial institution that is unaffiliated with us. This trustee will serve as property trustee under the declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. Initially, The Bank of New York, a New York banking corporation, will be the property trustee until removed or replaced by the holder of the common securities. The fifth trustee will be a financial institution that is unaffiliated with us and that is resident in the State of Delaware for purposes of the Delaware Business Trust Act. Initially, The Bank of New York (Delaware), a Delaware banking corporation, will be the Delaware trustee until removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act as the guarantee trustee.

     The property trustee will hold title to the debentures for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

     We, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. We will pay all fees and expenses related to the trust and the offering of the units.

     The rights of the holders of the capital securities, including economic rights, rights to information and voting rights, are provided in the declaration of trust of MetLife Capital Trust I, including any amendments thereto, the capital securities, the Delaware Business Trust Act and the Trust Indenture Act.

ACCOUNTING TREATMENT

     The financial statements of MetLife Capital Trust I will be consolidated in our financial statements, with the capital securities shown on our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The proceeds from the units will be allocated to the underlying purchase contracts and capital securities based on their relative fair values at the offering date. The forward contracts will be reported in additional paid-in capital and subsequent changes in fair value will not be recognized. The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of MetLife, Inc. common stock. The $50 we receive will be credited to shareholders' equity and allocated between the common stock and additional paid-in-capital accounts.

     Before the issuance of shares of MetLife, Inc. common stock upon settlement of the purchase contracts, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above
$     per share.

                            DESCRIPTION OF THE UNITS

     The following is a summary of the principal documents relating to the offering of the units. Copies of those documents are on file with the SEC as part of our registration statement. See "Additional Information" for information on how to obtain copies. Although we believe the material provisions of these documents have been accurately summarized, you should refer to the provisions of each of the underlying agreements.

     Each unit will have a stated amount of $50. Each unit will initially consist of and represent:

          (1) a purchase contract under which you agree to purchase, for $50, shares of common stock of MetLife, Inc. on the stock purchase date of May 15, 2003. The number of shares you will receive will be determined by the settlement rate described below, based on the average trading price of the common stock at that time; and

          (2) beneficial ownership of a capital security of MetLife Capital Trust I with a stated liquidation amount of $50. Each capital security, and each common security issued to MetLife, Inc., represents an undivided beneficial ownership interest in the assets of MetLife Capital Trust I, which will consist solely of the debentures issued by MetLife, Inc.

     The capital securities will initially be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged capital securities or, after the remarketing, the specified pledged treasury securities, are referred to in this prospectus as "normal units". Each holder of normal units may elect to withdraw the pledged capital securities or treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay $50 on May 15, 2003, the amount due on such date under the purchase contract. If a holder of normal units elects to substitute treasury securities as pledged securities, the pledged capital securities or treasury securities will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units". The stripped units will not generate cash payments to the holder. Holders of stripped units may recreate normal units by resubstituting the capital securities (or, after the remarketing date, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

     As a beneficial owner of the units, you will be deemed by your acceptance of the units to have:

     - irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

     - appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

     In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed to treat for United States federal, state and local income and franchise tax purposes:

     - yourself as the owner of the related capital securities, or the treasury securities, as the case may be; and

     - the debentures as indebtedness that we have issued.


     At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by MetLife, Inc. between the related purchase contract and the related capital security. The underwriters will fund their purchase of the units by selling the units to the initial investors. MetLife Capital Trust I will use the amount of cash from the offering allocated to the capital securities and any cash it receives from MetLife, Inc. for the common securities, to purchase the debentures from MetLife, Inc. The capital securities will then be pledged to the collateral agent to secure the obligations owed to MetLife, Inc. under the purchase contracts.

     MetLife, Inc. will enter into:

     - a purchase contract agreement with Bank One Trust Company, N.A., as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

     - a pledge agreement with The Bank of New York, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for MetLife, Inc.'s benefit to secure the obligations of holders of units under the purchase contracts.

CREATING STRIPPED UNITS AND RECREATING NORMAL UNITS

     Holders of normal units will have the ability to "strip" those units and take delivery of the pledged capital securities (or after the remarketing date, the pledged treasury securities), creating "stripped units", and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing capital securities (or after the remarketing date, the applicable treasury securities) as described in more detail below.

     Holders who elect to create stripped units or recreate normal units, shall be responsible for any related fees or expenses.

     CREATING STRIPPED UNITS. Each holder of normal units may create stripped units and withdraw the pledged capital securities or treasury securities underlying the normal units by substituting, as pledged securities, the U.S. treasury securities described below that will pay $50 on May 15, 2003, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

     In order to create stripped units, a normal unitholder must substitute, as pledged securities, zero-coupon U.S. Treasury securities (CUSIP No. 912833FS4) which mature on May 15, 2003. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the unitholder's obligation to purchase MetLife, Inc. common stock under the purchase contract, and the pledged capital securities or treasury securities underlying the normal units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after a remarketing of the capital securities has occurred, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

     To create stripped units, you must:

          - deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged capital securities or treasury securities underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

          - transfer the normal units to the purchase contract agent; and

          - deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged capital securities or treasury securities underlying the normal units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged capital securities or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

          - cancel the normal units;

          - transfer to you the underlying pledged capital securities or treasury securities; and

          - deliver to you the stripped units.

     Any capital securities released to you will be tradeable separately from the resulting stripped units. Distributions on the capital securities will continue to be payable in accordance with their terms.

     RECREATING NORMAL UNITS. Each holder of stripped units may recreate normal units by substituting, as pledged securities, capital securities or the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

     Upon recreation of the normal units, the capital securities or treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a remarketing of the capital securities has occurred, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

     To recreate normal units from stripped units, you must:

          - deposit with the collateral agent:

           - if the substitution occurs prior to the remarketing of the capital securities, capital securities having an aggregate stated liquidation amount equal to the aggregate stated amount of your stripped units; and

           - if the substitution occurs after the remarketing of the capital securities, the applicable treasury securities then constituting a part of the normal units;

          - transfer the stripped units to the purchase contract agent; and

          - deliver a notice to the purchase contract agent stating that you have deposited the capital securities or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

     The capital securities or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

     Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

          - cancel the stripped units;

          - transfer to you the underlying treasury securities; and

          - deliver to you the normal units.

CURRENT PAYMENTS

     If you hold normal units, you will receive payments, consisting of quarterly cumulative cash distributions on the capital securities, at the annual
rate of   % of the stated liquidation amount of $50 per capital security through and including February 15, 2003. These payments are subject to the deferral provisions described under "Description of the Capital
Securities -- Distributions". On May 15, 2003, you will receive a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate.

     If you hold stripped units, you will not receive distributions on the units.

     If you hold capital securities separately from the units, you will receive distributions on the capital securities. Distributions on the capital securities, whether held separately, or as part of units, will be fixed
initially at the annual rate of   % of the stated liquidation amount of $50 per
capital security. The rate of distribution on the capital securities will be reset for the quarterly payments payable on and after May 15, 2003, and distributions on the capital securities will be made at the reset rate from that date to May 15, 2005. However, if the reset rate meeting the requirements described in this prospectus cannot be established, the distribution rate will
not be reset and will continue to be the initial annual rate of   % until a
reset rate meeting the requirements described in this prospectus can be established on a later remarketing date prior to May 15, 2003. If no remarketing occurs prior to such date, the initial rate will be the distribution rate through May 15, 2005. The distributions on the capital securities are subject to the deferral provisions described under "Description of the Capital
Securities -- Distributions".

     The ability of MetLife Capital Trust I to make the distributions on the capital securities is solely dependent upon the receipt of corresponding payments from MetLife, Inc. on the debentures. MetLife, Inc.'s obligations with respect to the debentures will be senior and unsecured and will rank equally in right of payment to all of its other senior unsecured debt. See "Description of the Debentures -- Ranking".

DESCRIPTION OF THE PURCHASE CONTRACTS

     Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date of May 15, 2003, a number of newly issued shares of our common stock equal to the settlement rate.

     The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "-- Anti-dilution Adjustments", below, be as follows:

     - If the applicable market value of our common stock (which is the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the
       threshold appreciation price of $  , which is   % above $  , the initial
       public offering price of our common stock, the settlement rate, which is
       equal to $50 divided by $  , will be   shares of our common stock per
       purchase contract. Accordingly, if, between the date of this prospectus and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is
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       higher than $  , the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be higher than $50, and if the market price equals $ , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50;

     - If the applicable market value of our common stock is less than $ but greater than $ , the settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases between the date of this prospectus and the period during which the applicable market value is measured but that market price is less than $ , the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50; and

     - If the applicable market value of our common stock is less than or equal to $ , the settlement rate, which is equal to $50 divided by $ , the
       initial public offering price of our common stock, will be   shares of
       our common stock per purchase contract. Accordingly, if the market price for our common stock decreases between the date of this prospectus and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

     For purposes of determining the applicable market value for common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which our common stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

  SETTLEMENT

     Settlement of the purchase contracts will occur on the stock purchase date, unless:

        - you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "-- Early Settlement";

        - if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and

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

          you have settled the related purchase contract through an early settlement as described in "Description of the Units -- Description of the Purchase Contracts -- Settlement -- Early Settlement upon Merger"; or

        - an event described under "-- Termination of Purchase Contracts" below has occurred.

     The settlement of the purchase contracts on the stock purchase date will occur as follows:

        - for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase common stock under the purchase contracts; and

        - for the normal units in which the related capital securities remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the capital securities in accordance with applicable law.

     In either event, our common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

     Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

     No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

     REMARKETING. The capital securities held by each normal unitholder will be sold in a remarketing on February 15, 2003, unless the holder elects not to participate in the remarketing. The proceeds of such remarketing will be used to purchase U.S. treasury securities, which will be pledged to secure such participating normal unitholder's obligations under the related purchase contract. Cash payments received on the pledged treasury securities underlying the normal unit of such holder will be used to satisfy such participating holder's obligation to purchase our common stock on May 15, 2003.

     Unless a holder of normal units delivers treasury securities in a kind and amount designated by the remarketing agent, as described below, the capital securities that are included in the normal units will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below. The remarketing date will be the third business day preceding February 15, 2003, the last quarterly payment date before the stock purchase date.

     We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the capital securities which are included in normal units and which are participating in the remarketing on February 15, 2003 at a price equal to 100.5% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

          (a) the value at the remarketing date of such amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that
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

     quarterly payment date, on each capital security which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the capital securities remains at the initial rate;

          (b) the value at the remarketing date of such amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each capital security which is included in a normal unit and which is participating in the remarketing; and

          (c) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each capital security which is included in a normal unit and which is participating in the remarketing, accrued to February 15, 2003.

     For purposes of (a) and (b), above, the value on the remarketing date of the treasury securities will assume that (1) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (2) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

     The remarketing agent will use the proceeds from the sale of these capital securities in a successful remarketing described in this section to purchase in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in
(a) and (b), above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose capital securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

     Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the capital securities underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent applicable to the holder's capital securities, to the purchase contract agent on the fourth business day prior to February 15, 2003.

     The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to February 15, 2003. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to February 15, 2003. A holder that does not so deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

     If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the capital securities to be equal to 100.5% of the remarketing value (assuming, even if not true, that all of the capital securities are held as

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components of normal units and will be remarketed), and the remarketing agent cannot remarket the capital securities offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value (determined on the basis of the capital securities being remarketed, the reset agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the capital securities, on one or more occasions after that date until the business day immediately preceding the stock purchase date. Any such remarketing will be at a price equal to 100.5% of the remarketing value, determined on the basis of the capital securities being remarketed) on the subsequent remarketing date. The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in any such remarketing, on the seventh business day prior to the subsequent remarketing date. A holder of normal units may elect not to participate in any such remarketing and retain the capital securities underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day immediately preceding the subsequent remarketing date. If the remarketing agent fails to remarket the capital securities underlying normal units at that price prior to the stock purchase date, we will be entitled to exercise our rights as a secured party on the stock purchase date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales.

     OPTIONAL REMARKETING. Under the remarketing agreement, on or prior to the fifth business day immediately preceding February 15, 2003, holders of capital securities that are not included in normal units may elect to have their capital securities included in the remarketing by delivering their capital securities along with a notice of such election to the custodial agent prior to the remarketing date, but no earlier than the payment date immediately preceding February 15, 2003. The custodial agent will hold these capital securities in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of capital securities electing to have their capital securities remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding February 15, 2003.

     On the fourth business day immediately prior to February 15, 2003, the custodial agent will deliver these separate capital securities to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held capital securities included in the remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held capital securities being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

     If, as described above, the remarketing agent cannot remarket the capital securities on the remarketing date, the remarketing agent will promptly return the capital securities to the custodial agent to release to the holders. Holders of capital securities that are not components of normal units may elect to have their capital securities remarketed on any subsequent remarketing date pursuant to the procedures described above.

     EARLY SETTLEMENT. At any time not later than 10:00 a.m. on the seventh business day prior to May 15, 2003, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled.

     No later than the third business day after an early settlement, we will
issue, and the holder will be entitled to receive,      shares of MetLife, Inc.
common stock for each unit (regardless of

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the market price of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "-- Anti-Dilution Adjustments" below. The holder will also receive the capital securities or other securities underlying those units.

     EARLY SETTLEMENT UPON MERGER. Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), on or after the date of the cash merger each holder of the units has the right to accelerate and settle the related purchase contract. We refer to this right as the "early settlement right". We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the early settlement right, you must deliver to the purchase contract agent, on or one business day before the early stock purchase date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, immediately before the cash merger. You will also receive the capital securities or other securities underlying those units. If you do not elect to exercise your early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

  ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

     (1) the payment of a stock dividend or other distributions on our common stock;

     (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase common stock at less than the current market price (as defined below);

     (3) subdivisions, splits and combinations of our common stock (including an effective subdivision of our common stock through reclassification of our common stock);

     (4) distributions to all holders of our common stock of evidences of indebtedness of MetLife, Inc., securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

     (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

     (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded
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

within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

     In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase, on the stock purchase date, only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its purchase contract immediately before the transaction. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "Settlement -- Early Settlement Upon Merger".

     If at any time we make a distribution of property to our common stockholders which would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences -- Adjustment to Settlement Rate".

     In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.


  PLEDGED SECURITIES AND PLEDGE AGREEMENT


     The capital securities or treasury securities underlying the units will be pledged to the collateral agent for our benefit. According to the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our

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security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

        - to substitute specified treasury securities for the related pledged capital securities or other pledged treasury securities upon creation of a stripped unit;

        - to substitute capital securities or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

        - upon delivering specified treasury securities when electing not to participate in a remarketing; or

        - upon the termination or early settlement of the purchase contracts.

     Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

        - each holder of units that include capital securities will retain beneficial ownership of the capital securities and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the capital securities, including distribution, voting, redemption, repayment and liquidation rights; and

        - each holder of units that include treasury securities will retain beneficial ownership of the treasury securities.

We will have no interest in the pledged securities other than our security interest.

  QUARTERLY PAYMENTS ON PLEDGED SECURITIES

     Except as described in "Description of the Purchase Contracts", the collateral agent, upon receipt of quarterly interest or distribution payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

     Holders of stripped units will not receive quarterly payments on the units.

  TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

     Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted.

THE PURCHASE CONTRACT AGREEMENT

     Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form,

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payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

     If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

     If you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent on the stock purchase date, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

     The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

     No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

  MODIFICATION

     The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

     - change any payment date;

     - change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

     - change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

     - impair the right to institute suit for the enforcement of any purchase contract;

     - reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase

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

       contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

     - reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

  CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     MetLife, Inc. will agree in the purchase contract agreement that it will not (a) merge with or into or consolidate with any other entity or (b) sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation other than, with respect to clause
(b), a direct or indirect wholly-owned subsidiary of MetLife, Inc., unless:

          - MetLife, Inc. is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

          - the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts the remarketing agreement and the guarantee; and

          - MetLife, Inc. or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

  TITLE

     We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

  GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

  BOOK-ENTRY SYSTEM

     The Depository Trust Company will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities of definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

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     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     No units represented by global security certificates may be exchanged in whole or in part for units registered, and no transfer of global security certificates in whole or in part for units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by as in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the debentures, the units, the capital securities, the pledge agreement, the guarantee or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of capital securities, treasury securities and common stock will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

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     Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we and MetLife Capital Trust I believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

  REPLACEMENT OF UNITS CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common shares issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

  INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     Bank One Trust Company, N.A. will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

     The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

  INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

     The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

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  MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to:

     - the offering of the units;

     - the retention of the collateral agent;

     - the enforcement by the purchase contract agent of the rights of the holders of the units; and

     - with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the common stock upon settlement of the purchase contracts.

     Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE CAPITAL SECURITIES

     The capital securities will be issued according to the terms of the declaration of trust of MetLife Capital Trust I. The declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee, The Bank of New York, will act as indenture trustee for the capital securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration, including any amendments thereto, those made part of the declaration by the Trust Indenture Act and the Delaware Business Trust Act and those which are stated in the capital securities.

  OVERVIEW

     The declaration authorizes the administrative trustees to issue, on behalf of the trust, the trust securities, which represent undivided beneficial ownership interests in the assets of the trust. We will own directly or indirectly all of the common securities. The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the capital securities. However, upon the occurrence and during the continuance of an event of default under the debenture indenture, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The declaration does not permit the issuance by the trust of any securities other than the common securities and the capital securities or the incurrence of any indebtedness by the trust.

     Under the declaration, the property trustee will own the debentures purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the capital securities or liquidation of the trust, are guaranteed by us to the extent described under "Description of the Guarantee". The guarantee, when taken together with our obligations under the debentures and the indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the capital securities. The Bank of New York, the guarantee trustee, will hold the guarantee for the benefit of the holders of the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of capital

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securities is to vote to direct the property trustee to enforce the property trustee's rights under the debentures.

     A holder of stripped units that does not also hold capital securities separately will not receive distributions on the capital securities.

  DISTRIBUTIONS

     Distributions on the capital securities will be fixed initially at a rate
per year of      % of the stated liquidation amount of $50 per capital security.
Distributions on the capital securities will be reset to the reset rate on the third business day immediately preceding February 15, 2003. Distributions in
arrears for more than one quarter will bear interest at the rate of      % per
year through and including February 15, 2003 and at the reset rate afterwards, compounded quarterly. The term distribution as used here includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the capital securities will be cumulative and will accrue
from                , 2000 and will be payable quarterly in arrears on February
15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below, commencing August 15, 2000, when, as and if funds are available for payment. Distributions will be made by the property trustee, except as otherwise described below.

     So long as no event of default under the debentures has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding five years. However, no deferral period may extend beyond the final stated maturity of the debentures, which is May 15, 2005. See "Description of the Debentures -- Option to Extend Interest Payment Date". As a consequence of any deferral, the trust will defer quarterly distributions on the capital securities during the deferral period. Deferred distributions to which you are entitled will accrue additional distributions, compounded quarterly from the relevant payment date for distributions during any deferral period, at the deferral rate, to the extent permitted by applicable law.

     The trust must pay distributions on the capital securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The trust's funds available for distribution to you as a holder of the capital securities will be limited to payments received from MetLife, Inc. on the debentures. MetLife, Inc. will guarantee the payment of distributions on the capital securities out of moneys held by the trust to the extent of available trust funds, as described under "Description of the Guarantee".

     Distributions on the capital securities will be payable to holders, including the collateral agent, as they appear on the books and records of the trust on the relevant record dates. As long as the capital securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the debentures in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "-- Book-Entry Only Issuance", below. With respect to capital securities not in book-entry form, the administrative trustees will have the right to select relevant record dates, which will be more than one business day but less than 60 business days prior to the relevant payment dates.

     If any date on which distributions on the capital securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment shall be made on the

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immediately preceding business day, in each case with the same force and effect as if made on that record date.

  DISTRIBUTION RATE RESET

     The applicable quarterly distribution rate on the capital securities and the interest rate on the related debentures will be reset on the third business day immediately preceding February 15, 2003 to the reset rate.

     The reset rate will be the interest rate on the debentures, and thus the distribution rate on the capital securities, determined by the reset agent on the third business day prior to February 15, 2003, that will be sufficient to cause the then current aggregate market value of all then outstanding capital securities to be equal to 100.5% of the remarketing value described under "Description of the Purchase Contracts-- Settlement-- Remarketing", assuming, for this purpose, even if not true, that all of the capital securities are held as components of normal units and will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all capital securities to be equal to 100.5% of the remarketing value described under "Description of the Purchase Contracts-- Settlement-- Remarketing", and as a result the capital securities cannot be sold, the distribution rate will not be reset and will continue to be the initial rate of the capital securities. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the capital securities, on one or more subsequent remarketing dates after the initial remarketing date until May 15, 2003. The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent.

     The reset rate will apply to all capital securities, including those held separately from the units. However, the reset of the distribution rate on the capital securities will not change the rate of distributions received by holders of the normal units, which, as described above, will remain at the initial rate
of      % of $50 for the quarterly payment payable on May 15, 2003.

  REDEMPTION UPON MATURITY OF DEBENTURES

     Upon the redemption of the debentures at maturity, the proceeds from the redemption will, after satisfaction of any liabilities to creditors of the trust, be simultaneously applied to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so redeemed. The redemption price will be equal to $50 per trust security plus an amount equal to accrued and unpaid distributions at the date of the repayment, payable in cash.

  DISTRIBUTION OF THE DEBENTURES

     We, as holder of all of the common securities of the trust, will have the right at any time to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, to cause the debentures to be distributed to the holders of the trust securities. As of the date of any distribution of debentures upon dissolution of the trust:

     - the trust securities will cease to be outstanding;

     - the depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon the distribution; and

     - any certificates representing capital securities not held by the depositary or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on,
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       those capital securities until the certificates are presented to us or our agent for transfer or reissuance.

     Debentures distributed to the collateral agent in liquidation of the interest of the holders of the capital securities in the trust would be substituted for the capital securities and pledged to secure the unitholders' obligations to purchase our common stock under the purchase contracts. The debentures distributed to the collateral agent would be subject to the remarketing, settlement and other provisions of the purchase contracts described above as if they were capital securities. In addition, if at such time you hold capital securities separately from the units you will also receive the debentures in exchange for your capital securities.

     We cannot predict the market prices for either the capital securities or the debentures that may be distributed in exchange for the capital securities if a dissolution of the trust were to occur. Accordingly, the capital securities or the debentures that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the capital securities constituting a part of the normal units.

  LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In case of a voluntary or involuntary dissolution of the trust, the then holders of the capital securities will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the capital securities on a proportionate basis in exchange for those capital securities.

     The holders of the common securities will be entitled to receive liquidation distributions upon any such dissolution proportionately with the holders of the capital securities. However, if a declaration event of default has occurred and is continuing, the capital securities shall have a preference over the common securities with regard to those distributions.

     Under the declaration of trust, the trust shall dissolve upon the first to occur of:

     - May 15, 2005, the expiration of the term of the trust;

     - our bankruptcy or the bankruptcy of any other holder of the common securities;

     - our filing of a certificate of dissolution or its equivalent or the revocation of our certificate of incorporation and the expiration of 90 days after the date of revocation without its reinstatement;

     - the receipt by the property trustee of written direction from us to dissolve the trust or the filing of a certificate of dissolution or its equivalent with respect to the trust;

     - the distribution of the debentures;

     - the entry of a decree of a judicial dissolution of the holder of the common securities, us or the trust; or

     - the redemption of all of the trust securities of the trust.

  DECLARATION EVENTS OF DEFAULT

     An event of default under the indenture for the debentures constitutes an event of default under the declaration with respect to the trust securities. However, under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the capital securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the capital securities have been so cured, waived or otherwise

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eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the capital securities. Only the holders of the capital securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the capital securities is waived by holders of capital securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common securities without any further act, vote or consent of the holders of the common securities.

     If the property trustee fails to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of capital securities has made a written request, that holder of record of capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the debentures without first proceeding against the property trustee or any other person or entity. Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, then you, as a holder of capital securities, may directly institute a proceeding after the respective due date specified in the debentures for enforcement of payment (a direct action) to you directly of the principal of or interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of your capital securities. In connection with the direct action, we shall have the right under the indenture to set off any payment made to you. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

     Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the debentures, will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officer's certificate as to our compliance with all conditions and covenants under the declaration.

  VOTING RIGHTS

     Except as described here, under the Trust Indenture Act and under "Description of the Guarantee -- Modification of the Guarantee; Assignment", and as otherwise required by law and the declaration, the holders of the capital securities will have no voting rights.

     Subject to the requirement that the property trustee obtain a tax opinion in specific circumstances provided below, the holders of a majority in aggregate stated liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

          (1) exercise the remedies available under the indenture with respect to the debentures;

          (2) waive any past indenture event of default that is waivable under the indenture;

          (3) exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable; or

          (4) consent to any amendment, modification or termination of the indenture or the debentures where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected debentures, only the holders of that higher majority in aggregate stated liquidation amount of the capital securities may direct the property trustee to give the consent or take the action.

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     The property trustee shall notify all holders of the capital securities of any notice of default received from the debenture trustee with respect to the debentures. The notice shall state that the indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in clause (1), (2) or (3) above unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     If the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee shall request the direction of the holders of the capital securities and the common securities with respect to that amendment, modification or termination. The indenture trustee shall vote with respect to that amendment, modification or termination as directed by a majority in stated liquidation amount of the capital securities and the common securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the property trustee may only give that consent at the direction of the holders of at least the proportion in stated liquidation amount of then outstanding capital securities and the common securities which the relevant super-majority represents of the aggregate principal amount of the debentures outstanding. The property trustee shall not take any action in accordance with the directions of the holders of the capital securities and the common securities unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

     Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for that purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be mailed to each holder of record of capital securities. Each notice will include a statement specifying the following information:

     - the date of the meeting or the date by which the action is to be taken;

     - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of the matter upon which written consent is sought; and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of capital securities will be required for the trust to cancel capital securities or distribute debentures in accordance with the declaration.

     Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any capital securities that are owned at that time by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if those capital securities were not outstanding.

     Holders of the capital securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the common securities.

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  MODIFICATION OF THE DECLARATION

     The declaration may be modified and amended if approved by the administrative trustees and, in some circumstances, the property trustee or the Delaware trustee or us. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

          (1) any action that would materially adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

          (2) the dissolution of the trust other than according to the terms of the declaration;

then the holders of the trust securities voting together as a single class will be entitled to vote on that amendment or proposal, and that amendment or proposal shall not be effective except with the approval of at least a majority in such stated liquidation amount of the affected trust securities. If any amendment or proposal referred to in clause (1) above would materially adversely affect only the capital securities or the common securities, then only the affected class will be entitled to vote on that amendment or proposal and that amendment or proposal shall not be effective except with the approval of a majority in stated liquidation amount of that class of securities. In addition, the declaration may be amended without the consent of the holders of the trust securities to, among other things, cause the trust to continue to be classified as a grantor trust for United States federal income tax purposes.

     Notwithstanding the above, no amendment or modification may be made to the declaration if that amendment or modification would:

          - cause the trust to be classified as other than a grantor trust for United States federal income tax purposes;

          - reduce or otherwise adversely affect the powers of the property trustees; or

          - cause the trust to be deemed an investment company which is required to be registered under the Investment Company Act of 1940, as amended.

  MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "--Liquidation Distribution Upon Dissolution".

     The trust may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety, to, or be replaced by a trust organized under the laws of any state except that:

     - if the trust is not the surviving entity, the successor entity either (1) expressly assumes all of the obligations of the trust under the trust securities or (2) substitutes for the trust securities other securities having substantially the same terms as the trust securities. The successor securities must rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

     - if the capital securities are listed or quoted, any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or national automated quotation system or with another organization on which the capital securities are then listed or quoted;

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     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of a nationally recognized independent counsel to the trust experienced in those matters that:

        - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

        - following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

        - following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

     - MetLife, Inc. or any permitted successor or assignee owns, directly or indirectly, all of the common securities of such entity; and

     - we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee.

     Notwithstanding the above, the trust shall not, except with the consent of holders of 100% in stated liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

  BOOK-ENTRY ONLY ISSUANCE

     If any capital securities are held separately from the normal units, those capital securities will be issued as one or more fully-registered global capital securities certificates representing the total aggregate number of those capital securities. In that case, the Depository Trust Company will act as securities depositary for the capital securities, and the capital securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. However, under some circumstances, the administrative trustees with our consent may decide not to use the system of book-entry transfers through The Depository Trust Company with respect to the capital securities. In that case, certificates of the capital securities will be printed and delivered to the holders.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global capital securities as represented by a global certificate.

     Purchases of capital securities within the depositary's system must be made by or through direct participants, which will receive a credit for the capital securities on the depositary's
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

records. The beneficial ownership interest of each actual purchaser of each capital security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities, except if use of the book-entry system for the capital securities is discontinued.

     To facilitate subsequent transfers, all the capital securities deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of capital securities with the depositary and their registration in the name of Cede & Co. cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the capital securities. The depositary's records reflect only the identity of the direct participants to whose accounts those capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the capital securities represented for all purposes under the declaration and the capital securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the depositary applicable procedures, in addition to those provided for under the declaration.

     The depositary has advised us that it will take any action permitted to be taken by a holder of capital securities, including the presentation of capital securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the stated liquidation amount of capital securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the capital securities, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

     Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

     Although voting with respect to the capital securities is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among the depositary, direct and indirect participants and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

     Distribution payments on the capital securities issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to
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

believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions to the depositary is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as provided here, a beneficial owner in a global capital security certificate will not be entitled to receive physical delivery of capital securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the capital securities.

     Although the depositary has agreed to the above procedures to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither us, nor the trust or any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered to holders. Additionally, the administrative trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the capital securities. In that case, certificates for the capital securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the capital securities.

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

  REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Payments in respect of the capital securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent, which shall be a bank or trust company.

     The Bank of New York will act as registrar, transfer agent and paying agent for the capital securities.

     Registration of transfers of capital securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

  INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, prior to the occurrence of a default with respect to the trust securities and after the curing of any defaults that may have occurred, undertakes to perform only those duties that are specified in the declaration. The property trustee, after default, shall exercise the

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

same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of capital securities, unless offered indemnity reasonably satisfactory to it by that holder against the costs, expenses and liabilities which it might incur. The holders of capital securities will not be required to offer an indemnity in the case that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the declaration following a declaration event of default. The property trustee also serves as trustee under the guarantee.

     The property trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

  GOVERNING LAW

     The declaration and the capital securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

  MISCELLANEOUS

     The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended, or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration or certificate of trust of MetLife Capital Trust I or the certificate of incorporation of MetLife, Inc., that we and the administrative trustees determine in our discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the capital securities or vary its terms.

     Holders of the capital securities have no preemptive or similar rights.

DESCRIPTION OF THE GUARANTEE

     Provided below is a summary of information concerning the guarantee which will be executed and delivered by us for the benefit of the holders from time to time of capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the guarantee trustee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the guarantee will be those provided in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the capital securities.

  OVERVIEW

     Under the guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent provided in the guarantee, to pay in full on a senior and unsecured basis, to the holders of the capital securities issued by the trust, the guarantee payments described below. We shall pay the guarantee payments as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. MetLife, Inc. shall make these payments except to the extent paid by the trust.

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

     The following payments or distributions with respect to capital securities issued by the trust, to the extent not paid by or on behalf of the trust, will be subject to the guarantee, without duplication:

     - any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the trust shall have funds available; and

     - upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of debentures to the holders of capital securities, the lesser of:

        - the aggregate of the stated liquidation amount of and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent the trust has funds available; and

        - the amount of assets of the trust remaining available for distribution to holders of the capital securities in liquidation of the trust.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of capital securities or by causing the trust to pay those amounts to the holders.

     The guarantee will be a full and unconditional guarantee on a senior and unsecured basis with respect to the capital securities issued by the trust, but will not apply to any payment of distributions except to the extent the trust shall have funds available. If we do not make interest payments on the debentures purchased by the trust, the trust will not pay distributions on the capital securities and will not have funds available.

     The guarantee will rank equally in right of payment to all other senior unsecured debt of MetLife, Inc. Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of capital securities to benefit indirectly from any such distributions), is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc., including senior debt.

     The guarantee, when taken together with MetLife, Inc.'s obligations under the debentures, the indenture and the declaration, will have the effect of providing a full and unconditional guarantee on a senior and unsecured basis by us of payments due on the capital securities.

     MetLife, Inc. has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee. However, in the case of an indenture event of default, holders of capital securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

     As a holder of capital securities, you will, by your acceptance, be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

  MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of capital securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of not less than a majority in stated liquidation amount of the outstanding capital securities issued by the trust. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and our representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

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

  TERMINATION

     The guarantee will terminate:

          - upon distribution of the debentures held by the trust to the holders of the trust securities; or

          - upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

     The guarantee will continue to be effective, or will be reinstated, if at any time any holder of capital securities must return payment of any sums paid under the capital securities or the guarantee.

  EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, provided, however, that except with respect to a default in payment, we must have received notice of default and not have cured the default within 60 days after receipt of the notice.

     The holders of a majority in stated liquidation amount of the then-outstanding capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of capital securities may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

  STATUS OF THE GUARANTEE

     The guarantee will constitute MetLife, Inc.'s senior and unsecured obligation and will rank equally in right of payment to all MetLife, Inc. other senior unsecured debt in the same manner as the debentures. The guarantee does not place a limitation on the amount of additional senior debt that may be incurred by MetLife, Inc. We expect from time to time to incur additional indebtedness, including senior debt.

     The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its right under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be issued and held for your benefit.

  INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only those duties that are specified in the guarantee. The guarantee trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. According to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities, unless offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities which it might incur. However, this shall not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, from exercising the rights and powers vested in it by the guarantee.

     The guarantee trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

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  GOVERNING LAW

     The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF THE DEBENTURES

     Provided below is a description of the specific terms of the debentures of MetLife, Inc. in which MetLife Capital Trust I will invest the proceeds from the issuance and sale of the trust securities. The indenture will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the indenture will be those provided in the indenture and those made part of the indenture by the Trust Indenture Act.

     Under specific circumstances involving the dissolution of the trust, debentures may be distributed to the holders of the trust securities in liquidation of the trust.

  OVERVIEW

     The debentures of MetLife, Inc. will be unsecured and will rank equally in right of payment to all of its other senior unsecured debt to the extent provided in the indenture. The debentures will be issued as a separate series of
senior debt securities under the indenture, limited to $       (or up to
$       , if the underwriters' over-allotment options to purchase additional units are exercised in full) in aggregate principal amount.

     The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest and expenses and taxes of MetLife Capital Trust I, if any, on May 15, 2005.

     The debentures will be unsecured and will rank equally in right of payment to all other senior unsecured debt of MetLife, Inc. Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of capital securities to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The indenture does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc., including senior debt. MetLife, Inc. will have no senior debt other than the debentures upon completion of the offering of the units but it may incur such indebtedness in the future. The companies that will become subsidiaries of MetLife, Inc. after the demutualization had $6.7 billion of total debt at December 31, 1999.

     We will have the right at any time to dissolve the trust and cause the debentures to be distributed to the holders of the trust securities. If debentures are distributed to holders of trust securities in liquidation of the holders' interests in the trust, those debentures will initially be issued as a global security.

     Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like
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

aggregate principal amount, at the corporate trust office or agency of the property trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder. Notwithstanding the above, so long as the holder of any debentures is the property trustee, the payment of principal and interest on the debentures held by the property trustee will be made at the place and to the account as may be designated by the property trustee.

     The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

  INTEREST

     Each debenture shall initially bear interest at the rate of      % per
year, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below,
commencing August 15, 2000 and ending on             , 2005. Each debenture
shall bear interest to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures shall not remain in book-entry only form, we shall have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

     The applicable interest rate on the debentures and the distribution rate on the related capital securities outstanding on and after February 15, 2003 will be reset on the third business day immediately preceding February 15, 2003, effective for interest accrued from February 15, 2003 to May 15, 2005, to the reset rate described in "Description of the Capital Securities -- Distribution Rate Reset", above.

     We will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

  OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no indenture event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the debentures and any deferral period must end on an interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of debentures, and holders of the related trust securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.
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

     Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

     - cause such extension period to exceed the maximum deferral period;

     - end on a date other than an interest payment date; or

     - extend beyond the stated maturity of the debentures.

     Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the debenture trustee notice of our election to begin or extend a deferral period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend the deferral period; or

     - the date the trust is required to give notice to The New York Stock Exchange or other applicable self-regulatory organization or to holders of the capital securities or the record date of the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of our election to begin or extend a deferral period to the holders of the capital securities. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend an extension period.

  RESTRICTIONS ON CERTAIN PAYMENTS

     We will covenant that if at any time:

     - there shall have occurred any event of which we have actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, an indenture event of default;

     - we shall be in default with respect to any of our payment obligations under the guarantee; or

     - we shall have given notice or our election to exercise our right to begin or extend a deferral period as provided in the indenture and shall not have rescinded such notice, and such deferral period, or any extension thereof, shall have commenced and be continuing, then we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock other than stock dividends which consist of stock of the same class as that on which the dividends are being paid;

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any of our debt securities, including other debentures, that rank equally with or junior in or make any other payments in respect of right of payment to the debentures; or

     - make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, including under any guarantees to be issued by us with respect to securities of other trusts or entities to be established by us similar to MetLife Capital Trust I, if such guarantee ranks equally with or junior in right of payment to the debentures,

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

in each case other than:

     - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     - payments under the guarantee issued in connection with the offering of the units;

     - as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

     - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - purchases or acquisition of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

So long as the trust securities remain outstanding, we also will covenant:

     - to maintain 100% direct or indirect ownership of the common securities, provided that any permitted successor under the indenture may succeed to our ownership of the common securities; and

     - to use our best efforts to cause the trust:

        - to remain a business trust, except in connection with the distribution of debentures to the holders of the trust securities in liquidation of the trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers or consolidations each as permitted by the declaration of trust;

        - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

        - to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the debentures; and

        - not to cause, as sponsor of the trust, or to permit, as the common securities holder, the dissolution, liquidation or winding-up of the trust, except as provided in the declaration of trust.

  INDENTURE EVENTS OF DEFAULT

     If any indenture event of default shall occur and be continuing, the property trustee, as the holder of the debentures, will have the right to declare the principal of and the interest on the debentures, including any compound interest and expenses and taxes of the trust, if any, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the debentures.

     The following are events of default under the indenture with respect to the debentures:

     - failure to pay interest on the debentures when due, continued for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

     - failure to pay the principal of the debentures when due and payable on May 15, 2005, upon redemption or otherwise;

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

     - failure to comply, within 90 days after notice provided in accordance with the terms of the indenture, with our other obligations under the indenture; and

     - certain events of bankruptcy, insolvency or reorganization relating to us.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to the debentures, the debenture trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accumulated but unpaid interest on all the debentures to be due and payable. However, if upon an event of default with respect to the debentures the debenture trustee has failed to declare the principal of, and any accrued interest on, the debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities shall have the right to exercise that right by a notice in writing to MetLife, Inc. and the debenture trustee. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the debentures will become and be immediately due and payable without any declaration or other act on the part of the debenture trustee or any holders of the debentures. In addition, in the case of the debentures held by the trust, if an event of default has occurred and is continuing, and that event is attributable to our failure to pay interest or principal, then a holder of capital securities may directly institute a proceeding against us for payment. Under some circumstances, the holders of a majority in principal amount of the then-outstanding debentures may rescind any acceleration and its consequences.

     Subject to the provisions of the indenture relating to the duties of the debenture trustee, if an event of default occurs and is continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures, unless those holders have offered to the debenture trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no debenture holder may pursue any remedy with respect to the indenture or the debentures unless:

     - that holder has previously given the debenture trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debentures have requested in writing the debenture trustee to pursue the remedy;

     - those holders have offered the debenture trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

     - the debenture trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debentures have not given the debenture trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the debenture trustee. The debenture trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the debenture trustee determines is unduly prejudicial to the rights of any other debenture holder, or that would involve the debenture trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to the debentures and is known to the debenture trustee, the debenture trustee must mail notice of the default within 90 days after it occurs to each holder of the debentures. Except in the case of a
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

default in the payment of principal of or interest on any debenture, the debenture trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debentures. In addition, we must deliver to the debenture trustee, within 120 days after the end of each fiscal year, an officer's certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the debenture trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take.

     Prior to the acceleration of the maturity of the debentures, the holders of a majority in aggregate principal amount of the then-outstanding debentures may on behalf of all the debentures waive any past default or event of default, except:

     - a default in the payment of the principal of or interest on any of the debentures; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore us, the debenture trustee and holders of the affected debentures to their former positions and rights. No such waiver will extend to any subsequent or other default.

     An indenture event of default also constitutes a declaration event of default. The holders of capital securities in some circumstances have the right to direct the property trustee to exercise its rights as the holder of the debentures. Notwithstanding the above, if an event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, we acknowledge that a holder of capital securities may directly institute a proceeding for enforcement of payment to that holder directly of the principal of and interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of the capital securities of that holder after the respective due date specified in the debentures. In connection with that action, we shall have the right under the indenture to set-off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

  CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not (a) merge with or into or consolidate with any other entity, or
(b) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, other than, with respect to this clause (b), a direct or indirect wholly-owned subsidiary of MetLife, Inc., and no person shall (x) merge with or into or consolidate with us or (y) except in the case of any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

     - we are the surviving corporation or in case we merge with or into or consolidate with another entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, the successor person is organized under the laws of the United States of America or any state or the District of Columbia, and such successor person expressly assumes our obligations under the debentures, the indenture and the guarantee;

     - immediately after giving effect thereto, no indenture event of default, and no event which, after notice or lapse of time or both, would become an indenture event of default, shall have occurred and be continuing;

     - if at the time any capital securities are outstanding, such transaction is permitted under the declaration of trust and the guarantee; and

     - certain other conditions as prescribed in the indenture are met.

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  SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect, except as to our obligations to pay all other sums due pursuant to the indenture and to provide the required officers' certificates and opinions of counsel, and we will be deemed to have satisfied and discharged the indenture, when, among other things, all debentures not previously delivered to the debenture trustee for cancellation:

     - have become due and payable; or

     - will become due and payable at maturity or upon redemption within one year;

and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

     The capital securities, the guarantee and the debentures do not limit MetLife, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness, including other senior indebtedness. MetLife, Inc. will have no senior debt other than the debentures upon completion of the offering of the units but it may incur such indebtedness in the future. The companies that will become subsidiaries of MetLife, Inc. after the demutualization had $6.7 billion of total debt at December 31, 1999.

  BOOK-ENTRY ONLY ISSUANCE

     The debentures will be issued in fully registered form. Until any dissolution of MetLife Capital Trust I, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution of the trust, the debentures will be issued in the form of one or more global certificates (each, a global security) registered in the name of the depositary or its nominee. Except under the limited circumstances described below, debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

     Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debentures in certificated form and will not be considered its holders for any purpose under the indenture. No global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if that person is not a participant, on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the indenture.

     If debentures are distributed to holders of capital securities in liquidation of those holders' interests in the trust, The Depository Trust Company will act as securities depositary for the debentures. As of the date of this prospectus, the description of the depositary's book-entry system and the depositary's practices as they relate to purchases, transfers, notices and payments with respect to the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by the depositary. We may appoint

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

a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

     Neither us nor the trust, the property trustee, any paying agents, any of our other agents or the debenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     A global security shall be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

     - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days; or

     - we, in our sole discretion, determine that the global security shall be so exchangeable.

     Any global security that is exchangeable according to the preceding sentence shall be exchangeable for debentures registered in those names as the depositary shall direct. It is expected that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

  PAYMENT AND PAYING AGENTS

     Payment of principal of and interest on the debentures will be made at the office of the debenture trustee in the City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing debentures, by:

     - check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

     - wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any debenture will be made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the debentures.

     Any money deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

  INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The
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debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The debenture trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

  GOVERNING LAW

     The indenture and the debentures will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

EFFECT OF OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEE

     As provided in the declaration, the sole purpose of MetLife Capital Trust I is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from the issuance and sale in the debentures and engage in only other necessary or incidental activities.

     As long as payments of interest and other payments are made when due on the debentures, those payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

     - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust securities;

     - we shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than with respect to the trust securities; and

     - the declaration further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

     Payments of distributions, to the extent funds are available, and other payments due on the capital securities, to the extent funds therefor are available, are guaranteed by us as to the extent provided under "Description of the Guarantee". If we do not make interest payments on the debentures purchased by the trust, the trust will not have sufficient funds to pay distributions on the capital securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

     If we fail to make interest or other payments on the debentures when due, taking account of any deferral period, the declaration provides a mechanism enabling the holders of the capital securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, then a holder of capital securities may directly institute a proceeding against us for payment. We, under the guarantee, acknowledge that the guarantee trustee shall enforce the guarantee on behalf of the holders of the capital securities. If

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we fail to make payments under the guarantee, the guarantee provides a mechanism enabling the holders of the capital securities to direct the guarantee trustee to enforce its rights under the guarantee. Notwithstanding the above, if we fail to make a payment under the guarantee, any holder of capital securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

     The guarantee, when taken together with our obligations under the debentures and the indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the capital securities.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of units, capital securities and shares of our common stock acquired under a purchase contract to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, capital securities and shares of our common stock as capital assets. Debevoise & Plimpton, our special tax counsel, has advised us that, assuming the transactions described in this prospectus are consummated and performed in the manner described in this prospectus, the discussion, except to the extent of statements as to our expectations or determinations, is its opinion. For purposes of this discussion, "U.S. holder" means a beneficial owner of a unit, capital security or share of our common stock that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust. This discussion assumes we will not exercise our right to delay payment of interest on the debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, capital securities or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or
(3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS THAT ARE NOT UNITED STATES PERSONS (WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE CODE) ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN UNITS, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

     No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF UNITS, CAPITAL SECURITIES AND SHARES OF OUR COMMON STOCK ACQUIRED UNDER A PURCHASE CONTRACT IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

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UNITS

     Ownership of Capital Securities or Treasury Securities. A U.S. holder will be treated as owning the capital securities or treasury securities constituting a part of the units owned by such U.S. holder. Under the terms of the units, we and, by acquiring units, each U.S. holder, agree to treat such U.S. holder as the owner, for United States federal, state and local income and franchise tax purposes, of the capital securities or treasury securities constituting a part of the units owned by such U.S. holder. The remainder of this summary assumes that U.S. holders of units will be treated as the owners of the capital securities or treasury securities constituting a part of such units for United States federal income tax purposes.


     Allocation of Purchase Price. A U.S. holder's acquisition of a unit will be treated as an acquisition of the capital security and the purchase contract constituting the unit. If the fair market value of a capital security does not exceed the purchase price of each unit at the time of purchase, the purchase price of each unit will be allocated between the capital security and the purchase contract constituting such unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the capital security and the purchase contract. We expect to report the fair market value of each capital security as $
and the fair market value of each purchase contract as $          . This
position will be binding on each U.S. holder (but not on the Internal Revenue Service) unless such U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for United States federal income tax purposes.



     There is no direct authority addressing the United States federal income tax treatment of the situation where the fair market value of a capital security exceeds the purchase price of each unit at the time of purchase, and such treatment is unclear. We expect to report the fair market value of each capital
security at the time of purchase as $          , which exceeds the $50 purchase
price of each unit by $          . To the extent we are required to file
information returns, we expect to treat this $          excess amount as taxable
income to each U.S. holder and to treat each capital security as having an
"issue price" of $          (which would result in a U.S. holder having an
initial tax basis of $          in the capital security and zero in the purchase
contract). The remainder of this discussion assumes this treatment will be respected for United States federal income tax purposes. Our valuation of the capital security will be binding on each U.S. holder (but not on the Internal Revenue Service) unless such U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which a unit is acquired. U.S. holders should consult their own tax advisors regarding the foregoing treatment, including the possibility that the excess of the value of the capital security over the purchase price of a unit may be treated as an adjustment, rebate or payment analogous to an option premium, with respect to the underlying purchase contract, rather than being currently included in the U.S. holder's taxable income.


     Sale, Exchange or Other Disposition of Units. If a U.S. holder sells, exchanges or otherwise disposes of a unit, such U.S. holder will be treated as having sold, exchanged or disposed of the purchase contract and the capital security or treasury securities, as the case may be, that constitute such unit. Such U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds to such U.S. holder allocable to the purchase contract and the capital security or treasury securities, as the case may be (except to the extent such U.S. holder is treated as having received an amount with respect to accrued interest on the treasury securities, which will be treated as ordinary interest income to the extent not previously included in income), and such U.S. holder's respective adjusted tax bases in the purchase contract and the capital security or treasury securities. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. In the case of treasury
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securities with a term of one year or less, however, such gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

     The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of the capital securities are summarized under "Capital Securities -- Sale, Exchange or Other Disposition of Capital Securities".

     If the sale, exchange or other disposition of a unit by a U.S. holder occurs when the purchase contract has a negative value, the U.S. holder may be considered to have received additional consideration for the capital security or treasury securities constituting a part of such unit in an amount equal to such negative value, and to have paid such amount to be released from its obligation under the purchase contract. U.S. holders should consult their own tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

CAPITAL SECURITIES

     Classification of the Trust. The trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as an association (or publicly traded partnership) taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. holder of capital securities will be treated as purchasing and owning an undivided beneficial ownership interest in the debentures and will be required to take into account its pro rata share of all items of income, gain, loss or deduction of the trust, including original issue discount with respect to the debentures, as described below.

     Interest Income and Original Issue Discount. Because of the manner in which the interest rate on the debentures is reset, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable treasury regulations. As discussed more fully below, the effects of such method will be (1) to require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the debentures, (2) for all accrual periods through February 15, 2003, and possibly for accrual periods thereafter, the accrual of interest income by each U.S. holder in excess of interest payments actually received and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the capital securities. See "-- Sale, Exchange or Other Disposition of Capital Securities".

     A U.S. holder of debentures will accrue original issue discount based on the "comparable yield" of the debentures. The comparable yield of the debentures will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debentures. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the debentures. We have determined that the comparable
yield is   % and the projected payments for the debentures, per $50 of principal
amount, are $          on August 15, 2000, $          for each subsequent
quarter ending on or prior to February 15, 2003 and $          for each quarter
ending after February 15, 2003. We have also determined that the projected payment for the debentures, per $50 of principal amount, at the maturity date is
$          (which includes the stated principal amount of the debentures as well as the final projected interest payment).

     The amount of original issue discount on a debenture for each accrual period is determined by multiplying the comparable yield of the debenture (adjusted for the length of the accrual period) by the debenture's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each debenture, per $50 of principal amount, at the beginning of the first accrual period will be
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$          , and the adjusted issue price of each debenture at the beginning of
each subsequent accrual period will be equal to $          , increased by any
original issue discount previously accrued by the U.S. holder on such debenture and decreased by payments received on such debenture. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the debenture.

     If after February 15, 2003 the remaining amounts of principal and interest payable on the debentures differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

     We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

     U.S. holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of capital securities does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the units.

     The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of capital securities or units will actually receive.

     Because income with respect to the debentures will constitute interest for United States federal income tax purposes, corporate holders of units (or capital securities) will not be entitled to a dividends-received deduction in respect of such income.

     Adjustment to Tax Basis in Capital Securities. A U.S. holder's tax basis in its capital securities will be increased by the amount of any gross income recognized by such U.S. holder with respect to such capital securities, including original issue discount with respect to the debentures, and decreased by payments received with respect to such capital securities.

     Sale, Exchange or Other Disposition of Capital Securities. Upon the sale, exchange or other disposition of a capital security (including the remarketing of such security), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the capital security. Gain recognized on the sale, exchange or other disposition of a capital security prior to the remarketing date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a capital security prior to the remarketing date will be treated as ordinary loss to the extent of such U.S. holder's prior net income inclusions on the capital security. Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a capital security on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the debenture underlying the capital security over the total remaining payments set forth on the projected payment schedule for such debenture. Any gain recognized in excess of such amount and any loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more

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than one year is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

     Distribution of Debentures to U.S. Holders of Capital Securities. A distribution by the trust of the debentures, as described under the caption "Description of the Capital Securities -- Liquidation Distribution Upon Dissolution", will be non-taxable to U.S. holders. In such event, a U.S. holder will have an aggregate adjusted tax basis in the debentures received in the liquidation equal to the aggregate adjusted tax basis such U.S. holder had in its capital securities surrendered therefor, and the holding period of such debentures will include the period during which such U.S. holder had held the capital securities. A U.S. holder will continue to include original issue discount in respect of the debentures received from the trust in the manner described under "-- Interest Income and Original Issue Discount" and will recognize gain or loss on the sale, exchange or other disposition of such debentures in the same manner as if the U.S. holder had sold, exchanged or disposed of the capital securities. See "-- Sale, Exchange or Other Disposition of Capital Securities".

PURCHASE CONTRACTS

     Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder of units generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of our common stock. A U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal (1) the purchase price paid for such common stock, plus (2) such U.S. holder's adjusted tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to the fractional share. For tax purposes, the holding period for common stock received under a purchase contract will commence on the day after such common stock is acquired.

     Early Settlement of a Purchase Contract. A U.S. holder of units will not recognize gain or loss on the receipt of such U.S. holder's proportionate share of capital securities or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such capital securities or treasury securities as before such early settlement.


     Termination of a Purchase Contract. If a purchase contract terminates, a U.S. holder of units will recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the receipt of its proportionate share of capital securities or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis in such capital securities or treasury securities as before such termination.


     Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

     Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. holder of common stock when received. Any such dividend will be eligible for

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the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

     Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE STRIPPED UNITS

     A U.S. holder of normal units that delivers treasury securities to the collateral agent in substitution for capital securities or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the capital securities or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and capital securities or other pledged securities. Such U.S. holder's adjusted tax basis in the treasury securities, the capital securities or other pledged securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

SUBSTITUTION OF SECURITIES TO RECREATE NORMAL UNITS

     A U.S. holder of stripped units that delivers capital securities or treasury securities to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such capital securities or treasury securities or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged treasury securities and such capital securities or treasury securities. Such U.S. holder's tax basis in the treasury securities, the capital securities, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

TREASURY SECURITIES PURCHASED ON REMARKETING

     A U.S. holder's initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

     If a U.S. holder is on the cash method of accounting, it will generally not include income on these treasury securities until payment is received on them. If a U.S. holder is on the accrual method of accounting, it will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase its basis in the treasury securities by the amount of acquisition discount included in income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units, capital securities, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from sale of units, capital securities, treasury securities or common stock may be subject to information reporting and may also be subject to United States federal backup withholding tax at the rate of 31% if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the U.S. holder's United States federal income tax liability.

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                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of MetLife, Inc. consists of 3,000,000,000 shares of common stock and 200,000,000 shares of preferred stock.

COMMON STOCK

     Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy". Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of MetLife, Inc., holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities of MetLife, Inc. and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issued by us in the demutualization, the initial public offering and the private placements and upon settlement of the purchase contracts comprising the equity security units, when issued, will be fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

     We have authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "-- Stockholder Rights Plan".

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of our certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an antitakeover effect. The following description of selected provisions of our certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to our certificate of incorporation and by-laws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our certificate of incorporation and by-laws.

  UNISSUED SHARES OF CAPITAL STOCK

     COMMON STOCK. Based upon the assumptions described under "Pro Forma Consolidated Financial Information", we currently plan to issue an estimated 179,000,000 shares of our authorized common stock in the initial public offering, 73,000,000 shares of our common stock in

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the planned private placements and 493,476,118 shares of common stock in the demutualization. This information does not include shares of our common stock issuable upon the settlement of the purchase contracts comprising equity security units. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     PREFERRED STOCK. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. See "-- Stockholder Rights Plan" for a description of our Series A Junior Participating Preferred Stock.

  CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to our certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

  EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     Our certificate of incorporation provides that while the MetLife Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

  RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS

     Pursuant to our by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the

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board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

  ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

  LIMITATIONS ON DIRECTOR LIABILITY

     Our certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or our stockholders for an act or omission in their capacity as a director, except for liability as a result of:

     - a breach of the duty of loyalty to MetLife, Inc. or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of our stock under
       Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Our by-laws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and

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officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

  SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Some of the provisions of our certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

  BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder", upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

  RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after the distribution of consideration pursuant to the plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes our common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies

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representing 10% or more of our outstanding voting stock, unless the New York
Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, such as MetLife, Inc.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan under which each outstanding share of our common stock issued between the date on which MetLife, Inc. enters into the underwriting agreement for the initial public offering and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement ("Rights Agreement") to be entered into between MetLife, Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date, and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 10% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination or (2) 50% or more of MetLife, Inc.'s assets, cash flow or earning

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power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the Rights Agreement, we may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders under the plan. 493,476,118 shares of common stock, or 66.2% of the total number of shares expected to be outstanding based upon an initial public offering price of $14.00 per share, will be issued to the trust on the effective date of the plan, to be held on behalf of approximately nine million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, our board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of our common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of stockholders under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                                  UNDERWRITING

     MetLife, Inc., Metropolitan Life Insurance Company, MetLife Capital Trust I and the underwriters for the offering named below have entered into an
underwriting agreement dated        , 2000, with respect to the units being
offered. Subject to certain conditions, (1) MetLife, Inc. has agreed to enter into the purchase contracts with each of the underwriters named below underlying the respective number of units indicated opposite such underwriter's name below,
(2) MetLife, Inc., Metropolitan Life Insurance Company and the trust have agreed that the trust will sell to each of the underwriters the capital securities underlying the respective number of units indicated opposite such underwriter's name below, and (3) each of the underwriters has severally agreed to enter into the purchase contracts with MetLife, Inc., purchase the capital securities from the trust and pledge such capital securities under the pledge agreement.

UNDERWRITERS                                                  NUMBER OF UNITS
------------                                                  ---------------
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
Banc of America Securities LLC..............................
Donaldson, Lufkin and Jenrette Securities Corporation.......
Lehman Brothers Inc. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................
Total.......................................................       20,000,000

     The offering of the units is conditioned on the consummation of the demutualization, the consummation of the initial public offering of our common stock and the consummation of the private placements.

     If the underwriters sell more units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 units from MetLife, Inc. and the trust to cover such sales. They may exercise that option for 30 days following the date of this offering. If any units are purchased pursuant to this option, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                 PER UNIT                            TOTAL
                                      -------------------------------   -------------------------------
                                         WITHOUT            WITH           WITHOUT            WITH
                                      OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                      --------------   --------------   --------------   --------------
Underwriting Discounts paid by us...     $                $                $                $
Expenses payable by us..............     $                $                $                $

     Units sold by the underwriters will be offered to the public at the initial public offering price set forth on the cover page of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up
to $          per unit from the initial public offering price. Any such
securities dealers may resell any units purchased from the underwriters to
certain other brokers or dealers at a discount of up to $          per unit from
the initial public offering price. After the initial offering of the units, the representatives of the underwriters may change the offering price and the other selling terms.

     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer the units as part of the distribution of the units.

     We agreed that during the period beginning from           , 2000 and
continuing to and including the date 180 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of, except as provided under the underwriting agreement, the U.S. and the international common stock underwriting agreements and except for the issuance of common stock pursuant to the private placements and to the MetLife Policyholder Trust pursuant to the plan of reorganization, any units, capital securities, debentures, common stock or any securities that are substantially similar to the units, the capital securities, the debentures or our common stock, including but not limited to any securities that are convertible into or exchangeable for, or represent the right to receive the units, the capital securities, the debentures, shares of our common stock or any such substantially similar securities (other than the common stock to be offered and sold concurrently with this offering of the units and other than pursuant to employee stock option plans existing on the date of the underwriting agreement), without the prior written consent of Credit Suisse First Boston Corporation and Goldman, Sachs & Co. In addition, Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed in principle with us that they will not, without our prior written consent, sell the shares of our common stock that they or their affiliates purchase in the private placements for one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our boards of directors.

     The units will be a new issue of securities with no established trading market. The underwriters have advised MetLife, Inc. that they intend to make a market in the units, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the units.

     The units have been approved for listing on the New York Stock Exchange under the symbol "MIU", subject to official notice of issuance. In order to meet the requirements for listing the units on the NYSE, the underwriters have undertaken to sell lots of 100 or more units to a minimum of 400 beneficial holders.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the units originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the units to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise, and if continued, may be discontinued at any time.

     Each of the underwriters severally represents and agrees that:

     - It has not offered or sold and prior to the date six months after the date of issuance of the units will not offer or sell any units, purchase contracts or capital securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - It has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom; and

     - It has only issued or passed on and will only issue and pass on in the United Kingdom any document received by it in connection with the issue of the units, purchase contracts or capital securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     The underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer. The offering will be made in compliance with NASD Conduct Rule 2810 relating to direct participation programs.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's website and any information contained on any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, have not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

     MetLife, Inc., Metropolitan Life Insurance Company and the trust have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. We and the underwriters, and our respective affiliates also participate together from time to time in investing activities. The joint-lead managing underwriters, Credit Suisse First Boston Corporation and Goldman, Sachs & Co., are currently acting as financial advisors to us in connection with the demutualization. In addition, we have engaged Merrill Lynch & Co. to render a fairness opinion to our board of directors in connection with the demutualization. In this regard, we have agreed to indemnify each of them against certain liabilities, including liabilities under the Securities Act. In addition, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. may, as principal or agent, assist in the sale of shares of our common stock on behalf of trust beneficiaries who elect to sell shares and, during the first ninety days following the plan effective date, Credit Suisse First Boston Corporation and Goldman, Sachs & Co., jointly have certain rights under such program to assist in sales on behalf of large trust beneficiaries if certain volume limitations are exceeded under the purchase and sale program established by the plan of reorganization.

     Other relationships we have with certain underwriters for the initial public offering and for this offering include the following:

     - Some of our directors are members of the boards of directors of certain of the underwriters or their affiliates. See "Management" for a description of these directorships.

     - We own approximately 3% or less of the outstanding common stock of certain subsidiaries of Banco Santander Central Hispano, S.A. and Credit Suisse Group, certain of which are co-managers of the initial public offering or the offering of the units. We operate in Spain and Portugal through joint venture arrangements with Banco Santander Central Hispano,

       S.A., the indirect parent of Santander Investment Securities Inc. and BSCH Bolsa, Sociedad de Valores, S.A., which are acting as co-managers in the initial public offering. One of our officers is a member of the investment committee of Credit Suisse First Boston International Equity Partners, L.P. We are a limited partner of certain limited partnerships affiliated with Credit Suisse First Boston Corporation.

     - Our subsidiary Conning & Company will act as a co-manager of the initial public offering.

     - Certain of the underwriters of the initial public offering and this offering also maintain arrangements with us relating to the lease of office buildings.

     In addition to the foregoing, Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed in principle that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, in the aggregate not less than 14,900,000 shares, nor more than 73,000,000 shares, of our common stock in private placements that will close concurrently with the initial public offering and the offering of the units. We will determine at the time of the pricing of the initial public offering whether to sell any shares to these purchasers in excess of the minimum amount. Any shares in excess of the minimum amount that we determine not to sell to these investors may increase the number of shares available for sale to the general public. The maximum number of shares that each investor, individually, and the investors, in the aggregate, could be obligated to purchase in the private placements represents approximately 4.9% and 9.8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. The investors would purchase these shares from us at the initial public offering price. We expect each of these purchasers to enter into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors, and that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years.

                                 LEGAL MATTERS

     The validity of the purchase contracts, our common stock issuable upon their settlement and the debentures will be passed upon for MetLife, Inc. by Debevoise & Plimpton, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Several matters of Delaware law with respect to the validity of the capital securities will be passed upon for us and the trust by Richards, Layton & Finger, P.A. Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and the Chairman of the Nominating and Compensation Committee of Metropolitan Life Insurance Company in 1999, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and our affiliates.

                                    EXPERTS

     The consolidated financial statements of Metropolitan Life Insurance Company and its subsidiaries at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the balance sheet of MetLife, Inc. as of February 11, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Kenneth Beck, a consulting actuary associated with PricewaterhouseCoopers LLP, dated November 16, 1999, which is subject to the limitations described within the opinion, is included as Annex A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

     We and MetLife Capital Trust I have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, "Registration Statement"), under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for the registration of the units offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by rules and regulations of the Securities and Exchange Commission. For further information with respect to MetLife, Inc., MetLife Capital Trust I and the units offered hereby, please see the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to including, but not limited to, the certificate of incorporation and by-laws of MetLife, Inc., are not necessarily complete. With respect to statements made as to each such contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

     As a result of the initial public offering of common stock and this offering of units, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

     The normal units have been approved for listing on the New York Stock Exchange subject to official notice of issuance. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     MetLife, Inc. has not included or incorporated by reference separate financial statements of MetLife Capital Trust I into this prospectus. MetLife, Inc. does not consider such financial statements to be material to holders of the capital securities because:

     - all of the voting securities of MetLife Capital Trust I will be owned, directly or indirectly, by MetLife, Inc., a reporting company under the Exchange Act;

     - MetLife Capital Trust I is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of MetLife Capital Trust I and investing the proceeds thereof in debentures issued by MetLife, Inc.; and

     - MetLife, Inc.'s obligations described in this prospectus under the declaration of trust of MetLife Capital Trust I, the guarantee issued by MetLife, Inc. with respect to the capital securities, the debentures of MetLife, Inc. purchased by the trust and the applicable indenture pursuant to which such debentures are issued, taken together, constitute direct obligations of MetLife, Inc. and a full and unconditional guarantee of the capital securities.

                                    GLOSSARY

     The following Glossary includes definitions of certain insurance terms. Each term defined in this Glossary is printed in boldface type the first time it appears in this prospectus.

ACCOUNT VALUE..............  The amount of money held under a contract in either a general account or separate account of an insurer to support policyholder liabilities.

ADMITTED ASSETS............  Assets which are included in an insurer's statutory financial statements to measure POLICYHOLDER
                             SURPLUS as determined in accordance with state insurance laws.

ANNUAL STATEMENT...........  The report filed annually with state insurance regulatory authorities that contains financial and other information on a calendar year basis and is prepared in accordance with statutory accounting practices. The form of the Annual Statement is prescribed by the NAIC.

ANNUITY....................  A contract that pays or permits the election of a periodic income benefit for the life of a person, the lives of two or more persons for a specific period of time, or a combination thereof.

CASH VALUE.................  The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

CATASTROPHE................  An event that produces pretax losses before reinsurance in excess of $25 million involving multiple first-party policyholders. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions.

CEDE, CEDED or CEDING......  The reinsurance of all or a portion of an insurer's risk with another insurer.

COMBINED RATIO.............  A property and casualty term, meaning the sum of the loss ratio and the expense ratio. A combined ratio below 100 generally indicates profitable underwriting. A combined ratio over 100 generally indicates unprofitable underwriting.

DIVIDEND SCALES............  The actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates.

EXPENSE RATIO..............  The ratio of a property and casualty insurer's operating expenses to net premiums earned.

FIRST-YEAR PREMIUMS AND
  DEPOSITS.................  The amount of premiums on insurance policies sold plus the amount of deposits on variable and universal life policies sold or additional premiums or deposits from conversions received over the specified period. This figure does not reflect policies that lapse in their first year.

GENERAL ACCOUNT............  The aggregate of a life insurer's assets, other than those allocated to separate accounts.

GUARANTEED INTEREST
  CONTRACTS (GICS).........  Group annuity contracts that guarantee a return on principal and a stated interest rate for a specified period of time.

IN FORCE...................  A policy that is shown on records to be in force on a given date and that has not matured by death or otherwise or been surrendered or otherwise terminated.

LOSS ADJUSTMENT EXPENSES
  (LAE)....................  The expenses of settling property and casualty claims, including legal and other fees and general expenses.

LOSS RATIO.................  The ratio of incurred losses and LAE to earned premiums.

MORBIDITY..................  Incidence rates and duration of disability used in pricing and computing liabilities for disability insurance. Morbidity varies by such parameters as age, gender and duration since disability.

MORTALITY..................  Rates of death, varying by such parameters as age, gender and health, used in pricing and computing liabilities for future policyholder benefits for life and annuity products, which contain significant mortality risk.

NATIONAL ASSOCIATION OF
  INSURANCE COMMISSIONERS
  (NAIC)...................  The National Association of Insurance
                             Commissioners, a national association of state insurance regulators that sets guidelines for statutory policies, procedures and reporting for insurers.

NET SALES CREDITS..........  An industry measure of agent productivity. Net sales credits are the annualized first-year commissions, which vary by product, paid to agents and other sales representatives.

NON-ADMITTED ASSETS........  Certain assets or portions thereof which are not permitted to be reported as ADMITTED ASSETS in an insurer's Annual Statement. As a result, certain assets which normally would be accorded value in the financial statements of non-insurance corporations are accorded no value and thus reduce the reported statutory policyholder surplus of the insurer.

PARTICIPATING POLICY.......  Policies or annuity contracts under which the owner is eligible to share in the divisible surplus of the insurer through policyholder dividends, whether or not such dividends are currently payable. For purposes of the plan, participating policies also include policies or annuity contracts that are not by their terms non-participating and certain supplementary contracts.

PERSISTENCY................  Measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums.

POLICYHOLDER SURPLUS.......  The excess of admitted assets over liabilities, in each case under statutory accounting practices.

PREMIUMS...................  Payments and considerations received on insurance policies issued or reinsured by an insurer. Under GAAP, premiums on universal life and other investment-type contracts are not accounted for as revenues.

RISK-BASED CAPITAL (RBC)...  Risk-based capital, which is the regulatory targeted surplus level based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

REINSURANCE................  The acceptance by one or more insurers of a portion of risk underwritten by another insurer that has directly written the coverage in return for a portion of the premium related thereto. The legal rights of the insured generally are not affected by the reinsurance transaction, and the insurer issuing the insurance contract remains liable to the insured for payment of policy benefits.

SEPARATE ACCOUNTS..........  Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of relevant state insurance laws. The investments in each separate account are maintained separately from those in other separate accounts and an insurer's general account and generally are not subject to the general liabilities of the insurer. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that an insurer bears limited or no investment risk on such assets.

STATUTORY ACCOUNTING
  PRACTICES................  Those accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulator for purposes of financial reporting to the insurance regulator.

STATUTORY RESERVES.........  Monetary amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

STATUTORY SURPLUS..........  The excess of admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

SURRENDER CHARGE...........  The fee charged to a policyholder when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the ACCOUNT VALUE.

UNDERWRITING...............  The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
METLIFE, INC.
Independent Auditors' Report................................   F-2
Balance Sheet at February 11, 2000..........................   F-3
Notes to Balance Sheet......................................   F-4

METROPOLITAN LIFE INSURANCE COMPANY
Independent Auditors' Report................................   F-7
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................   F-8
Consolidated Balance Sheets at December 31, 1999 and 1998...   F-9
Consolidated Statements of Equity for the years ended
  December 31, 1999, 1998 and 1997..........................  F-10
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................  F-11
Notes to Consolidated Financial Statements..................  F-12

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of MetLife, Inc.:

     We have audited the accompanying balance sheet of MetLife, Inc. (the "Company") as of February 11, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of MetLife, Inc. at February 11, 2000 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

New York, New York
February 11, 2000

                                 METLIFE, INC.
                                 BALANCE SHEET
                               FEBRUARY 11, 2000

ASSETS
  Cash and cash equivalents.................................  $100
                                                              ====
EQUITY
  Preferred stock, par value $.01 per share; 200,000,000
     shares authorized; none issued.........................  $ --
  Series A Junior Participating Preferred Stock.............    --
  Common stock, par value $.01 per share; 3,000,000,000
     shares authorized; 100 shares issued and outstanding...     1
  Additional paid-in capital................................    99
                                                              ----
                                                              $100
                                                              ====

                      See accompanying notes to balance sheet.

                                 METLIFE, INC.

                             NOTES TO BALANCE SHEET

1. BUSINESS

     MetLife, Inc. was incorporated on August 10, 1999, under the laws of Delaware and is a wholly-owned subsidiary of Metropolitan Life Insurance Company ("Metropolitan Life") for the purpose of becoming the parent holding company of Metropolitan Life under a plan of reorganization, as amended (the "plan of demutualization"), whereby Metropolitan Life will convert from a mutual life insurance company to a stock life insurance company.

     MetLife, Inc. has had no operations since its formation. The only cash transaction has been the receipt of $100 in connection with the issuance of 100 shares of common stock to Metropolitan Life.

2. PLAN OF REORGANIZATION

     On September 28, 1999, the board of directors of Metropolitan Life adopted, pursuant to the New York Insurance Law, a plan of reorganization, and subsequently adopted amendments to the plan, pursuant to which Metropolitan Life proposes to convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. The plan was approved by Metropolitan Life's voting policyholders on February 7, 2000. The plan will become effective at such time as the New York Superintendent of Insurance ("Superintendent") approves it based on finding, among other things, that the plan is fair and equitable to policyholders. The plan requires an initial public offering of common stock and permits other capital raising transactions on the effective date of the plan.

3. DIVIDEND RESTRICTIONS

     Assuming the plan of demutualization becomes effective, MetLife, Inc.'s ability to meet its cash requirements and pay dividends depends on the receipt of dividends and other payments from Metropolitan Life. Metropolitan Life will be restricted as to the amounts it may pay as dividends to MetLife, Inc. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. The New York Insurance Department has established informal guidelines for the Superintendent's determination which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices.

4. STOCK INCENTIVE PLAN

     On October 20, 1999, MetLife, Inc. adopted the MetLife, Inc. 2000 stock incentive plan (the "plan"). Under the plan, options granted may be either non-qualified stock options or incentive stock options qualifying under the Internal Revenue Code of 1986, as amended. The maximum number of shares issuable under the plan is equal to 5% of the shares outstanding immediately after the effective date of the plan of reorganization, reduced by the shares issued pursuant to options granted under the MetLife, Inc. 2000 directors stock plan. The maximum number of shares which may be subject to awards under the plan may not exceed 60% of the shares available under the plan prior to the second anniversary of the effective date of the plan of reorganization or 80% of the shares available under the plan prior to the third anniversary of the effective date of the plan of reorganization. No participant in the plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the plan. The shares to be issued under the plan may be authorized, but unissued shares or treasury shares. The exercise price per share of common stock subject to either a non-qualified stock option or an incentive stock option will not be less than the fair market value of such

                                 METLIFE, INC.

shares on the date of grant. Upon the occurrence of certain events that affect the capitalization of MetLife, Inc., appropriate adjustments will be made in the number of shares that may be issued under the plan in the future and in the number of shares and the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all the shares of common stock subject to the grant, such shares will be available for future grants. At February 11, 2000, there were no options granted or outstanding relating to the plan.

5. DIRECTORS STOCK PLAN

     On October 20, 1999, MetLife, Inc. also adopted the MetLife, Inc. 2000 directors stock plan (the "director's plan"). Under the director's plan, up to one-half of an outside director's retainer and attendance fees can be paid in common stock. The director's plan also provides that, with board approval, outside directors can be granted non-qualified stock options to purchase shares of MetLife, Inc. common stock at a price no less than the fair market value of a share of common stock on the grant date of the stock option. Up to a maximum of 500,000 shares may be issued under the director's plan in lieu of fees and no more than .05% of the shares outstanding immediately after the effective date of the plan of reorganization may be issued with respect to stock options under the directors plan. Common stock paid in lieu of fees under the director's plan may not be sold prior to the second anniversary of the effective date of the plan of reorganization. Stock options granted under the director's plan will generally be exercisable on the date of grant, but in no event exercised before the second anniversary of the effective date of the plan of reorganization. Outside directors may elect to receive all or a portion of their retainer and attendance fees that would otherwise be paid in cash with respect to services rendered after the second anniversary of the effective date of the plan of reorganization in the form of common stock. In addition, an outside director may elect to defer receipt of any shares issuable under the terms of the directors plan in lieu of their retainer and attendance fees and any dividends payable on the shares, until he or she is no longer a director of MetLife, Inc. At February 11, 2000 there were no options granted or outstanding relating to this plan.

6. STOCKHOLDER RIGHTS PLAN

     On September 29, 1999, MetLife, Inc. also approved a stockholder rights plan (the "rights plan"). Under the rights plan, each outstanding share of common stock issued between the entry into the underwriting agreement for the initial public offering and the distribution date (as defined in the rights plan) will be coupled with a stockholder right. Each right will entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. Stockholder rights are not exercisable until the distribution date, and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by MetLife, Inc.

7. COMMITMENTS AND CONTINGENCIES

     The New York Superintendent held a public hearing relating to the plan of demutualization on January 24, 2000. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. These objections alleged, among other things, that the plan was not fair and equitable to policyholders of Metropolitan Life. In addition, a civil complaint challenging

                                 METLIFE, INC.

the fairness of the plan and the adequacy and accuracy of the disclosures to policyholders regarding the plan has been filed in New York Supreme Court for Kings County on behalf of the alleged class consisting of the policyholders of Metropolitan Life who should have membership benefits in Metropolitan Life and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan and seeks other relief. The defendants named in the compliant are Metropolitan Life, the individual members of its board of directors, and MetLife, Inc. The management of Metropolitan Life and MetLife, Inc. believe that the allegations made in the compliant are wholly without merit, and intend to vigorously contest the complaint.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:

     We have audited the accompanying consolidated balance sheets of Metropolitan Life Insurance Company and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Metropolitan Life Insurance Company and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

New York, New York
February 7, 2000

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                               1999       1998       1997
                                                               ----       ----       ----
REVENUES
Premiums....................................................  $12,088    $11,503    $11,278
Universal life and investment-type product policy fees......    1,438      1,360      1,418
Net investment income.......................................    9,816     10,228      9,491
Other revenues..............................................    2,154      1,994      1,491
Net realized investment gains (losses) (net of amounts
  allocable to other accounts of $(67), $608 and $231,
  respectively).............................................      (70)     2,021        787
                                                              -------    -------    -------
                                                               25,426     27,106     24,465
                                                              -------    -------    -------
EXPENSES
Policyholder benefits and claims (excludes amounts directly
  related to net realized investment gains (losses) of
  $(21), $368 and $161, respectively).......................   13,105     12,638     12,403
Interest credited to policyholder account balances..........    2,441      2,711      2,878
Policyholder dividends......................................    1,690      1,651      1,742
Other expenses (excludes amounts directly related to net
  realized investment gains (losses) of $(46), $240 and $70,
  respectively).............................................    6,755      8,019      5,771
                                                              -------    -------    -------
                                                               23,991     25,019     22,794
                                                              -------    -------    -------
Income before provision for income taxes and extraordinary
  item......................................................    1,435      2,087      1,671
Provision for income taxes..................................      593        740        468
                                                              -------    -------    -------
Income before extraordinary item............................      842      1,347      1,203
Extraordinary item -- demutualization expense...............      225          4         --
                                                              -------    -------    -------
Net income..................................................  $   617    $ 1,343    $ 1,203
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                 (IN MILLIONS)

                                                                1999        1998
                                                                ----        ----
ASSETS
Investments:
  Fixed maturities available-for-sale, at fair value........  $ 96,981    $100,767
  Equity securities, at fair value..........................     2,006       2,340
  Mortgage loans on real estate.............................    19,739      16,827
  Real estate and real estate joint ventures................     5,649       6,287
  Policy loans..............................................     5,598       5,600
  Other limited partnership interests.......................     1,331       1,047
  Short-term investments....................................     3,055       1,369
  Other invested assets.....................................     1,501       1,484
                                                              --------    --------
                                                               135,860     135,721

Cash and cash equivalents...................................     2,789       3,301
Accrued investment income...................................     1,725       1,994
Premiums and other receivables..............................     6,681       5,972
Deferred policy acquisition costs...........................     8,492       6,538
Deferred income taxes.......................................       603          --
Other.......................................................     4,141       3,752
Separate account assets.....................................    64,941      58,068
                                                              --------    --------
                                                              $225,232    $215,346
                                                              ========    ========
LIABILITIES AND EQUITY
Liabilities:
Future policy benefits......................................  $ 73,582    $ 72,701
Policyholder account balances...............................    45,901      46,494
Other policyholder funds....................................     4,498       4,061
Policyholder dividends payable..............................       974         947
Short-term debt.............................................     4,208       3,585
Long-term debt..............................................     2,514       2,903
Current income taxes payable................................       548         403
Deferred income taxes payable...............................        --         545
Other.......................................................    14,376      10,772
Separate account liabilities................................    64,941      58,068
                                                              --------    --------
                                                               211,542     200,479
                                                              --------    --------

Commitments and contingencies (Note 9)

Equity:
Retained earnings...........................................    14,100      13,483
Accumulated other comprehensive income (loss)...............      (410)      1,384
                                                              --------    --------
                                                                13,690      14,867
                                                              --------    --------
                                                              $225,232    $215,346
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                                                    ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME (LOSS)
                                                                        -----------------------------------------
                                                                             NET           FOREIGN      MINIMUM
                                                                          UNREALIZED      CURRENCY      PENSION
                                             COMPREHENSIVE   RETAINED     INVESTMENT     TRANSLATION   LIABILITY
                                    TOTAL    INCOME (LOSS)   EARNINGS   GAINS (LOSSES)   ADJUSTMENT    ADJUSTMENT
                                    -----    -------------   --------   --------------   -----------   ----------
Balance at January 1, 1997.......  $11,983                   $10,937       $ 1,028          $  18         $ --
Comprehensive income:
  Net income.....................    1,203      $ 1,203        1,203
                                                -------
  Other comprehensive income:
    Unrealized investment gains,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                   870                        870
    Foreign currency translation
      adjustments................                   (49)                                      (49)
                                                -------
    Other comprehensive income...      821          821
                                                -------
  Comprehensive income...........               $ 2,024
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1997.....   14,007                    12,140         1,898            (31)          --
Comprehensive income:
  Net income.....................    1,343      $ 1,343        1,343
                                                -------
  Other comprehensive loss:
    Unrealized investment losses,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                  (358)                      (358)
    Foreign currency translation
      adjustments................                  (113)                                     (113)
    Minimum pension liability
      adjustment.................                   (12)                                                   (12)
                                                -------
    Other comprehensive loss.....     (483)        (483)
                                                -------
  Comprehensive income...........               $   860
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1998.....   14,867                    13,483         1,540           (144)         (12)
Comprehensive loss:
  Net income.....................      617      $   617          617
                                                -------
  Other comprehensive loss:
    Unrealized investment losses,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                (1,837)                    (1,837)
    Foreign currency translation
      adjustments................                    50                                        50
    Minimum pension liability
      adjustment.................                    (7)                                                    (7)
                                                -------
    Other comprehensive loss.....   (1,794)      (1,794)
                                                -------
  Comprehensive loss.............               $(1,177)
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1999.....  $13,690                   $14,100       $  (297)         $ (94)        $(19)
                                   =======                   =======       =======          =====         ====

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                                1999        1998        1997
                                                                ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $    617    $  1,343    $  1,203
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization expenses..................       173          56         (36)
    (Gains) losses from sales of investments and businesses,
      net...................................................       137      (2,629)     (1,018)
    Change in undistributed income of real estate joint
      ventures and other limited partnership interests......      (322)        (91)        157
    Interest credited to policyholder account balances......     2,441       2,711       2,878
    Universal life and investment-type product policy
      fees..................................................    (1,438)     (1,360)     (1,418)
    Change in accrued investment income.....................       269        (181)       (215)
    Change in premiums and other receivables................      (619)     (2,681)       (792)
    Change in deferred policy acquisition costs, net........      (389)       (188)       (159)
    Change in insurance related liabilities.................     2,248       1,481       2,364
    Change in income taxes payable..........................        22         251         (99)
    Change in other liabilities.............................       857       2,390        (206)
    Other, net..............................................      (131)       (260)        213
                                                              --------    --------    --------
Net cash provided by operating activities...................     3,865         842       2,872
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
    Fixed maturities........................................    73,120      57,857      75,346
    Equity securities.......................................       760       3,085       1,821
    Mortgage loans on real estate...........................     1,992       2,296       2,784
    Real estate and real estate joint ventures..............     1,062       1,122       2,046
    Other limited partnership interests.....................       469         146         166
  Purchases of:
    Fixed maturities........................................   (72,253)    (67,543)    (76,603)
    Equity securities.......................................      (410)       (854)     (2,121)
    Mortgage loans on real estate...........................    (4,395)     (2,610)     (4,119)
    Real estate and real estate joint ventures..............      (341)       (423)       (624)
    Other limited partnership interests.....................      (465)       (723)       (338)
  Net change in short-term investments......................    (1,577)       (761)         63
  Net change in policy loans................................         2         133          17
  Purchase of businesses, net of cash received..............    (2,972)         --        (430)
  Proceeds from sales of businesses.........................        --       7,372         135
  Net change in investment collateral.......................     2,692       3,769          --
  Other, net................................................       (73)       (183)        191
                                                              --------    --------    --------
Net cash provided by (used in) investing activities.........    (2,389)      2,683      (1,666)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
    Deposits................................................    18,428      19,361      16,061
    Withdrawals.............................................   (20,650)    (21,706)    (18,831)
  Short-term debt, net......................................       623      (1,002)      1,265
  Long-term debt issued.....................................        44         693         989
  Long-term debt repaid.....................................      (433)       (481)       (104)
                                                              --------    --------    --------
Net cash used in financing activities.......................    (1,988)     (3,135)       (620)
                                                              --------    --------    --------
Change in cash and cash equivalents.........................      (512)        390         586
Cash and cash equivalents, beginning of year................     3,301       2,911       2,325
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  2,789    $  3,301    $  2,911
                                                              ========    ========    ========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest..................................................  $    388    $    367    $    422
                                                              ========    ========    ========
  Income taxes..............................................  $    587    $    579    $    589
                                                              ========    ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS

     Metropolitan Life Insurance Company ("MetLife") and its subsidiaries (the "Company") is a leading provider of insurance and financial services to a broad section of institutional and individual customers. The Company offers life insurance, annuities and mutual funds to individuals and group insurance and retirement and savings products and services to corporations and other institutions.

  PLAN OF REORGANIZATION

     On September 28, 1999, the board of directors of MetLife adopted, pursuant to the New York Insurance Law, a plan of reorganization, and subsequently adopted amendments to the plan, pursuant to which MetLife proposes to convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. The plan was approved by MetLife's voting policyholders on February 7, 2000. The plan will become effective at such time as the New York Superintendent of Insurance ("Superintendent") approves it based on finding, among other things, that the plan is fair and equitable to policyholders. The plan requires an initial public offering of common stock and provides for other capital raising transactions on the effective date of the plan.

     On the date the plan of reorganization becomes effective, each policyholder's membership interest will be extinguished and each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock of MetLife, Inc. to be held in a trust, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan. In addition, when MetLife demutualizes, MetLife's Canadian branch will make cash payments to holders of certain policies transferred to Clarica Life Insurance Company ("Clarica Life") in connection with the sale of a substantial portion of MetLife's Canadian operations in 1998. See Note 9.

     The plan of reorganization requires that MetLife establish and operate a closed block for the benefit of holders of certain individual life insurance policies of MetLife. Assets will be allocated to the closed block in an amount that is expected to produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of these policies included in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to the closed block policyholders in the future may be greater than or less than which would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to stockholders. The closed block will continue in effect until the last policy in the closed block is no longer in force.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The accounting principles to account for the participating policies included in the closed block will be those used prior to the date of the demutualization. However, a policyholder dividend obligation will be established for earnings that will be paid to policyholders as additional dividends in the amounts described below, unless these earnings are offset by future unfavorable experience in the closed block. Although all of the cash flows of the closed block are for the benefit of closed block policyholders, the excess of closed block liabilities over closed block assets at the effective date will represent the estimated maximum future contributions from the closed block expected to be reported in income as the contribution from the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, the expected cumulative contribution will be recognized in income with the excess recorded as a policyholder dividend obligation, because the excess of the actual cumulative contribution from the closed block over the expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, the actual contribution will be recognized in income. However, dividends in the future may be changed, which would be intended to increase future actual contribution until the actual contribution equal the expected cumulative contribution.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The New York State Insurance Department (the "Department") recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York Insurance Law. No consideration is given by the Department to financial statements prepared in accordance with GAAP in making such determination.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates include those used in determining deferred policy acquisition costs, investment allowances and the liability for future policyholder benefits. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of MetLife and its subsidiaries, partnerships and joint ventures in which MetLife has a majority voting interest or general partner interest with limited removal rights by limited partners. All material intercompany accounts and transactions have been eliminated.

     The Company accounts for its investments in real estate joint ventures and other limited partnership interests in which it does not have a controlling interest, but more than a minimal interest, under the equity method of accounting.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Minority interest related to consolidated entities included in other liabilities was $245 and $274 at December 31, 1999 and 1998, respectively.

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 1999 presentation.

  INVESTMENTS

     The Company's fixed maturity and equity securities are classified as available-for-sale and are reported at their estimated fair value. Unrealized investment gains and losses on securities are recorded as a separate component of other comprehensive income (loss), net of policyholder related amounts and deferred income taxes. The cost of fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary. These adjustments are recorded as realized losses on investments. Realized gains and losses on sales of securities are determined on a specific identification basis. All security transactions are recorded on a trade date basis.

     Mortgage loans on real estate are stated at amortized cost, net of valuation allowances. Valuation allowances are established for the excess carrying value of the mortgage loan over its estimated fair value when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are based upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. Interest income earned on impaired loans is accrued on the net carrying value amount of the loan based on the loan's effective interest rate.

     Real estate, including related improvements, is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 40 years). Cost is adjusted for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Impaired real estate is written down to estimated fair value with the impairment loss being included in realized losses on investments. Impairment losses are based upon the estimated fair value of real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired in satisfaction of debt is recorded at estimated fair value at the date of foreclosure. Valuation allowances on real estate held-for-sale are computed using the lower of depreciated cost or estimated fair value, net of disposition costs.

     Policy loans are stated at unpaid principal balances.

     Short-term investments are stated at amortized cost, which approximates fair value.

  DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. The Company's derivative strategy employs a variety of instruments including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options.

     The Company's derivative program is monitored by senior management. The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the

                      METROPOLITAN LIFE INSURANCE COMPANY
underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The Company has strict policies regarding the financial stability and credit standing of its major counterparties.

     The Company's derivative instruments are designated as hedges and are highly correlated to the underlying risk at contract inception. The Company monitors the effectiveness of its hedges throughout the contract term using an offset ratio of 80 to 125 percent as its minimum acceptable threshold for hedge effectiveness. Derivative instruments that lose their effectiveness are marked to market through net investment income.

     Gains or losses on financial futures contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, recorded as an adjustment to the basis of the purchased assets or to the proceeds on disposition. Gains or losses on financial futures used in asset risk management are deferred and amortized into net investment income over the remaining term of the investment. Gains or losses on financial futures used in portfolio risk management are deferred and amortized into net investment income or policyholder benefits over the remaining life of the hedged sector of the underlying portfolio.

     Financial forward contracts that are entered into to purchase securities are marked to fair value through other comprehensive income (loss), similar to the accounting for the investment security. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the contracted value. Gains or losses resulting from the termination of forward contracts are recognized immediately as a component of net investment income.

     Interest rate and certain foreign currency swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the term of the swap agreement as an adjustment to net investment income or other expense. Gains or losses resulting from swap terminations are amortized over the remaining term of the underlying asset or liability. Gains and losses on swaps and certain foreign forward exchange contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, reflected as an adjustment to the basis of the purchased assets or to the proceeds of disposition. In the event the asset or liability underlying a swap is disposed of, the swap position is closed immediately and any gain or loss is recorded as an adjustment to the proceeds from disposition.

     The Company periodically enters into collars, which consist of purchased put and written call options, to lock in unrealized gains on equity securities. Collars are marked to market through other comprehensive income (loss), similar to the accounting for the underlying equity securities. Purchased interest rate caps and floors are used to offset the risk of interest rate changes related to insurance liabilities. Premiums paid on floors, caps and options are split into two components, time value and intrinsic value. Time value is amortized over the life of the applicable derivative instrument. The intrinsic value and any gains or losses relating to these derivative instruments adjust the basis of the underlying asset or liability and are recognized as a component of net investment income over the term of the underlying asset or liability being hedged as an adjustment to the yield.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                      METROPOLITAN LIFE INSURANCE COMPANY

  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using either the straight-line or sum-of-the-years-digits method over the estimated useful lives of the assets. Estimated lives range from 20 to 40 years for real estate and 5 to 15 years for all other property and equipment. Accumulated depreciation of property and equipment and accumulated amortization on leasehold improvements was $1,130 and $1,098 at December 31, 1999 and 1998, respectively. Related depreciation and amortization expense was $103, $116 and $103 for the years ended December 31, 1999, 1998 and 1997, respectively.

  DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new insurance business that vary with, and are primarily related to, the production of new business are deferred. Such costs, which consist principally of commissions, agency and policy issue expenses, are amortized with interest over the expected life of the contract for participating traditional life, universal life and investment-type products. Generally, deferred policy acquisition costs are amortized in proportion to the present value of estimated gross margins or profits from investment, mortality, expense margins and surrender charges. Interest rates are based on rates in effect at the inception of the contracts. Actual gross margins or profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates and evaluates the recoverability of deferred policy acquisition costs. When appropriate, management revises its assumptions of the estimated gross margins or profits of these contracts, and the cumulative amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.

     Deferred policy acquisition costs for non-participating traditional life, non-medical health and annuity policies with life contingencies are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are made at the date of policy issuance and are consistently applied during the lives of the contracts. Deviations from estimated experience are included in operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

     Deferred policy acquisition costs related to internally replaced contracts are expensed at date of replacement.

     Deferred policy acquisition costs for property and casualty insurance contracts, which are primarily comprised of commissions and certain underwriting expenses, are deferred and amortized on a pro rata basis over the applicable contract term or reinsurance treaty.

     On September 28, 1999, the Company's Board of Directors adopted a plan of reorganization. Consequently, in the fourth quarter of 1999, the Company was able to commit to state insurance regulatory authorities that it would establish investment sub-segments to further align investments with the traditional individual life business of the Individual segment. As a result, future dividends for the traditional individual life business will be determined based on the results of the new investment sub-segments. Additionally, estimated future gross margins used to determine amortization of deferred policy acquisition costs and the amount of unrealized investment gains and losses relating to these products are based on investments in the new sub-segments. Using the investments in the sub-segments to determine estimated gross margins and unrealized investment gains and losses increased 1999 amortization of deferred policy acquisition costs by $56 (net of income taxes of $32) and decreased other comprehensive loss in 1999 by $123 (net of income taxes of $70).

                      METROPOLITAN LIFE INSURANCE COMPANY

     Information regarding deferred policy acquisition costs is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
Balance at January 1..................................  $ 6,538    $6,436    $7,227
Capitalized during the year...........................    1,160     1,025     1,000
                                                        -------    ------    ------
     Total............................................    7,698     7,461     8,227
                                                        -------    ------    ------
Amortization allocated to:
  Net realized investment gains (losses)..............      (46)      240        70
  Unrealized investment gains (losses)................   (1,628)     (216)      727
  Other expenses......................................      862       587       771
                                                        -------    ------    ------
     Total amortization...............................     (812)      611     1,568
                                                        -------    ------    ------
Dispositions and other................................      (18)     (312)     (223)
                                                        -------    ------    ------
Balance at December 31................................  $ 8,492    $6,538    $6,436
                                                        =======    ======    ======

     Amortization of deferred policy acquisition costs is allocated to (1) realized investment gains and losses to provide consolidated statement of income information regarding the impact of such gains and losses on the amount of the amortization, (2) unrealized investment gains and losses to provide information regarding the amount of deferred policy acquisition costs that would have been amortized if such gains and losses had been realized and (3) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

     Realized investment gains and losses related to certain products have a direct impact on the amortization of deferred policy acquisition costs. Presenting realized investment gains and losses net of related amortization of deferred policy acquisition costs provides information useful in evaluating the operating performance of the Company. This presentation may not be comparable to presentations made by other insurers.

  INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired ("goodwill") and other intangible assets, including the value of business acquired, are included in other assets. Goodwill is amortized on a straight-line basis over a period ranging from 10 to 30 years. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results if a permanent diminution in value is deemed to have occurred. Other intangible assets are amortized over the expected policy or contract duration in relation to the present value of estimated gross profits from such policies and contracts.

                                              GOODWILL           OTHER INTANGIBLE ASSETS
                                        --------------------    --------------------------
                                        1999    1998    1997     1999      1998      1997
                                        ----    ----    ----     ----      ----      ----
YEARS ENDED DECEMBER 31
Net Balance at January 1..............  $404    $359    $136    $1,006    $1,055    $  767
Acquisitions..........................   237      67     240       156        39       355
Amortization..........................   (30)    (22)    (17)     (114)      (88)      (67)
                                        ----    ----    ----    ------    ------    ------
Net Balance at December 31............  $611    $404    $359    $1,048    $1,006    $1,055
                                        ====    ====    ====    ======    ======    ======
DECEMBER 31
Accumulated amortization..............  $118    $ 88            $  392    $  278
                                        ====    ====            ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

  FUTURE POLICY BENEFITS AND POLICYHOLDER ACCOUNT BALANCES

     Future policy benefit liabilities for participating traditional life insurance policies are equal to the aggregate of (a) net level premium reserves for death and endowment policy benefits (calculated based upon the nonforfeiture interest rate, ranging from 3% to 10%, and mortality rates guaranteed in calculating the cash surrender values described in such contracts), (b) the liability for terminal dividends and (c) premium deficiency reserves, which are established when the liabilities for future policy benefits plus the present value of expected future gross premiums are insufficient to provide for expected future policy benefits and expenses after deferred policy acquisition costs are written off.

     Future policy benefit liabilities for traditional annuities are equal to accumulated contractholder fund balances during the accumulation period and the present value of expected future payments after annuitization. Interest rates used in establishing such liabilities range from 3% to 8%. Future policy benefit liabilities for non-medical health insurance are calculated using the net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rates used in establishing such liabilities range from 3% to 10%. Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rates used in establishing such liabilities range from 3% to 10%.

     Policyholder account balances for universal life and investment-type contracts are equal to the policy account values, which consist of an accumulation of gross premium payments plus credited interest, ranging from 2% to 17%, less expenses, mortality charges and withdrawals.

     The liability for unpaid claims and claim expenses for property and casualty insurance represents the amount estimated for claims that have been reported but not settled and claims incurred but not reported. Liabilities for unpaid claims are estimated based upon the Company's historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs. Revisions of these estimates are included in operations in the year such refinements are made.

  RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS

     Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due. Benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

     Premiums related to non-medical health contracts are recognized on a pro rata basis over the applicable contract term.

     Premiums related to universal life and investment-type products are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for mortality, policy administration and surrender charges. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

     Premiums related to property and casualty contracts are recognized as revenue on a pro rata basis over the applicable contract term. Unearned premiums are included in other liabilities.

                      METROPOLITAN LIFE INSURANCE COMPANY

  DIVIDENDS TO POLICYHOLDERS

     Dividends to policyholders are determined annually by the board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management's judgment as to the appropriate level of statutory surplus to be retained by MetLife and its insurance subsidiaries.

  DIVIDEND RESTRICTIONS

     MetLife, when it converts from a mutual life insurance company to a stock life insurance company, may be restricted as to the amounts it may pay as dividends to MetLife, Inc. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. The Department has established informal guidelines for the Superintendent's determinations which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices.

  PARTICIPATING BUSINESS

     Participating business represented approximately 19% and 21% of the Company's life insurance in-force, and 84% and 81% of the number of life insurance policies in-force, at December 31, 1999 and 1998, respectively. Participating policies represented approximately 42% and 44%, 39% and 40%, and 41% and 41% of gross and net life insurance premiums for the years ended December 31, 1999, 1998 and 1997, respectively.

  INCOME TAXES

     MetLife and its includable life insurance and non-life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code, as amended (the "Code"). Under the Code, the amount of federal income tax expense incurred by mutual life insurance companies includes an equity tax calculated based upon a prescribed formula that incorporates a differential earnings rate between stock and mutual life insurance companies. MetLife will not be subject to the equity tax when it converts to a stock life insurance company. The future tax consequences of temporary differences between financial reporting and tax bases of assets and liabilities are measured at the balance sheet dates and are recorded as deferred income tax assets and liabilities.

  REINSURANCE

     The Company has reinsured certain of its life insurance and property and casualty insurance contracts with other insurance companies under various agreements. Amounts due from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reinsurance credits. Deferred policy acquisition costs are reduced by amounts recovered under reinsurance contracts. Amounts received from reinsurers for policy administration are reported in other revenues.

  SEPARATE ACCOUNTS

     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds

                      METROPOLITAN LIFE INSURANCE COMPANY
the separate account liabilities. Investments (stated at estimated fair value) and liabilities of the separate accounts are reported separately as assets and liabilities. Deposits to separate accounts, investment income and realized and unrealized gains and losses on the investments of the separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's consolidated statements of income and cash flows. Mortality, policy administration and surrender charges to all separate accounts are included in revenues. See Note 6.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of foreign operations are translated at the exchange rates in effect at each year-end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The local currencies of foreign operations are the functional currencies unless the local economy is highly inflationary. Translation adjustments are charged or credited directly to other comprehensive income (loss). Gains and losses from foreign currency transactions are reported in other expenses and were insignificant for all years presented.

  EXTRAORDINARY ITEM -- DEMUTUALIZATION EXPENSE

     The accompanying consolidated statements of income include extraordinary charges of $225 (net of income taxes of $35) and $4 (net of income taxes of $2) for the years ended December 31, 1999 and 1998, respectively, related to costs associated with the demutualization.

  APPLICATION OF ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 broadly defines start-up activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of SOP 98-5 did not have a material effect on the Company's consolidated financial statements.

     Effective January 1, 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. Adoption of the provisions of SOP 98-1 had the effect of increasing other assets by $82 at December 31, 1999.

     Effective January 1, 1999, the Company adopted SOP 97-3, Accounting for Insurance and Other Enterprises for Insurance Related Assessments ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. Adoption of SOP 97-3 did not have a material effect on the Company's consolidated financial statements.

     In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125") which were deferred by SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. The deferred provisions provide accounting and reporting standards related to repurchase agreements, dollar rolls, securities lending and similar transactions. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 at December 31, 1998 and increasing other revenues and other expenses by $266 for the year ended December 31, 1998.

                      METROPOLITAN LIFE INSURANCE COMPANY

     During 1997, the Company changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. This accounting change increased 1997 net investment income by $175, which included an immaterial amount related to prior years.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"). SFAS 137 defers the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") until January 1, 2001. SFAS 133 requires, among other things, that all derivatives be recognized in the consolidated balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in income. The Company is in the process of quantifying the impact of SFAS 133 on its consolidated financial statements.

     In October 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-7, Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk ("SOP 98-7"). SOP 98-7 provides guidance on the method of accounting for insurance and reinsurance contracts that do not transfer insurance risk, defined in the SOP as the deposit method. SOP 98-7 classifies insurance and reinsurance contracts for which the deposit method is appropriate into those that 1) transfer only significant timing risk, 2) transfer only significant underwriting risk, 3) transfer neither significant timing or underwriting risk and 4) have an indeterminate risk. The Company is required to adopt SOP 98-7 as of January 1, 2000. Adoption of SOP 98-7 is not expected to have a material effect on the Company's consolidated financial statements.

2. INVESTMENTS

     The components of net investment income were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Fixed maturities....................................  $ 6,766    $ 6,563    $ 6,445
Equity securities...................................       40         78         50
Mortgage loans on real estate.......................    1,479      1,572      1,684
Real estate and real estate joint ventures..........    1,426      1,529      1,718
Policy loans........................................      340        387        368
Other limited partnership interests.................      199        196        302
Cash, cash equivalents and short-term investments...      173        187        169
Other...............................................      501        841        368
                                                      -------    -------    -------
                                                       10,924     11,353     11,104
Less: Investment expenses...........................    1,108      1,125      1,613
                                                      -------    -------    -------
                                                      $ 9,816    $10,228    $ 9,491
                                                      =======    =======    =======

                      METROPOLITAN LIFE INSURANCE COMPANY

     Net realized investment gains (losses), including changes in valuation allowances, were as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
Fixed maturities........................................  $(538)   $  573    $  118
Equity securities.......................................     99       994       224
Mortgage loans on real estate...........................     28        23        56
Real estate and real estate joint ventures..............    265       424       446
Other limited partnership interests.....................     33        13        12
Sales of businesses.....................................     --       531       139
Other...................................................    (24)       71        23
                                                          -----    ------    ------
                                                           (137)    2,629     1,018
Amounts allocable to:
  Future policy benefit loss recognition................     --      (272)     (126)
  Deferred policy acquisition costs.....................     46      (240)      (70)
  Participating contracts...............................     21       (96)      (35)
                                                          -----    ------    ------
                                                          $ (70)   $2,021    $  787
                                                          =====    ======    ======

     Realized investment gains (losses) have been reduced by (1) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, (2) deferred policy acquisition cost amortization to the extent that such amortization results from realized investment gains and losses, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers.

     The components of net unrealized investment gains (losses), included in accumulated other comprehensive income (loss), were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Fixed maturities....................................  $(1,828)   $ 4,809    $ 4,766
Equity securities...................................      875        832      1,605
Other invested assets...............................      165        154        294
                                                      -------    -------    -------
                                                         (788)     5,795      6,665
                                                      -------    -------    -------
Amounts allocable to:
  Future policy benefit loss recognition............     (249)    (2,248)    (2,189)
  Deferred policy acquisition costs.................      697       (931)    (1,147)
  Participating contracts...........................     (118)      (212)      (312)
Deferred income taxes...............................      161       (864)    (1,119)
                                                      -------    -------    -------
                                                          491     (4,255)    (4,767)
                                                      -------    -------    -------
                                                      $  (297)   $ 1,540    $ 1,898
                                                      =======    =======    =======

                      METROPOLITAN LIFE INSURANCE COMPANY

     The changes in net unrealized investment gains (losses) were as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
Balance at January 1..................................  $ 1,540    $1,898    $1,028
Unrealized investment gains (losses) during the
  year................................................   (6,583)     (870)    3,402
Unrealized investment (gains) losses relating to:
  Future policy benefit loss recognition..............    1,999       (59)     (970)
  Deferred policy acquisition costs...................    1,628       216      (727)
  Participating contracts.............................       94       100      (303)
Deferred income taxes.................................    1,025       255      (532)
                                                        -------    ------    ------
Balance at December 31................................  $  (297)   $1,540    $1,898
                                                        =======    ======    ======
Net change in unrealized investment gains (losses)....  $(1,837)   $ (358)   $  870
                                                        =======    ======    ======

  FIXED MATURITIES AND EQUITY SECURITIES

     Fixed maturities and equity securities at December 31, 1999 were as follows:

                                             COST OR     GROSS UNREALIZED
                                            AMORTIZED    ----------------    ESTIMATED
                                              COST        GAIN      LOSS     FAIR VALUE
                                            ---------     ----      ----     ----------
Fixed Maturities:
  Bonds:
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies..........   $ 5,990     $  456    $  147     $ 6,299
     States and political subdivisions....     1,583          4        45       1,542
     Foreign governments..................     4,090        210        94       4,206
     Corporate............................    47,505        585     1,913      46,177
     Mortgage and asset-backed
       securities.........................    27,396        112       847      26,661
     Other................................    12,235        313       462      12,086
                                             -------     ------    ------     -------
                                              98,799      1,680     3,508      96,971
  Redeemable preferred stocks.............        10         --        --          10
                                             -------     ------    ------     -------
                                             $98,809     $1,680    $3,508     $96,981
                                             =======     ======    ======     =======
Equity Securities:
  Common stocks...........................   $   980     $  921    $   35     $ 1,866
  Nonredeemable preferred stocks..........       151         --        11         140
                                             -------     ------    ------     -------
                                             $ 1,131     $  921    $   46     $ 2,006
                                             =======     ======    ======     =======

                      METROPOLITAN LIFE INSURANCE COMPANY

     Fixed maturities and equity securities at December 31, 1998 were as follows:

                                             COST OR     GROSS UNREALIZED
                                            AMORTIZED    -----------------    ESTIMATED
                                              COST        GAIN       LOSS     FAIR VALUE
                                            ---------     ----       ----     ----------
Fixed Maturities:
  Bonds:
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies..........   $ 6,640     $1,117      $ 10      $  7,747
     States and political subdivisions....       597         26        --           623
     Foreign governments..................     3,435        254        88         3,601
     Corporate............................    46,377      2,471       260        48,588
     Mortgage and asset-backed
       securities.........................    26,456        569        46        26,979
     Other................................    12,438      1,069       293        13,214
                                             -------     ------      ----      --------
                                              95,943      5,506       697       100,752
  Redeemable preferred stocks.............        15         --        --            15
                                             -------     ------      ----      --------
                                             $95,958     $5,506      $697      $100,767
                                             =======     ======      ====      ========
Equity Securities:
  Common stocks...........................   $ 1,286     $  923      $ 77      $  2,132
  Nonredeemable preferred stocks..........       222          4        18           208
                                             -------     ------      ----      --------
                                             $ 1,508     $  927      $ 95      $  2,340
                                             =======     ======      ====      ========

     The Company held foreign currency derivatives with notional amounts of $4,002 and $716 to hedge the exchange rate risk associated with foreign bonds at December 31, 1999 and 1998, respectively. The Company also held options with fair values of $(11) to hedge the market value of common stocks at December 31, 1998.

     At December 31, 1999, fixed maturities held by the Company that were below investment grade or not rated by an independent rating agency had an estimated fair value of $8,813. At December 31, 1999, non-income producing fixed maturities were insignificant.

     The amortized cost and estimated fair value of bonds at December 31, 1999, by contractual maturity date, are shown below:

                                                        AMORTIZED    ESTIMATED
                                                          COST       FAIR VALUE
                                                        ---------    ----------
Due in one year or less...............................   $ 3,180      $ 3,217
Due after one year through five years.................    18,152       18,061
Due after five years through ten years................    23,755       23,114
Due after ten years...................................    26,316       25,918
                                                         -------      -------
                                                          71,403       70,310
Mortgage and asset-backed securities..................    27,396       26,661
                                                         -------      -------
                                                         $98,799      $96,971
                                                         =======      =======

     Fixed maturities not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Sales of securities were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Securities classified as available-for-sale:
  Proceeds..........................................  $59,852    $46,913    $69,275
  Gross realized gains..............................  $   605    $ 2,053    $   965
  Gross realized losses.............................  $   911    $   486    $   627
Fixed maturities classified as held-to-maturity:
  Proceeds..........................................  $    --    $    --    $   352
  Gross realized gains..............................  $    --    $    --    $     5
  Gross realized losses.............................  $    --    $    --    $     1

     Gross realized losses above exclude writedowns recorded during 1999 for permanently impaired available-for-sale securities of $133.

     During 1997, fixed maturities with an amortized cost of $11,682 were transferred from held-to-maturity to available-for-sale. Other comprehensive income at the date of reclassification was increased by $198 excluding the effects of deferred income taxes and policyholder related amounts.

     Excluding investments in U.S. governments and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturities portfolio.

  SECURITIES LENDING PROGRAM

     The Company participates in securities lending programs whereby large blocks of securities, which are returnable to the Company on short notice and included in investments, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $6,458 and $4,005 and estimated fair value of $6,391 and $4,552 were on loan under the program at December 31, 1999 and 1998, respectively. The Company was liable for cash collateral under its control of $6,461 and $3,769 at December 31, 1999 and 1998, respectively. This liability is included in other liabilities. Security collateral on deposit from securities borrowers is returnable to them on short notice and is not reflected in the consolidated financial statements.

  STATUTORY DEPOSITS

     The Company had investment assets on deposit with regulatory agencies of $476 and $466 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

  MORTGAGE LOANS ON REAL ESTATE

     Mortgage loans were categorized as follows:

                                                           DECEMBER 31,
                                             ----------------------------------------
                                                    1999                  1998
                                             ------------------    ------------------
                                             AMOUNT     PERCENT    AMOUNT     PERCENT
                                             ------     -------    ------     -------
Commercial mortgage loans..................  $14,931       75%     $12,503       74%
Agricultural mortgage loans................    4,816       24%       4,256       25%
Residential mortgage loans.................       82        1%         241        1%
                                             -------      ---      -------      ---
                                              19,829      100%      17,000      100%
                                                          ===                   ===
Less: Valuation allowances.................       90                   173
                                             -------               -------
                                             $19,739               $16,827
                                             =======               =======

     Mortgage loans on real estate are collateralized by properties primarily located throughout the United States. At December 31, 1999, approximately 16%, 8% and 8% of the properties were located in California, New York and Florida, respectively. Generally, the Company (as the lender) requires that a minimum of one-fourth of the purchase price of the underlying real estate be paid by the borrower.

     Certain of the Company's real estate joint ventures have mortgage loans with the Company. The carrying values of such mortgages were $547 and $606 at December 31, 1999 and 1998, respectively.

     Changes in mortgage loan valuation allowances were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Balance at January 1.................................  $ 173      $ 289      $ 469
Additions............................................     40         40         61
Deductions for writedowns and dispositions...........   (123)      (130)      (241)
Deductions for disposition of affiliates.............     --        (26)        --
                                                       -----      -----      -----
Balance at December 31...............................  $  90      $ 173      $ 289
                                                       =====      =====      =====

     A portion of the Company's mortgage loans on real estate was impaired and consisted of the following:

                                                              DECEMBER 31,
                                                             --------------
                                                             1999     1998
                                                             ----     ----
Impaired mortgage loans with valuation allowances..........  $540    $  823
Impaired mortgage loans without valuation allowances.......   437       375
                                                             ----    ------
                                                              977     1,198
Less: Valuation allowances.................................    83       149
                                                             ----    ------
                                                             $894    $1,049
                                                             ====    ======

     The average investment in impaired mortgage loans on real estate was $1,134, $1,282 and $1,680 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income on impaired mortgages was $101, $109 and $110 for the years ended December 31, 1999, 1998 and 1997, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The investment in restructured mortgage loans on real estate was $980 and $1,140 at December 31, 1999 and 1998, respectively. Interest income of $80, $74 and $91 was recognized on restructured loans for the years ended December 31, 1999, 1998 and 1997, respectively. Gross interest income that would have been recorded in accordance with the original terms of such loans amounted to $92, $87 and $116 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Mortgage loans on real estate with scheduled payments of 60 days (90 days for agriculture mortgages) or more past due or in foreclosure had an amortized cost of $44 and $65 at December 31, 1999 and 1998, respectively.

  REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Real estate and real estate joint ventures consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                               ----      ----
Real estate and real estate joint ventures
  held-for-investment.......................................  $5,440    $6,301
Impairments.................................................    (289)     (408)
                                                              ------    ------
                                                               5,151     5,893
                                                              ------    ------
Real estate and real estate joint ventures held-for-sale....     719       546
Impairments.................................................    (187)     (119)
Valuation allowance.........................................     (34)      (33)
                                                              ------    ------
                                                                 498       394
                                                              ------    ------
                                                              $5,649    $6,287
                                                              ======    ======

     Accumulated depreciation on real estate was $2,235 and $2,065 at December 31, 1999 and 1998, respectively. Related depreciation expense was $247, $282 and $338 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Real estate and real estate joint ventures were categorized as follows:

                                                             DECEMBER 31,
                                                --------------------------------------
                                                      1999                 1998
                                                -----------------    -----------------
                                                AMOUNT    PERCENT    AMOUNT    PERCENT
                                                ------    -------    ------    -------
Office........................................  $3,846       68%     $4,265       68%
Retail........................................     587       10%        640       10%
Apartments....................................     474        8%        418        7%
Land..........................................     258        5%        313        5%
Agriculture...................................      96        2%        195        3%
Other.........................................     388        7%        456        7%
                                                ------      ---      ------      ---
                                                $5,649      100%     $6,287      100%
                                                ======      ===      ======      ===

     The Company's real estate holdings are primarily located throughout the United States. At December 31, 1999, approximately 25%, 24% and 10% of the Company's real estate holdings were located in New York, California and Texas, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Changes in real estate and real estate joint ventures held-for-sale valuation allowance were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999     1998      1997
                                                             ----     ----      ----
Balance at January 1.......................................  $ 33     $110     $ 661
Additions charged (credited) to operations.................    36       (5)      (76)
Deductions for writedowns and dispositions.................   (35)     (72)     (475)
                                                             ----     ----     -----
Balance at December 31.....................................  $ 34     $ 33     $ 110
                                                             ====     ====     =====

     Investment income related to impaired real estate and real estate joint ventures held-for-investment was $61, $105 and $28 for the years ended December 31, 1999, 1998 and 1997, respectively. Investment income related to real estate and real estate joint ventures held-for-sale was $14, $3 and $11 for the years ended December 31, 1999, 1998 and 1997, respectively. The carrying value of non-income producing real estate and real estate joint ventures was $22 and $1 at December 31, 1999 and 1998, respectively.

     The Company owned real estate acquired in satisfaction of debt of $47 and $154 at December 31, 1999 and 1998, respectively.

     Real estate of $37, $69 and $151 was acquired in satisfaction of debt during the years ended December 31, 1999, 1998 and 1997, respectively.

  LEVERAGED LEASES

     Leveraged leases, included in other invested assets, consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
Investment...............................................  $1,016    $1,067
Estimated residual values................................     559       607
                                                           ------    ------
                                                            1,575     1,674
Unearned income..........................................    (417)     (471)
                                                           ------    ------
                                                           $1,158    $1,203
                                                           ======    ======

     The investment amounts set forth above are generally due in monthly installments. The payment periods generally range from four to 15 years, but in certain circumstances are as long as 30 years. Average yields range from 7% to 12%. These receivables are generally collateralized by the related property.

                      METROPOLITAN LIFE INSURANCE COMPANY

3. DERIVATIVE INSTRUMENTS

     The table below provides a summary of the carrying value, notional amount and current market or fair value of derivative financial instruments (other than equity options) held at December 31, 1999 and 1998:

                                                        1999                                         1998
                                     ------------------------------------------   ------------------------------------------
                                                              CURRENT MARKET                               CURRENT MARKET
                                                              OR FAIR VALUE                                OR FAIR VALUE
                                     CARRYING   NOTIONAL   --------------------   CARRYING   NOTIONAL   --------------------
                                      VALUE      AMOUNT    ASSETS   LIABILITIES    VALUE      AMOUNT    ASSETS   LIABILITIES
                                     --------   --------   ------   -----------   --------   --------   ------   -----------
Financial futures..................    $ 27     $ 3,140     $37        $ 10         $ 3      $ 2,190     $ 8        $  6
Foreign exchange contracts.........      --          --      --          --          --          136      --           2
Interest rate swaps................     (32)      1,316      11          40          (9)       1,621      17          50
Foreign currency swaps.............      --       4,002      26         103          (1)         580       3          62
Caps...............................       1      12,376       3          --          --        8,391      --          --
                                       ----     -------     ---        ----         ---      -------     ---        ----
Total contractual commitments......    $ (4)    $20,834     $77        $153         $(7)     $12,918     $28        $120
                                       ====     =======     ===        ====         ===      =======     ===        ====

     The following is a reconciliation of the notional amounts by derivative type and strategy at December 31, 1999 and 1998:

                                      DECEMBER 31, 1998               TERMINATIONS/   DECEMBER 31, 1999
                                       NOTIONAL AMOUNT    ADDITIONS    MATURITIES      NOTIONAL AMOUNT
                                      -----------------   ---------   -------------   -----------------
BY DERIVATIVE TYPE
Financial futures...................       $ 2,190         $18,259       $17,309           $ 3,140
Foreign exchange contracts..........           136             702           838                --
Interest rate swaps.................         1,621             429           734             1,316
Foreign currency swaps..............           580           3,501            79             4,002
Caps................................         8,391           5,860         1,875            12,376
                                           -------         -------       -------           -------
Total contractual commitments.......       $12,918         $28,751       $20,835           $20,834
                                           =======         =======       =======           =======
BY STRATEGY
Liability hedging...................       $ 8,741         $ 5,865       $ 2,035           $12,571
Invested asset hedging..............           864           4,288           937             4,215
Portfolio hedging...................         2,830          13,920        14,729             2,021
Anticipated transaction hedging.....           483           4,678         3,134             2,027
                                           -------         -------       -------           -------
Total contractual commitments.......       $12,918         $28,751       $20,835           $20,834
                                           =======         =======       =======           =======

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 1999:

                                                      REMAINING LIFE
                            -------------------------------------------------------------------
                            ONE YEAR     AFTER ONE YEAR     AFTER FIVE YEARS
                            OR LESS    THROUGH FIVE YEARS   THROUGH TEN YEARS   AFTER TEN YEARS    TOTAL
                            --------   ------------------   -----------------   ---------------    -----
Financial futures.........   $3,140         $    --               $ --               $ --         $ 3,140
Interest rate swaps.......      833             483                 --                 --           1,316
Foreign currency swaps....        7           3,371                503                121           4,002
Caps......................    3,426           8,930                 20                 --          12,376
                             ------         -------               ----               ----         -------
Total contractual
  commitments.............   $7,406         $12,784               $523               $121         $20,834
                             ======         =======               ====               ====         =======

                      METROPOLITAN LIFE INSURANCE COMPANY

     In addition to the derivative instruments above, the Company uses equity option contracts as invested asset hedges. There were ninety-two thousand equity option contracts outstanding with a carrying value of $(11) and a market value of $(11) at December 31, 1998.

4. FAIR VALUE INFORMATION

     The estimated fair values of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     Amounts related to the Company's financial instruments were as follows:

                                                      NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1999                                      AMOUNT      VALUE      FAIR VALUE
-----------------                                     --------    --------    ----------
Assets:
  Fixed maturities..................................              $96,981      $96,981
  Equity securities.................................                2,006        2,006
  Mortgage loans on real estate.....................               19,739       19,452
  Policy loans......................................                5,598        5,618
  Short-term investments............................                3,055        3,055
  Cash and cash equivalents.........................                2,789        2,789
  Mortgage loan commitments.........................    $465           --           (7)
Liabilities:
  Policyholder account balances.....................               37,170       36,893
  Short-term debt...................................                4,208        4,208
  Long-term debt....................................                2,514        2,466
  Investment collateral.............................                6,451        6,451

                                                     NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1998                                     AMOUNT      VALUE      FAIR VALUE
-----------------                                    --------    --------    ----------
Assets:
  Fixed maturities.................................              $100,767     $100,767
  Equity securities................................                 2,340        2,340
  Mortgage loans on real estate....................                16,827       17,793
  Policy loans.....................................                 5,600        6,143
  Short-term investments...........................                 1,369        1,369
  Cash and cash equivalents........................                 3,301        3,301
  Mortgage loan commitments........................    $472            --           14
Liabilities:
  Policyholder account balances....................                37,448       37,664
  Short-term debt..................................                 3,585        3,585
  Long-term debt...................................                 2,903        3,006
  Investment collateral............................                 3,769        3,769

                      METROPOLITAN LIFE INSURANCE COMPANY

     The methods and assumptions used to estimate the fair values of financial instruments are summarized as follows:

  FIXED MATURITIES AND EQUITY SECURITIES

     The fair value of fixed maturities and equity securities are based upon quotations published by applicable stock exchanges or received from other reliable sources. For securities in which the market values were not readily available, fair values were estimated using quoted market prices of comparable investments.

  MORTGAGE LOANS ON REAL ESTATE AND MORTGAGE LOAN COMMITMENTS

     Fair values for mortgage loans on real estate are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk. For mortgage loan commitments, the estimated fair value is the net premium or discount of the commitments.

  POLICY LOANS

     Fair values for policy loans are estimated by discounting expected future cash flows using U.S. treasury rates to approximate interest rates and the Company's past experiences to project patterns of loan accrual and repayment characteristics.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The carrying values for cash and cash equivalents and short-term investments approximated fair market values due to the short-term maturities of these instruments.

  POLICYHOLDER ACCOUNT BALANCES

     The fair value of policyholder account balances are estimated by discounting expected future cash flows, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the agreements being valued.

  SHORT-TERM AND LONG-TERM DEBT AND INVESTMENT COLLATERAL

     The fair values of short-term and long-term debt and investment collateral are determined by discounting expected future cash flows, using risk rates currently available for debt with similar terms and remaining maturities.

  DERIVATIVE INSTRUMENTS

     The fair value of derivative instruments, including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options are based upon quotations obtained from dealers or other reliable sources. See Note 3 for derivative fair value disclosures.

5. EMPLOYEE BENEFIT PLANS

  PENSION BENEFIT AND OTHER BENEFIT PLANS

     The Company is both the sponsor and administrator of defined benefit pension plans covering all eligible employees and sales representatives of MetLife and certain of its subsidiaries. Retirement benefits are based upon years of credited service and final average earnings history.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The Company also provides certain postemployment benefits and certain postretirement health care and life insurance benefits for retired employees through insurance contracts. Substantially all of the Company's employees may, in accordance with the plans applicable to the postretirement benefits, become eligible for these benefits if they attain retirement age, with sufficient service, while working for the Company.

                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                       PENSION BENEFITS     OTHER BENEFITS
                                                       ----------------    ----------------
                                                        1999      1998      1999      1998
                                                        ----      ----      ----      ----
Change in projected benefit obligation:
Projected benefit obligation at beginning of year....  $3,920    $3,573    $1,708    $1,763
  Service cost.......................................     100        90        28        31
  Interest cost......................................     271       257       107       114
  Actuarial (gains) losses...........................    (260)      212      (281)      (74)
  Divestitures, curtailments and terminations........     (22)       24        10       (13)
  Change in benefits.................................      --        12        --        --
Benefits paid........................................    (272)     (248)      (89)     (113)
                                                       ------    ------    ------    ------
Projected benefit obligation at end of year..........   3,737     3,920     1,483     1,708
                                                       ------    ------    ------    ------
Change in plan assets:
Contract value of plan assets at beginning of year...   4,403     4,056     1,123     1,004
  Actuarial return on plan assets....................     575       680       141       171
  Employer contribution..............................      20        15        24        61
  Benefits paid......................................    (272)     (248)      (89)     (113)
  Other payments.....................................      --      (100)       --        --
                                                       ------    ------    ------    ------
Contract value of plan assets at end of year.........   4,726     4,403     1,199     1,123
                                                       ------    ------    ------    ------
Over (under) funded..................................     989       483      (284)     (585)
                                                       ------    ------    ------    ------
Unrecognized net asset at transition.................     (66)      (98)       --        --
Unrecognized net actuarial gains.....................    (564)      (78)     (487)     (322)
Unrecognized prior service cost......................     127       145        (2)       (2)
                                                       ------    ------    ------    ------
Prepaid (accrued) benefit cost.......................  $  486    $  452    $ (773)   $ (909)
                                                       ======    ======    ======    ======
Qualified plan prepaid pension cost..................  $  632    $  568    $   --    $   --
Non-qualified plan accrued pension cost..............    (146)     (116)       --        --
                                                       ------    ------    ------    ------
Prepaid benefit cost.................................  $  486    $  452    $   --    $   --
                                                       ======    ======    ======    ======

     The aggregate projected benefit obligation and aggregate contract value of plan assets for the pension plans were as follows:

                                                        NON-QUALIFIED
                                     QUALIFIED PLAN          PLAN              TOTAL
                                    ----------------    --------------    ----------------
                                     1999      1998     1999     1998      1999      1998
                                     ----      ----     ----     ----      ----      ----
Aggregate projected benefit
  obligation......................  $3,482    $3,697    $ 255    $ 223    $3,737    $3,920
Aggregate contract value of plan
  assets (principally Company
  contracts)......................   4,726     4,403       --       --     4,726     4,403
                                    ------    ------    -----    -----    ------    ------
Over (under) funded...............  $1,244    $  706    $(255)   $(223)   $  989    $  483
                                    ======    ======    =====    =====    ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     The assumptions used in determining the aggregate projected benefit obligation and aggregate contract value for the pension and other benefits were as follows:

                                            PENSION BENEFITS             OTHER BENEFITS
                                      ----------------------------   -----------------------
                                          1999            1998          1999         1998
                                          ----            ----          ----         ----
Weighted average assumptions at
  December 31,
Discount rate.......................  6.25% - 7.75%   6.5% - 7.25%   6% - 7.75%       7%
Expected rate of return on plan
  assets............................   8% - 10.5%     8.5% - 10.5%    6% - 9%     7.25% - 9%
Rate of compensation increase.......   4.5% - 8.5%    4.5% - 8.5%       N/A          N/A

     The assumed health care cost trend rates used in measuring the accumulated nonpension postretirement benefit obligation were 6.5% for pre-Medicare eligible claims and 6% for Medicare eligible claims in both 1999 and 1998.

     Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                             ONE PERCENT    ONE PERCENT
                                                              INCREASE       DECREASE
                                                             -----------    -----------
Effect on total of service and interest cost components....     $ 14           $ 11
Effect of accumulated postretirement benefit obligation....     $134           $111

     The components of periodic benefit costs were as follows:

                                               PENSION BENEFITS         OTHER BENEFITS
                                             ---------------------    ------------------
                                             1999    1998    1997     1999   1998   1997
                                             ----    ----    ----     ----   ----   ----
Service cost...............................  $ 100   $  90   $  74    $ 28   $ 31   $ 30
Interest cost..............................    271     257     247     107    114    122
Expected return on plan assets.............   (363)   (337)   (324)    (89)   (79)   (66)
Amortization of prior actuarial gains......     (6)    (11)     (5)    (11)   (13)    (4)
Curtailment (credit) cost..................    (17)    (10)     --      10      4     --
                                             -----   -----   -----    ----   ----   ----
Net periodic benefit cost (credit).........  $ (15)  $ (11)  $  (8)   $ 45   $ 57   $ 82
                                             =====   =====   =====    ====   ====   ====

  SAVINGS AND INVESTMENT PLANS

     The Company sponsors savings and investment plans for substantially all employees under which the Company matches a portion of employee contributions. The Company contributed $45, $43 and $44 for the years ended December 31, 1999, 1998 and 1997, respectively.

6. SEPARATE ACCOUNTS

     Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $47,618 and $39,490 at December 31, 1999 and 1998, respectively, for which the policyholder assumes the investment risk, and guaranteed separate accounts totaling $17,323 and $18,578 at December 31, 1999 and 1998, respectively, for which MetLife contractually guarantees either a minimum return or account value to the policyholder.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $485, $413 and $287 for the years ended December 31, 1999, 1998 and 1997, respectively. Guaranteed separate accounts consisted primarily of Met Managed Guaranteed Interest Contracts and participating close out contracts. The average interest rates credited on these contracts were 6.5% and 7% at December 31, 1999 and 1998, respectively. The assets that support these liabilities were comprised of $16,874 and $16,639 in fixed maturities at December 31, 1999 and 1998, respectively. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, these investment products carry a graded surrender charge as well as a market value adjustment.

7. DEBT

     Debt consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
MetLife:
  6.300% surplus notes due 2003..........................  $  397    $  397
  7.000% surplus notes due 2005..........................     249       249
  7.700% surplus notes due 2015..........................     198       198
  7.450% surplus notes due 2023..........................     296       296
  7.785% surplus notes due 2024..........................     148       148
  7.800% surplus notes due 2025..........................     248       248
Other....................................................     130       207
                                                           ------    ------
                                                            1,666     1,743
                                                           ------    ------
Investment related:
  Floating rate debt, interest based on LIBOR............      --       212
  Exchangeable debt, interest rates ranging from 4.90% to
     5.80%, due 2001 and 2002............................     369       371
                                                           ------    ------
                                                              369       583
                                                           ------    ------
Total MetLife............................................   2,035     2,326
                                                           ------    ------
Nvest:
  7.060% senior notes due 2003...........................     110       110
  7.290% senior notes due 2007...........................     160       160
                                                           ------    ------
                                                              270       270
                                                           ------    ------
Other Affiliated Companies:
  Fixed rate notes, interest rates ranging from 6.96% to
     8.51%, maturity dates ranging from 2000 to 2008.....     170       179
  Other..................................................      39       128
                                                           ------    ------
                                                              209       307
                                                           ------    ------
Total long-term debt.....................................   2,514     2,903
Total short-term debt....................................   4,208     3,585
                                                           ------    ------
                                                           $6,722    $6,488
                                                           ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     Short-term debt consisted of commercial paper with a weighted average interest rate of 6.05% and 5.31% and a weighted average maturity of 74 and 44 days at December 31, 1999 and 1998, respectively.

     The Company maintains unsecured credit facilities aggregating $7,000 (five-year facility of $1,000 expiring in April 2003; 364-day facility of $1,000 expiring in April 2000; 364-day facility of $5,000 expiring in September 2000). Both $1,000 facilities bear interest at LIBOR plus 20 basis points. The $5,000 facility bears interest at various rates under specified borrowing scenarios. The facilities can be used for general corporate purposes and also provide backup for the Company's commercial paper program. At December 31, 1999, there were no outstanding borrowings under any of the facilities.

     Payments of interest and principal on the surplus notes, subordinated to all other indebtedness, may be made only with the prior approval of the Superintendent. Subject to the prior approval of the Superintendent, the 7.45% surplus notes may be redeemed, in whole or in part, at the election of the Company at any time on or after November 1, 2003.

     Each issue of investment related debt is payable in cash or by delivery of an underlying security owned by the Company. The amount payable at maturity of the debt is greater than the principal of the debt if the market value of the underlying security appreciates above certain levels at the date of debt repayment as compared to the market value of the underlying security at the date of debt issuance.

     The aggregate maturities of long-term debt are $93 in 2000, $194 in 2001, $210 in 2002, $415 in 2003, $126 in 2004 and $1,477 thereafter.

     Interest expense related to the Company's outstanding indebtedness was $358, $333 and $344 for the years ended December 31, 1999, 1998 and 1997, respectively.

8. ACQUISITIONS AND DISPOSITIONS

     In 1999 and 1997, respectively, the Company acquired assets of $4,832 and $3,777 and assumed liabilities of $1,860 and $3,347 through the acquisition of certain insurance and non-insurance operations. The aggregate purchase prices were allocated to the assets and liabilities acquired based on their estimated fair values.

     During 1998, the Company sold MetLife Capital Holdings, Inc. (a commercial financing company) and a substantial portion of its Canadian and Mexican insurance operations, which resulted in a realized investment gain of $531. During 1997, the Company sold its United Kingdom insurance operations, which resulted in a realized investment gain of $139. Such sales caused a reduction in assets of $10,663 and $4,342 and liabilities of $3,691 and $4,207 in 1998 and 1997, respectively.

     See Note 16 for information regarding the Company's acquisition of GenAmerica Corporation.

9. COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company is currently a defendant in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims".

                      METROPOLITAN LIFE INSURANCE COMPANY

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     The settlement provides three forms of relief. General relief, in the form of free death benefits, is provided automatically to class members who did not exclude themselves from the settlement or who did not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. The settlement fixes the aggregate amounts that are available under each form of relief.

     The Company expects that the total cost of the settlement will be approximately $957. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. The Company believes that the cost of the settlement will be substantially covered by available reinsurance and the provisions made in its consolidated financial statements, and thus will not have a material adverse effect on its business, results of operations or financial position. The Company has not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, the Company believes this is very unlikely to occur. The Company believes it has made adequate provision in its consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which the Company merged in 1996. Eight of those actions have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court in Massachusetts. That Court certified a mandatory class as to those claims. Following an appeal of that certification, the United States

                      METROPOLITAN LIFE INSURANCE COMPANY

Court of Appeals remanded the case to the District Court for further consideration. The Company is negotiating a settlement with class counsel.

     The class action settlement also does not resolve three putative sales practices class action lawsuits which have been brought against General American Life Insurance Company. These lawsuits have been consolidated in a single proceeding in the United States District Court for the Eastern District of Missouri. General American Life Insurance Company and counsel for plaintiffs have negotiated a settlement in principle of this consolidated proceeding. General American Life Insurance Company has not reached agreement with plaintiffs' counsel on the attorneys' fees to be paid. However, negotiations are ongoing.

     In addition, the class action settlement does not resolve two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada. The class action settlement also does not resolve a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad. That lawsuit is pending in a New York federal court.

     In the past, the Company has resolved some individual sales practices claims through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to the Company's marketing and sales of individual life insurance may be commenced in the future.

     Regulatory authorities in a small number of states, including both insurance departments and one state attorney general, as well as the National Association of Securities Dealers, Inc., have ongoing investigations or inquiries relating to the Company's sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, the Company has resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     MetLife is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. MetLife has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of MetLife's employees during the period from the 1920s through approximately the 1950s and alleging that MetLife learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against MetLife have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While MetLife believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect of these claims, most of the cases have been resolved by settlements. MetLife intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that MetLife may ultimately incur is uncertain.

     Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with MetLife's primary, umbrella and first level excess liability insurance carriers. MetLife is presently in litigation with several of its excess

                      METROPOLITAN LIFE INSURANCE COMPANY
liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. MetLife has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. MetLife's asbestos-related litigation with these insurers should have no effect on recoveries under the excess insurance policies described below.

     The Company has recorded, in other expenses, charges of $499 ($317 after-tax), $1,895 ($1,203 after-tax) and $300 ($190 after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The 1999 charge was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge was comprised of $925 and $970 for sales practices claims and asbestos-related claims, respectively. The Company recorded the charges for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, the Company established a liability for asbestos-related claims based on settlement costs for claims that the Company had settled, estimates of settlement costs for claims pending against the Company and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which management believes are only reasonably possible of assertion. Based on this process, the accrual for asbestos-related claims at December 31, 1997 was $386. Potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against the Company, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims that may be brought against the Company.

     During 1998, the Company decided to pursue the purchase of excess insurance to limit its exposure to asbestos-related claims. In connection with the negotiations with the casualty insurers to obtain this insurance, the Company obtained information that caused management to reassess the accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against the Company in the future was significantly greater than it had assumed in its accruals. The number of claims brought against the Company is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which the Company is included as a defendant. The information provided to the Company relating to other insureds indicated that the Company had been included as a defendant for a significant percentage of total asbestos-related claims and that it may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations the Company made in the fourth quarter of 1998 in connection with these negotiations, which helped to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding the Company's claims and settlement experience (which reflected the

                      METROPOLITAN LIFE INSURANCE COMPANY

       Company's decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, the Company concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, the Company increased its liability for asbestos-related claims to $1,278 at December 31, 1998.

     During 1998, the Company paid $1,407 of premiums for excess of loss reinsurance agreements and excess insurance policies, consisting of $529 for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 for the excess insurance policies for asbestos-related claims.

     The Company obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650, with a maximum sublimit of $550 for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 with respect to sales practices claims and $506, plus the Company's statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time the Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to the Company at the commutation date if experience is favorable at such date. The Company accounts for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on the Company's consolidated financial statements in 1998, 1999 and 2000 would not be significant.

     Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 over the premium paid of $529 results in a deferred gain of $21 which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses up to $1,500, which is in excess of a $400 self-insured retention ($878 of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in the Company's operating cash flows for that year, management believes that the payments will not have a material adverse effect on the Company's liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to the Company at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to

                      METROPOLITAN LIFE INSURANCE COMPANY
time in the loss reimbursements to the Company if the cumulative return on the reference fund is less than the return specified in the experience fund.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against MetLife's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Company policyholder. A purported class action has been filed against Metropolitan Property and Casualty Insurance Company and its subsidiary, Metropolitan Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair trade practices with respect to Metropolitan Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines property and casualty insurers.

     The United States, the Commonwealth of Puerto Rico and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of the Company, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the M/V Emily S. In connection with the sale of MetLife Capital, the Company acquired MetLife Capital's potential liability with respect to the M/V Emily S lawsuit. MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the M/V Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the M/V Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the United States and Puerto Rico have claimed damages in excess of $150. At a mediation, the action brought by the United States and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. The Company can provide no assurance that this action will be settled in this manner.

     Three putative class actions have been filed by Conning Corporation shareholders alleging that the Company's announced offer to purchase the publicly-held Conning shares is inadequate and constitutes a breach of fiduciary duty (see Note 16). The Company believes the actions are without merit, and expects that they will not materially affect its offer to purchase the shares.

     A civil complaint challenging the fairness of the plan of reorganization and the adequacy and accuracy of the disclosures to policyholders regarding the plan has been filed in New York Supreme Court for Kings County on behalf of an alleged class consisting of the policyholders of MetLife who should have membership benefits in MetLife and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan and seeks other relief. The defendants named in the complaint are MetLife and the individual members of its board of directors and MetLife, Inc. MetLife believes that the allegations made in the complaint are wholly without merit, and intends to vigorously contest the complaint.

     Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly

                      METROPOLITAN LIFE INSURANCE COMPANY
make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the Company's consolidated financial statements, are not likely to have a material adverse effect on the Company's consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's operating results or cash flows in particular quarterly or annual periods.

  TRANSFERRED CANADIAN POLICIES

     In July 1998, MetLife sold a substantial portion of its Canadian operations to Clarica Life. As part of that sale, a large block of policies in effect with MetLife in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of MetLife and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if MetLife demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of those transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of MetLife. The amount of the payment is dependent upon the initial public offering price of common stock to be issued on the effective date of the plan of demutualization.

  YEAR 2000

     The Year 2000 issue was the result of the widespread use of computer programs written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four-digit field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failures or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has implemented a plan to resolve the issue. There can be no assurances that the Year 2000 plan of the Company or that of its vendors or third parties have resolved all Year 2000 issues. Further, there can be no assurance that there will not be any future system failure or that such failure, if any, will not have a material impact on the operations of the Company.

  LEASES

     In accordance with industry practice, certain of the Company's income from lease agreements with retail tenants is contingent upon the level of the tenants' sales revenues. Additionally, the Company, as lessee, has entered into various lease and sublease agreements

                      METROPOLITAN LIFE INSURANCE COMPANY
for office space, data processing and other equipment. Future minimum rental and subrental income and minimum gross rental payments relating to these lease agreements were as follows:

                                                                      GROSS
                                               RENTAL    SUBLEASE     RENTAL
                                               INCOME     INCOME     PAYMENTS
                                               ------    --------    --------
2000.........................................  $  817      $13         $156
2001.........................................     740       12          135
2002.........................................     689       11          111
2003.........................................     612        9           90
2004.........................................     542        9           69
Thereafter...................................   2,032       27          299

10. INCOME TAXES

     The provision for income taxes was as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
Current:
  Federal...................................................   $643      $668      $370
  State and local...........................................     24        60        10
  Foreign...................................................      4        99        26
                                                               ----      ----      ----
                                                                671       827       406
                                                               ----      ----      ----
Deferred:
  Federal...................................................    (78)      (25)       28
  State and local...........................................      2        (8)        9
  Foreign...................................................     (2)      (54)       25
                                                               ----      ----      ----
                                                                (78)      (87)       62
                                                               ----      ----      ----
Provision for income taxes..................................   $593      $740      $468
                                                               ====      ====      ====

     Reconciliations of the income tax provision at the U.S. statutory rate to the provision for income taxes as reported were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
Tax provision at U.S. statutory rate........................   $502      $730      $585
Tax effect of:
  Tax exempt investment income..............................    (39)      (40)      (30)
  Surplus tax...............................................    125        18       (40)
  State and local income taxes..............................     18        31        15
  Tax credits...............................................     (5)      (25)      (15)
  Prior year taxes..........................................    (31)        4        (2)
  Sale of businesses........................................     --       (19)      (41)
  Other, net................................................     23        41        (4)
                                                               ----      ----      ----
Provision for income taxes..................................   $593      $740      $468
                                                               ====      ====      ====

                      METROPOLITAN LIFE INSURANCE COMPANY

     Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
Deferred income tax assets:
  Policyholder liabilities and receivables...............  $3,042    $3,108
  Net operating losses...................................      72        22
  Net unrealized investment losses.......................     161        --
  Employee benefits......................................     192       174
  Litigation related.....................................     468       312
  Other..................................................     242       158
                                                           ------    ------
                                                            4,177     3,774
  Less: Valuation allowance..............................      72        21
                                                           ------    ------
                                                            4,105     3,753
                                                           ------    ------
Deferred income tax liabilities:
  Investments............................................   1,472     1,529
  Deferred policy acquisition costs......................   1,967     1,887
  Net unrealized investment gains........................      --       864
  Other..................................................      63        18
                                                           ------    ------
                                                            3,502     4,298
                                                           ------    ------
Net deferred income tax asset (liability)................  $  603    $ (545)
                                                           ======    ======

     Foreign net operating loss carryforwards generated deferred income tax benefits of $72 and $21 at December 31, 1999 and 1998, respectively. The Company has recorded a valuation allowance related to these tax benefits. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that the deferred income tax asset for foreign net operating loss carryforwards will not be realized. The benefit will be recognized when management believes that it is more likely than not that the portion of the deferred income tax asset is realizable.

     The Company has been audited by the Internal Revenue Service for the years through and including 1993. The Company is being audited for the years 1994, 1995 and 1996. The Company believes that any adjustments that might be required for open years will not have a material effect on the Company's consolidated financial statements.

11. REINSURANCE

     The Company assumes and cedes insurance with other insurance companies. The Company continually evaluates the financial condition of its reinsurers and monitors concentration of credit risk in an effort to minimize its exposure to significant losses from reinsurer insolvencies. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements. The amounts in the consolidated statements of income are presented net of reinsurance ceded.

     The Company's life insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks and to provide additional capacity for future growth. During

                      METROPOLITAN LIFE INSURANCE COMPANY

1998, the Company began reinsuring, under yearly renewal term policies, 90 percent of the mortality risk on universal life policies issued after 1983. The Company also reinsures 90 percent of the mortality risk on term life insurance policies issued after 1995 under yearly renewal term policies and coinsures 100 percent of the mortality risk in excess of $25 and $35 on single and joint survivorship policies, respectively.

     During 1997, the Company obtained a 100 percent coinsurance policy to provide coverage for contractual payments generated by certain portions of the Company's non-life contingency long-term guaranteed interest contracts and structured settlement lump sum contracts issued during the periods 1991 through 1993. The policy was amended in 1998 to include structured settlement lump sum payments issued during the period 1983 through 1990, 1994 and 1995. Reinsurance recoverables under the contract, which has been accounted for as a financing transaction, were $1,372 and $1,374 at December 31, 1999 and 1998, respectively.

     See Note 9 for information regarding certain excess of loss reinsurance agreements providing coverage for risks associated primarily with sales practices claims.

     The Company has exposure to catastrophes, which are an inherent risk of the property and casualty insurance business and could contribute to material fluctuations in the Company's results of operations. The Company uses excess of loss and quota share reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposure to larger risks. The Company's reinsurance program is designed to limit a catastrophe loss to no more than 10% of the Auto & Home segment's statutory surplus.

     The effects of reinsurance were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Direct premiums.....................................  $13,249    $12,763    $12,728
Reinsurance assumed.................................      484        409        360
Reinsurance ceded...................................   (1,645)    (1,669)    (1,810)
                                                      -------    -------    -------
Net premiums........................................  $12,088    $11,503    $11,278
                                                      =======    =======    =======
Reinsurance recoveries netted against policyholder
  benefits..........................................  $ 1,626    $ 1,744    $ 1,648
                                                      =======    =======    =======

     The effects of reinsurance with GenAmerica Corporation ("GenAmerica") were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                            1999      1998      1997
                                                            ----      ----      ----
Premiums ceded to GenAmerica..............................  $108      $113      $61
                                                            ====      ====      ===
Reinsurance recoveries from GenAmerica netted against
  policyholder benefits...................................  $ 74      $ 28      $24
                                                            ====      ====      ===

     Reinsurance recoverables, included in other receivables, were $2,898 and $3,134 at December 31, 1999 and 1998, respectively, of which $5 and $5, respectively, were recoverable from GenAmerica. Reinsurance and ceded commissions payables, included in other liabilities, were $148 and $105 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The following provides an analysis of the activity in the liability for benefits relating to property and casualty and group accident and non-medical health policies and contracts:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Balance at January 1................................  $ 3,320    $ 3,655    $ 3,345
  Reinsurance recoverables..........................     (233)      (229)      (215)
                                                      -------    -------    -------
Net balance at January 1............................    3,087      3,426      3,130
Acquisition of business.............................      204         --         --
                                                      -------    -------    -------
Incurred related to:
  Current year......................................    3,129      2,726      2,855
  Prior years.......................................      (16)      (245)        88
                                                      -------    -------    -------
                                                        3,113      2,481      2,943
                                                      -------    -------    -------
Paid related to:
  Current year......................................   (2,128)    (1,967)    (1,832)
  Prior years.......................................     (759)      (853)      (815)
                                                      -------    -------    -------
                                                       (2,887)    (2,820)    (2,647)
                                                      -------    -------    -------
Balance at December 31..............................    3,517      3,087      3,426
  Add: Reinsurance recoverables.....................      272        233        229
                                                      -------    -------    -------
Balance at December 31..............................  $ 3,789    $ 3,320    $ 3,655
                                                      =======    =======    =======

12. OTHER EXPENSES

     Other expenses were comprised of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Compensation........................................  $ 2,590    $ 2,478    $ 2,078
Commissions.........................................      937        902        766
Interest and debt issue costs.......................      405        379        453
Amortization of policy acquisition costs (excludes
  amortization of $(46), $240 and $70, respectively,
  related to realized investment gains and
  (losses)).........................................      862        587        771
Capitalization of policy acquisition costs..........   (1,160)    (1,025)    (1,000)
Rent, net of sublease income........................      239        155        179
Minority interest...................................       55         67         56
Restructuring charge................................       --         81         --
Other...............................................    2,827      4,395      2,468
                                                      -------    -------    -------
                                                      $ 6,755    $ 8,019    $ 5,771
                                                      =======    =======    =======

     During 1998, the Company recorded charges of $81 to restructure headquarters operations and consolidate certain agencies and other operations. These costs have been fully paid at December 31, 1999.

                      METROPOLITAN LIFE INSURANCE COMPANY

13. STATUTORY FINANCIAL INFORMATION

     The reconciliations of MetLife's statutory surplus and net change in statutory surplus, determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities, with equity and net income determined in conformity with generally accepted accounting principles were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                               ----       ----
Statutory surplus...........................................  $ 7,630    $ 7,388
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...............................................   (4,167)    (6,830)
  Deferred policy acquisition costs.........................    8,381      6,560
  Deferred income taxes.....................................      886       (190)
  Valuation of investments..................................   (2,102)     3,981
  Statutory asset valuation reserves........................    3,189      3,381
  Statutory interest maintenance reserves...................    1,114      1,486
  Surplus notes.............................................   (1,602)    (1,595)
  Other, net................................................      361        686
                                                              -------    -------
Equity......................................................  $13,690    $14,867
                                                              =======    =======

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
Net change in statutory surplus.........................  $ 242    $   10    $  227
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...........................................    556       127       (38)
  Deferred policy acquisition costs.....................    379       224       149
  Deferred income taxes.................................    154       234        62
  Valuation of investments..............................    473     1,158      (387)
  Statutory asset valuation reserves....................   (226)     (461)    1,136
  Statutory interest maintenance reserves...............   (368)      312        53
  Other, net............................................   (593)     (261)        1
                                                          -----    ------    ------
Net income..............................................  $ 617    $1,343    $1,203
                                                          =====    ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

14. OTHER COMPREHENSIVE INCOME (LOSS)

     The following table sets forth the reclassification adjustments required for the years ended December 31, 1999, 1998 and 1997 to avoid double-counting in other comprehensive income (loss) items that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                               1999       1998       1997
                                                               ----       ----       ----
Holding (losses) gains on investments arising during the
  year......................................................  $(6,314)   $ 1,493    $ 4,257
Income tax effect of holding gains or losses................    2,262       (617)    (1,615)
Transfer of securities from held-to-maturity to
  available-for-sale:
  Holding gains on investments..............................       --         --        198
  Income tax effect.........................................       --         --        (75)
Reclassification adjustments:
  Realized holding (gains) losses included in current year
     net income.............................................       38     (2,013)      (844)
  Amortization of premium and discount on investments.......     (307)      (350)      (209)
  Realized holding (losses) gains allocated to other
     policyholder amounts...................................      (67)       608        231
  Income tax effect.........................................      120        729        312
Allocation of holding losses (gains) on investments relating
  to other policyholder amounts.............................    3,788       (351)    (2,231)
Income tax effect of allocation of holding gains and losses
  to other policyholder amounts.............................   (1,357)       143        846
                                                              -------    -------    -------
Net unrealized investment (losses) gains....................   (1,837)      (358)       870
                                                              -------    -------    -------
Foreign currency translation adjustments arising during the
  year......................................................       50       (115)       (46)
Reclassification adjustment for sale of investment in
  foreign operation.........................................       --          2         (3)
                                                              -------    -------    -------
Foreign currency translation adjustment.....................       50       (113)       (49)
                                                              -------    -------    -------
Minimum pension liability adjustment........................       (7)       (12)        --
                                                              -------    -------    -------
Other comprehensive income (loss)...........................  $(1,794)   $  (483)   $   821
                                                              =======    =======    =======

15. BUSINESS SEGMENT INFORMATION

     The Company provides insurance and financial services to customers in the United States, Canada, Central America, South America, Europe and Asia. The Company's business is divided into six segments: Individual, Institutional, Auto & Home, International, Asset Management and Corporate. These segments are managed separately because they either provide different products and services, require different strategies or have different technology requirements.

     Individual offers a wide variety of individual insurance and investment products, including life insurance, annuities and mutual funds. Institutional offers a broad range of group insurance and retirement and savings products and services, including group life insurance, non-medical health insurance such as short and long-term disability, long-term care and dental insurance and other insurance products and services. Auto & Home provides insurance coverages including private passenger automobile, homeowners and personal excess liability insurance. International provides life insurance, accident and health insurance, annuities and retirement and savings

                      METROPOLITAN LIFE INSURANCE COMPANY
products to both individuals and groups, and auto and homeowners coverage to individuals. Asset Management provides a broad variety of asset management products and services to individuals and institutions such as mutual funds for savings and retirement needs, commercial real estate advisory and management services, and institutional and retail investment management. Through its Corporate segment, the Company reports items that are not allocated to any of the business segments.

     Set forth in the tables below is certain financial information with respect to the Company's operating segments for the years ended December 31, 1999, 1998 and 1997. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except for the method of capital allocation. The Company allocates capital to each segment based upon an internal capital allocation system that allows the Company to more effectively manage its capital. The Company has divested operations that did not meet targeted rates of return, including its commercial leasing business (Corporate segment) and substantial portions of its Canadian operations (International segment), and insurance operations in the United Kingdom (International segment). The Company evaluates the performance of each operating segment based upon income or loss from operations before provision for income taxes and non-recurring items (e.g. items of unusual or infrequent nature). The Company allocates non-recurring items (primarily consisting of sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products) and prior to its sale in 1998, the results of MetLife Capital Holdings, Inc. to the Corporate segment.

                                                        AUTO
AT OR FOR THE YEAR ENDED                                 &                        ASSET                  CONSOLIDATION/
   DECEMBER 31, 1999      INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION      TOTAL
------------------------  ----------   -------------    ----    -------------   ----------   ---------   --------------    -----
Premiums................   $  4,289       $ 5,525      $1,751      $  523         $   --      $    --       $    --       $ 12,088
Universal life and
  investment-type
  product policy fees...        888           502          --          48             --           --            --          1,438
Net investment income...      5,346         3,755         103         206             80          605          (279)         9,816
Other revenues..........        558           629          21          12            803           59            72          2,154
Net realized investment
  gains (losses)........        (14)          (31)          1           1             --          (41)           14            (70)
Policyholder benefits
  and claims............      4,625         6,712       1,301         463             --           --             4         13,105
Interest credited to
  policyholder account
  balances..............      1,359         1,030          --          52             --           --            --          2,441
Policyholder
  dividends.............      1,509           159          --          22             --           --            --          1,690
Other expenses..........      2,719         1,589         514         248            795        1,031          (141)         6,755
Income (loss) before
  provision for income
  taxes and
  extraordinary item....        855           890          61           5             88         (408)          (56)         1,435
Income (loss) after
  provision for income
  taxes before
  extraordinary item....        555           567          56          21             51         (358)          (50)           842
Total assets............    109,401        88,127       4,443       4,381          1,036       19,834        (1,990)       225,232
Deferred policy
  acquisition costs.....      8,049           106          93         244             --           --            --          8,492
Separate account
  assets................     28,828        35,236          --         877             --           --            --         64,941
Policyholder
  liabilities...........     72,956        47,781       2,318       2,187             --            6          (293)       124,955
Separate account
  liabilities...........     28,828        35,236          --         877             --           --            --         64,941

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                              AUTO
   AT OR FOR THE YEAR ENDED                                    &                        ASSET                  CONSOLIDATION/
      DECEMBER 31, 1998         INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
   ------------------------     ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums......................   $ 4,323        $ 5,159      $1,403      $  618         $   --      $    --       $    --
Universal life and investment-
  type product policy fees....       817            475          --          68             --           --            --
Net investment income.........     5,480          3,885          81         343             75          682          (318)
Other revenues................       474            575          36          33            817          111           (52)
Net realized investment
  gains.......................       659            557         122         117             --          679          (113)
Policyholder benefits and
  claims......................     4,606          6,416       1,029         597             --          (10)           --
Interest credited to
  policyholder account
  balances....................     1,423          1,199          --          89             --           --            --
Policyholder dividends........     1,445            142          --          64             --           --            --
Other expenses................     2,577          1,613         386         352            799        2,601          (309)
Income (loss) before provision
  for income taxes and
  extraordinary item..........     1,702          1,281         227          77             93       (1,119)         (174)
Income (loss) after provision
  for income taxes before
  extraordinary item..........     1,069            846         161          56             49         (691)         (143)
Total assets..................   103,614         88,741       2,763       3,432          1,164       20,852        (5,220)
Deferred policy acquisition
  costs.......................     6,194             82          57         205             --           --            --
Separate account assets.......    23,013         35,029          --          26             --           --            --
Policyholder liabilities......    71,571         49,406       1,477       2,043             --            1          (295)
Separate account
  liabilities.................    23,013         35,029          --          26             --           --            --


   AT OR FOR THE YEAR ENDED
      DECEMBER 31, 1998          TOTAL
   ------------------------      -----
Premiums......................  $11,503
Universal life and investment-
  type product policy fees....    1,360
Net investment income.........   10,228
Other revenues................    1,994
Net realized investment
  gains.......................    2,021
Policyholder benefits and
  claims......................   12,638
Interest credited to
  policyholder account
  balances....................    2,711
Policyholder dividends........    1,651
Other expenses................    8,019
Income (loss) before provision
  for income taxes and
  extraordinary item..........    2,087
Income (loss) after provision
  for income taxes before
  extraordinary item..........    1,347
Total assets..................  215,346
Deferred policy acquisition
  costs.......................    6,538
Separate account assets.......   58,068
Policyholder liabilities......  124,203
Separate account
  liabilities.................   58,068

                                                               AUTO
   AT OR FOR THE YEAR ENDED                                     &                        ASSET                  CONSOLIDATION/
       DECEMBER 31, 1997         INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
   ------------------------      ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.......................    $4,327        $ 4,689      $1,354      $  908         $   --      $    --       $    --
Universal life and investment-
  type product policy fees.....       855            426          --         137             --           --            --
Net investment income..........     4,754          3,754          71         504             78          700          (370)
Other revenues.................       338            357          25          54            682           19            16
Net realized investment
  gains........................       356             45           9         142             --          326           (91)
Policyholder benefits and
  claims.......................     4,597          5,934       1,003         869             --           --            --
Interest credited to
  policyholder account
  balances.....................     1,422          1,319          --         137             --           --            --
Policyholder dividends.........     1,340            305          --          97             --           --            --
Other expenses.................     2,394          1,178         351         497            679          966          (294)
Income before provision for
  income taxes.................       877            535         105         145             81           79          (151)
Income after provision for
  income taxes.................       599            339          74         126             45          163          (143)
Total assets...................    95,323         83,473       2,542       7,412          1,136       18,641        (5,745)
Deferred policy acquisition
  costs........................     5,912             40          56         428             --           --            --
Separate account assets........    17,345         30,473          --         520             --           --            --
Policyholder liabilities.......    70,686         49,547       1,509       5,615             --            1            --
Separate account liabilities...    17,345         30,473          --         520             --           --            --


   AT OR FOR THE YEAR ENDED
       DECEMBER 31, 1997          TOTAL
   ------------------------       -----
Premiums.......................  $11,278
Universal life and investment-
  type product policy fees.....    1,418
Net investment income..........    9,491
Other revenues.................    1,491
Net realized investment
  gains........................      787
Policyholder benefits and
  claims.......................   12,403
Interest credited to
  policyholder account
  balances.....................    2,878
Policyholder dividends.........    1,742
Other expenses.................    5,771
Income before provision for
  income taxes.................    1,671
Income after provision for
  income taxes.................    1,203
Total assets...................  202,782
Deferred policy acquisition
  costs........................    6,436
Separate account assets........   48,338
Policyholder liabilities.......  127,358
Separate account liabilities...   48,338

     The Individual segment includes an equity ownership interest in Nvest Companies, L.P. ("Nvest") under the equity method of accounting. Nvest has been included within the Asset Management segment due to the types of products and strategies employed by the entity. The individual segment's equity in earnings of Nvest, which is included in net investment income, was

                      METROPOLITAN LIFE INSURANCE COMPANY

$48, $49 and $45 for the years ended December 31, 1999, 1998 and 1997, respectively. The investment in Nvest was $196, $252 and $216 at December 31, 1999, 1998 and 1997, respectively.

     Net investment income and net realized investment gains are based upon the actual results of each segment's specifically identifiable asset portfolio. Other costs and operating costs were allocated to each of the segments based upon: (1) a review of the nature of such costs, (2) time studies analyzing the amount of employee compensation costs incurred by each segment, and (3) cost estimates included in the Company's product pricing.

     The consolidation/elimination column includes the elimination of all intersegment amounts and the Individual segment's ownership interest in Nvest. The principal component of the intersegment amounts related to intersegment loans, which bore interest at rates commensurate with related borrowings.

     Revenues derived from any customer did not exceed 10% of consolidated revenues. Revenues from U.S. operations were $24,637, $25,643 and $22,664 for the years ended December 31, 1999, 1998 and 1997, respectively, which represented 97%, 96% and 93%, respectively, of consolidated revenues.

16. SUBSEQUENT EVENTS

     On January 6, 2000, the Company acquired GenAmerica for $1.2 billion. In connection with this acquisition, the Company incurred $900 of short-term debt. GenAmerica is a holding company which includes General American Life Insurance Company, 48.3% of the outstanding shares of Reinsurance Group of America ("RGA") common stock, a provider of reinsurance, and 61.0% of the outstanding shares of Conning Corporation common stock, an asset manager. On January 18, 2000, the Company announced that it had proposed to acquire all of the outstanding shares of Conning common stock not already owned by it for $10.50 per share in cash, or approximately $55. At December 31, 1999, the Company owned 9.6% of the outstanding shares of RGA common stock which were acquired on November 24, 1999 for $125. Subsequent to the GenAmerica acquisition, the Company owned 57.9% of the outstanding shares of RGA common stock. Total assets, revenues and net loss of GenAmerica were $23,594, $3,916 and $(174), respectively, at or for the year ended December 31, 1999.

     As part of the acquisition agreement, in September 1999 the Company assumed $5,752 of General American Life funding agreements and received cash of $1,926 and investment assets with a market value of $3,826. In October 1999, as part of the assumption arrangement, the holders of General American Life funding agreements aggregating $5,136 elected to have the Company redeem the funding agreements for cash. General American Life agreed to pay the Company a fee of $120 in connection with the assumption of the funding agreements. The fee will be considered as part of the purchase price to be allocated to the fair value of assets and liabilities acquired. The Company also agreed to make a capital contribution of $120 to General American Life after the completion of the acquisition.

     At the date of the acquisition agreement, the Company and GenAmerica were parties to a number of reinsurance agreements. In addition, as part of the acquisition, the Company entered into agreements effective as of July 25, 1999, which coinsured new and certain existing business of General American Life and some of its affiliates. See Note 11.

                                                                           ANNEX
A

[PRICEWATERHOUSECOOPERS LETTERHEAD]
                                                             PRICEWATERHOUSECOOPERS LLP
                                                             600 Lee Road
                                                             Wayne PA 19087
                                                             Telephone (610) 993 3864
                                                             Direct Fax (610) 993 3900

November 16, 1999

The Board of Directors
The Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010-3690

Re: Plan of Reorganization of the Metropolitan Life Insurance Company (MetLife), dated, September 28, 1999 as amended and restated on November 16, 1999

                         STATEMENT OF ACTUARIAL OPINION

QUALIFICATIONS

I, Kenneth M. Beck, a Principal with the firm of PricewaterhouseCoopers LLP
(PwC) and a member of the American Academy of Actuaries, am qualified under the Academy's Qualification Standards to render the opinions set forth herein. This opinion is provided pursuant to the Engagement Letter between PwC and MetLife dated January 1, 1998. MetLife's Plan of Reorganization is carried out under
Section 7312 of the New York Insurance Law. This opinion is not a legal opinion regarding the Plan, and does not address the overall fairness of the Plan. Rather, it reflects the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

RELIANCE

I and other PwC staff acting under my direction received from MetLife extensive information concerning MetLife's past and present financial experience and the characteristics of its policies. In all cases, we were provided with the information we required. We relied on the accuracy and completeness of the data and assumptions supplied by MetLife and did not independently verify that information. Where possible, the information was reviewed for general reasonableness and in certain circumstances the data was reconfirmed with MetLife.

Certain information was provided to me under the direction of MetLife's Executive Vice President and Chief Actuary, Judy Weiss, F.S.A., M.A.A.A. Information included:

          a) expected future cash flows from assets held by MetLife; and

          b) MetLife's experience underlying its 1999 dividend scales.

I relied on the completeness and accuracy of the data provided by Ms. Weiss.

My opinion depends upon the substantial accuracy of the information described above that was provided by MetLife (the "MetLife Data").

PROCESS

In all cases, I and other PwC staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by MetLife employees.

Board of Directors                                                 Page  2
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

OPINION #1

In my opinion, the plan for allocation of consideration to Eligible Policyholders (as defined in the Plan) as set forth in Article VII of the Plan of Reorganization is fair and equitable to MetLife policyholders as required by
Section 7312 of the New York Insurance Law.

DISCUSSION

The distribution described in Article VII of the Plan takes into account the ratio of the positive sum of the estimated past and future contributions to MetLife surplus, if any, of each participating Policy and Contract owned by each Eligible Policyholder to the total of all such positive sums.

Most of the consideration to be distributed to policyholders is allocated on this basis. Under Section 7312 of the New York Insurance Law, there is no specific guidance given for the allocation of consideration in a "Method Four" reorganization, but policyholder contributions are specifically identified as an acceptable approach to allocation of consideration under other methods of reorganization within this section of the law. In addition, the contribution method is recognized in the actuarial literature as an appropriate method. I therefore find that the use of "actuarial contribution" as the principal basis underlying the allocation of consideration is fair and equitable.

The distribution to policyholders also takes into account, to a lesser extent, the fact that policyholders have intangible membership rights that are independent of their actuarial contributions. Each Eligible Policyholder (participating or non-participating) is, under the Plan, allocated a fixed number of shares of common stock without regard to the contribution of that policyholder or of the class or classes in which policies held by the policyholder happen to reside. Under the Plan, the percentage of the total consideration that is allocated in this manner is significantly less than that allocated in proportion to positive contributions, which is appropriate as well as consistent with the approach used in previous demutualizations.

OPINION #2

The Closed Block is described in Article VIII of the MetLife Plan of Reorganization (the "Plan"). In my opinion:

1. The objective of the Closed Block as being for the exclusive benefit of the policies included therein for policyholder dividend purposes only as set forth in Article VIII of the Plan is consistent with Section 7312 of the New York Insurance Law.

2. The operations of the Closed Block as set forth in Article VIII of the Plan and described in the Closed Block Memorandum, including the determination of the required initial funding and the manner in which cash flows are charged and credited to the Closed Block, are consistent with the objectives of the Closed Block.

3. MetLife's assets (Closed Block funding) set aside as of December 31, 1998 (including subsequent adjustments as provided for in the Closed Block Memorandum), to establish the Closed Block, as set forth in Article VIII of the Plan (including the Closed Block Memorandum), are adequate because they are expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, is reasonably expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues.

4. The Plan is consistent with the objective of the Closed Block as it provides a vehicle for MetLife's management to make appropriate adjustments to future dividend scales, where necessary, if the underlying experience changes from the experience underlying such dividend scales.

Board of Directors                                                 Page  3
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

DISCUSSION

As to (1) above, Section 7312 of the New York Insurance Law provides for a Mutual Life Insurance Company to convert to a Stock Life Insurance Company using one of four "methods" as outlined in the law. MetLife is converting to a stock company using Method Four. Method Four within Section 7312 does not contain specific language that addresses the establishment of a Closed Block. Methods One and Two of Section 7312 both contain language that address the establishment of a Closed Block. The establishment of a Closed Block by MetLife, as set forth in Article VIII of the Plan, is consistent with (a) the objectives and guidelines contained in Methods One and Two of Section 7312, (b) with prior demutualizations of mutual life insurance companies domiciled in New York and,
(c) current Actuarial Standards of Practice.

As to (2) above, my opinion is based on my findings that those matters are consistent with the objective of the Closed Block. I have specifically considered that the cash flow items to be charged against or credited to the Closed Block as set forth in Article VIII of the Plan (including the Closed Block Memorandum), have been incorporated on a consistent basis in the determination of the Closed Block funding amount.

As to (3) above, the Closed Block was funded as of January 1, 1999 (including a planned final adjustment after the Effective Date of the conversion), based on a projection as of that date. The opinion above rests in part on that projection, which extends over the future life of all policies assigned to the Closed Block. That projection, which is based on the experience underlying the 1999 Dividend Scale and on the cash flows expected from assets allocable to the Closed Block, indicates that the assets, together with anticipated revenues from the Closed Block Business, are reasonably expected to be sufficient to provide for the continuation of that scale if the experience is unchanged.

As to (4) above, the criteria set forth in Article VIII of the Plan for modifying the dividend scales if the experience changes (from that underlying the 1999 Dividend Scale) are such that, if followed, the Closed Block policyholders will be treated in a manner consistent with the contribution principle for dividend determination. The operation of the Closed Block as set forth in Article VIII is consistent with actuarial practices as described in Actuarial Standard of Practice #15.

Sincerely,

/s/ Kenneth M. Beck
Kenneth M. Beck, F.S.A., M.A.A.A.

Principal for PricewaterhouseCoopers LLP

KMB/eam
Sincerely,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

                                 [METLIFE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the SEC registration fee, the New York Stock Exchange listing fee and the NASD filing fee, are estimates:

DESCRIPTION                                                     AMOUNT
-----------                                                     ------
SEC registration fee........................................  $  303,600
New York Stock Exchange listing fee and expenses............     110,800
NASD filing fee.............................................      30,500
Blue Sky fees and expenses (including legal fees)...........       5,000
Printing and engraving expenses.............................   1,500,000
Legal fees and expenses (other than Blue Sky)...............     400,000
Accounting fees and expenses................................     250,000
Rating agency fees..........................................     560,000
Trustees' and agents' fees and expenses.....................      24,000
Miscellaneous...............................................      16,100
                                                              ----------
          TOTAL.............................................  $3,200,000
                                                              ==========

---------------
* To be furnished by amendment

All of the above expenses have been or will be paid by MetLife, Inc.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Amended and Restated
By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation may under certain circumstances eliminate the liability of directors and officers in a stockholder or derivative proceeding.

     If the person involved is not a director or officer of MetLife, Inc., the Board of Directors may cause MetLife, Inc. to indemnify, to the same extent allowed for our directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was our employee or agent, or is or was serving at our request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     We have in force and effect policies insuring our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

     Pursuant to the underwriting agreements, in the forms filed as exhibits to this Registration Statement, the underwriters will agree to indemnify directors and officers of MetLife, Inc. and persons controlling MetLife, Inc., within the meaning of the Securities Act of 1933, as amended (the "Act"), against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

     The declaration of trust of MetLife Capital Trust I provides that no trustee, affiliate of any trustee or any officers, directors, stockholders, members, partners, employees, representatives or agents of any trustee or any employee or agent of MetLife Capital Trust I or its affiliates, each referred to as an indemnified person, shall be liable, responsible or accountable in damages or otherwise to any employee or agent of MetLife Capital Trust I or its affiliates or any officers, directors, stockholders, employees, representatives or agents of MetLife, Inc. or its affiliates, or to any holders of trust securities of MetLife Capital Trust I for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of MetLife Capital Trust I and in a manner such indemnified person reasonably believed to be within the scope of the authority conferred on such indemnified person by the declaration of trust or by law, except that an indemnified person shall be liable for any such loss, damage or claim incurred by reason of such indemnified person's gross negligence (or, in the case of the property trustee of MetLife Capital Trust I, negligence) or willful misconduct with respect to such acts or omissions. The declaration of trust also provides that, to the fullest extent permitted by applicable law, MetLife, Inc. shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by such indemnified person by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of MetLife Capital Trust I and in a manner such indemnified person reasonably believed to be within the scope of authority conferred on such indemnified person by the declaration of trust, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such indemnified person by reason of gross negligence (or, in the case of the property trustee of MetLife Capital Trust I, negligence) or willful misconduct with respect to such acts or omissions. Each declaration of trust further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit or the final disposition of such claim, demand, action, suit or proceeding shall, from time to time, be advanced by MetLife, Inc. prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by MetLife, Inc. of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to the declaration of trust.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     Upon the effective date of the plan of reorganization, MetLife, Inc. will distribute approximately 493,476,118 shares of common stock to the MetLife Policyholder Trust for the benefit of eligible policyholders in the demutualization. Exemption from registration under the Act for such distribution will be claimed under Section 3(a)(10) of the Act based on the New York Superintendent of Insurance's approval of the plan of reorganization. Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us in the aggregate not less than 14,900,000 shares nor more than 73,000,000 shares of our common stock in private placements exempt from the registration requirements under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. See Exhibit Index following the signature pages to this Registration Statement.

     (b) Financial Statement Schedules.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  II-4
Schedule I -- Summary of Investments -- Other Than
  Investments In Affiliates at December 31, 1999............  II-5
Schedule III -- Supplementary Insurance Information for the
  years ended December 31, 1999, 1998 and 1997..............  II-6
Schedule IV -- Reinsurance for the years ended December 31,
  1999, 1998 and 1997.......................................  II-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:

     We have audited the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated February 7, 2000; such consolidated financial statements and report are included in the Prospectus which is a part of this Registration Statement of MetLife, Inc. on Form S-1. Our audits also included the consolidated financial statement schedules of the Company, listed in Item 16(b). These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/  DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

New York, New York
February 7, 2000

                      METROPOLITAN LIFE INSURANCE COMPANY

                                   SCHEDULE I
         SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                              AT DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                                                   AMOUNT AT
                                                                   ESTIMATED     WHICH SHOWN ON
TYPE OF INVESTMENT                                     COST (A)    FAIR VALUE    BALANCE SHEET
------------------                                     --------    ----------    --------------
Fixed maturities:
  Bonds:
     United States Government and government agencies
       and authorities...............................  $  5,990     $  6,299        $  6,299
     States, municipalities and political
       subdivisions..................................     1,583        1,542           1,542
     Foreign governments.............................     4,090        4,206           4,206
     Public utilities................................     6,798        6,602           6,602
     Convertibles and bonds with warrants attached...        --           --              --
     All other corporate bonds.......................    40,707       39,575          39,575
  Mortgage and asset-backed securities...............    27,396       26,661          26,661
  International......................................    12,235       12,086          12,086
  Redeemable preferred stocks........................        10           10              10
                                                       --------     --------        --------
     Total fixed maturities..........................    98,809       96,981          96,981
Equity securities:
  Common stocks:
     Public utilities................................         7           13              13
     Banks, trust and insurance companies............       132          331             331
     Industrial, miscellaneous and all other.........       841        1,522           1,522
  Nonredeemable preferred stocks.....................       151          140             140
                                                       --------     --------        --------
     Total equity securities.........................     1,131        2,006           2,006
Mortgage loans on real estate........................    19,829       19,452          19,739
Policy loans.........................................     5,598        5,618           5,598
Real estate and real estate joint ventures...........     5,602           --           5,602
Real estate acquired in satisfaction of debt.........        47           --              47
Limited partnership interests........................     1,331           --           1,331
Short-term investments...............................     3,055        3,055           3,055
Other invested assets................................     1,501           --           1,501
                                                       --------     --------        --------
  TOTAL INVESTMENTS..................................  $136,903                     $135,860
                                                       ========     ========        ========

---------------
(A) Cost for fixed maturities and mortgage loans on real estate represents original cost, reduced by repayments and writedowns and adjusted for amortization of premiums or accretion of discount; for equity securities, cost represents original cost; for real estate, cost represents original cost reduced by writedowns and adjusted for depreciation; for real estate joint ventures and limited partnership interests, cost represents original cost adjusted for equity in earnings and distributions and reduced for writedowns.

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  SCHEDULE III
                      SUPPLEMENTARY INSURANCE INFORMATION
          AT AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                               DEFERRED POLICY     FUTURE POLICY      POLICYHOLDER   POLICYHOLDER
                                 ACQUISITION     BENEFITS AND OTHER     ACCOUNT       DIVIDENDS     UNEARNED    PREMIUM REVENUE
           SEGMENT                  COSTS        POLICYHOLDER FUNDS     BALANCES       PAYABLE      REVENUE    AND POLICY CHARGES
           -------             ---------------   ------------------   ------------   ------------   --------   ------------------
1999
Individual...................      $8,049             $44,962           $27,280         $  714        $799          $ 5,177
Institutional................         106              29,895            17,627            259           6            6,027
Auto & Home..................          93               2,318                --             --          --            1,751
International................         244               1,192               994              1          15              571
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   6                --             --          --               --
Consolidation/Elimination....          --                (293)               --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $8,492             $78,080           $45,901         $  974        $820          $13,526
                                   ======             =======           =======         ======        ====          =======
1998
Individual...................      $6,194             $43,775           $27,109         $  687        $749          $ 5,140
Institutional................          82              30,905            18,253            248           5            5,634
Auto & Home..................          57               1,477                --             --          --            1,403
International................         205                 899             1,132             12           8              686
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   1                --             --          --               --
Consolidation/Elimination....          --                (295)               --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $6,538             $76,762           $46,494         $  947        $762          $12,863
                                   ======             =======           =======         ======        ====          =======
1997
Individual...................      $5,912             $42,836           $27,222         $  628        $562          $ 5,182
Institutional................          40              30,039            19,167            341           4            5,115
Auto & Home..................          56               1,509                --             --          --            1,354
International................         428               3,461             2,154             --           3            1,045
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   1                --             --          --               --
Consolidation/Elimination....          --                  --                --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $6,436             $77,846           $48,543         $  969        $569          $12,696
                                   ======             =======           =======         ======        ====          =======

                                                                                         AMORTIZATION OF
                                                                    AMORTIZATION OF      DEFERRED POLICY
                                                                    DEFERRED POLICY     ACQUISITION COSTS
                                                                   ACQUISITION COSTS   CHARGED AGAINST NET     OTHER
                             INVESTMENT    POLICYHOLDER BENEFITS      CHARGED TO       REALIZED INVESTMENT   OPERATING
          SEGMENT            INCOME, NET   AND INTEREST CREDITED    OTHER EXPENSES       GAINS (LOSSES)      EXPENSES
          -------            -----------   ---------------------   -----------------   -------------------   ---------
1999
Individual.................    $ 5,346            $ 5,984                $613                 $ (46)          $3,616
Institutional..............      3,755              7,742                  17                    --            1,730
Auto & Home................        103              1,301                 213                    --              301
International..............        206                515                  19                    --              251
Asset Management...........         80                 --                  --                    --              795
Corporate..................        605                 --                  --                    --            1,031
Consolidation/Elimination...      (279)                 4                  --                    --             (141)
                               -------            -------                ----                 -----           ------
                               $ 9,816            $15,546                $862                 $ (46)          $7,583
                               =======            =======                ====                 =====           ======
1998
Individual.................    $ 5,480            $ 6,029                $364                 $ 240           $3,657
Institutional..............      3,885              7,615                   9                    --            1,747
Auto & Home................         81              1,029                 166                    --              220
International..............        343                686                  48                    --              368
Asset Management...........         75                 --                  --                    --              799
Corporate..................        682                (10)                 --                    --            2,601
Consolidation/Elimination...      (318)                --                  --                    --             (309)
                               -------            -------                ----                 -----           ------
                               $10,228            $15,349                $587                 $ 240           $9,083
                               =======            =======                ====                 =====           ======
1997
Individual.................    $ 4,754            $ 6,019                $546                 $  61           $3,166
Institutional..............      3,754              7,253                   3                    --            1,502
Auto & Home................         71              1,003                 166                    --              185
International..............        504              1,006                  56                     9              538
Asset Management...........         78                 --                  --                    --              679
Corporate..................        700                 --                  --                    --              966
Consolidation/Elimination...      (370)                --                  --                    --             (294)
                               -------            -------                ----                 -----           ------
                               $ 9,491            $15,281                $771                 $  70           $6,742
                               =======            =======                ====                 =====           ======


                             PREMIUMS WRITTEN
          SEGMENT            (EXCLUDING LIFE)
          -------            ----------------
1999
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        2,109
International..............           64
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $2,173
                                  ======
1998
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        1,422
International..............           44
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $1,466
                                  ======
1997
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        1,359
International..............           12
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $1,371
                                  ======

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  SCHEDULE IV
                                  REINSURANCE
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                                                                           PERCENTAGE
                                                                     CEDED TO     ASSUMED                  OF AMOUNT
                                                          GROSS        OTHER     FROM OTHER      NET        ASSUMED
                                                          AMOUNT     COMPANIES   COMPANIES      AMOUNT       TO NET
                                                          ------     ---------   ----------     ------     ----------
FOR THE YEAR ENDED DECEMBER 31, 1999
  Life insurance in force.............................  $1,743,945   $217,358     $12,168     $1,538,755       0.8%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,503   $  1,269     $   217     $    8,451       2.6%
      Accident and health insurance...................       2,102        323          48          1,827       2.6%
      Property and casualty insurance.................       1,644         53         219          1,810      12.1%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   13,249   $  1,645     $   484     $   12,088       4.0%
                                                        ==========   ========     =======     ==========      ====
FOR THE YEAR ENDED DECEMBER 31, 1998
  Life insurance in force.............................  $1,652,179   $167,941     $11,435     $1,495,673       0.8%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,572   $  1,281     $   313     $    8,604       3.6%
      Accident and health insurance...................       1,718        301          53          1,470       3.6%
      Property and casualty insurance.................       1,473         87          43          1,429       3.0%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   12,763   $  1,669     $   409     $   11,503       3.6%
                                                        ==========   ========     =======     ==========      ====
FOR THE YEAR ENDED DECEMBER 31, 1997
  Life insurance in force.............................  $1,699,690   $ 49,452     $17,748     $1,667,986       1.1%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,556   $  1,210     $   227     $    8,573       2.6%
      Accident and health insurance...................       1,753        497          83          1,339       6.2%
      Property and casualty insurance.................       1,419        103          50          1,366       3.7%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   12,728   $  1,810     $   360     $   11,278       3.2%
                                                        ==========   ========     =======     ==========      ====

     All schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     Each registrant hereby undertakes:

          (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 4, 2000.


                                          MetLife, Inc.

                                          By:   /s/ ROBERT H. BENMOSCHE
                                            ------------------------------------
                                              Name: Robert H. Benmosche
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                   SIGNATURES


     Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 4, 2000.


                                          METLIFE CAPITAL TRUST I

                                          By MetLife, Inc.,
                                               as sponsor

                                          By: /s/ GWENN L. CARR
                                            ------------------------------------
                                              Name:  Gwenn L. Carr
                                              Title:    Vice President and
                                              Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Robert H. Benmosche and Gary A. Beller, or any of them, as such person's attorney-in-fact, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that such attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                      TITLE                        DATE
                  ---------                                      -----                        ----
                      *                        Chairman, President, Chief Executive       April 4, 2000
---------------------------------------------    Officer and Director
             Robert H. Benmosche

                      *                        Director                                   April 4, 2000
---------------------------------------------
             Curtis H. Barnette

                      *                        Vice-Chairman, Chief Investment Officer    April 4, 2000
---------------------------------------------    and Director
                Gerald Clark

                      *                        Director                                   April 4, 2000
---------------------------------------------
              Joan Ganz Cooney

                      *                        Director                                   April 4, 2000
---------------------------------------------
             Burton A. Dole, Jr.

                      *                        Director                                   April 4, 2000
---------------------------------------------
              James R. Houghton

                      *                        Director                                   April 4, 2000
---------------------------------------------
               Harry P. Kamen

                      *                        Director                                   April 4, 2000
---------------------------------------------
              Helene L. Kaplan

                      *                        Director                                   April 4, 2000
---------------------------------------------
             Charles M. Leighton

                      *                        Director                                   April 4, 2000
---------------------------------------------
               Allen E. Murray

                  SIGNATURE                                      TITLE                        DATE
                  ---------                                      -----                        ----
                      *                        Vice-Chairman, Chief Financial Officer     April 4, 2000
---------------------------------------------    and Director
              Stewart G. Nagler

                      *                        Director                                   April 4, 2000
---------------------------------------------
             John J. Phelan, Jr.

                      *                        Director                                   April 4, 2000
---------------------------------------------
                Hugh B. Price

                      *                        Director                                   April 4, 2000
---------------------------------------------
             Robert G. Schwartz

                      *                        Director                                   April 4, 2000
---------------------------------------------
               Ruth J. Simmons

                      *                        Director                                   April 4, 2000
---------------------------------------------
           William C. Steere, Jr.

*By /s/ ROBERT H. BENMOSCHE
--------------------------------------------
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    -----------
     1.1       Form of Underwriting Agreement+
     2.1       Plan of Reorganization (Incorporated by reference to Exhibit
                 2.1 to MetLife, Inc.'s Registration Statement on Form S-1
                 (No. 333-91517))+
     2.2       Amendment to Plan of Reorganization dated as of March 9,
                 2000 (Incorporated by reference to Exhibit 2.2 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
     3.1       Form of Amended and Restated Certificate of Incorporation of
                 MetLife, Inc. (incorporated by reference to Exhibit 3.1 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
     3.2       Form of Amended and Restated By-Laws of MetLife, Inc.
                 (incorporated by reference to Exhibit 3.2 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
     4.1       Form of Indenture between MetLife, Inc. and The Bank of New
                 York, as trustee, relating to the debt securities
     4.2       Form of First Supplemental Indenture between MetLife, Inc.
                 and The Bank of New York, as trustee, relating to the
                 Debentures
     4.3       Certificate of Trust of MetLife Capital Trust I+
     4.4       Declaration of Trust of MetLife Capital Trust I+
     4.5       Form of Amended and Restated Declaration of Trust of MetLife
                 Capital Trust I
     4.6       Form of Capital Securities Guarantee Agreement for MetLife
                 Capital Trust I
     4.7       Form of Capital Security Certificate of MetLife Capital
                 Trust I (included in Exhibit 4.5)
     4.8       Form of Purchase Contract Agreement
     4.9       Form of Pledge Agreement
     4.10      Form of Debenture (included in Exhibit 4.2)
     4.11      Form of Normal Unit (Included in Exhibit 4.8)
     4.12      Form of Stripped Unit (Included in Exhibit 4.8)
     4.13      Form of Common Securities Guarantee Agreement
     5.1       Opinion of Debevoise & Plimpton+
     5.2       Opinion of Richards, Layton & Finger, P.A.+
     8.1       Opinion of Debevoise & Plimpton as to certain tax matters+
    10.1       MetLife Deferred Compensation Plan 2000 for Senior Officers
                 (Incorporated by reference to Exhibit 10.1 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.2       MetLife Deferred Compensation Plan 2000 for Officers
                 (Incorporated by reference to Exhibit 10.2 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.3       Form of Employment Continuation Agreement with Messrs.
                 Benmosche, Nagler and Clark (Incorporated by reference to
                 Exhibit 10.3 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.4       Form of Employment Continuation Agreement with Mr. Henrikson and other executive officers (Incorporated by reference to
                 Exhibit 10.4 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.5       Employment Agreement between Mr. Benson and New England Life
                 Insurance Company (Incorporated by reference to Exhibit
                 10.5 to MetLife, Inc.'s Registration Statement on Form S-1
                 (No. 333-91517))+

EXHIBIT NO.    DESCRIPTION
-----------    -----------
    10.6       Form of Stockholder Rights Agreement (Incorporated by
                 reference to Exhibit 10.6 to MetLife, Inc.'s Registration
                 Statement on Form S-1 (No. 333-91517))+
    10.7       MetLife, Inc. 2000 Stock Incentive Plan as amended and
                 restated March 28, 2000 (Incorporated by reference to
                 Exhibit 10.7 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.8       MetLife, Inc. 2000 Directors Stock Plan as amended and
                 restated March 28, 2000 (Incorporated by reference to
                 Exhibit 10.8 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.9       Amended and Restated Employment Continuation Agreement with
                 Ms. Rein (Incorporated by reference to Exhibit 10.9 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.10      Employment Continuation Agreement between Ms. Rein and
                 Metropolitan Property and Casualty Insurance Company,
                 dated March 3, 2000 (Incorporated by reference to Exhibit
                 10.10 to MetLife, Inc.'s Registration Statement on Form
                 S-1 (No. 333-91517))+
    10.11      Employment Agreement between New England Life Insurance
                 Company and James M. Benson (Incorporated by reference to
                 Exhibit 10.11 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.12      Policyholder Trust Agreement (Incorporated by reference to
                 Exhibit 10.12 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.13      Restatement of the Excess Asbestos Indemnity Insurance
                 Policy, dated as of December 31, 1998, between Stockwood
                 Reinsurance Company, Ltd. and Metropolitan Life Insurance
                 Company (Incorporated by reference to Exhibit 10.13 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.14      Restatement of the Excess Asbestos Indemnity Insurance
                 Policy, dated as of December 31, 1998, between European
                 Reinsurance Corporation of America and Metropolitan Life
                 Insurance Company (Incorporated by reference to Exhibit
                 10.14 to MetLife, Inc.'s Registration Statement on Form
                 S-1 (No. 333-91517))+
    10.15      Restatement of the Aggregate Excess of Loss Reinsurance
                 Agreement, dated as of December 31, 1998, between
                 Stockwood Reinsurance Company, Ltd. and Metropolitan Life
                 Insurance Company (Incorporated by reference to Exhibit
                 10.15 to MetLife, Inc.'s Registration Statement on Form
                 S-1 (No. 333-91517))+
    10.16      Restatement of the Excess Asbestos Indemnity Insurance
                 Policy, dated as of December 31, 1998, between Granite
                 State Insurance Company and Metropolitan Life Insurance
                 Company (Incorporated by reference to Exhibit 10.16 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.17      Restatement of the Aggregate Excess of Loss Reinsurance
                 Agreement, dated as of December 31, 1998, between American
                 International Life Assurance Company of New York and
                 Metropolitan Life Insurance Company (Incorporated by
                 reference to Exhibit 10.17 to MetLife, Inc.'s Registration
                 Statement on Form S-1 (No. 333-91517))+
    10.18      Five-Year Credit Agreement, dated as of April 27,1998, and as amended as of April 26, 1999, among Metropolitan Life
                 Insurance Company, MetLife Funding, Inc. and the other
                 parties signatory thereto (Incorporated by reference to
                 Exhibit 10.18 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.19      364-Day Credit Agreement, dated as of April 27, 1998, as
                 amended and restated as of April 26, 1999, among
                 Metropolitan Life Insurance Company, MetLife Funding, Inc.
                 and the other parties signatory thereto (Incorporated by
                 reference to Exhibit 10.19 to MetLife, Inc.'s Registration
                 Statement on Form S-1 (No. 333-91517))+

EXHIBIT NO.    DESCRIPTION
-----------    -----------
    10.20      364-Day Credit Agreement, dated as of September 29, 1999,
                 among Metropolitan Life Insurance Company, MetLife
                 Funding, Inc. and the other parties signatory thereto
                 (Incorporated by reference to Exhibit 10.20 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.21      Stipulation of Settlement, as amended, relating to
                 Metropolitan Life Insurance Company Sales Practices
                 Litigation (Incorporated by reference to Exhibit 10.21 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.22      Consulting Agreement with Harry P. Kamen, effective July 1,
                 1999 (Incorporated by reference to Exhibit 10.22 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.23      Consulting Agreement with Harry P. Kamen, effective July 1,
                 1998 (Incorporated by reference to Exhibit 10.23 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.24      Metropolitan Life Insurance Company Long Term Performance
                 Compensation Plan (for performance periods starting on or
                 after January 1, 2000) (Incorporated by reference to
                 Exhibit 10.24 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.25      Metropolitan Life Insurance Company Long Term Performance
                 Compensation Plan (for performance periods starting on or
                 after January 1, 1999) (Incorporated by reference to
                 Exhibit 10.25 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.26      Metropolitan Life Insurance Company Long Term Performance
                 Compensation Plan (for performance periods starting on or
                 after January 1, 1998) (Incorporated by reference to
                 Exhibit 10.26 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.27      Metropolitan Life Insurance Company Long Term Performance
                 Compensation Plan (for performance periods starting on or
                 after January 1, 1997) (Incorporated by reference to
                 Exhibit 10.27 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.28      Metropolitan Life Insurance Company Annual Variable
                 Incentive Plan (for performance periods starting on or
                 after January 1, 2000) (Incorporated by reference to
                 Exhibit 10.28 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.29      The New Metropolitan Life Auxiliary Retirement Benefits
                 Plan, as amended and restated, effective January 1,1996
                 (Incorporated by reference to Exhibit 10.29 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.30      The New Metropolitan Life Supplemental Auxiliary Retirement
                 Benefits Plan, effective January 1,1996, and Amendment
                 thereto (Incorporated by reference to Exhibit 10.30 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.31      Metropolitan Life Auxiliary Savings and Investment Plan,
                 restated effective through August 15, 1998 (Incorporated
                 by reference to Exhibit 10.31 to MetLife, Inc.'s
                 Registration Statement on Form S-1 (No. 333-91517))+
    10.32      Metropolitan Life Supplemental Auxiliary Savings and
                 Investment Plan (as amended and restated as of September
                 1, 1998) and Amendment thereto (Incorporated by reference
                 to Exhibit 10.32 to MetLife, Inc.'s Registration Statement
                 on Form S-1 (No. 333-91517))+
    10.33      Supplemental Auxiliary Savings and Investment Plan of
                 Participating Metropolitan Affiliates, effective January
                 1, 1996 (Incorporated by reference to Exhibit 10.33 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+

EXHIBIT NO.    DESCRIPTION
-----------    -----------
    10.34      Metropolitan Life Supplemental Retirement Benefits Plan and
                 Amendment thereto, effective January 1, 1995 (Incorporated by reference to Exhibit 10.34 to MetLife, Inc.'s
                 Registration Statement on Form S-1 (No. 333-91517))+
    10.35      New England Financial Annual Variable Incentive Plan (for
                 performance periods starting on or after January 1, 2000)
                 (Incorporated by reference to Exhibit 10.35 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.36      New England Financial Long Term Performance Compensation
                 Plan (for performance periods starting on or after January
                 1, 2000) (Incorporated by reference to Exhibit 10.36 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.37      New England Life Insurance Company Select Employees
                 Supplemental 401(k) Plan, as amended and restated
                 effective January 1, 2000 (Incorporated by reference to
                 Exhibit 10.37 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.38      New England Life Insurance Company Supplemental Retirement
                 Plan, as amended and restated effective January 1, 2000
                 (Incorporated by reference to Exhibit 10.38 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.39      The New England Life Insurance Company Select Employees
                 Supplemental Retirement Plan, as amended and restated
                 effective January 1, 2000 (Incorporated by reference to
                 Exhibit 10.39 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.40      The New England Life Insurance Company Senior Executive
                 Nonqualified Elective Deferral Plan, effective January 1,
                 1998 (Incorporated by reference to Exhibit 10.40 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.41      New England Financial Long Term Performance Compensation
                 Plan (for each of the three-year performance periods
                 commencing on January 1, 1997, 1998 and 1999,
                 respectively) (Incorporated by reference to Exhibit 10.41
                 to MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.42      The New England Short-Term Incentive Plan (for performance periods starting on or after January 1, 1999)
                 (Incorporated by reference to Exhibit 10.42 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.43      Metropolitan Life Insurance Company Annual Variable
                 Incentive Plan (for performance periods starting on or
                 after January 1, 1999) (Incorporated by reference to
                 Exhibit 10.43 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    10.44      Form of Capital Note (Incorporated by reference to Exhibit
                 10.44 to MetLife, Inc.'s Registration Statement on Form
                 S-1 (No. 333-91517))+
    10.45      1993 Fiscal Agency Agreement between Metropolitan Life
                 Insurance Company and The Chase Manhattan Bank, N.A. dated as of November 1, 1993 -- Metropolitan Life Ins. Co.
                 (Incorporated by reference to Exhibit 10.45 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.46      1995 Fiscal Agency Agreement between Metropolitan Life
                 Insurance Company and The Chase Manhattan Bank, N.A. dated as of November 13, 1995 -- Metropolitan Life Ins. Co.
                 (Incorporated by reference to Exhibit 10.46 to MetLife,
                 Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.47      Fiscal Agency Agreement between New England Mutual Insurance
                 Company and The First National Bank of Boston dated as of
                 February 10, 1994 (Incorporated by reference to Exhibit
                 10.47 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))

EXHIBIT NO.    DESCRIPTION
-----------    -----------
    10.48      Fiscal Agency Agreement between General American Life
                 Insurance Company
                 and The Bank of New York dated as of January 24, 1994
                 (Incorporated by
                 reference to Exhibit 10.48 to MetLife, Inc.'s Registration
                 Statement on Form S-1
                 (No. 333-91517))+
    10.49      Amended and Restated Trust Agreement among GenAmerica
                 Corporation and Wilmington Trust Company, David L. Herzog,
                 John W. Hayden and Christopher A. Martin dated as of June
                 6, 1997 (Incorporated by reference to Exhibit 10.49 to
                 MetLife, Inc.'s Registration Statement on Form S-1 (No.
                 333-91517))+
    10.50      Employment Continuation Agreement with Ms. Weber
                 (Incorporated by reference to Exhibit 10.50 to Met Life,
                 Inc.'s Registration Statement on Form S-1 (No. 333-
                 91517))+
    10.51      Form of Stock Purchase Agreement among MetLife, Inc.,
                 Metropolitan Life Insurance Company, Credit Suisse Group
                 or its affiliates and Banco Santander Central Hispano S.A.
                 or its affiliates (Incorporated by reference to Exhibit
                 10.51 to MetLife, Inc.'s Registration Statement on Form
                 S-1 (No. 333-91517))
    12.1       Statement of Ratio of Earnings to Fixed Charges+
    21.1       Subsidiaries of MetLife, Inc. (Incorporated by reference to
                 Exhibit 21.1 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+
    23.1       Consent of Deloitte & Touche LLP
    23.2       Consent of PricewaterhouseCoopers LLP+
    23.3       Consent of Debevoise & Plimpton (included in Exhibit 5.1)+
    23.4       Consent of Richards, Layton & Finger, P.A. (included in
                 Exhibit 5.2)+
    24.1       Powers of Attorney (included on the signature page of this
                 Registration Statement)+
    24.2       Powers of Attorney for MetLife, Inc., as sponsor, to sign
                 the Registration Statement on behalf of MetLife Capital
                 Trust I (included on the signature page to this
                 Registration Statement)+
    25.1       Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939 of The Bank of New York, as trustee under the
                 Indenture+
    25.2       Form T-1 Statement of Eligibility for The Bank of New York,
                 as property trustee under the Amended and Restated
                 Declaration of Trust for MetLife Capital Trust I+
    25.3       Form T-1 Statement of Eligibility for The Bank of New York,
                 as guarantee trustee under the Capital Securities
                 Guarantee Agreement+
    27.1       Financial Data Schedule (Incorporated by reference to
                 Exhibit 27.1 to MetLife, Inc.'s Registration Statement on
                 Form S-1 (No. 333-91517))+

---------------
+ Previously filed.